As filed with the Securities and Exchange Commission on February 10, 2023

Registration No. 333-268980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOXO Technologies Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6311	85-1050265
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

729 N. Washington Ave., Suite 600

Minneapolis, MN 55401

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tyler Danielson
Interim Chief Executive Officer
729 N. Washington Ave., Suite 600
Minneapolis, MN 55401
(612) 562-9447

Copies to:

Nimish Patel, Esq.
Blake Baron, Esq.
Mitchell Silberberg & Knupp LLP
2049 Century Park East, 18th Floor
Los Angeles, California 90064
(310) 312-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated February 10, 2023

FOXO Technologies Inc.

Up to 10,062,500 Shares of

Class A Common Stock Issuable Upon

Exercise of Public Warrants

Up to 316,250 Shares of

Class A Common Stock Issuable Upon

Exercise of Private Warrants

Up to 1,905,853 Shares of

Class A Common Stock Issuable Upon

Exercise of Assumed Warrants

Up to 5,063,750 Shares of Class A Common Stock

Up to 316,250 Private Warrants to

Purchase Shares of Class A Common Stock

This prospectus relates to the issuance by us of up to (i) 10,062,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon the exercise of 10,062,500 publicly-traded warrants with an exercise price of $11.50 per share (the “Public Warrants”), which were originally issued by Delwinds (as defined below) as part of its initial public offering (the “IPO”) of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (ii) 316,250 shares of our Class A Common Stock issuable upon the exercise of 316,250 private warrants (the “Private Warrants”) with an exercise price of $11.50 per share, which were originally issued to DIAC Sponsor LLC (the “Sponsor”) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a purchase price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of 1,905,853 warrants at an exercise price of $6.21 per share, which were originally issued to accredited investors by Legacy FOXO (as defined below) in a private placement of convertible debentures and warrants and assumed by us pursuant to the Business Combination (the “Assumed Warrants” and together with the Public Warrants and the Private Warrants, the “Warrants”).

This prospectus also relates to the potential offer and resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 5,380,000 shares of Class A Common Stock, which consists of (i) 4,431,250 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares (as defined below) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) at an initial purchase price of approximately $0.004 per share, (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and subsequently distributed to the permitted transferees of the Sponsor) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

The Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of offering and formation costs of the Company in exchange for 5,750,000 Founder Shares. In November 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which the Company cancelled, resulting in an aggregate of 5,031,250 Founder Shares outstanding and held by the Sponsor. As of the closing of the Business Combination, the Sponsor forfeited 600,000 Founder Shares This resulted in an effective price of approximately $0.0056 per share for the Founder Shares received by the Sponsor, which have been distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities, and being registered for resale by such members pursuant to this registration statement.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or Warrants, except with respect to amounts received by us upon the cash exercise of the Warrants. We will receive up to $131.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Public and Private Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, and each Assumed Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $6.21 per share. If the price of our Class A Common Stock remains below the respective Warrant exercise prices per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. In addition, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of such warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock (see "Description of Securities of the Company - Warrants").

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. As of February 9, 2023, the closing price of our Class A Common Stock was $1.03 per share and the Selling Securityholders have purchased certain shares at prices per share lower than such closing price. As a result, the Selling Securityholders may earn a positive rate of return by selling certain of such shares, even if such sale of all the securities being offered in this prospectus results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholder shares are sold at a lower public trading price. For example, based on the closing price of our Class A Common Stock of $1.03 as of February 9, 2023, the holders of the Founder Shares would experience a potential profit of up to approximately $1.02 per share, or approximately $4,539,188 in the aggregate based on the effective purchase price of approximately $0.0056 per share. See “Risk Factors - Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Selling Securityholder. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or warrants.

Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Warrants.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholder may offer and sell the securities covered by this prospectus in a number of different ways, at varying prices and for varying gains and losses. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Class A Common Stock and Public Warrants are listed on the NYSE American LLC (“NYSE American”) under the symbols “FOXO” and “FOXO WS,” respectively. On February 9, 2023, the last reported sales price of our Class A Common Stock was $1.03 per share and the last reported sales price of our Public Warrants was $0.0699 per Public Warrant.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2023

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“2021 Bridge Agreements” means, collectively, the stock purchase agreement, 2021 Bridge Debentures, 2021 Bridge Warrants, lock-up agreements and other agreements between Legacy FOXO and the 2021 Bridge Investors, as amended by the 2021 Bridge Amendment, as such agreements may be amended, modified or supplemented.

“2021 Bridge Amendment” means the contingent amendment agreement, effective as of February 22, 2022, amending the 2021 Bridge Agreements.

“2021 Bridge Debentures” means the 12.5% Original Issue Discount Convertible Debentures, as may be amended, modified or supplemented from time to time in accordance with their terms, issued by Legacy FOXO between January 2021 and March 2021.

“2021 Bridge Investors” means all of the purchasers of the 2021 Bridge Debentures.

“2021 Bridge Warrants” means the warrants to purchase Legacy FOXO Class A Common Stock, as may be amended, modified or supplemented from time to time in accordance with their terms, issued by Legacy FOXO to the 2021 Bridge Investors and the placement agent, or its designees, in connection with such offering.

“2022 Bridge Debentures” means the 10% Original Issue Discount Convertible Debentures, as may be amended, modified or supplemented from time to time in accordance with their terms, issued by Legacy FOXO between February 2022 and (i) the termination of the offering of the 2022 Bridge Debentures as determined by Legacy FOXO and (ii) the Outside Date.

“2022 Bridge Investors” means all of the purchasers of the 2022 Bridge Debentures.

“Assumed Warrants” means the warrants to purchase shares of Class A Common Stock that, as of the Closing, were issued by the Company to holders of Legacy FOXO warrants outstanding and unexercised immediately prior to the Merger.

“Board” refers to the board of directors of the Company.

“Business Combination” or “Merger” means the business combination of Delwinds and Legacy FOXO pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

“Charter” means the Company’s amended and restated certificate of incorporation that became effective upon consummation of the Business Combination.

“Closing” means the closing of the Business Combination.

“Company” means FOXO Technologies Inc., a Delaware corporation, formerly Delwinds Insurance Acquisition Corp. and which includes Legacy FOXO and any other direct or indirect subsidiaries of Legacy FOXO, to the extent applicable.

“Company Bylaws” means the amended and restated bylaws of the Company adopted on closing of the Business Combination.

“Delwinds” means Delwinds Insurance Acquisition Corp., a Delaware corporation, which was renamed “FOXO Technologies Inc.” following consummation of the Closing.

“DGCL” means the Delaware General Corporation Law.

“Founder Shares” means Delwinds Class B common stock initially purchased by the Sponsor in the Private Placement prior to the IPO, and the shares of Delwinds Class A Common Stock issued upon the conversion thereof.

“FOXO,” “we,” “our” or “us” means the Company and its consolidated subsidiaries.

“IPO” means Delwinds’ initial public offering that was consummated by Delwinds on December 11, 2020.

“Legacy FOXO” means FOXO Technologies Inc., now known as FOXO Technologies Operating Company, prior to the Business Combination.

“Merger Agreement” means the Agreement and Plan of Merger, dated February 24, 2022, as amended on April 26, 2022, July 6, 2022 and August 12, 2022, by and among Delwinds, DWIN Merger Sub Inc., Sponsor, as purchaser representative, and Legacy FOXO.

“Private Warrants” means one (1) whole warrant that was issued by Delwinds in a private placement to the Sponsor at the time of the consummation of the IPO entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share.

“Public Warrant” means one (1) whole redeemable warrant that was issued in the IPO entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share.

“Sponsor” means DIAC Sponsor LLC, a Delaware limited liability company.

“Subscription Investors” means Andrew J. Poole and The Gray Insurance Company, each party to the Support Subscription Agreements executed as of the date of the Merger Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Warrants” means Assumed Warrants, Private Warrants and Public Warrants, collectively.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that is being filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell (a) up to 5,380,000 shares of Class A Common Stock, which consists of (i) 4,431,250 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares (as defined below) at an effective purchase price of approximately $0.0056 per share, after taking into account the prior return by the Sponsor to the Company an aggregate of 1,318,750 Founder Shares, (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon exercise of the Warrants. We will receive proceeds from an exercise of the Warrants for cash. We may use the shelf registration statement to issue up to (i) 10,062,500 shares of our Class A Common Stock issuable upon the exercise of 10,062,500 Public Warrants, which were originally issued by Delwinds as part of its IPO of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (ii) 316,250 shares of our Class A Common Stock issuable upon the exercise of 316,250 Private Warrants, with an exercise price of $11.50 per share, which were originally issued to the Sponsor (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of 1,905,853 Assumed Warrants at an exercise price of $6.21 per share, which were originally issued to accredited investors by Legacy FOXO in a private placement of convertible debentures and warrants and assumed by us pursuant to the Business Combination. We will not receive any proceeds from the sale of shares of Class A Common Stock issuable upon exercise of the Warrants pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants for cash.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. As of February 9, 2023, the closing price of our Class A Common Stock was $1.03 per share and the Selling Securityholders have purchased certain shares at prices per share lower than such closing price. As a result, the Selling Securityholders may earn a positive rate of return by selling certain of such shares, even if such sale of all the securities being offered in this prospectus results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholder shares are sold at a lower public trading price. For example, based on the closing price of our Class A Common Stock of $1.03 as of February 9, 2023, the holders of the Founder Shares would experience a potential profit of up to approximately $1.02 per share, or approximately $4,539,188 in the aggregate based on the effective purchase price of approximately $0.0056 per share. See “Risk Factors - Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this registration statement, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The Company cautions readers of this registration statement that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to its customers of our products and services, the potential success of our marketing and expansion strategies, realization of the potential benefits of the Business Combination (including with respect to stockholder value), among others. These statements are based on various assumptions, whether or not identified in this registration statement, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

●	we have a history of losses and it may not achieve or maintain profitability in the future;

●	our independent registered public accounting firms have included an explanatory paragraph relating to our ability to continue as a going concern, which could limit our ability to raise additional capital;

●	we will require additional capital to commercialize our product and service offerings and grow our business, which may not be available on terms acceptable to us or at all;

●	the loss of the services of our current executives or other key employees, or failure to attract additional key employees;

●	the strength of our brands and our ability to develop, maintain and enhance our brands and our ability to develop and expand our customer base;

●	access to the substantial resources to continue the development of new products and services;

●	our ability to integrate molecular biotechnology into the life insurance industry;

●	our ability to commercialize our technology enabled products and services with a high level of service at a competitive price, achieve sufficient sales volumes to realize economies of scale and create innovative new products and services to offer to our customers;

●	our ability to effectively and in a cost-feasible manner acquire, maintain and engage with our targeted customers;

●	the impact on our business of security incidents or real or perceived errors, failures or bugs in our systems and/or websites;

●	the impact of changes in the general economic conditions;

●	the impact of the continuation of the COVID-19 pandemic;

●	our plans to expand operations abroad, through planned partnerships with international life insurance carriers;

●	our success and ability to establish and grow our epigenetic testing service and the development of epigenetic biomarkers for use in life insurance underwriting;

●	our ability to apply the relatively new field of epigenetics to life insurance underwriting;

●	our ability to validate and improve upon the results of our 2019 Pilot Study;

●	the impact of competition in the personal health and wellness testing market;

●	our ability to procure materials and services that meet our specifications/requirements from third-party suppliers for our epigenetic testing services;

●	our ability to maintain compliance now or in the future to laws and regulations relating to laboratory testing, our underwriting technology and consumer engagement services and our use of saliva-based epigenetic biomarkers;

●	our ability to maintain focus on our main business line initiatives, while providing ancillary product and service offerings that support our baseline technology;

●	our ability to issue equity or equity-linked securities in the future;

●	risks related to future market adoption of our offerings;

●	risks related to future market adoption of our offerings; and

●	other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Our Business

We are a technology platform company focused on commercializing longevity science into products and services that serve the life insurance industry. The products and services we are developing combine longevity science with life insurance to simplify the consumer underwriting journey. Our goal is to make healthy longevity fundamental to the promise of every life insurance policy sold. We believe our products and services address long-standing, core problems within the life insurance industry.

To simplify the consumer underwriting journey, we are commercializing epigenetic biomarker technology to offer life insurance carriers a saliva-based underwriting solution. Our underwriting technology platform seeks to incorporate saliva-based epigenetic biomarkers of molecular health and aging to address the consumer underwriting journey, the single biggest pain point in the industry according to the Life Insurance Marketing and Research Association or LIMRA.

To support health and wellness consumer engagement, we developed an insurance products platform, called FOXO Life, that seeks to incorporate our consumer engagement and underwriting technology to create new reasons to purchase life insurance with “Life Insurance Designed to Keep you Alive.”™ FOXO Life offers insurance products issued by third-party insurance carriers under a managing general agency (“MGA”) relationship (as described below). FOXO Life provides consumers with a personalized longevity report (which we refer to as our Longevity Report) based on proprietary epigenetic measurements of aging using an “epigenetic clock” (as described below). We believe the Longevity Report will help make longevity science core to the relationship between life insurance carriers, agents and consumers.

FOXO Life is earning commission revenues, marketing allowances, and service fees by selling longevity science driven insurance products to consumers directly and through independent insurance agents. Initially, we do not expect to use epigenetic underwriting technology in the life insurance products FOXO Life sells. FOXO Life is launching at a time when consumer interest in life insurance has increased due to the COVID-19 pandemic and when innovative applications of technology and molecular biotechnology are ripe to disrupt the industry.

We believe linking healthy longevity with life insurance provides agents with a new and meaningful way to engage consumers in life insurance coverage to protect their families’ financial futures.

FOXO Labs – Underwriting Technology

FOXO Labs is commercializing proprietary, patent pending, epigenetic biomarker technology to assess underwriting factors used in life insurance underwriting today from a saliva specimen. We believe our underwriting technology can address the core industry pain point of medical underwriting. Medical underwriting is the dominant form of assessing the relative health and longevity of insurance applicants; it is lengthy and invasive, and often includes blood and urine specimen collection requirements. Insurance carriers prefer medical underwriting because it offers more accurate mortality risk classifications than accelerated underwriting. Our research with insurance agents indicates that medical underwriting is a significant impediment to sales, detracting agents from selling and consumers from buying life insurance. We believe that our saliva-based underwriting technology, when paired with advances in accelerated underwriting protocols, will offer insurance carriers the same, or better, risk classifications as medical underwriting. We also believe that once our saliva-based underwriting is adopted by carriers, it will have a sentinel effect within the industry that will further drive carriers to adopt our technology. We have observed that changes in life insurance industry underwriting happen infrequently, but when new innovations are introduced, adoption can be rapid and pervasive, such as when prescription data became available, blood testing became a requirement, or when smoker / non-smoker tables were adopted. We believe our saliva-based underwriting technology can follow a similar adoption pathway to prior underwriting innovations and generate significant services fee revenues.

FOXO Life - Insurance Sales and Distribution

FOXO Life is operationalizing a sales and distribution platform focused on recruiting independent life insurance agents to sell life insurance with our Longevity Report. FOXO Life markets and sells life insurance products underwritten and issued by third-party carriers through MGA relationships with two insurance carriers: Assurity Life and Haven Life. We are continuing to expand FOXO Life through additional MGA relationships to include the various types of term and permanent life insurance products. MGA relationships allow us to earn commission revenues, marketing allowances, and service fees from the sale of insurance products sold by independent insurance agents. Independent insurance agents were responsible for 49% of all life insurance premiums sold in the United States in 2020 according to LIMRA. We expect revenues generated from our MGA product sales through independent agents to be a meaningful contributor to our business. We believe our MGA distribution relationships are critical to enabling us to introduce our epigenetic underwriting technology into the products we sell.

We are commencing operations with systems that we believe allow for significant scaling at a time when we observe (i) burgeoning consumer interest in health and longevity; (ii) increased interest in life insurance due the COVID-19 pandemic; and (iii) a significant opportunity to disrupt a large, old, and slow life insurance industry with innovative applications of fast-moving modern technology. We believe our products and services can help reverse a general decline in household ownership of life insurance in the United States by providing a simplified pathway to purchase life insurance with longevity focused products that re-establish their relevance with consumers and restore life insurance as a tool for greater social good.

Business Trends

●	Life Insurance Demand. According to the 2021 Insurance Barometer Study, there are significant increases in consumer interest and demand for life insurance, with nearly one-third (31%) of consumers surveyed reporting COVID-19 makes them more likely to purchase life insurance within the next 12 months. In addition, the study reported the first sales gains in life insurance since 1983 and described that 22% of Americans (29 million consumers) owning life insurance believe they need more coverage and 59% of Americans (73 million consumers) without life insurance say they would like to acquire coverage. That means 102 million Americans say they either need life insurance coverage or want more of it. The study identified Millennials (ages 22-40) as the demographic most influenced by the pandemic, with 48% surveyed saying they plan to purchase coverage in the next year. Thus, despite the record-low household ownership of life insurance, the 2021 Insurance Barometer Study indicates Americans’ intent to purchase life insurance is at an all-time high.

●	Product Innovation. As life insurance carriers and distributors look to engage consumers renewed interest in life insurance coverage, industry analysts suggest that life insurance can succeed by adopting technology to (i) personalize every aspect of the consumer experience, transition from a traditional “assess and service” model toward a customer-centric “prescribe and prevent” model of health management; and (ii) develop innovative product solutions that place emphasis on product flexibility and innovation, including value-added services and nonmonetary benefits to attract consumers. Other analysts point to the need to reduce sales friction for both consumers and agents that stems from long underwriting timelines as a result of invasive blood and urine specimen collection.

Segments

We manage and classify our business into two reportable business segments:

(i)	Insurance Services Platform: FOXO Labs

FOXO Labs is commercializing proprietary epigenetic biomarker technology to be used for mortality underwriting risk classification in the global life insurance industry. Our innovative biomarker technology enables the adoption of new saliva-based health and wellness biomarker solutions for underwriting and risk assessment. Our research demonstrates that epigenetic biomarkers, collected from saliva, provide measures of individual health and wellness factors used in life insurance underwriting traditionally obtained through blood and urine specimens.

FOXO Labs currently recognizes revenue from providing epigenetic testing services and collecting a royalty from Illumina, Inc. related to the sales of the Infinium Mouse Methylation Array. The Company’s saliva-based health and wellness testing solutions for underwriting and risk classification is expected to be its largest source of revenue. FOXO Labs conducts research and development and such costs are recorded within research and development expenses on the consolidated statements of operations.

(ii)	Insurance Services Platform: FOXO Life

FOXO Life is redefining the relationship between consumers and insurer by combining life insurance with healthy longevity. FOXO Life seeks to transform the value proposition of the life insurance carrier from a provider of mortality risk protection products to a promoter of its customers’ health and wellness. FOXO Life’s Longevity Report strives to provide life insurance consumers with valuable information and insights about their individual health and wellness.

FOXO Life currently has residual commission revenues from its legacy insurance agency business. FOXO Life began selling insurance products under MGA relationships with national carrier partners in the first quarter of 2023. FOXO Life receives insurance commission from the distribution and sale of life insurance policies based on the size and type of policies sold to customers. FOXO Life costs are recorded within selling, general and administrative expenses on the consolidated statements of operations.

Corporate Information

Legacy FOXO was formed as a limited liability company on November 11, 2019 to become a separate and independently managed and controlled entity from GWG Holdings, Inc. Legacy FOXO was previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC converted into a C-Corporation to become FOXO Technologies Inc.

Effective September 15, 2022, we consummated our previously announced Business Combination pursuant to the Merger Agreement, whereby DWIN Merger Sub Inc. merged with and into Legacy FOXO, with Legacy FOXO surviving as a wholly-owned subsidiary of the Company. Upon consummation of our Business Combination, our name changed from Delwinds Insurance Acquisition Corp. to FOXO Technologies Inc.

As a result of and upon the Closing, among other things, (1) all outstanding shares of Legacy FOXO Class A Common Stock (after giving effect to the required conversion of all outstanding shares of Legacy FOXO preferred stock into shares of Legacy FOXO Class A Common Stock immediately prior to, and contingent upon, the Closing) and Legacy FOXO Class B Common Stock were converted into 24,718,705 shares of the Company’s Class A Common Stock, (3) all FOXO options and FOXO warrants outstanding immediately prior to the effective time of the Merger were assumed and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into Assumed Options and Assumed Warrants, respectively, of the Company, exercisable for shares of Class A Common Stock and (4) other than in connection with the Assumed Options and Assumed Warrants, all other convertible securities and other rights to purchase capital stock of FOXO were retired and terminated, if they were not converted, exchanged or exercised for FOXO common stock immediately prior to the effective time of the Merger.

We maintain two wholly-owned operating subsidiaries, FOXO Labs Inc., formerly named Life Epigenetics Inc., and FOXO Life, LLC, formerly named youSurance General Agency, LLC.

FOXO Labs Inc. (or FOXO Labs) is the operating entity for our insurance services platform designed to provide saliva-based underwriting technology and molecular health and wellness engagement services to insurance carrier customers. FOXO Labs maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC, to conduct its research.

FOXO Life, LLC is the operating entity for our insurance products platform designed to market and sell life insurance that is bundled with longevity science.

We will receive, from this offering, proceeds of up to $131.2 million, assuming the exercise in full of all of the Warrants for cash. Each Public and Private Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Assumed Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $6.21 per share. However, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of such warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock (see "Description of Securities of the Company – Warrants).

Recent Developments

FOXO Life Insurance Company

In connection with the Business Combination, we submitted various filings with the Arkansas Insurance Department (the “Department”) to ensure compliance with Arkansas insurance laws. After review and analysis of the relevant documentation and meetings with us, on September 9, 2022, the Department advised us that it concluded that the Business Combination did not require approval from the Department given that there was no change in the ultimate controlling party. Due to market conditions, our capitalization following the Business Combination did not materialize in the way the Company anticipated, and we do not currently possess the funding that we believe would be required to satisfy state regulations and regulatory bodies to issue new life insurance policies through FOXO Life Insurance Company. As such, we are not moving forward with the launch of FOXO Life Insurance Company. The outstanding policies issued by FOXO Life Insurance will continue to be administered and reinsured by the former owners of MICOA (as defined below). We intend to focus on selling products issued by third-party carriers through our MGA Model (see “Business Overview — MGA Insurance Products”).

On January 10, 2023, we entered into a merger agreement (the “Security National Merger Agreement”) with Security National Life Insurance Company, a Utah corporation (the “Security National”), FOXO Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“FOXO Life” or the “Seller”), and FOXO Life Insurance Company (fka Memorial Insurance Company of America), an Arkansas corporation and wholly-owned subsidiary of the Seller (“FOXO Life Insurance”), pursuant to which, subject to the terms and conditions of the Security National Merger Agreement, we agreed to sell FOXO Life Insurance to Security National. Specifically, pursuant to the Security National Merger Agreement, FOXO Life Insurance will merge with and into Security National, with Security National continuing as the surviving corporation. Upon consummation of the merger, the Company will no longer have to hold cash and cash equivalents required to be held as statutory capital and surplus, as required under the Arkansas Insurance Code (the “Arkansas Code”).

On February 3, 2023 (the “Closing Date”), we consummated the sale of FOXO Life Insurance Company to Security National pursuant to the Security National Merger Agreement. As a result of the merger, the Company is no longer required to hold cash and cash equivalents required to be held as statutory capital and surplus, as required under the Arkansas Code.

At the closing, all of FOXO Life Insurance’s shares were cancelled and retired and ceased to exist in exchange of an amount equal to FOXO Life Insurance’s statutory capital and surplus amount of $5,002 thousand as of the Closing Date, minus $200 thousand (the “Merger Consideration”). As of the date of this prospectus, the Company has $100 thousand of statutory capital and surplus amounts that it is in process of accessing. The Company expects to be able to access the remaining $100 thousand of statutory capital and surplus amounts shortly after the Closing Date.

The Security National Merger Agreement contains certain representations, warranties, and covenants as specified therein, including such provisions as are customary for a transaction of this nature.

The Security National Merger Agreement also contains certain cross-indemnification provisions under which FOXO Life is obligated to indemnify Security National for any claims based on: (a) any inaccuracy, breach or non-fulfillment of any of the representations, warranties or covenants in the Security National Merger Agreement; (b) losses from the operations or business of FOXO Life Insurance during the period that FOXO Life was a shareholder of FOXO Life Insurance; and (c) any data or cyber privacy breach incident since the acquisition of FOXO Life Insurance by FOXO Life. Similarly, Security National is obligated to indemnify the FOXO Life for any claims based on: (a) any inaccuracy, breach or non-fulfillment of any of the representations, warranties or covenants in the Security National Merger Agreement; and (b) losses from the operations or business of FOXO Life Insurance other than during the period in which FOXO Life was a shareholder of FOXO Life Insurance.

Pursuant to the Security National Merger Agreement, at the closing, FOXO Life paid Security National’s third-party out-of-pocket costs and expenses of $50,849, including counsel fees and filing fees, incurred in connection with the merger at the closing. After the Merger Consideration and Security National’s third party expenses, the transaction resulted in the Company gaining access to $4,651,407 that was previously held as statutory capital and surplus pursuant to the Arkansas Code. The Company is still working on accessing the remaining $100 thousand of statutory capital and surplus.

The Company intends to maintain both the FOXO Life and FOXO Labs segments after the sale of FOXO Life Insurance. The Company previously indicated in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2022 that due to market conditions, our capitalization following the Business Combination did not materialize in the way the Company anticipated, and we did not currently possess the funding that we believe would be required to satisfy state regulations and regulatory bodies to issue new life insurance policies through FOXO Life Insurance. As such, we did not move forward with the launch of FOXO Life Insurance and sold the entity to enhance stockholder value. The outstanding policies issued by FOXO Life Insurance were previously administered and reinsured by the former owners who once again own the entity and will continue to administer the policies. We intend to focus on selling products issued by third-party carriers through our MGA Model and FOXO Life segment. Accordingly, the sale formalizes that we will not issue any policies through the FOXO Life Insurance. Our FOXO Labs segment continues to work on commercializing our epigenetic biomarker technology for underwriting risk classification.

ELOC Agreement

On November 8, 2022, the Company and CF Principal Investments LLC (the “Cantor Investor”) mutually terminated the Common Stock Purchase Agreement (the “ELOC Agreement”). The termination was due to the low market capitalization of our Class A Common Stock as well as the downward performance of our Class A Common Stock since the consummation of the Business Combination, which we believed would limit the benefits of the agreement. Upon the termination of the ELOC Agreement, the related Registration Rights Agreement, dated as of February 24, 2022 (the “Registration Rights Agreement”), by and between the Company and the Cantor Investor was automatically terminated in accordance with its terms. Prior to the termination of the ELOC Agreement and pursuant to the terms of the ELOC Agreement, the Company issued 190,476 shares of Class A Common Stock to the Cantor Investor on September 16, 2022 as consideration for its irrevocable commitment to purchase the shares of Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the ELOC Agreement (such shares, the “Cantor Commitment Fee”).

Forward Purchase Agreement

On November 10, 2022, the Company and Meteora Special Opportunity Fund Fund I, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Capital Partners, LP (collectively, “Meteora”) amended that certain Forward Share Purchase Agreement, dated as of September 13, 2022 (the “Forward Purchase Agreement”), by and between the Company and Meteora (the “Amendment”). Pursuant to the Amendment, Section 1(b) of the Forward Purchase Agreement was replaced to state that on the Put Date (as defined in the Forward Purchase Agreement), Meteora would be entitled to retain 500,000 shares of the Company’s Class A Common Stock. To the extent Meteora owns less than 500,000 shares of Class A Common Stock, the Company agreed to transfer to Meteora the difference between such amount and the amount of shares then owned in the form of fully-registered, freely tradable shares.

On November 11, 2022, the Company and Meteora mutually terminated the Forward Share Purchase Agreement, as amended by the Amendment. The termination was due to market conditions and the downward performance of our Class A Common Stock since the consummation of the Business Combination, which was limiting the potential proceeds receivable under the agreement. Upon termination, the Put Date (as defined in the Forward Purchase Agreement) was accelerated, entitling Meteora to retain 500,000 shares of Class A Common Stock. The termination of the Forward Share Purchase Agreement resulted in the settlement of the forward purchase derivatives, elimination of the forward purchase collateral, and repurchase of the remaining shares subject to the Forward Purchase Agreement that Meteora had not already sold in the open market and were not part of the maturity consideration. Also, upon the termination of the Forward Purchase Agreement, the related escrow agreement was terminated.

Pursuant to the Amendment, upon termination of the Forward Purchase Agreement the 500,000 shares of our Class A Common Stock Meteora was entitled to retain was valued at $0.54 per share based on the prior day closing price or $270,000 in non-cash consideration. Additionally, the remaining escrowed funds were released to Meteora removing the forward purchase collateral from our balance sheet. The remaining 2,140,761 shares subject to the Forward Purchase Agreement are no longer considered outstanding. The termination of the Forward Purchase Agreement had no impact on our cash and cash equivalents at the time of termination. Additionally, this transaction did not provide the proceeds we anticipated. The anticipated proceeds were limited by our stock price and what we could have potentially been required to pay as Maturity Consideration (as defined in the Forward Purchase Agreement) to repurchase the shares only increased over time. As such, at the time of termination the Forward Purchase Agreement was no longer considered a source of liquidity.

Management Changes

On November 14, 2022, Jon Sabes and Steve Sabes were terminated as the Company’s Chief Executive Officer and Chairman and Chief Operating Officer, respectively. Tyler Danielson, who serves as the Company’s Chief Technology Officer, was named Interim Chief Executive Officer and principal executive officer, effectively immediately.

Our board of directors determined to terminate Jon Sabes as Chief Executive Officer and Chairman because it had lost confidence in his ability to act in an executive officer capacity of the Company following the Company’s business combination with Delwinds, and its increased obligations as a public company. Among other things, the board of directors noted that the Company’s former Chief Product Officer had resigned from the Company, citing strong disagreement with the direction the Company was taking, and other senior executives of the Company had advised members of the Board that they were prepared to resign unless Jon Sabes was replaced. We are continuing to review our obligations, if any, to Jon Sabes pursuant to his prior employment agreement.

Our board of directors determined to terminate Steven Sabes as Chief Operating Officer due to the Board’s view that Steven Sabes was not sufficiently fulfilling his responsibilities in such position.

On January 29, 2023, Jon Sabes resigned as a member of the Board pursuant to a resignation letter, effective immediately. Mr. Sabes did not serve on any committees of the Board.

Mr. Sabes’ resignation letter did not express that his resignation from the Board was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. However, Mr. Sabes provided a letter on February 2, 2023 which clarified the circumstances surrounding his resignation. Specifically, Mr. Sabes expressed that his resignation was due to his disagreement with the Board regarding the termination of his employment.

On February 3, 2023, Taylor Fay was promoted to Chief Operating Officer of the Company, effective immediately. Prior to the promotion, Mr. Fay served as the Company’s Vice President of Product Operations.

THE OFFERING

Issuer	FOXO Technologies Inc.

Issuance of Class A Common Stock

Shares of Class A Common Stock Offered by Us	10,062,500 shares of Class A Common Stock issuable upon the exercise of Public Warrants at an exercise price per share equal to $11.50, subject to adjustment as described herein.

316,250 shares of Class A Common Stock issuable upon the exercise of Private Warrants, at an exercise price per share equal to $11.50, subject to adjustment as described herein.

1,905,853 shares of Class A Common Stock issuable upon the exercise of Assumed Warrants, at an exercise price per share equal to $6.21, subject to adjustment as described herein.

Shares of Class A Common Stock Outstanding Following the Exercise of Warrants	39,813,672 shares, assuming all Warrants are exercised for cash.

Use of Proceeds

We will receive proceeds of up to $131.2 million, assuming the exercise in full of all of the Warrants for cash. Each Public and Private Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Assumed Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $6.21 per share. However, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of such warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock (see "Description of Securities of the Company – Warrants). On February 9, 2023, the closing price for our Class A Common Stock was $1.03. If the price of our Class A Common Stock remains below the respective Warrant exercise prices per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We expect to use the net proceeds from the exercise of any of the Warrants for general corporate purposes, including working capital, operating expenses and capital expenditures. See “Use of Proceeds.”

Resale of Class A Common Stock

Class A Common Stock Offered by the Selling Securityholders	Up to 5,380,000 shares.
The Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of offering and formation costs of the Company in exchange for 5,750,000 Founder Shares. In November 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which the Company cancelled, resulting in an aggregate of 5,031,250 Founder Shares outstanding and held by the Sponsor. As of the closing of the Business Combination, the Sponsor forfeited 600,000 Founder Shares, which left the Sponsor with 4,431,250 Founder Shares. These adjustments resulted in an effective purchase price of approximately $0.0056 per share for the Founder Shares received by the Sponsor, which shares have been distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities, and these shares are being registered for resale by such members pursuant to this registration statement.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. As of February 9, 2023, the closing price of our Class A Common Stock was $1.03 per share and the Selling Securityholders have purchased certain shares at prices per share lower than such closing price. As a result, the Selling Securityholders may earn a positive rate of return by selling certain of such shares, even if such sale of all the securities being offered in this prospectus results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholder shares are sold at a lower public trading price. For example, based on the closing price of our Class A Common Stock of $1.03 as of February 9, 2023, the holders of the Founder Shares would experience a potential profit of up to approximately $1.02 per share, or approximately $4,539,188 in the aggregate based on the effective purchase price of approximately $0.0056 per share. See “Risk Factors - Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders.

Resale of Warrants

Warrants Offered by the Selling Warrant holders	Up to 316,250 Private Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Private Warrants.

Market for Our Shares of Class A Common Stock and Warrants Restrictions to Sell

Our Class A Common Stock and Public Warrants are listed on the NYSE American under the symbol “FOXO” and “FOXO WS,” respectively.

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lockup periods. See the section entitled “Plan of Distribution – Restrictions to Sell”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

The number of shares of our Class A Common Stock to be outstanding as shown above is based on 27,529,069 shares outstanding as of December 31, 2022, and excludes, as of such date:

●	3,286,235 available shares for future issuance under our 2022 Equity Incentive Plan (the “2022 Plan”); and

●	2,765,099 shares of Class A Common Stock issuable upon exercise of outstanding stock options issued pursuant to the Legacy FOXO 2020 Equity Incentive Plan with a weighted-average exercise price of $7.02 per share.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties that represent challenges, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. Below we summarize what we believe are the principal risk factors, but these risks are not the only ones we face, and you should carefully review and consider the full discussion of our risk factors in the section titled Risk Factors, together with the other information in this prospectus. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

●	The sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

●	We have a history of losses and we may not achieve or maintain profitability in the future.

●	Our independent registered public accounting firms have included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this registration statement, which could limit our ability to raise additional capital and thereby materially adversely impact our business.

●	We will require additional capital to commercialize our product and service offerings and grow our business, which may not be available on terms acceptable to us or at all.

●	Our future success depends in large part on the continued participation in the business of Tyler Danielson, our Interim Chief Executive Officer, which cannot be ensured or guaranteed.

●	The loss of the services of our other current executives or other key employees, or the failure to attract additional key individuals, could materially adversely impact our business, results of operations and financial condition.

●	Our business significantly depends upon the strength of our brands, and if we are not able to develop, maintain and enhance our brands, our ability to develop and expand our customer base may be adversely impacted and our business and operating results may be harmed.

●	Development of new products and services will require substantial resources, and we cannot guarantee that we will have the resources or ability to continue such development.

●	Our success depends, in large part, on our ability to commercialize our technology enabled products and services with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new products and services to offer to our customers. Our failure to achieve any of these outcomes would adversely impact our business.

●	Our success and the growth of our business will depend on our ability to effectively and in a cost-feasible manner acquire, maintain, and engage with our targeted customers. If we fail to acquire, maintain, and engage customers, our business, revenue, operating results and financial condition will be adversely impacted.

●	Changes in general economic conditions could have a material adverse impact on our business.

●	Our business may be adversely affected by the continuation of the COVID-19 pandemic.

Risks Related to Our Epigenetic Testing Services

●	Our success and ability to establish and grow our epigenetic testing services will depend on developing epigenetic biomarkers for use in life insurance underwriting. If we fail to develop epigenetic biomarkers that attract and retain life insurance carriers as customers, our operating results and financial condition will be adversely affected.

●	We intend to provide consumer engagement through our health and wellness platform; however, competition in the personal health and wellness testing market continues to increase and presents a threat to the success of our business.

●	We rely on a limited number of critical third-party suppliers for our epigenetic testing services and in the event we are unable to procure their materials or services, we may not be able to find suitable replacements or immediately transition to alternative suppliers, which will have an adverse impact on our business.

●	Our underwriting technology services face substantial competition, which may result in others discovering, developing or commercializing products and services that are similar to ours, before or more successfully than we can.

●	We or our partners (or both) may now or in the future be subject to laws and regulations relating to laboratory testing, which could materially adversely impact our ability to offer its products or services.

Risks Related to Our Life Insurance Operations

●	We rely on selling of life insurance products underwritten and issued by third-party carriers through MGA relationships, and if we are unable to contract or maintain such MGA relationships it would materially adversely impact our business and results of operations.

●	While recent sales gains have occurred in the life insurance industry, overall the industry has experienced a decline in product sales which, if this trend continues, could materially adversely impact our business and results of operations.

●	Competition in the insurance technology market presents an ongoing challenge to the success of our business and if we are unable to compete, our business could be materially adversely impacted.

●	We may not be successful in establishing the relationships necessary to execute our business plans, which could have a material adverse impact on our ability to generate revenue and our financial condition.

●	We, as part of our insurance business, will collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customer privacy or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.

●	We may be unable to prevent or address the misappropriation of our data or data of our customers, which could damage our reputation and materially adversely impact its business.

●	We plan to expand operations abroad, through planned relationships with international life insurance carriers, where we have limited operating experience and where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business may be harmed.

Risks Related to Our Intellectual Property

●	If we are unable to retain our license for patent pending methods of identifying epigenetic biomarkers, our business plans, revenue generation, and ability to continue operating could be adversely impacted.

●	If we are unable to protect our patent pending methods of identifying saliva-based epigenetic biomarkers or intellectual property in general, the value of our brand and other intangible assets may be diminished, and our business may be adversely impacted.

●	We may be unable to obtain sufficiently broad intellectual property protection, or we may lose our intellectual property protection.

●	We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

●	We may not be successful in registering and enforcing our trademarks.

●	We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

●	If we become involved in trademark or patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts of our products and services.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described in this prospectus as they identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward- looking statements.

The following risk factors apply to the business and operations of the Company. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements included herein.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

The Selling Securityholders can sell, under this prospectus, (a) up to 5,380,000 shares of Class A Common Stock (representing 19.5% of our current shares outstanding), which consists of (i) 4,431,250 shares of Class A Common Stock (representing 16.1% of our current shares outstanding), which were originally issued to the Sponsor in the form of Founder Shares at a purchase price of approximately $0.0056 per share, (ii) 632,500 shares of Class A Common Stock (representing 2.3% of our current shares outstanding), which were originally issued to the Sponsor (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) up to 316,250 shares of our Class A Common Stock (representing 1.1% of our current shares outstanding) issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock (representing 19.5% of our current shares outstanding) at an exercise price of $11.50 per share. Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholders for any shares or Warrants they may have purchased in the open market based on variable market price.

Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. As of February 9, 2023, the closing price of our Class A Common Stock was $1.03 per share and the Selling Securityholders have purchased certain shares at prices per share lower than such closing price. As a result, the Selling Securityholders may earn a positive rate of return by selling certain of such shares, even if such sale of all the securities being offered in this prospectus results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholder shares are sold at a lower public trading price. For example, based on the closing price of our Class A Common Stock of $1.03 as of February 9, 2023, the holders of the Founder Shares would experience a potential profit of up to approximately $1.02 per share, or approximately $4,539,188 in the aggregate based on the effective purchase price of approximately $0.0056 per share paid for each Founder Share. For more information regarding the differences in the purchase prices paid by the selling securityholders and public securityholders please see the disclosures on the cover page, pages ii, 6, 9 and 111 of this prospectus.

Risks Related to Our Business and Industry

We have a history of losses and it may not achieve or maintain profitability in the future.

We are a development stage company and have not been profitable since our inception in 2019, accumulating deficits of $128,908,000, $51,976,000 and $13,488,000 as of September 30, 2022, December 31, 2021 and December 31, 2020, respectively. We incurred net losses of $38,488,000 and $8,653,000 in the years ended December 31, 2021 and December 31, 2020, respectively, and $41,026,000 for the three months ended September 30, 2022. We expect we will require significant capital in connection with our efforts, and we will be required to continue to make significant investments to further develop and expand our business. In particular, we expect to continue to expend substantial financial and other resources on sales, marketing and advertising as part of our strategy to develop and increase our network of independent insurance agents, as well as on research and development activities regarding our epigenetic biomarker technology. The sales, marketing and advertising expenses that we will incur will typically be expensed immediately. In addition, to the extent our business ramps as we expect, we will need to increase our headcount significantly in the coming years. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We expect that our net loss will increase in the near term as we continue to make such investments to grow our business. Despite these investments, we may not succeed in increasing our revenue on the timeline that we expect or in an amount sufficient to lower our net loss and ultimately become profitable. Moreover, if our revenue declines, we may not be able to reduce costs in a timely manner because many of our costs are fixed, at least in the short term. In addition, if we reduce variable costs to respond to losses, this may limit our ability to enter into agreements with new customers and grow our revenues. Accordingly, we may not achieve or maintain profitability and it may continue to incur significant losses in the future.

Our independent registered public accounting firms have included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this registration statement, which could limit our ability to raise additional capital and thereby materially adversely impact its business.

Our audited financial statements for the years ended December 31, 2021 and 2020 were prepared assuming that we will continue as a going concern. Primarily as a result of our losses, limited working capital, convertible debt obligations and significant operating costs expected to be incurred in the next twelve months, the reports of our independent registered public accounting firms included elsewhere in this registration statement contain an explanatory paragraph on our financial statements stating there is substantial doubt about our ability to continue as a going concern. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations.

If we are unable to secure additional capital, we may be required to curtail our business initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause a significant reduction in the scope of our planned development, which could harm its business, financial condition and operating results. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our business and operations are currently unknown. The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern.

We will require additional capital to commercialize our product and service offerings and grow our business, which may not be available on terms acceptable to us or at all.

To the extent that our present capital and the proceeds that we received from the Business Combination and related financing transactions is insufficient to meet operating requirements or to cover losses, we will need to raise additional funds through financings to carry out our business plans. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability as well as market disruptions and other developments.

Historically, we have funded our operations, marketing expenditures and capital expenditures primarily through equity issuances and debt instruments. We evaluate financing opportunities from time-to-time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance, and the condition of the capital markets at the time we seek financing. We cannot be certain that additional financing will be available to us on favorable terms, or at all.

If we raise additional funds through the issuance of equity, equity-linked or debt securities, our existing stockholders may experience dilution. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities, and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth, maintain minimum amounts of risk-based capital and to respond to business challenges could be significantly limited, and our business, results of operations and financial condition could be adversely impacted.

Recent and future management changes could disrupt our operations and impair our ability to attract and retain key personnel.

We have experienced a number of recent changes to our senior management team, including the departure of our Chief Executive Officer and Chief Operating Officer on November 14, 2022. Our board of directors appointed Tyler Danielson, our Chief Technology Officer, to serve as our Interim Chief Executive Officer and principal executive officer, effective as of November 14, 2022. Changes in our senior management and uncertainty regarding any future changes may disrupt our operations, impact partner relationships, and impair our ability to recruit and retain other needed personnel. Any such disruption or impairment could have an adverse effect on our business.

Our future success depends in large part on the continued participation in the business of Tyler Danielson, our Interim Chief Executive Officer, which cannot be ensured or guaranteed.

Tyler Danielson is our Interim Chief Executive Officer. Mr. Danielson will be instrumental in shaping our vision, strategic direction and execution priorities. There can be no assurance that Mr. Danielson will continue to work for us. Mr. Danielson’s departure from service with the Company could materially adversely impact our business.

The loss of the services of our other current executives or other key employees, or the failure to attract additional key individuals, could materially adversely impact its business, results of operations and financial condition.

Our financial success is dependent to a significant degree upon the efforts of our current executive officers and other key employees. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability will depend to a significant extent upon its ability to attract and retain qualified personnel in all areas of its business, especially its sales, science, and financial management teams. If we were to lose the key members of our respective teams, we would need to replace them with qualified individuals in a timely manner or our business, results of operations and financial condition could be adversely impacted.

Our business significantly depends upon the strength of our brands, and we are not able to develop, maintain and enhance our brands, our ability to develop and expand our customer base may be adversely impacted and our business and operating results may be harmed.

We believe that the brand identity we will develop (encompassing multiple brands) will significantly contribute to the success of our business. Developing, maintaining and enhancing our brands may require us to make substantial investments and these investments may not be successful. If we fail to develop, maintain or enhance our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely impacted. Many of our competitors have brands that are well recognized. As a relatively new entrant into the markets in which we operate, we will likely spend considerable money and other resources to create brand awareness and build our reputation. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive.

We may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers or business partners, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence in our brands, which could adversely impact our reputation and business. Our management team could be subject to negative publicity that could interfere with our ability to successfully establish its brand or impact our ability to compete for business or attract and retain customers.

We were formed to become a separate and independently managed and controlled entity from GWG Holdings, Inc. (“GWG”). GWG, which remains a significant stockholder in FOXO, on April 20, 2022, announced that it has filed for chapter 11 bankruptcy protection in the Federal Bankruptcy Court for the Southern District of Texas. Our former Chief Executive Officer, who is a current member of our board of directors, was an officer and director of GWG prior our initial formation in November 11, 2019. We are not a party to this bankruptcy and our board member has not been an officer or director of GWG since April 2019, but the bankruptcy proceedings could negatively impact our brand.

As we commercialize and expand our product offerings and enter new markets, we need to establish our reputation with customers, and to the extent that we are not successful in creating positive impressions, our business could be adversely impacted. There can be no assurance that we will be able to develop, maintain or enhance our reputation, and failure to do so could materially adversely impact our business, results of operations and financial condition. If we are unable to develop, maintain or enhance consumer awareness of our brands in a cost-effective manner, our business, results of operations and financial condition could be materially adversely impacted.

Members of our management team have been, and may from time to time be, associated with negative media coverage or become involved in legal or regulatory proceedings or investigations unrelated to our business.

Members of our management team have been involved in a wide variety of businesses, including transactions, such as sales and purchases of businesses, and ongoing operations. As a result of such involvement, members of our management team may from time to time be associated with negative media coverage or become involved in legal or regulatory proceedings or investigations unrelated to our business. For example, Jon Sabes, a member of our board of directors, was the chief executive officer and director of GWG until April 26, 2019. On April 20, 2022, GWG, which was a significant stockholder in FOXO, announced that it filed for chapter 11 bankruptcy protection in the Federal Bankruptcy Court for the Southern District of Texas. In addition, GWG previously disclosed that it received a subpoena from the SEC’s Division of Enforcement on October 6, 2020 to produce documents in connection with an investigation related to its investment products and accounting matters. Any negative media coverage, regulatory proceedings or investigations related to our management team, may be detrimental to the management team’s reputation or result in other negative consequences or damages, which could cause a material adverse impact on our business and the stock price of our Company.

Development of new products and services will require substantial resources, and we cannot guarantee that we will have the resources or ability to continue such development.

Developing new products and services requires substantial technical, financial and human resources, whether or not any products or services are ultimately commercialized. We may pursue what we believe is a promising opportunity only to discover that certain of its risk or resource allocation decisions were incorrect or insufficient, or that individual products, services or its science in general has technology limitations or risks that were previously unknown or underappreciated. In the event material decisions in any of these areas turn out to be incorrect or sub-optimal, we may experience a material adverse impact on our business and ability to fund our operations.

Our success is based on our ability to integrate molecular biotechnology into the life insurance industry, and our inability to do so may adversely affect our operating results, business prospects and our ability to repay our obligations.

The success of our business is based upon our ability to create new products and services by integrating molecular biotechnology into the life insurance industry. We expect that current and future developments in molecular biotechnology will enhance the life insurance industry; however, the industry’s acceptance of molecular biotechnology will primarily be impacted by a variety of factors such as the acceptance of new products and services by consumers, insurance carriers, and agents; as well as the interpretation of existing laws and regulations (including laws relating to privacy), the passage of new legislation and regulations, interest rates, reserve requirements and actuarial understandings and methodologies, and future innovations in molecular biotechnology. Importantly, the factors that we believe will most significantly affect the development and success of our products and services in the life insurance industry are beyond our control. Any material and adverse development in the life insurance market could adversely affect our operating results, our access to capital, and our business prospects and viability. Because of this, an investment in the Class A Common Stock of our Company generally involves greater risk as compared to investments offered by companies with more diversified business operations in more established markets.

Our success depends, in large part, on its ability to commercialize our technology enabled products and services with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new products and services to offer to our customers. Our failure to achieve any of these outcomes would adversely impact our business.

Our success depends, in large part, on our ability to extend our technology enabled products and services to the life insurance market with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new products and services to offer to our customers. The growth and expansion of our business and service offerings, once such offerings are commercialized, is expected to place a continuous significant strain on our management, operational and financial resources. To effectively manage our growth following development and commercialization of our products and services, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base. While we plan to partner with third-party commercialization partners, as well as one or more domestic and/or international insurance carriers, we must continue to work to scale our own operations to meet increases in demand for our products and services. In the event of further growth of our operations or in the number of our third-party relationships, our supply, systems, procedures or internal controls may not be adequate to support our operations and our management may not be able to manage any such growth effectively.

Even if we are able to successfully scale our infrastructure and operations, we cannot ensure that demand for our products and services will increase at levels consistent with the growth of our infrastructure. If we fail to generate demand commensurate with this growth or if we fail to scale our infrastructure sufficiently in advance to meet such demand, our business, financial condition and results of operations could be materially adversely impacted.

We expect our revenue and results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations could vary significantly from period-to-period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Among other factors, our revenue and results may vary as a result of fluctuations in the number of customers purchasing insurance products, research and development expenditures, and/or the timing and amount of our expenses. Fluctuations and variability across the industry may affect our revenue and results of operations. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow our Company, which may adversely impact our stock price.

Covenants in our indebtedness could limit our flexibility and adversely affect our financial condition.

Our outstanding indebtedness contains several restrictive covenants, including that we cannot, without the prior written consent of 50.01% of the holders of our senior promissory notes (the “Notes”), create or incur any other indebtedness. If any of our covenants are breached and not cured within applicable cure periods, the breach could result in acceleration of our indebtedness and penalties. Limitations on our ability to incur new indebtedness under the terms of our debt securities may limit the amount of new investments we make.

The Notes mature on April 1, 2024 (the “Maturity Date”), and accrue interest at an annual interest rate of 15%, commencing on the issuance date, compounded quarterly on each December 20, March 20, June and September 20 until the Maturity Date and on the Maturity Date itself (each, an “Interest Payment Due Date”). Interest is payable by increasing the principal amount of the Note (with such increased amount accruing interest as well) on each Interest Payment Due Date (“PIK Interest”). Monthly payments on the outstanding principal amount of the Note, as such amount may be increased as the result of the payment of PIK Interest (the “Outstanding Principal Balance”), will commence on November 1, 2023, until the Outstanding Principal Balance has been paid in full on the Maturity Date, or, if earlier, upon acceleration, or prepayment of the Note in accordance with the Notes terms. A default by us on the Notes would have a material adverse effect on our business, liquidity and the market price of our Class A Common Stock.

The warrants issued by FOXO under its January 2021 bridge financings and assumed by the Company as part of the Business Combination have anti-dilution rights that could be triggered as part of future financings.

If FOXO raises additional funds through the issuance of equity, equity-linked or debt securities with an exercise price lower than $6.21 per share at such time as the Assumed Warrants issued under the January 2021 bridge financing are outstanding the anti-dilution protection provisions in the Assumed Warrants will be triggered. Specifically, the exercise price and number of warrant shares of the Assumed Warrants will be adjusted to reflect such lower issuance price as the new equity is sold and the number of shares issuable under the Assumed Warrant will be increased such that the aggregate exercise price after the lower price adjustment shall be equal to the aggregate exercise price prior to adjustment.  This anti-dilution adjustment will have a dilutive effect on the Company’s equity and may hamper its ability to complete future financings.

There is no guarantee that the exercise price of our Warrants will ever be less than the trading price of our Common Stock on NYSE American, and they may expire worthless. In addition, we may reduce the exercise price of the Warrants in accordance with the provisions of the Warrant Agreement, and a reduction in exercise price of the Warrants would decrease the maximum amount of cash proceeds we could receive upon the exercise in full of the Warrants for cash.

As of the date of this prospectus, the exercise price for our Public and Private Warrants is $11.50 per share of Class A Common Stock, and the exercise price for our Assumed Warrants is $6.21 per share of Class A Common Stock. On February 9, 2023, the closing price of our Class A Common Stock was $1.03. If the price of our shares of Class A Common Stock remains below the respective exercise prices of our Warrants, we believe our warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless. In addition, at the current exercise price of $11.50 per share for the Public and Private Warrants, and $6.21 per share for the Assumed Warrants, we will receive up to $131.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock. See “Description of Securities of the Company – Warrants” for more information.

Our success and the growth of our business will depend on our ability to effectively and in a cost-feasible manner acquire, maintain, and engage with our targeted customers. If we fail to acquire, maintain, and engage customers, our business, revenue, operating results and financial condition will be adversely impacted.

As a new company, we anticipate that sales and marketing expenses will continue to represent a sizeable part of our overall operating costs for the foreseeable future. We cannot guarantee, however, that our investments in sales and marketing will effectively reach potential customers, potential customers will decide to buy our products or services, or that customer spend for our products and services will yield the intended return on investment.

In addition, many factors, some of which are beyond our control, may reduce our ability to acquire, maintain and engage with customers, including the following:

●	potential customers in a particular marketplace that generally do not meet underwriting guidelines;

●	our competitors mimic our digital platform, causing current and potential customers to purchase their insurance products instead of our products;

●	changes in advertising platforms’ pricing, which could result in higher advertising costs, and changes in digital advertising platforms’ policies, that may delay or prevent us from advertising through these channels;

●	changes in search algorithms by search engines;

●	ineffectiveness of our marketing efforts and other spend to acquire new customers;

●	decline in popularity of, or governmental restrictions on, social media platforms where we plan to advertise;

●	the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites;

●	suffering reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

●	failing to expand geographically;

●	failing to obtain or maintain insurance licensure in jurisdictions where we sell our products ;

●	failing to offer new and competitive products;

●	failing to develop effective distribution systems;

●	technical or other problems frustrate the customer experience;

●	we are unable to address customer concerns regarding the content, privacy and security; or

●	consumer behavior changes as a result of the COVID-19 pandemic.

Our inability to overcome these challenges could adversely impact our ability to attract and add new customers, as well as retain existing customers, once obtained, and could have an adverse effect on our business, revenue, operating results and financial condition. Further, if our customer base does not grow, we may be required to incur significantly higher marketing expenses than we currently anticipate in order to attract new customers. A significant decline in our customer base could have a materially adverse impact on our business, financial condition and results of operations.

Security incidents or real or perceived errors, failures, or bugs in our systems or websites could adversely impact our operations, result in loss of personal customer information, damage our reputation and brand, and harm our business and operating results.

Our success, in particular the sale of insurance products through the FOXO Life brand, will be dependent on our systems, applications, and software operating and meeting the changing needs of our customers and users. We will rely on our technology and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our websites may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data, or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.

If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers or potential customers may lose trust and confidence in us, and may decrease the use of our systems or websites, or stop using our systems or websites entirely. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information, including customer information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, they are often not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our systems or websites are not safe to use.

A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain customers or attract new customers for the FOXO or FOXO Life brands, and expose us to legal claims and government action, each of which could have a material adverse impact on our business, results of operations, and financial condition.

Changes in general economic conditions could have a material adverse impact on our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting the insurance industry, biotechnology industry, competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, could substantially and materially adversely impact our business. For example, changes in interest rates may increase our cost of capital and ability to raise capital, and have a corresponding adverse impact on our operating results. While we may engage in certain hedging activities to mitigate the impact of these changes, none of these conditions are or will be within our control. Changes in general economic conditions may also negatively impact demand for life insurance and our other products and services.

Our business may be adversely impacted by the continuation of the COVID-19 pandemic.

In 2020, the global COVID-19 pandemic spread to every country and every state in the United States. The World Health Organization designated COVID-19 as a pandemic, and numerous countries, including the United States, declared national emergencies with respect to the COVID-19 pandemic. While vaccines have been approved and are slowly being deployed, the global impact of the outbreak continues to adversely affect many industries, and different geographies continue to reflect the effects of public health restrictions in various ways. The timing and likelihood of achieving widespread global vaccination remain uncertain, and these vaccines may be less effective against new variants, potentially leading people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time.

The economic recovery following the impact of the COVID-19 pandemic is only partially underway and has been gradual, uneven and characterized by meaningful dispersion across sectors and regions with uncertainty regarding its ultimate length and trajectory. Further, although many jurisdictions had relaxed or lifted restrictions in an effort to generate more economic activity, the risk of continued COVID-19 outbreaks remains, and some jurisdictions may re-impose restrictions in an effort to mitigate risks to public health, especially as more infectious variants of the virus emerge. Increasing infection rates and hospitalizations in certain geographies and a potential resulting market downturn may have a negative impact on our planned products and services as well as the business of third parties on which it may rely, and as a result could materially adversely impact our business, results of operations and financial condition. It is also possible that the global recovery from the COVID-19 pandemic may reduce demand for personal life insurance and our other products and services.

These and other potential impacts make it more challenging for management to estimate the future performance of our business. While we cannot predict the specific impacts to our business, financial condition and results of operations, the impacts could be materially negative. These impacts will depend on future developments, which are highly uncertain and out of our control, including, among others, the duration and intensity of the COVID-19 pandemic, as well as the subsequent resumption of business operations and recovery of discretionary consumer spending across the globe. Additional impacts may arise that we are not aware of currently. The potential of such additional impacts intensifies the business and operating risks that we face, and should be considered when reading the additional risk factors below.

We plan to expand operations abroad, through planned relationships with international life insurance carriers, where we have limited operating experience and where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business may be harmed.

Regulations exist or are under consideration in countries outside the United States, which limit or prevent the sale of direct-to-consumer genetic tests. Some countries, including Australia, require premarket review by their regulatory body similar to that required in the United States by the FDA. Some countries, including Australia, Germany, France and Switzerland, require a physician prescription for genetic tests providing health information, thus limiting our offering in those countries to an ancestry-only test. Other countries require mandatory genetic counseling prior to genetic testing. If similar prohibitions were enacted with respect to epigenetic testing, or the scope of the aforementioned regulations were expanded to include epigenetics, it could limit the available market for our products and services and increase the costs associated with marketing the products and services where we are able to offer our products.

We also plan to expand our life insurance business internationally, which will subject us to additional laws and regulatory standards with respect to the insurance business and insurance distribution. We have no previous experience in operating our life insurance business internationally, may incur significant operating expenses in connection thereto, and may not be successful in our compliance with such international laws and regulations.

Legal developments in the European Union have created a range of new compliance obligations regarding transfers of personal data from the European Union to the United States, including the GDPR and UK GDPR, which may apply to certain of our activities related to services that we offer or may offer to individuals located in the European Union. Significant effort and expense will be required to ensure compliance with the GDPR and UK GDPR, and could cause us to change our business practices. Moreover, requirements under the GDPR and UK GDPR may change periodically or may be modified by the European Union or the UK and/or the laws of one or more countries. The GDPR and UK GDPR impose stringent compliance obligations regarding the handling of personal data and have resulted in the issuance of significant financial penalties for noncompliance, including possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million/£17.5 million (whichever is higher) for the most serious violations.

We may also need to achieve and maintain International Standards Organization (or ISO) certification of our future Quality Management Systems. If we are not able to achieve or maintain regulatory compliance, we may not be permitted to market our insurance products and/or may be subject to enforcement by EU Competent Authorities, bodies with authority to act on behalf of the government of the applicable EU Member State, or other nations which adopt similar standards, to ensure that the requirements of the directive or regulation are met.

If we fail to comply with any applicable laws and regulations, we may not be able to expand internationally or could become subject to enforcement actions or the imposition of significant monetary fines, other penalties, or claims, which could harm our ability to conduct our business and could have a material adverse impact on our business, financial condition and results of operations.

We are exposed to risks related to litigation and other legal proceedings.

We operate in a highly regulated and litigious environment. We may become involved in legal proceedings, including litigation, arbitration and other claims, and investigations, inspections, audits, claims, inquiries and similar actions by insurance, tax and other governmental authorities.

Legal proceedings, in general, and securities, derivative action and class action and multi-district litigation, in particular, can be expensive and disruptive. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years.

We are subject to extensive regulation by national, state and local government agencies in the United States and other countries in which it may operate. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, our related industry’s business, compliance and reporting practices. As a result, we regularly are the subject of government actions of the types described above.

We cannot predict with certainty the outcomes of any legal proceedings and other contingencies, and the costs incurred in litigation can be substantial, regardless of the outcome. Substantial unanticipated verdicts, fines and rulings do sometimes occur. As a result, it could from time to time incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could harm its reputation and have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid. In addition, as a result of governmental investigations or proceedings, we may be subject to damages, civil or criminal fines or penalties, or other sanctions. The outcome of some of these legal proceedings and other contingencies could require it to take, or refrain from taking, actions which could negatively affect its operations. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources.

Risks Related to Our Epigenetic Testing Services

Our success and ability to establish and grow our epigenetic testing services will depend on developing epigenetic biomarkers for use in life insurance underwriting. If we fail to develop epigenetic biomarkers that attract and retain life insurance carriers as customers, our operating results and financial condition will be adversely affected.

We are still in the process of developing our saliva-based epigenetic biomarkers for use in life insurance underwriting. If our efforts to develop saliva-based epigenetic biomarkers for health and wellness conditions used in life insurance underwriting fail, our ability to attract customers for our underwriting technology services will be adversely impacted.

Our ability to attract and add new insurance or reinsurance carriers as customers, as well as retain existing customers, once obtained, depends, in large part, on the ability of our epigenetic biomarkers to provide accurate, cost-effective information for life insurance underwriting. If life insurance carriers or reinsurance carriers do not perceive our underwriting technology services to be reliable and of high quality, if we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received by the market, we may not be able to attract or retain customers. In order for our epigenetic biomarkers technology to provide and continue to provide actuarial value, we may be required to incur significantly higher research and development expenses, costs related to improving our services, and lower margins in order to attract new customers and retain existing customers.

While we will strive to demonstrate the actuarial value of epigenetic biomarker technology we are developing to insurance companies, reinsurers, underwriters, and insurance agents, these counterparts may not embrace our underwriting technology services. Moreover, if we fail to remain competitive on pricing and actuarial accuracy, our ability to grow our business and generate revenue by attracting and retaining customers may be adversely impacted.

Many factors, some of which are beyond our control, may reduce our ability to sell our underwriting technology services, including those described in this “Risk Factors” section and the following:

●	our potential carrier customers or regulators not understanding or appreciating our science or results (including lack of understanding of the difference between genetics and epigenetics);

●	our competitors offering alternative underwriting solutions;

●	suffering reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

●	failing to offer price competitive products and services;

●	experiencing technical or other problems that inhibit our ability to service carrier customers in a fast and reliable manner;

●	being unable to address regulatory concerns regarding the application of epigenetic biomarkers for use in life insurance underwriting;

●	experiencing regulatory changes that make epigenetics unavailable for use in life insurance underwriting;

●	being unable to address customer concerns regarding content, privacy and security; or

●	being impacted by consumer behavior changes as a result of the COVID-19 pandemic.

Our inability to overcome these challenges could adversely impact our ability to execute our underwriting technology services business and could have an adverse effect on our business, revenue, operating results and financial condition. The inability to commercialize our underwriting technology services business would have a materially adverse impact on our business, financial condition and results of operations.

We are applying the relatively new field of epigenetics to life insurance underwriting, which we cannot guarantee will produce the results we seek or need for our business model.

While the scientific field of epigenetics and its importance in gene expression is well understood, the scientific field is still developing and the concept of obtaining individually predictive biomarkers of health and wellness from saliva is novel. Most epigenetic research to date has been conducted from blood specimens and has produced extensive peer reviewed publications on the association between DNA methylation and health and wellness factors associated with life insurance underwriting (e.g., tobacco use, cardiovascular health, metabolic health, alcohol use). These association studies, while informative, differ from the individually predictive epigenetic biomarkers we develop and require for use in life insurance underwriting. In addition, these peer reviewed association studies have not published extensive research on DNA methylation derived from saliva. Accordingly, while we believe that individually predictive biomarkers are available in saliva at accuracy levels that are actuarially significant for use in life insurance underwriting, we cannot guarantee the accuracy of such epigenetic biomarkers, and any errors in the accuracy or results provided by such biomarkers could hinder our ability to gain market share in a very competitive industry. If we are unable to obtain individually predictive epigenetic biomarkers in saliva at accuracy levels efficacious for life insurance underwriting, or if the epigenetic biomarkers do not perform as expected, it could significantly affect our ability to generate revenue from such products, which could then result in a complete loss of your investment.

Our 2019 Pilot Study demonstrated that epigenetic biomarkers are available in both blood and saliva for traditional life insurance underwriting risk factors, but further research may not validate or improve the results discovered in the Pilot Study.

In 2019, we completed a Pilot Study that sought to measure a wide range of health and wellness factors used in traditional life insurance underwriting with DNA methylation data derived from blood and saliva. While the Pilot Study was able to identify patterns of DNA methylation (i.e., epigenetic biomarkers) of individuals that corresponded to clinical health and wellness measurements used in standard life insurance underwriting, we cannot guarantee that the results of the Pilot Study are completely accurate, or that the results of the Pilot Study will be further validated or improved upon in follow-on research which could negatively impact our ability to pursue our business plans and generate revenue.

We currently have research projects planned and underway designed to further discover, improve and validate the use of our epigenetic biomarkers for our planned commercial purposes, but we cannot guarantee the results of such research and any negative results may negatively impact our ability to pursue our business plans.

Our current and planned research projects are designed to further discover, improve and validate the use of epigenetic biomarkers for commercial use in life insurance underwriting. The main research projects we have underway are the Physicians’ Health Study and the Parallel Run Study.

While we believe these research projects will lead to the discovery, improvement, and commercial validation for the use of its proprietary epigenetic biomarker technology, we cannot guarantee the results of these studies, nor can we guarantee that insurance carriers, agents, underwriters, and consumers will use our products and services based on the results of such studies. Our results may be misleading or inaccurate, which could adversely impact the acceptance of our products and services, and our overall ability to continue pursuing our business plans. If the results from its research studies differ from what we expect, or if such results are not accepted by insurance carriers, agents, underwriters, and consumers, it will adversely impact our ability to pursue our business plans and generate revenue, which could result in a complete loss of your investment.

We intend to provide consumer engagement through our health and wellness platform; however, competition in the personal health and wellness testing market continues to increase and presents a threat to the success of our business.

The number of companies entering the personal health and wellness testing market with offerings similar to those that we intend to provide through our health and wellness testing platform continues to increase. We believe that our ability to offer consumer engagement services that add value to life insurance depends upon many factors both within and beyond our control, including the following:

●	the timing and market acceptance of health and wellness products and services, including the developments and enhancements to those products and services offered by us or our competitors;

●	the customer service and support efforts required to provide personal health and wellness testing services on our platform;

●	the selling and marketing efforts required to support consumers and agents using our consumer engagement services;

●	the ease of use, performance, price and reliability of solutions developed either by us or our competitors; and

●	our brand strength relative to our competitors.

We anticipate we will also face competition from other companies attempting to capitalize on the same, or similar, opportunities as we are, including from existing diagnostic, laboratory services and other companies entering the personal health and wellness testing market with new offerings such as direct access and/or consumer self-pay tests and interpretation services. Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases than we have. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share.

We rely on a limited number of critical third-party suppliers for our epigenetic testing services and in the event we are unable to procure our materials or services, we may not be able to find suitable replacements or immediately transition to alternative suppliers, which will have an adverse impact on our business.

We rely on a limited number of critical third-party suppliers for our epigenetic testing, including: (1) the maker of our DNA Kit, which is required for the collection of our customers’ saliva; (2) a provider of microarrays; and (3) a provider of array processing and wet-lab services to deliver the raw epigenetics data to us. Our suppliers could cease supplying these materials, equipment and/or services at any time, or fail to provide us with sufficient quantities of materials/services or materials/services that meet our specifications, or significantly increase the costs of providing the materials or services to us. Our operations could be interrupted if we encounter delays or difficulties in securing these materials or services, or if we cannot locate an acceptable substitute. Any such interruption could significantly impact our business, financial condition, results of operations and reputation.

Our underwriting technology services face substantial competition, which may result in others discovering, developing or commercializing products and services that are similar to ours, before or more successfully than we can.

While we believe we are the first company to seek to directly apply saliva-based epigenetic biomarker technology to life insurance underwriting, we have not yet developed and commercialized, and may never successfully develop or commercialize, our saliva-based underwriting technology for the insurance market. Moreover, our business faces substantial competition from larger, more established companies with products and services that have been accepted by insurance and underwriting markets and may impair our ability to compete to commercialize our products and services in the life insurance industry.

We recognize that other companies, including larger insurance, insurance technology and biotechnology companies, may be developing or have plans to develop products and services that may compete with ours. Many of our competitors have substantially greater financial, technical, and human resources than we have. In addition, many of our competitors have significantly greater experience than we have in developing various underwriting protocols and marketing and commercializing products and services similar to ours. Our competitors may discover, develop or commercialize products and services that are more effective, safer or less costly than any products or services that we are developing. Our competitors may also obtain regulatory approval for their products and services more rapidly than we may obtain approval for our planned insurance products, underwriting protocol and testing services.

We anticipate that competition with our insurance products and underwriting testing services will be based on a number of factors, including product efficacy, safety, accuracy, availability and price. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop and maintain proprietary products or processes, protect our intellectual property including our trade secrets, and to secure sufficient capital resources to support the development and commercialization of our products and services.

We or our partners (or both) may now or in the future be subject to laws and regulations relating to laboratory testing, which could materially adversely impact our ability to offer our products or services.

The clinical laboratory testing sector is highly regulated in the United States. Both us and our partners may now, or in the future, be subject to regulation under the Clinical Laboratory Improvement Amendments (“CLIA”), or similar state laboratory licensure laws. CLIA is a federal law (administered by the Centers for Medicare & Medicaid Services, or CMS) that, in partnership with the states, regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease or impairment of, or assessment of the health of, human beings. CLIA regulations require clinical laboratories to obtain a certificate commensurate with the type of testing being performed and mandate specific standards in areas including personnel qualifications, administration, participation in proficiency testing, patient test management and quality assurance. CLIA certificates must be renewed every two years, and renewal requires undergoing survey and inspection. CLIA and/or state inspectors may conduct random inspections or conduct inspections as a result of a complaint or reported incident.

DNA methylation profiling of consumer saliva specimens will be performed by our wet-laboratory partners. The failure of our laboratory partners to hold CLIA certification or accreditation appropriate to the type of testing they perform, or to comply with CLIA regulations or applicable state licensure requirements could result in adverse regulatory action that, if not timely corrected, could result in us being unable to continue using their services, which could adversely affect our business. Similarly, if our laboratory partners do not hold state permits or licenses in those states that require them, it may limit our ability to offer our products and services on a national basis.

Because we do not directly analyze human specimens in our facilities, but instead perform only data analysis or “dry lab” services, our bioinformatics analysis activities are not subject to CLIA. It is possible that, in the future, CLIA may apply to our activities, which could result in us being unable to offer our services or could require additional expenditures to obtain certification, both of which could materially adversely impact our business. We could face similar adverse impacts if a state regulator were to conclude that our bioinformatics activities were subject to state laboratory licensure. Similar adverse consequences could result if CLIA or state regulators disagree with our laboratory partners’ interpretation of CLIA or our applicability to their testing services.

Our underwriting technology and consumer engagement services may now or in the future be subject to laws and regulations relating to laboratory developed tests and software, which could materially adversely impact our business.

The Federal Food, Drug, and Cosmetic Act (the “FDC Act”) gives the United States Food and Drug Administration, or FDA, the authority to regulate manufacturers of medical devices, which are defined to include, among other requirements, in vitro diagnostic (“IVD”) products (e.g., laboratory instruments, reagents, and collection devices) and software that are intended for use in the diagnosis, treatment, cure, mitigation or prevention of diseases or conditions, including, without limitation, the presence of biomarkers. Medical devices are subject to a variety of regulatory requirements based on their level of risk, including in some cases premarket review and authorization. The FDA enforces its requirements by market surveillance and periodic inspections. The FDA may take a variety of actions in response to violations of the FDC Act and implementing regulations, including, but not limited to, cease and desist orders, injunctions, civil monetary penalties, operating restrictions, or shutdown of production facilities.

The FDA has historically taken the position that laboratory tests developed in-house by a clinical laboratory, sometimes referred to as laboratory developed tests (“LDTs”), are subject to regulation as in vitro diagnostic devices. However, the FDA has generally exercised enforcement discretion (i.e., has exercised discretion not to enforce its requirements) with respect to LDTs. Certain types of LDTs have historically not been subject to enforcement discretion, including LDTs for the COVID-19 pandemic and LDTs offered directly to consumers without a health care provider’s order. Legislative proposals introduced in Congress in 2021 seek to codify or, alternatively, eliminate, FDA authority to regulate LDTs.

The FDA also takes the position that stand-alone software that meets the definition of a medical device, known as SaMD, is subject to FDA regulation. Certain categories of medical software, including certain health and wellness software, have been exempted from FDA regulation under the FDC Act. Similarly, the FDA has exercised enforcement discretion with respect to certain types of low risk software products, including those intended to help patients manage chronic conditions.

Our products and services include epigenetic analysis of laboratory-generated DNA methylation data using our proprietary bioinformatics technology, which it uses to inform both its saliva-based underwriting and molecular health and wellness engagement services. We believe that our products and services are not subject to FDA regulation. First, to the extent our products and services are intended to inform underwriting decisions, they do not meet the definition of a medical device. Second, to the extent our products and services incorporate software that is intended solely for health and wellness purposes, we believe such software meets the definition of exempt medical software under the FDC Act, as amended by the 21st Century Cures Act, enacted in 2016. Furthermore, even if elements of our products and services could be construed to be subject to FDA oversight, we believe that such elements would be subject to FDA enforcement discretion to the extent that we use such elements to provide general health and wellness and non-disease-specific information to customers that includes disclaimers and caveats that the information is not intended for medical purposes and poses low risk to consumers.

There can be no guarantee that the FDA will now, or in the future, agree with our position. Should the FDA determine that our products and services are subject to FDA regulation, our operations could be adversely affected. If FDA premarket review or approval were required, we could be forced to stop selling our testing services or be required to modify claims or make other changes while we work to obtain FDA clearance, approval or de novo classification. Our business, results of operations and financial condition would be negatively affected until such reviews were completed and clearance, approval or de novo classification to market were obtained or the costs of continuing to operate our business could increase materially.

Our use of saliva-based epigenetic biomarkers may in the future be subject to laws and regulations at the state and federal levels relating to the use of such testing or information in life insurance underwriting, which could materially adversely impact our business.

Underwriting life insurance is subject to state insurance regulation. We believe the use of epigenetic biomarkers in life insurance underwriting is permissible due to the fact that we are seeking to identify underwriting impairments already used by other insurance carriers in medical underwriting today. Moreover, the use of epigenetic testing or information in life insurance underwriting is not prohibited at either the federal or state level. Florida and Louisiana are the only states that have explicitly sought to prohibit the use of genetic information, which is distinguishable from epigenetic information, for use in life insurance underwriting.

Any adverse change in current laws or regulations, or their interpretation, federally or in one or more states in which we operate or plan to operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such states, or cause us to not start or modify our operations in a manner that adversely affects our ultimate profitability. Any such action could have a corresponding adverse impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could have a material adverse impact on our business.

We provide ancillary product and service offerings that support our baseline technology, but we cannot guarantee that such products and services will result in material, if any, revenue, and such products and services may be a distraction to our main business line initiatives.

We have built a number of technologies to support researchers and epigenetic science and analysis. For example, in 2019 we released “MethylSuite,” a high throughput bioinformatic software package that supports calculating, reporting and interpreting epigenetic data derived from microarray technology. Also in 2019, we participated with the Van Andel Institute and Illumina, Inc. in the commercialization of the Infinium Mouse Methylation Array, a new microarray designed to advance epigenetic research in model organisms. We receive a royalty on all Infinium Mouse Methylation Array sales by Illumina, and also provide laboratory and data processing services to researchers using the Infinium Mouse Methylation Array. However, we do not expect such business lines to result in material, if any, revenues. Furthermore, we cannot guarantee the accuracy or results of the array/data processing or MethylSuite, and any errors in the results provided by such array or bioinformatic software could result in costly litigation, and be a distraction to our main business line initiatives.

Risks Related to Our Life Insurance Operations

The life insurance industry has experienced an overall decline in product sales which, if this trend continues, could materially adversely impact our business and results of operations.

Ownership of life insurance has been in decline in the United States for decades. While our products and services are designed to address the overall decline in consumer interest in purchasing life insurance products, there can be no assurance that we will be successful in doing so. The reasons for a decline in household ownership of life insurance are complex and multi-faceted. There can, therefore, be no assurance that we will successfully address these multifaceted reasons or that we will generate revenues or become profitable. We may be forced to make significant changes to our anticipated pricing, sales and revenue models to compete with our competitors’ offerings, and even if such changes are implemented, there is no guarantee that such steps will be successful. If the overall market trend of declining demand for personal life insurance continues or worsens, or we are unable to adjust our approach to meet market demands, our business, financial condition and results of operations could be materially adversely impacted.

Competition in the insurance technology market presents an ongoing challenge to the success of our business and if we are unable to compete, our business could be materially adversely impacted.

The number of technology-based companies entering the insurance market with offerings in life insurance continues to increase. While we believe there are very few, if any, companies commercializing saliva-based epigenetic biomarkers or bundling life insurance with a health and wellness engagement platform, we believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

●	the speed and size of our customer base as it develops;

●	the timing and market acceptance of products and services we offer, including the developments and enhancements to those products and services, offered by us or our competitors;

●	the customer service and support efforts we provide with our products and services;

●	the selling and marketing efforts we employ against our products and services;

●	the acceptance of our products by underwriters, insurance companies, agents and consumers;

●	the ease of use, performance, price and reliability of solutions we develop; and

●	the brand strength we create relative to our competitors.

We will likely face competition from other companies attempting to capitalize on the same, or similar, opportunities as us, including from companies focused on molecular health and wellness, epigenetic biomarkers, and from the overall insurance technology markets inclusive of new offerings such as direct access and/or consumer self-pay tests and genetic interpretation services. Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies, which may allow them to build customer bases larger or faster than us. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share or prevent us from increasing.

We may not be successful in establishing or maintaining the relationships necessary to execute on our business plans, which could have a material adverse impact on its ability to generate revenue and financial condition.

We plan to have our sales and distribution efforts focus on independent agent distribution channels. Independent agent distribution channels include independent marketing organizations, broker general agencies and smaller general agencies. In order to serve the broadest range of customers and agents, we established a managing general agency relationship with multiple domestic carrier partners, in order for us to expand the use of our products and services in connection with a full suite of life insurance products (term life insurance, universal life insurance, variable universal life insurance, indexed universal life insurance, whole life insurance, etc.), which we call the “MGA Model” (see “Business Overview — MGA Insurance Products”). We believe the MGA Model will appeal to domestic carrier partners who are seeking to expand the distribution of their products through independent agent distribution channels and who are seeking a differentiated product offering by combining their own policies with our brand and replacing blood and urine specimen for life insurance products that are subject to medical underwriting protocols with our saliva-based underwriting protocol.

If we are unable to develop or maintain these relationships, or if the MGA Model proves unworkable, our business, financial condition and results of operations may be materially adversely impacted. Moreover, while we will strive to demonstrate the value of our products and services to consumers, insurance agents, and carriers, these potential customers may not embrace our products and services, thereby hindering our ability to execute on our business plans and generate revenue.

We may experience difficulty in marketing and distributing life insurance through third parties, and the use of third parties may result in additional liabilities.

Although we intend to distribute life insurance products through a wide variety of distribution channels, we may maintain relationships with a number of key distributors, which could result in certain distributor concentration. Distributors may elect to renegotiate the terms of any existing relationships such that those terms may not be attractive or acceptable to us, limit the products they sell, or otherwise reduce or terminate their distribution relationships with us with or without cause. This could be due to various reasons, such as uncertainty related to product offerings, industry consolidation of distributors or other industry changes that increase the competition for access to distributors, developments in laws or regulations that affect our business or industry, including the marketing and sale of our products and services, adverse developments in our business, the distribution of products with features that do not meet minimum thresholds set by the distributor, strategic decisions that impact our business, adverse rating agency actions or concerns about market-related risks.

Key distribution partners could merge, consolidate, change their business models in ways that affect how our products can be sold, or new distribution channels could emerge and adversely impact the effectiveness of our distribution efforts.

Also, if we are unsuccessful in attracting and retaining distribution partners, or are unable to maintain our distribution relationships, we may be unable to effectively sell our products, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

In addition, we could, in certain circumstances, be held responsible for the actions of third-party distributors, including broker-dealers, registered representatives, insurance agents and agencies and marketing organizations, and their respective employees, agents and representatives, in connection with the marketing and sale of our products by such parties in a manner that is deemed not compliant with applicable laws and regulations. This is particularly acute with respect to unaffiliated distributors where we may not be able to directly monitor or control the manner in which products are sold through third-party firms. If our products are distributed to customers for whom they are unsuitable or distributed in a manner deemed inappropriate, we could suffer reputational and/or other financial harm to our business.

As part of our insurance business, we may collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customer privacy or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.

We may receive and store a large volume of personally identifiable information, epigenetic information, and other data relating to our customers, as well as other personally identifiable information and other data relating to individuals such as our employees. Security breaches, employee malfeasance, or human or technological error could lead to potential unauthorized disclosure of our customers’ personal information. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our solutions and any failure to comply with such laws and regulations could lead to significant fines, penalties or other liabilities.

A security compromise of our information systems or of those of businesses with whom we interact that results in confidential information being accessed by unauthorized or improper persons could harm our reputation and expose us to regulatory actions, customer attrition, remediation expenses, disruption of our business, and claims brought by our customers or others for breaching contractual confidentiality and security provisions or data protection laws.

Monetary damages imposed on us could be significant and not covered by our liability insurance. Techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems evolve frequently and may not immediately produce signs of intrusion, and we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, a security breach could require us to expend substantial additional resources related to the security of our information systems and provide required breach notifications and remediation, diverting resources from other projects and disrupting our businesses. If we experience a data security breach, our reputation could be damaged and we could be subject to additional litigation, regulatory risks and business losses.

Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data, including the Personal Information Protection and Electronic Documents Act, the Telephone Consumer Protection Act of 1991, or the TCPA, Section 5 of the Federal Trade Commission Act, and effective as of January 1, 2020, the California Consumer Privacy Act (or the CCPA). These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in enforcement, and may be inconsistent from one jurisdiction to another. For example, the CCPA, which went into effect on January 1, 2020, requires, among other things, new disclosures to California consumers and affords such consumers new abilities to opt out of certain sales of personal information. The CCPA provides for fines of up to $7,500 per violation. Aspects of the CCPA and its interpretation and enforcement remain uncertain. The effects of this legislation are potentially far-reaching and may require FOXO to modify its data processing practices and policies and incur substantial compliance-related costs and expenses. The CCPA has been amended on multiple occasions. For example, the California Privacy Rights Act (or CPRA) recently was approved by California voters and significantly modifies the CCPA, potentially resulting in further uncertainty and requiring FOXO to incur additional costs and expenses in an effort to comply. The CPRA became operative on January 1, 2023 (and applies only to consumer data collected on or after January 1, 2022, with enforcement beginning July 1, 2023). While the CCPA will remain operative and enforceable from now until July 1, 2023, we will continue to monitor developments related to the CPRA. The effects of this legislation are potentially far-reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts. The CCPA and other changes in laws or regulations relating to privacy, data protection, breach notifications, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, which require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our products and services, require significant changes to our operations, or even prevent us from providing our products and services in jurisdictions in which we currently operate and in which we may operate in the future.

We may also be required to comply with increasingly complex and changing data security and privacy regulations in the UK, the European Union (the “EU”) and in other jurisdictions in which we plan to conduct business that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. For example, the EU’s General Data Protection Regulation (the “GDPR”), now also enacted in the UK as the UK GDPR, has imposed stringent compliance obligations regarding the handling of personal data and has resulted in the issuance of significant financial penalties for noncompliance. Further, in July 2020, the Court of Justice of the European Union released a decision in the Schrems II case (Data Protection Commission v. Facebook Ireland, Schrems), declaring the EU-US Privacy Shield invalid and calling into question data transfers carried out under the European Commission’s Standard Contractual Clauses. As a result of the decision, we may face additional scrutiny from EU regulators in relation to the transfer of personal data from the EU to the United States. Noncompliance with the GDPR can trigger fines of up to the greater of €20 million or 4% of global annual revenues. In the United States, there have been proposals for federal privacy legislation and many new state privacy laws proposed. Other countries have enacted or are considering enacting data localization laws that require certain data to stay within their borders. We may also face audits or investigations by one or more domestic or foreign government agencies or our customers pursuant to our contractual obligations relating to our compliance with these regulations. Complying with changing regulatory requirements requires us to incur substantial costs, exposes us to potential regulatory action or litigation, and may require changes to our business practices in certain jurisdictions, any of which could materially adversely impact our business, financial condition and results of operations.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law or best practices could be inconsistent with, or fail, or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by its third-party providers on its platform, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personally identifiable information or other data relating to our customers, or other individuals, or the perception that any of the foregoing types of failure or compromise have occurred, could damage our reputation, discourage new and existing customers from using our products or services, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and materially adversely impact our business, financial condition, and results of operations.

We will be subject to the terms of our privacy policies and privacy-related obligations. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or others, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse impact on our business. In addition, new and changed rules and regulations regarding privacy, data protection (in particular those that impact the use of artificial intelligence) and cross-border transfers of customer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if any third-party that we work with violates applicable laws or its policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and have a material adverse effect on our reputation, business, financial condition and results of operations.

We may be unable to prevent or address the misappropriation of our data, which could damage our reputation and materially adversely impact our business.

Third parties may misappropriate our data through website scraping, bots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online apps may misappropriate data and attempt to imitate our brand or the functionality of our planned website. If we become aware of such websites or online apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or online apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations immediately or completely. In some cases, particularly in the case of websites or online apps operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites or online apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or online apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

Changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively impact our business.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that may restrict and negatively impact our industry. Because of the history of certain abuses in the industry, we believe it is likely that state insurance regulation will increase and grow more complex during the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

The emergence of new biotechnologies has led to frequent legislation governing the use of genetic information in insurance. The federal regulation, Genetic Information Nondiscrimination Act (“GINA”), prohibits the use of genetic information by health insurers, but it does not apply to life insurance or epigenetics at this time. To date, a small minority of states have adopted a GINA-like framework, essentially prohibiting the use of genetic information for life insurance underwriting and risk classification. Other states have laws regulating, though not prohibiting, the use of genetic information in life insurance. While epigenetics’ distinguishable features exempt it from the text of, and rationale behind, current laws regulating the use of genetic information in life insurance, any adverse change in present laws or regulations, or their interpretation in one or more states in which we may operate (or an aggregation of states in which we may conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also have a material adverse effect on our business, financial condition and results of operations.

New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse impact on our business model, financial condition, and results of operations.

State and federal lawmakers and insurance regulators are focusing upon the use of customer communications, including concerns about transparency, deception, and fairness, in particular. Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority may decrease our revenues and earnings and may require us to change the manner in which we conduct some aspects of our business. In addition, our business and operations are subject to various U.S. federal, state, and local consumer protection laws, including laws which place restrictions on the use of automated tools and technologies to communicate with wireless telephone subscribers or consumers generally. For example, a California law, effective as of July 2019, makes it unlawful for any person to use a bot to communicate with a person in California online with the intent to mislead the other person about its artificial identity for the purpose of knowingly deceiving the person about the content of the communication in order to incentivize a purchase of goods or services in a commercial transaction. Although we take steps to comply with this and other laws restricting the use of electronic communication tools, no assurance can be given that we will not be exposed to civil litigation or regulatory enforcement. Further, to the extent that any changes in law or regulation further restrict the ways in which we communicate with prospective or current customers, these restrictions could result in a material reduction in our customer acquisition and retention, reducing the growth prospects of our business, and materially adversely impact our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are unable to retain our license for patent pending methods of identifying epigenetic biomarkers, our business plans, revenue generation, and ability to continue operating could be adversely impacted.

We, through our subsidiary FOXO Labs, have an exclusive license for U.S. patent applications directed to three epigenetic clocks for use in life insurance, which are known as Mortality Predictor EEAA, PhenoAge and GrimAge. Subject matter that was directed solely to abstract ideas or natural laws, such as the discovery and determination of correlations, has been found to lack patent eligibility by the USPTO, if found to lack “something more.” If one or more of these three patent-pending methods of determining epigenetic estimations of age and/or age acceleration by use of a particular combination of epigenetic biomarkers of health and wellness and biological aging do not receive full patent approval, or if we are unable to retain our exclusive license, we may not be able exclusively to apply such methods to our planned life insurance underwriting protocol, which may put us at a competitive disadvantage, which could adversely impact our ability to operate our business as intended and achieve our business objectives.

If we are unable to protect our patent pending methods of identifying saliva-based epigenetic biomarkers or intellectual property in general, the value of our brand and other intangible assets may be diminished, and our business may be adversely impacted.

We depend on our proprietary technology, intellectual property and services for our business plans, success and ability to compete. We rely and expect to continue to rely on a combination of confidentiality and other agreements with our employees, consultants and third parties with whom we have relationships or with whom we plan to have relationships, and who may have access to confidential or patentable aspects of our research and development output, as well as the trademark, copyright, patent and trade secret protection and common law rights and laws, to protect our proprietary rights. For example, we rely on trade secret protection for building and validating an extensive number of machine learning models that use epigenetic data derived from different types of tissues to predict a wide variety of targets, such as direct mappings to life insurance classification, smoking use and/or extent, alcohol use and/or extent, etc. Although we enter into confidentiality and other agreements to protect these and other proprietary technologies, any of these parties may breach the agreements and disclose information before a patent application is filed, and jeopardize our ability to seek patent protection, if we were not able to use the courts to enjoin the disclosure in advance. In addition, our ability to obtain and maintain valid and enforceable patents or patent licenses depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Since publications in the scientific literature often lag behind the actual discoveries, and patent applications do not publish until 18 months after filing, we are never certain we are the first to make the inventions claimed in any of our patents or that we are the first to file for patent protection of such patents. In other words, priority is never known until an application is prosecuted. Additionally, third parties may knowingly or unknowingly infringe our proprietary rights, and third parties may challenge our proprietary rights held, pending and future patent, copyright, trademark and other applications, which, if successful, may not be approved and which may affect our ability to prevent infringement without incurring substantial expense. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

If the protection of our proprietary rights are inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Despite our efforts to protect our proprietary rights, attempts may be made to copy or reverse engineer aspects of our products or services, or to obtain and use information that we regard as proprietary and which a judge may not enjoin. Accordingly, we may be unable to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, as a practical matter, policing the unauthorized use of our intellectual property would be difficult for us, because of the private nature of our competitors and because our competitors may offer competing products as software-as-a-service, which may limit the ability to discover a competitor’s use of our proprietary technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation and/or any of the events above could result in substantial costs and diversion of resources, and could have a material adverse impact on our business, financial condition and results of operations.

We may be unable to obtain sufficiently broad protection, or we may lose intellectual property protection.

As patent and trademark prosecution of biotechnology inventions is highly uncertain, involves complex legal and factual questions, and has been the subject of litigation in recent years, the issuance, scope, validity, enforceability and commercial value of our intellectual property rights are highly uncertain. Our pending and future trademark or patent applications may not result in issued trademarks and patents that protect our products and services, which would render us unable to prevent others from commercializing the same or similar products and services that we offer. The coverage of trademark and patent claims may be significantly reduced before such intellectual property approval is granted and the scope and validity of issued trademarks and patents can also be challenged after grant, which, if successful, may not provide us meaningful protection, may not allow us to exclude competitors or may not provide us with any competitive advantage.

Despite our efforts, we may not be able to maintain confidentiality for our trade secrets and proprietary know-how. In addition, our trade secrets and proprietary know-how may otherwise become known or be independently discovered by others. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our proprietary technology. We rely on a combination of patent, trademark, and trade secret protection to establish and protect the ideas, concepts, and know-how for the products, services and technology we develop. Our failure to establish patent, trademark and trade secret protection for our technology and intellectual property rights could enable our competitors to more effectively compete and have an adverse impact on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending trademarks or future patents on our products and services in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we may encounter difficulties in protecting and defending such rights in foreign jurisdictions. Our owned and licensed patent applications are pending in the U.S. only and thus these present patent applications, even if granted, cannot cover any foreign countries in the future. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies (even copying from the patent disclosures) in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in various foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of our patents in such countries. Proceedings to enforce our current trademark and potential future patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our intellectual property at risk of not issuing, being invalidated, or interpreted narrowly, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Changes in trademark or patent law in the United States and other jurisdictions could diminish the value of our potential future trademarks and patents in general, thereby adversely impacting our ability to protect our products and services.

Changes in either the trademark or patent laws or in interpretations of trademark or patent laws in the United States or other countries or regions may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our potential future trademarks and patents or in third-party intellectual property. In the United States, prior to March 16, 2013, assuming that other requirements for patentability were satisfied, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On or after March 16, 2013, under the Leahy-Smith America Invents Act (or the America Invents Act), enacted on September 16, 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are satisfied, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, a third party that files a patent application in the United States Patent and Trademark Office (the “USPTO”) before us could be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either file any patent application related to our products or services, or invent any of the inventions claimed in our or its licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse impact on our business.

Recent U.S. Supreme Court rulings have also narrowed the scope of patent protection available in specific circumstances (e.g., regarding domestic processes) and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We have employed and expect to employ or contract with individuals who were previously employed by or were independent contractors for universities or other companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, or lose the ability to use certain technologies, all of which could adversely impact our business. A loss of use of certain technologies or key research personnel work product could hamper or prevent our ability to commercialize potential products and services, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be successful in registering and enforcing our trademarks.

As we apply to register our unregistered trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. Trademark enforcement is always uncertain, since proving infringement requires a showing of consumer confusion in addition to use by the defendant of a similar or identical trademark. In addition, opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In certain countries outside of the United States, trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our future owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Ownership disputes may arise, for example, from conflicting obligations of employees, consultants or others who are involved in developing our future products and services.

Litigation may be necessary to defend against these and other claims by a third party challenging inventorship of our or our licensors’ ownership of our future owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or a right to use, intellectual property or technology that is important to our product or services. Alternatively, we may need to obtain one or more additional licenses from certain third parties, which could be time-consuming and expensive and could result in substantial costs and diversion of resources and could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse impact on our business, financial condition, and results of operations.

If we become involved in trademark or patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts of our products and services.

There is a substantial amount of litigation, both within and outside the United States, involving trademark, patent and other intellectual property rights in the insurance technology industry, including patent and trademark infringement lawsuits, declaratory judgment litigation and adversarial proceedings before the USPTO, including trademark oppositions and cancellations, patent interferences, derivation proceedings, ex parte reexaminations, post-grant review and inter partes review, as well as corresponding proceedings in foreign courts and foreign patent offices.

We may, in the future, become involved with litigation or actions at the USPTO or foreign patent offices with various third parties. We expect that the number of such claims may increase as our industry expands, more trademarks and patents are issued, the number of products or services increases and the level of competition in our industry increases. Any infringement claim, regardless of its validity, could harm our business by, among other things, resulting in time-consuming and costly litigation, diverting management’s time and attention from the development of our business, requiring the payment of monetary damages (including possible treble damages, attorney’s fees, costs and expenses) or royalty payments.

It may be necessary for us to pursue litigation or adversarial proceedings before the trademark or patent office in order to enforce our patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. The outcome of any such litigation might not be favorable to us, and even if we were to prevail, such litigation could result in substantial costs and diversion of resources and could have a material adverse impact on our business, financial condition and results of operations.

As we move into new markets and expands our products or services offerings, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection.

Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our current or future products, technologies and services may infringe. We cannot be certain that we have identified or addressed all potentially significant third-party patents in advance of an infringement claim being made against us. In addition, similar to what other companies in our industry have experienced, we expect our competitors and others may have trademarks or patents or may in the future obtain trademarks or patents, and assert that making, having made, using, selling, offering to sell or importing its products or services infringes these trademarks or patents. Defense of infringement and other claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. Parties making claims against us may be able to sustain the costs of complex trademark or patent litigation more effectively than we can because they have substantially greater resources. Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products or services and could result in the award of substantial damages against us, including possible treble damages, attorney’s fees, costs and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product or service introductions while we attempt to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing products or services, and the prohibition of sale of any of our products or services could materially impact our business and our ability to gain market acceptance for our products or services.

We maintain multiple forms of proprietary information, the value of which is derived from the proprietary nature of such information. Employees of ours or third parties that are or become privy to our proprietary information may, despite our efforts, misappropriate such information. Such misappropriation may result in publication or other public release of such information. In such an event, although we may have a cause of action against any such parties, such legal action is costly and may not result in sufficient compensation to ameliorate the loss of competitive advantages enjoyed by our confidential possession of such proprietary information. Additionally, such proprietary information, once published or otherwise released to the public, may not be returned to a secret state, and may be copied or otherwise imitated or used by competitors of ours without legal recourse or means of compensation by us. Such loss could materially adversely impact our business, financial condition and results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation, although courts are empowered to protect confidential information using protective orders. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A Common Stock.

In addition, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could materially adversely impact our business, financial condition and results of operations.

Patent terms may be inadequate to protect our competitive position with respect to our products and services for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products and services are obtained, once the patent life has expired, we may be open to competition from competitive products — and the patent document itself is a disclosure enabling such competitors. Given the amount of time required for the development, testing and regulatory review of new products and services, patents protecting such products and services might expire before or shortly after such products and services are commercialized. As a result, our future owned and currently licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to ours.

We utilize open-source software, which may pose particular risks to our proprietary software and source code.

We use open-source software in our proprietary software and will use open-source software in the future. Companies that incorporate open-source software into their proprietary software and products have, from time-to-time, faced claims challenging the use of open-source software and compliance with open-source license terms. Some licenses governing the use of open-source software contain requirements that we make available source code for modifications or derivative works we create based upon the open-source software, and that we license such modifications or derivative works under the terms of a particular open-source license or other license granting third parties certain rights of further use. By the terms of certain open-source licenses, we could be required to release the source code of certain aspects of our proprietary software, and to make our proprietary software available under open-source licenses to third parties at no cost if we combine certain aspects of proprietary software with open-source software in certain manners. Although we monitor our use of open-source software and have a policy of full compliance with all open-source software license terms, we cannot assure that all open-source software is reviewed prior to use in our software, that our developers have not incorporated open-source software into our proprietary software, or that they will not do so in the future.

Additionally, the terms of many open-source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide certain aspects of its proprietary software. Companies that incorporate open-source software into their products have, in the past, faced claims seeking enforcement of open-source license provisions and claims asserting ownership of open-source software incorporated into their proprietary software, and claims for damages for failure to fully comply with those applicable licenses. If an author or other third party that distributes such open-source software were to allege that we have not complied with the conditions of an open-source license, we could incur significant legal costs defending ourselves against such allegations. In the event such claims were successful, we could be subject to significant damages or be enjoined from the distribution of our proprietary software. In addition, the terms of open-source software licenses may require us to provide certain aspects of our software that we develop using such open-source software to others on unfavorable license terms. As a result of our current or future use of open-source software, we may face claims or litigation, be required to release certain aspects of our proprietary source code, pay damages for breach of contract, re-engineer its proprietary software, discontinue making our proprietary software available in the event that re-engineering cannot be accomplished on a timely basis, discontinue certain aspects or functionality of our products and testing services, or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of the software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a material adverse impact on our business, financial condition and results of operations.

USE OF PROCEEDS

We will receive up to $131.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Public and Private Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. Each Assumed Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.21 per share. However, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of such warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock (see "Description of Securities of the Company – Warrants).

On February 9, 2023, the closing price for our Class A Common Stock was $1.03. If the price of our Class A Common Stock remains below the respective Warrant exercise prices per share, we believe our warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We will receive the proceeds. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including working capital, operating expenses and capital expenditures. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

All of the Class A Common Stock and the Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Public Warrants, the Private Warrants and the Assumed Warrants offered hereby is determined by reference to the exercise price per share of the Public Warrants, Private Warrants and Assumed Warrants of $11.50, $11.50 and $6.21, respectively, subject to adjustment as described herein. The Public Warrants are listed on NYSE American under the symbol “FOXO WS”.

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Price and Ticker Symbols

Our shares of Class A Common Stock and Public Warrants are currently listed on NYSE American under the symbols “FOXO” and “FOXO.WS,” respectively.

The closing price of our shares of Class A Common Stock on February 9, 2023 was $1.03.

The closing price of our Public Warrants on February 9, 2023 was $0.0699

Holders

On September 30, 2022, there were 101 holders of record of the Company’s Class A Common Stock, 12 holders of record of the Company’s Public Warrants, 11 holders of record of the Private Warrants and 72 holders of record of the Assumed Warrants.

Dividend Policy

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this registration statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere particularly in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this registration statement. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to FOXO and its consolidated subsidiaries after the Business Combination. Dollar amounts are in thousands, unless otherwise noted.

Formation

We were formed as a limited liability company on November 11, 2019, following our separation (the “Separation”) from GWG Holdings, Inc. (the “Member”). We were previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC completed a conversion to a C Corporation (“Corporate Conversion”) and became FOXO.

Effective September 15, 2022, we consummated our previously announced Business Combination pursuant to the Merger Agreement, whereby DWIN Merger Sub Inc. merged with and into Legacy FOXO, with Legacy FOXO surviving as a wholly-owned subsidiary of the Company. Upon consummation of our Business Combination, our name changed from Delwinds Insurance Acquisition Corp. to FOXO Technologies Inc.

Overview

We are a technology platform company focused on commercializing longevity science into products and services that serve the life insurance industry. The products and services we are developing combine longevity science with life insurance to simplify the consumer underwriting journey. Our goal is to make healthy longevity fundamental to the promise of every life insurance policy sold. We believe our products and services address long-standing, core problems within the life insurance industry.

To simplify the consumer underwriting journey, we are commercializing epigenetic biomarker technology to offer life insurance carriers a saliva-based underwriting solution. Our underwriting technology platform seeks to incorporate saliva-based epigenetic biomarkers of molecular health and aging to address the single biggest pain point in the industry according to the Life Insurance Marketing and Research Association or LIMRA.

To support health and wellness consumer engagement, we developed an insurance products platform, called FOXO Life, that seeks to incorporate our consumer engagement and underwriting technology to create new reasons to purchase life insurance with “Life Insurance Designed to Keep you Alive.”™ FOXO Life offers insurance products issued by third-party insurance carriers under a managing general agency (“MGA”) relationship (as described below). FOXO Life provides consumers with a personalized longevity report (which we refer to as our Longevity Report) based on proprietary epigenetic measurements of aging using an “epigenetic clock” (as described below). We believe the Longevity Report will help make longevity science core to the relationship between life insurance carriers, agents and consumers.

FOXO Life is earning commission revenues, marketing allowances, and service fees by selling longevity science driven insurance products to consumers directly and through independent insurance agents. Initially, we do not expect to use epigenetic underwriting technology in the life insurance products FOXO Life sells. However, we expect the research and development studies underway will support the introduction and commercialization of our saliva-based underwriting technology. FOXO Life is launching at a time when consumer interest in life insurance has increased due to the COVID-19 pandemic and when innovative applications of technology and molecular biotechnology are ripe to disrupt the industry.

We believe linking healthy longevity with life insurance provides agents with a new and meaningful way to engage consumers in life insurance coverage to protect their families’ financial futures.

FOXO Labs – Underwriting Technology

FOXO Labs is commercializing proprietary, patent pending, epigenetic biomarker technology to assess underwriting factors used in life insurance underwriting today from a saliva specimen. We believe our underwriting technology can address the core industry pain point of medical underwriting. Medical underwriting is the dominant form of assessing the relative health and longevity of insurance applicants and it is lengthy and invasive, and includes blood and urine specimen collection requirements. Insurance carriers prefer medical underwriting because it offers accurate mortality risk classifications. Our research with insurance agents indicates that medical underwriting is a significant impediment to sales, detracting agents from selling and consumers from buying life insurance. We believe that our saliva-based underwriting technology, when paired with advances in accelerated underwriting protocols, will offer insurance carriers the same, or better, risk classifications as medical underwriting. We also believe that once our saliva-based underwriting is adopted by carriers, it will have a sentinel effect within the industry that will further drive carriers to adopt our technology. We have observed that changes in life insurance industry underwriting happen infrequently, but when new innovations are introduced, adoption can be rapid and pervasive, such as when prescription data became available, blood testing became a requirement, or when smoker / non-smoker tables were adopted. We believe our saliva-based underwriting technology can follow a similar adoption pathway to prior underwriting innovations and generate significant services fee revenues.

FOXO Life - Insurance Sales and Distribution

FOXO Life is operationalizing a sales and distribution platform focused on recruiting independent life insurance agents to sell life insurance with our Longevity Report. FOXO Life markets and sells life insurance products underwritten and issued by third-party carriers through MGA relationships with two insurance carriers: Assurity Life Insurance Company (“Assurity”) and C.M. Life Insurance Company (“Haven Life”). We plan to continue expanding FOXO Life through additional MGA relationships to include the various types of term and permanent life insurance products. MGA relationships allow us to earn commission revenues, marketing allowances, and service fees from the sale of insurance products sold by independent insurance agents. Independent insurance agents were responsible for 49% of all life insurance premiums sold in the United States in 2020 according to LIMRA. We expect revenues generated from our MGA product sales through independent agents to be a meaningful contributor to our business. We believe our MGA distribution relationships are critical to enabling us to introduce our epigenetic underwriting technology into the products we sell.

We are commencing operations with systems that we believe allow for significant scaling at a time when we observe (i) burgeoning consumer interest in health and longevity; (ii) increased interest in life insurance due the COVID-19 pandemic; and (iii) a significant opportunity to disrupt a large, old, and slow life insurance industry with innovative applications of fast-moving modern technology. We believe our products and services can help reverse a general decline in household ownership of life insurance in the United States by providing a simplified pathway to purchase life insurance with longevity focused products that re-establish their relevance with consumers and restore life insurance as a tool for greater social good.

Business Trends

●	Life Insurance Demand. According to the 2021 Insurance Barometer Study, there are significant increases in consumer interest and demand for life insurance, with nearly one-third (31%) of consumers surveyed reporting COVID-19 makes them more likely to purchase life insurance within the next 12 months. In addition, the study reported the first sales gains in life insurance since 1983 and described that 22% of Americans (29 million consumers) owning life insurance believe they need more coverage and 59% of Americans (73 million consumers) without life insurance say they would like to acquire coverage. That means 102 million Americans say they either need life insurance coverage or want more of it. The study identified Millennials (ages 22-40) as the demographic most influenced by the pandemic, with 48% surveyed saying they plan to purchase coverage in the next year. Thus, despite the record-low household ownership of life insurance, the 2021 Insurance Barometer Study indicates Americans’ intent to purchase life insurance is at an all-time high.

●	Product Innovation. As life insurance carriers and distributors look to engage consumers renewed interest in life insurance coverage, industry analysts suggest that life insurance can succeed by adopting technology to (i) personalize every aspect of the consumer experience, transition from a traditional “assess and service” model toward a customer-centric “prescribe and prevent” model of health management; and (ii) develop innovative product solutions that place emphasis on product flexibility and innovation, including value-added services and nonmonetary benefits to attract consumers. Other analysts point to the need to reduce sales friction for both consumers and agents that stems from long underwriting timelines as a result of invasive blood and urine specimen collection.

Segments

We manage and classify our business into two reportable business segments:

(i)	Insurance Services Platform: FOXO Labs

FOXO Labs is commercializing proprietary epigenetic biomarker technology to be used for mortality underwriting risk classification in the global life insurance industry. Our innovative biomarker technology enables the adoption of new saliva-based health and wellness biomarker solutions for underwriting and risk assessment. Our research demonstrates that epigenetic biomarkers, collected from saliva, provide measures of individual health and wellness factors used in life insurance underwriting traditionally obtained through blood and urine specimens.

FOXO Labs currently recognizes revenue from providing epigenetic testing services and collecting a royalty from Illumina, Inc. related to the sales of the Infinium Mouse Methylation Array. The Company’s saliva-based health and wellness testing solutions for underwriting and risk classification is expected to be its largest source of revenue. FOXO Labs conducts research and development and such costs are recorded within research and development expenses on the consolidated statements of operations.

(ii)	Insurance Services Platform: FOXO Life

FOXO Life is redefining the relationship between consumers and insurer by combining life insurance with healthy longevity. FOXO Life seeks to transform the value proposition of the life insurance carrier from a provider of mortality risk protection products to a promoter of its customers’ health and wellness. FOXO Life’s Longevity Report strives to provide life insurance consumers with valuable information and insights about their individual health and wellness.

FOXO Life currently has residual commission revenues from its legacy insurance agency business. FOXO Life expects to begin selling insurance products under a MGA relationship with a national carrier partner in the first quarter of 2023. FOXO Life anticipates receiving insurance commission from the distribution and sale of life insurance policies based on the size and type of policies sold to customers. FOXO Life costs are recorded within selling, general and administrative expenses on the consolidated statements of operations.

Acquisition of Insurance Entity

We completed our acquisition of Memorial Insurance Company of America (“MICOA”) on August 20, 2021. Purchase consideration for the acquisition of MICOA totaled $1,155, which included an indefinite-lived insurance license intangible asset recorded at a fair value of $63 and cash of $1,092. We fair valued reinsurance recoverables and policy reserves as part of the acquisition. The existing statutory capital and surplus remains with us post-acquisition. The approval by the Arkansas Insurance Department requires us to maintain statutory capital and surplus of no less than $5,000 and a risk-based capital ratio of 301% or greater in the regulated insurance entity. MICOA has been renamed FOXO Life Insurance Company.

As part of the transaction and while our subsidiary, the former owners of MICOAadminister and 100% reinsure all policies outstanding as of the acquisition date. FOXO Life Insurance Company has not issued any new insurance policies since the acquisition and all premiums, reinsurance recoverables, and policy reserves relate to the 100% reinsured business. Additionally, as part of the transaction and while our subsidiary FOXO Life Insurance Company remains liable only in the event the reinsuring company is unable to meet its obligations under the reinsurance agreement.

FOXO Life Insurance Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Arkansas Insurance Department. The activity of FOXO Life Insurance Company post-acquisition is included in the consolidated financial statements in accordance with generally accepted accounting principles.

For additional information concerning FOXO Life Insurance Company operations, see “Recent Developments – FOXO Life Insurance Company”.

Comparability of Financial Results

On September 15, 2022, we consummated the transactions contemplated by the Merger Agreement. Immediately upon the Closing, the name of the combined company was changed to FOXO Technologies Inc.

FOXO Technologies Operating Company was determined to be the accounting acquirer in the Business Combination. Accordingly, the acquisition of FOXO Technologies Operating Company by the Company was accounted for as a reverse recapitalization. Under this method of accounting, the Company was treated as the acquiree for financial reporting purposes. The net assets of the Company were stated at their historical cost, with no goodwill or other separately identifiable intangible assets recorded. The balance sheet, results of operations and cash flows prior to the Business Combination are those of FOXO Technologies Operating Company.

Simultaneously with the execution of the Merger Agreement, Delwinds entered into a Common Stock Purchase Agreement (the “ELOC Agreement”) with CF Principal Investments LLC (the “Cantor Investor”), pursuant to which, assuming satisfaction of certain conditions and subject to limitations set forth in the ELOC Agreement, the Company would have the right, from time to time to sell the Cantor Investor up to $40,000 in shares of the Company’s Class A Common Stock until the first day of the next month following the 36-month anniversary of when the SEC has declared effective a registration statement covering the resale of such shares of Class A Common Stock or until the date on which the facility has been fully utilized, if earlier. On November 8, 2022, the Company and Cantor mutually terminated the ELOC Agreement. Upon the termination of the ELOC Agreement, the related Registration Rights Agreement, dated as of February 24, 2022 (the “Registration Rights Agreement”), by and between the Company and Cantor was automatically terminated in accordance with its terms.

In accordance with the terms of the Merger Agreement, at Closing, the Company (i) acquired 100% of the issued and outstanding FOXO Technologies Operating Company Class A common stock (the “FOXO Class A Common Stock”) in exchange for equity consideration in the form of the Company’s Class A Common Stock, (ii) acquired 100% of the issued and outstanding shares of FOXO Technologies Operating Company Class B common stock (the “FOXO Class B Common Stock”) in exchange for equity consideration in the form of the Company’s Class A Common Stock.

Immediately prior to the Closing, the following transactions occurred:

●	8,000,000 shares of FOXO Technologies Operating Company Series A preferred stock (the “FOXO Preferred Stock”) were exchanged for 8,000,000 shares of FOXO Class A Common Stock.

●	The 2021 Bridge Debentures in the principal amount, together with accrued and unpaid interest, of $24,402 were converted into 6,759,642 shares of FOXO Class A Common Stock.

●	The 2022 Bridge Debentures in the principal amount, together with accrued and unpaid interest, of $34,496 were converted into 7,810,509 shares of FOXO Class A Common Stock.

As a result of and upon the Closing, among other things, (1) all outstanding shares of FOXO Class A Common Stock (after giving effect to the conversion of the FOXO Preferred Stock into shares of FOXO Class A Common Stock) and FOXO Class B Common Stock were converted into 15,518,705 shares of the Company’s Class A Common Stock, (2) all FOXO options and FOXO warrants outstanding immediately before the Closing (“Assumed Options” and Assumed Warrants, as applicable) were assumed and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into options and warrants, respectively, of the Company, exercisable for share of the Company’s Class A Common Stock and (3) other than the Assumed Options and Assumed Warrants, all other convertible securities and other rights to purchase capital stock of FOXO Technologies Operating Company were retired and terminated, if they were not converted, exchanged or exercised for FOXO Technologies Operating Company stock immediately prior the Closing.

Recent Developments

FOXO Life Insurance Company

In connection with the Business Combination, we submitted various filings with the Arkansas Insurance Department (the “Department”) to ensure compliance with Arkansas insurance laws. After review and analysis of the relevant documentation and meetings with us, on September 9, 2022, the Department advised us that it concluded that the Business Combination did not require approval from the Department given that there was no change in the ultimate controlling party. Due to market conditions, our capitalization following the Business Combination did not materialize in the way the Company anticipated, and we do not currently possess the funding that we believe would be required to satisfy state regulations and regulatory bodies to issue new life insurance policies through FOXO Life Insurance Company. As such, we will not move forward with the launch of FOXO Life Insurance Company. The outstanding policies issued by FOXO Life Insurance prior to our acquisition of the entity will continue to be administered and reinsured by the former owners of MICOA (as defined below). We intend to focus on selling products issued by third-party carriers through our MGA Model (see “Business Overview — MGA Insurance Products”).

On January 10, 2023, we entered into a merger agreement (the “Security National Merger Agreement”) with Security National Life Insurance Company, a Utah corporation (the “Security National”), FOXO Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“FOXO Life”), and FOXO Life Insurance Company (fka Memorial Insurance Company of America (“MICOA”)), an Arkansas corporation and wholly-owned subsidiary of the Seller (“FOXO Life Insurance”), pursuant to which, subject to the terms and conditions of the Security National Merger Agreement, the Company has agreed to sell FOXO Life Insurance to Security National. Specifically, pursuant to the Security National Merger Agreement, FOXO Life Insurance will merge with and into the Security National, with Security National continuing as the surviving corporation. Upon consummation of the merger, the Company will no longer have to hold cash and cash equivalents required to be held as statutory capital and surplus, as required under the Arkansas Insurance Code (the “Arkansas Code”).

On February 3, 2023 (the “Closing Date”), we consummated the sale of FOXO Life Insurance Company to Security National pursuant to the Security National Merger Agreement. As a result of the merger, the Company is no longer required to hold cash and cash equivalents required to be held as statutory capital and surplus, as required under the Arkansas Code.

At the closing, all of FOXO Life Insurance’s shares were cancelled and retired and ceased to exist in exchange of an amount equal to FOXO Life Insurance’s statutory capital and surplus amount of $5,002 as of the Closing Date, minus $200 (the “Merger Consideration”). As of the date of this prospectus, the Company has $100 of statutory capital and surplus amounts that it is in process of accessing. The Company expects to be able to access the remaining $100 of statutory capital and surplus amounts shortly after the Closing Date.

The Security National Merger Agreement contains certain representations, warranties, and covenants as specified therein, including such provisions as are customary for a transaction of this nature.

The Security National Merger Agreement also contains certain cross-indemnification provisions under which FOXO Life is obligated to indemnify Security National for any claims based on: (a) any inaccuracy, breach or non-fulfillment of any of the representations, warranties or covenants in the Security National Merger Agreement; (b) losses from the operations or business of FOXO Life Insurance during the period that FOXO Life was a shareholder of FOXO Life Insurance; and (c) any data or cyber privacy breach incident since the acquisition of FOXO Life Insurance by FOXO Life. Similarly, Security National is obligated to indemnify the FOXO Life for any claims based on: (a) any inaccuracy, breach or non-fulfillment of any of the representations, warranties or covenants in the Security National Merger Agreement; and (b) losses from the operations or business of FOXO Life Insurance other than during the period in which FOXO Life was a shareholder of FOXO Life Insurance.

Pursuant to the Security National Merger Agreement, at the closing, FOXO Life paid Security National’s third-party out-of-pocket costs and expenses of $51, including counsel fees and filing fees, incurred in connection with the merger at the closing. After the Merger Consideration and Security National’s third party expenses, the transaction resulted in the Company gaining access to $4,651 that was previously held as statutory capital and surplus pursuant to the Arkansas Code. The Company is still working on accessing the remaining $100 of statutory capital and surplus.

The Company intends to maintain both the FOXO Life and FOXO Labs segments after the sale of FOXO Life Insurance. The Company previously indicated in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2022 that due to market conditions, our capitalization following the Business Combination did not materialize in the way the Company anticipated, and we did not currently possess the funding that we believe would be required to satisfy state regulations and regulatory bodies to issue new life insurance policies through FOXO Life Insurance. As such, we did not move forward with the launch of FOXO Life Insurance and sold the entity to enhance stockholder value. The outstanding policies issued by FOXO Life Insurance were previously administered and reinsured by the former owners who once again own the entity and will continue to administer the policies. We intend to focus on selling products issued by third-party carriers through our MGA Model and FOXO Life segment. Accordingly, the sale formalizes that we will not issue any policies through the FOXO Life Insurance. Our FOXO Labs segment continues to work on commercializing our epigenetic biomarker technology for underwriting risk classification.

ELOC Agreement

On November 8, 2022, the Company and Cantor mutually terminated the ELOC Agreement. The termination was due to the low market capitalization of our Class A Common Stock as well as the downward performance of our Class A Common Stock since the consummation of the Business Combination, which we believed would limit the benefits of the agreement. Upon the termination of the ELOC Agreement, the related Registration Rights Agreement, dated as of February 24, 2022 (the “Registration Rights Agreement”), by and between the Company and the Cantor Investor was automatically terminated in accordance with its terms. Prior to the termination of the ELOC Agreement and pursuant to the terms of the ELOC Agreement, the Company issued 190,476 shares of Class A Common Stock to the Cantor Investor on September 16, 2022 as consideration for its irrevocable commitment to purchase the shares of Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the ELOC Agreement (such shares, the “Cantor Commitment Fee”).

Forward Purchase Agreement

On November 10, 2022, the Company and Meteora Special Opportunity Fund Fund I, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Capital Partners, LP (collectively, “Meteora”) amended that certain Forward Share Purchase Agreement, dated as of September 13, 2022 (the “Forward Purchase Agreement”), by and between the Company and Meteora (the “Amendment”). Pursuant to the Amendment, Section 1(b) of the Forward Purchase Agreement was replaced to state that on the Put Date (as defined in the Forward Purchase Agreement), Meteora would be entitled to retain 500,000 shares of the Company’s Class A Common Stock. To the extent Meteora owns less than 500,000 shares of Class A Common Stock, the Company agreed to transfer to Meteora the difference between such amount and the amount of shares then owned in the form of fully-registered, freely tradable shares.

On November 11, 2022, the Company and Meteora mutually terminated the Forward Share Purchase Agreement, as amended by the Amendment. The termination was due to market conditions and the downward performance of our Class A Common Stock since the consummation of the Business Combination, which was limiting the potential proceeds receivable under the agreement. Upon termination, the Put Date (as defined in the Forward Purchase Agreement) was accelerated, entitling Meteora to retain 500,000 shares of Class A Common Stock. The termination of the Forward Share Purchase Agreement resulted in the settlement of the forward purchase derivatives, elimination of the forward purchase collateral, and repurchase of the remaining shares subject to the Forward Purchase Agreement that Meteora had not already sold in the open market and were not part of the maturity consideration. Also, upon the termination of the Forward Purchase Agreement, the related escrow agreement was terminated.

Pursuant to the Amendment, upon termination of the Forward Purchase Agreement the 500,000 shares of our Class A Common Stock Meteora was entitled to retain was valued at $0.54 per share based on the prior day closing price or $270 in non-cash consideration. Additionally, the remaining escrowed funds were released to Meteora removing the forward purchase collateral from our balance sheet. The remaining 2,140,761 shares subject to the Forward Purchase Agreement are no longer considered outstanding. The termination of the Forward Purchase Agreement had no impact on our cash and cash equivalents at the time of termination. Additionally, this transaction did not provide the proceeds we anticipated. The anticipated proceeds were limited by our stock price and what we could have potentially been required to pay as Maturity Consideration (as defined in the Forward Purchase Agreement) to repurchase the shares only increased over time. As such, at the time of termination the Forward Purchase Agreement was not considered a source of liquidity.

Management Changes

On November 14, 2022, Jon Sabes and Steven Sabes were terminated as the Company’s Chief Executive Officer and Chairman and Chief Operating Officer, respectively. Tyler Danielson, who serves as the Company’s Chief Technology Officer, was named Interim Chief Executive Officer and principal executive officer, effectively immediately.

Our board of directors determined to terminate Jon Sabes as Chief Executive Officer and Chairman because it had lost confidence in his ability to act in an executive officer capacity of the Company following the Company’s business combination with Delwinds, and its increased obligations as a public company. Among other things, the board of directors noted that the Company’s former Chief Product Officer had resigned from the Company, citing strong disagreement with the direction the Company was taking, and other senior executives of the Company had advised members of the Board that they were prepared to resign unless Jon Sabes was replaced. We are continuing to review our obligations, if any, to Jon Sabes pursuant to his prior employment agreement.

Our board of directors determined to terminate Steven Sabes as Chief Operating Officer due to the Board’s view that Steven Sabes was not sufficiently fulfilling his responsibilities in such position.

On January 29, 2023, Jon Sabes resigned as a member of the Board pursuant to a resignation letter, effective immediately. Mr. Sabes did not serve on any committees of the Board.

Mr. Sabes’ resignation letter did not express that his resignation from the Board was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. However, Mr. Sabes provided a letter on February 2, 2023 which clarified the circumstances surrounding his resignation. Specifically, Mr. Sabes expressed that his resignation was due to his disagreement with the Board regarding the termination of his employment.

On February 3, 2023, Taylor Fay was promoted to Chief Operating Officer of the Company, effective immediately. Prior to the promotion, Mr. Fay served as the Company’s Vice President of Product Operations.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

Adjusted EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates period-to-period comparisons by excluding the earnings impact of interest, tax, depreciation and amortization, investment impairment, changes in fair value, and equity-based compensation. Management believes that presenting Adjusted EBITDA is more representative of our operational performance and may be more useful for investors. Adjusted EBITDA along with a reconciliation to net loss is shown in Other Operating Data within the Results of Operations below.

RESULTS OF OPERATIONS

The following discussion includes our results for the three and nine ended September 30, 2022, which includes the results of operations of Delwinds from September 15, 2022 through September 30, 2022. Accordingly, our consolidated results of operations are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results of operations for future periods.

Three Months Ended September 30, 2022 and 2021

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$14	$31	$(17)	(55)%
Operating expenses:
Research and development	558	1,665	(1,107)	(66)%
Selling, general and administrative	8,269	2,721	5,548	204%
Total operating expenses	8,827	4,386	4,441	101%
Loss from operations	(8,813)	(4,355)	(4,458)	102%
Non-cash change in fair value of convertible debentures	(3,697)	(22,571)	18,874	(84)%
Change in fair value of warrant liability	1,349	-	1,349	N/A %
Change in fair value of forward purchase put derivative	(1,284)	-	(1,284)	N/A %
Change in fair value of forward purchase collateral derivative	(27,378)	-	(27,378)	N/A %
Other expense	(1,203)	(315)	(888)	282%
Total other expense	(32,213)	(22,886)	(9,327)	41%
Net loss	$(41,026)	$(27,241)	$13,785	51%

Revenues. Total revenues were $14 for the three months ended September 30, 2022 compared to $31 for the three months ended September 30, 2021. The decrease of $17 was primarily due to a reduction of the royalty rate on Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays using our epigenetic research. The royalty rate was decreased from 5% to 1.25% in connection with the elimination of a purchase commitment.

Research and Development. Research and development expenses were $558 for the three months ended September 30, 2022 compared to $1,665 for the three months ended September 30, 2021. The decrease of $1,107, or 66%, was driven by expenses incurred during the three months ended September 30, 2021 related to Harvard University’s Brigham and Women’s Hospital Physicians’ Health Study (“PHS”) that did not reoccur in the 2022 comparable period.

Selling, General and Administrative. Selling, general and administrative expenses were $8,269 for the three months ended September 30, 2022 compared to $2,721 for the three months ended September 30, 2021. The increase of $5,548, or 204%, was primarily due to increased costs incurred to support business growth and the implementation of our business plan, specifically employee-related expenses, software costs, as well as incremental professional services incurred in connection with the Business Combination, and $1,600 of expense related to the Cantor Commitment Fee as defined in Note 7 of the unaudited consolidated financial statements.

Non-Cash Change in Fair Value of Convertible Debentures. The non-cash change in fair value of convertible debentures was ($3,697) for the three months ended September 30, 2022 compared to ($22,571) for the three months ended September 30, 2021. We elected the fair value option to account for the 2021 Bridge Debentures and 2022 Bridge Debentures. The increase in fair value for the three months ended September 30, 2021 was the result of the increased likelihood of voluntary or mandatory conversion at OIP, which represents a favorable result to holders of the debentures. The change for the three months ended September 30, 2022 reflected incremental changes in the likelihood of conversion for both the 2021 and 2022 Bridge Debentures.

Change in Fair Value of Warrant Liabilities. The change in fair value of warrant liabilities was $1,349 during the three months ended September 30, 2022 as a result of a reduction in the fair value of derivative warrant liabilities assumed as part of the Business Combination.

Change in Fair Value of Forward Purchase Put Derivative. The change in fair value of forward purchase put derivative was ($1,284) during the three months ended September 30, 2022 as a result of entering into the forward purchase agreement that was entered into as part of the Business Combination which may cause us to repurchase shares.

Change in Fair Value of Forward Purchase Collateral Derivative. The change in fair value of forward purchase derivative was ($27,378) during the three months ended September 30, 2022 as a result of entering into the forward purchase agreement that was entered into as part of the Business Combination which may cause us to forego receiving cash proceeds under the forward purchase agreement.

Other Expense. We recognized other expense of ($1,203) for the three months ended September 30, 2022 compared to ($315) for the three months ended September 30, 2021. This increase was the result of expenses associated with the forward purchase agreement and of incremental contractual interest expense incurred as a result of the 2021 Bridge Amendment partially offset by an increase in the amount of capitalized interest for the three months ended September 30, 2022.

Net Loss. Net loss was ($41,026) for the three months ended September 30, 2022, an increase of $13,785 or 51% compared to ($27,241) in the prior year comparable period. This increase was primarily due to change in fair value of the forward purchase derivatives and increased selling, general, and administrative expenses partially offset by lower non cash change in fair value of convertible debentures.

Analysis of Segment Results:

The following is an analysis of our results by reportable segment for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. The primary income measure used for assessing reportable segment performance is earnings before interest, income taxes, depreciation, amortization, and equity-based compensation (“Segment Earnings”). Segment Earnings by reportable segment also excludes corporate and other costs, including management, IT, and overhead costs. For further information regarding our reportable business segments, please refer to our consolidated financial statements and related notes included elsewhere in this quarterly report.

FOXO Labs

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$7	$23	$(16)	(70)%
Research and development expenses	506	1,655	(1,149)	(69)%
Segment Earnings	$(499)	$(1,632)	$1,133	(69)%

Revenues. Total revenues were $7 and $23 for the three months ended September 30, 2022 and 2021, respectively, and consisted of earned royalties from Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays using our epigenetic research. The decrease of $16 was due to a reduced royalty rate.

Segment Earnings. Segment Earnings increased from ($1,632) for the three months ended September 30, 2021 to ($499) for the three months ended September 30, 2022. The increase of $1,133 was driven by expenses incurred during the three months ended September 30, 2021 related to the commencement of PHS that did not reoccur in the 2022 comparable period.

FOXO Life

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$7	$8	$(1)	(13)%
Selling, general and administrative expenses	1,164	839	325	39%
Segment Earnings	$(1,157)	$(831)	$(326)	39%

Revenues. Total revenues were $7 for the three months ended September 30, 2022 compared to $8 for the three months ended September 30, 2021. The decrease was due to reduced life insurance commissions earned as we ceased placing policies from our legacy agency business.

Segment Earnings. Segment Earnings decreased from ($831) for the three months ended September 30, 2021 to ($1,157) for the three months ended September 30, 2022. The decrease of ($326) was primarily due to increased employee-related expenses and costs for professional services.

Nine Months Ended September 30, 2022 and 2021

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$93	$93	$-	-%
Operating expenses:
Research and development	2,160	4,321	(2,161)	(50)%
Selling, general and administrative	17,239	7,640	9,599	126%
Total operating expenses	19,399	11,961	7,438	62%
Loss from operations	(19,306)	(11,868)	(7,438)	63%
Non-cash change in fair value of convertible debentures	(28,180)	(24,890)	(3,290)	13%
Change in fair value of warrant liability	1,349	-	1,349	N/A %
Change in fair value of forward purchase put derivative	(1,284)	-	(1,284)	N/A %
Change in fair value of forward purchase collateral derivative	(27,378)	-	(27,378)	N/A %
Other expense	(2,133)	(856)	(1,277)	149%
Total other expense	(57,626)	(25,746)	(32,363)	124%
Net loss	$(76,932)	$(37,614)	$(39,318)	105%

Revenues. Total revenues were $93 for both the nine months ended September 30, 2022 and 2021. During the nine months ended September 30, 2022, the Company recognized $4 of additional revenue compared to the prior period in earned royalties from Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays. This increase was offset by a $4 decrease in life insurance commissions earned as we ceased placing policies from our legacy agency business.

Research and Development. Research and development expenses were $2,160 for the nine months ended September 30, 2022 compared to $4,321 for the nine months ended September 30, 2021. The decrease of $2,161, or 50%, was driven by $3,076 of expenses incurred during the nine months ended September 30, 2021 related to PHS that were insignificant in the comparable period. Costs incurred for PHS during the nine months ended September 30, 2021 included two milestone payments due at commencement and upon the transfer of clinical data, as well as costs related to supplies and processing fees. This decrease was partially offset by incremental research and development costs associated with a clinical trial agreement with The Brigham and Women’s Hospital, Inc. (“VECTOR”), specifically a $424 payment at contract inception. Additional employee-related expenses incurred during the nine months ended September 30, 2022 also partially offset the decrease in research and development expenses over the comparison period.

Selling, General and Administrative. Selling, general and administrative expenses were $17,239 for the nine months ended September 30, 2022 compared to $7,640 for the nine months ended September 30, 2021. The increase of $9,599, or 126%, was primarily due to increased costs incurred to support business growth and the implementation of our business plan, specifically employee-related expenses, software costs, as well as incremental professional services incurred in connection with the Business Combinations, and $1,600 of expense related to the Cantor Commitment Fee as defined in Note 7 of the unaudited consolidated financial statements.

Non-Cash Change in Fair Value of Convertible Debentures. The non-cash change in fair value of convertible debentures was ($28,180) for the nine months ended September 30, 2022 compared to ($24,890) for the nine months ended September 30, 2021. We elected the fair value option to account for the 2021 Bridge Debentures and 2022 Bridge Debentures. The increase in fair value for the nine months ended September 30, 2021 was the result of the increased likelihood of voluntary or mandatory conversion at OIP, which represents a favorable result to holders of the debentures. The change for the nine months ended September 30, 2022 also reflected the increase in fair value associated with incurring additional debt. Additionally, the likelihood of conversion for both the 2021 and 2022 Bridge Debentures increased throughout the nine months ended September 30, 2020 representing a favorable result to the holders of the debentures.

Change in Fair Value of Warrant Liabilities. The change in fair value of warrant liabilities was $1,349 during the nine months ended September 30, 2022 as a result of a reduction in the fair value of derivative warrant liabilities assumed as part of the Business Combination.

Change in Fair Value of Forward Purchase Put Derivative. The change in fair value of forward purchase put derivative was ($1,284) during the nine months ended September 30, 2022 as a result of entering into the forward purchase agreement that was entered into as part of the Business Combination which may cause us to repurchase shares.

Change in Fair Value of Forward Purchase Collateral Derivative. The change in fair value of forward purchase collateral derivative was ($27,378) during the three months ended September 30, 2022 as a result of entering into the forward purchase agreement that was entered into as part of the Business Combination which may cause us to forego receiving cash proceeds under the forward purchase agreement.

Other Expense. We recognized other expense of ($2,133) for the nine months ended September 30, 2022 compared to ($856) for the nine months ended September 30, 2021. This increase was the result of expenses associated with the forward purchase agreement and incremental contractual interest expense incurred as a result of the 2021 Bridge Amendment partially offset by an increase in the amount of capitalized interest for the nine months ended September 30, 2022.

Net Loss. Net loss was ($76,932) for the nine months ended September 30, 2022, an increase of $39,318 or 105% compared to ($37,614) in the prior year comparable period. This increase was primarily due to change in fair value of the forward purchase derivatives and increased selling, general, and administrative expenses partially offset by lower non cash change in fair value of convertible debentures.

Analysis of Segment Results:

The following is an analysis of our results by reportable segment for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The primary income measure used for assessing reportable segment performance is earnings before interest, income taxes, depreciation, amortization, and equity-based compensation. Segment Earnings by reportable segment also excludes corporate and other costs, including management, IT and overhead costs. For further information regarding our reportable business segments, please refer to our consolidated financial statements and related notes included elsewhere in this quarterly report.

FOXO Labs

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$71	$67	$4	6%
Research and development expenses	2,023	4,335	(2,312)	(53)%
Segment Earnings	$(1,952)	$(4,268)	$2,316	(54)%

Revenues. Total revenues were $71 and $67 for the nine months ended September 30, 2022 and 2021, respectively, and consisted of earned royalties from Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays using our epigenetic research.

Segment Earnings. Segment Earnings increased from ($4,268) for the nine months ended September 30, 2021 to ($1,952) for the nine months ended September 30, 2022. The increase of $2,316 was driven by $3,076 of expenses incurred during the nine months ended September 30, 2021 related to PHS that were insignificant in the 2022 comparable period which were offset by a $424 payment at contract inception for VECTOR as well as additional employee-related expenses.

FOXO Life

(Dollars in thousands)	2022	2021	Change in $	Change in %
Total revenue	$22	$26	$(4)	(15)%
Selling, general and administrative expenses	3,092	1,693	1,399	83%
Segment Earnings	$(3,070)	$(1,667)	$(1,403)	84%

Revenues. Total revenues were $22 for the nine months ended September 30, 2022 compared to $26 for the nine months ended September 30, 2021. The decrease was due to reduced life insurance commissions earned as we ceased placing policies from our legacy agency business.

Segment Earnings. Segment Earnings decreased from ($1,667) for the nine months ended September 30, 2021 to ($3,070) for the nine months ended September 30, 2022. The decrease of ($1,403) was primarily due to increased employee-related expenses and costs for professional services.

Years Ended December 31, 2021 and 2020

	Year Ended December 31,
(Dollars in thousands)	2021	2020	Change in $	Change in %
Total revenue	$120	$63	57	90%
Operating expenses:
Research and development	4,879	1,898	2,981	157%
Selling, general and administrative	10,272	6,895	3,377	49%
Total operating expenses	15,151	8,793	6,358	72%
Non-cash change in fair value of convertible debentures	(21,703)	—	(21,703)	(100)%
Other income (expense)	(1,354)	77	(1,431)	(1,858)%
Investment impairment	(400)	—	(400)	(100)%
Total other income (expense)	(23,457)	77	(23,534)	(30,564)%
Net loss	$(38,488)	$(8,653)	(29,835)	345%

Revenues. For the year ended December 31, 2021, total revenues were $120 compared to $63 for the year ended December 31, 2020. The increase of $57 was driven by an increase of $72 in earned royalties from Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays. This increase was partially offset by a $5 decrease in life insurance commissions earned as we ceased placing policies from our legacy agency business. An additional decrease of $10 in testing revenues was attributable to a contract that ended during the year ended December 31, 2020.

Research and Development. For the year ended December 31, 2021, research and development expenses were $4,879 compared to $1,898 for the year ended December 31, 2020. The increase of $2,981, or 157%, was primarily due to costs associated with new sponsored research projects, specifically PHS, CRADA and CHOP.

Research and development costs for PHS were $3,311 for the year ended December 31, 2021. This included three milestone payments totaling $926, required at commencement, upon transfer of clinical data, and upon the receipt of human materials used in the study, respectively. There are no additional milestone payments due for PHS. The remaining expenses related to supplies and data processing to obtain epigenetic data. PHS is currently in a data organizing and analysis phase, which will complete the study. As such, the Company does not expect to incur additional material expenses related to PHS after December 31, 2021.

Additionally, during the year ended December 31, 2021, the Company incurred $54 and $126 of research and development expenses in connection with CRADA and CHOP, respectively. Activities for the CRADA project in the year ended December 31, 2021 focused on generating epigenetic data. Costs for CHOP related to staffing associated with the development of bioinformatic approaches for epigenetic analysis.

Selling, General and Administrative. For the year ended December 31, 2021, selling, general and administrative expenses were $10,272 compared to $6,895 for the year ended December 31, 2020. The increase of $3,377, or 49%, was primarily due to increased costs to implement our business plan and expand our operations following the Separation, specifically increased wages, professional and contractor fees, software costs, and insurance premiums. Direct costs and fees incurred for convertible debentures issued in 2021 also contributed to this increase. These increases were partially offset by a $1,000 reduction in depreciation expense for the year ended December 31, 2021, primarily as a result of a change in the useful life of our leasehold improvements recorded in the year ended December 31, 2020.

Non-Cash Change in Fair Value of Convertible Debentures. We elected the fair value option to account for convertible debentures issued in 2021 and thus have recorded such liabilities at their estimated fair value. As of December 31, 2021, the estimated fair value of these convertible debentures had increased $21,703 since issuance. This increase was the result of the increased likelihood of voluntary or mandatory conversion at OIP, which represents a favorable result to holders of the debentures.

Other Income (Expense). For the year ended December 31, 2021, we recognized other expense of $1,354 compared to other income of $77 for the year ended December 31, 2020. This unfavorable fluctuation was the result of contractual interest expense incurred on convertible debentures issued in 2021.

Investment Impairment. In the year ended December 31, 2021, we recorded an impairment charge of $400 related to one of our investments due to the investee’s lack of success in raising additional capital along with their financial condition.

Net Loss. Net loss was $38,488 for the year ended December 31, 2021, an increase of $29,835 compared to $8,653 in the prior year.

Analysis of Segment Results:

Following is an analysis of our results by reportable segment for the year ended December 31, 2021 compared with the year ended December 31, 2020. The primary income measure used for assessing reportable segment performance is earnings before interest, income taxes, depreciation, amortization, and equity-based compensation (“Segment Earnings”). Segment Earnings by reportable segment also excludes corporate and other costs, including management, IT, and overhead costs. See Note 14 to our consolidated financial statements for further information regarding our reportable segments.

FOXO Labs

	Year Ended December 31,		Change	Change
(Dollars in thousands)	2021	2020	in $	in %
Total revenue	$85	$23	62	270%
Research and development expenses	4,875	1,989	2,886	145%
Segment Earnings	$(4,790)	$(1,966)	(2,824)	144%

Revenues. For the year ended December 31, 2021, total revenues were $85 compared to $23 for the year ended December 31, 2020. The increase related to an increase in earned royalties of $72 in the year ended December 31, 2021 from Illumina, Inc.’s license to manufacture and sell Infinium Mouse Methylation Arrays using our epigenetic research, partially offset by a decrease in testing revenue of $10, attributable to a research contract that ended in 2020.

Segment Earnings. Segment Earnings decreased from ($1,966) in the year ended December 31, 2020 to ($4,790) in the year ended December 31, 2021. This decrease was primarily due to increased costs associated with sponsored research projects.

FOXO Life

	Year Ended December 31,		Change	Change
(Dollars in thousands)	2021	2020	in $	in %
Total revenue	$35	$40	(5)	(13)%
Selling, general and administrative expenses	2,416	1,455	961	66%
Segment Earnings	$(2,381)	$(1,415)	(966)	68%

Revenues. For the year ended December 31, 2021, total revenues were $35 compared to $40 for the year ended December 31, 2020. This fluctuation was attributable to a $5 decrease in life insurance commissions as we ceased placing life insurance policies from our legacy agency business.

Segment Earnings. Segment Earnings decreased from ($1,415) in the year ended December 31, 2020 to ($2,381) in the year ended December 31, 2021. The decrease of $966 was primarily driven by increased personnel costs and professional services fees, partially offset by costs associated with the completion of a market research study completed in 2020 that did not repeat in 2021.

Other Operating Data:

We use Adjusted EBITDA to evaluate our operating performance. Adjusted EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP. We use non-GAAP financial measures as supplements to our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

We reconcile our non-GAAP financial measure to our net loss, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Our management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. Adjusted EBITDA is not presented in accordance with U.S. GAAP. Adjusted EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation and amortization, equity-based compensation (including the non-cash charges related to the consulting agreement), and certain other infrequent and/or unpredictable non-cash charges or benefits, such as changes in fair value of convertible debentures, warrant liabilities, and the forward purchase derivative.

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
(Dollars in thousands)	2022	2021	2022	2021	2021	2020
Net loss	$(41,026)	$(27,241)	$(76,932)	$(37,614)	$(38,488)	$(8,653)
Add: Depreciation	74	25	159	71	98	1,074
Add: Interest expense (income)	424	313	1,250	825	1,118	(61)
Add: Equity-based compensation(1)	3,866	42	5,556	8	131	920
Add: Investment impairment	-	-	-	-	400	-
Add: Non-cash change in fair value of convertible debentures	3,697	22,571	28,180	24,890	21,703	-
Add: Change in fair value of warrant liability	(1,349)	-	(1,349)	-	-	-
Add: Change in fair value of forward purchase put derivative	1,284	-	1,284	-	-	-
Add: Change in fair value of forward purchase collateral derivative	27,378	-	27,378	-	-	-
Adjusted EBITDA	$(5,652)	$(4,290)	$(14,474)	$(11,820)	$(15,038)	$(6,720)

(1)	Includes expense recognized related to the shares issued to the Consultant and for the Cantor Commitment Fee as defined in Notes 6 and 7 of the unaudited consolidated financial statements.

Liquidity and Capital Resources

Sources of Liquidity and Capital

We had cash and cash equivalents of $10,454 and $6,856 as of September 30, 2022 and December 31, 2021, respectively. Excluding amounts held as statutory capital and surplus by FOXO Life Insurance Company, we had $5,453 and $1,856 as of September 30, 2022 and December 31, 2021, respectively. We have incurred net losses since our inception. For the nine months ended September 30, 2022 and 2021, we incurred net losses of $76,932 and $37,614, respectively. We had an accumulated deficit of $128,908 and $51,976, respectively, as of September 30, 2022 and December 31, 2021. We have generated limited revenue to date and expect to incur additional losses in future periods.

As part of the Business Combination, we entered into a Forward Purchase Agreement and ELOC Agreement to fund our business; however, these agreements have since been terminated as a result of the performance of our stock. The Business Combination ultimately resulted in a significant number of redemptions limiting our proceeds. Additionally, we are unlikely to receive proceeds from the exercise of outstanding Warrants as a result of the difference between our current trading price of our Class A Common Stock and the exercise price of the various Warrants, as further discussed below. Our current revenue is not adequate to fund our operations, as further described under “Liquidity Update” below, and requires us to fund our business through other avenues until the time we achieve adequate scale. Securing additional capital is necessary to execute on our business strategy.

FOXO Life Insurance Company Sale

As discussed above under “Recent Developments – FOXO Life Insurance Company,” we entered into the Security National Merger Agreement on January 10, 2023, pursuant to which we agreed to sell FOXO Life Insurance Company to Security National. Upon the closing of such sale, the statutory capital and surplus of approximately $5,000 was assigned by Security National to FOXO Life in exchange for $200 and other transaction-related expenses. The transaction effectively allowed us to access the capital and surplus that was held at FOXO Life Insurance. We plan to continue to seek additional ways to raise capital, which may be dilutive to existing stockholders.

Impact of this Offering on Liquidity

Sales of a substantial number of our shares of Class A Common Stock and/or Public Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Public Warrants. The total amount of shares being registered for resale represent a substantial percentage of our total outstanding Class A Common Stock as of the date of this prospectus. The shares being offered for resale in this prospectus represent 19.5% of our current total outstanding Class A Common Stock, assuming the exercise of all Warrants. Further, certain Selling Securityholders beneficially own a significant percentage of our outstanding Class A Common Stock. The members of the Sponsor beneficially own in the aggregate 4,431,250 shares or 16.1% of our Class A Common Stock, all of such shares are subject to a lock-up restriction pursuant to that certain letter agreement related to the IPO, as amended (the “Insider Letter Agreement”), which lock-up will expire on the earlier of (A) six (6) months after the date of the Closing, and (B) the date after the Closing on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. Jon Sabes, our previous Chief Executive Officer and Chairman and former member of the Board, beneficially owns 3,741,062 shares, or 13.1% of our Class A Common Stock, all of such shares are subject to a lock-up restriction pursuant to that certain lock-up agreement Mr. Sabes entered into in connection with the execution of the Merger Agreement, which lock-up will expire on the earlier of (A) six (6) months after the date of the Closing, and (B) the date after the Closing on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock.

In the event of the exercise of any Warrants for cash, we will receive the proceeds from such exercise. Assuming the exercise in full of all of the Warrants for cash, we would receive an aggregate of approximately $131.2 million, but would not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. To the extent any of the Warrants are exercised on a “cashless basis” in accordance with their terms, we will not receive any proceeds upon such exercise. We expect to use any proceeds we receive from Warrant exercises for general corporate and working capital purposes, which would increase our liquidity. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds we would receive, is dependent upon the trading price of our Class A Common Stock, the last reported sales price for which was $1.03 per share on February 9, 2023. If the trading price of our Class A Common Stock is less than the respective Warrant exercise prices, we expect that warrant holders will not exercise their Warrants. There is no guarantee the Warrants will be in the money while exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of Warrants. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations and cannot depend on such proceeds to support working capital and capital expenditure requirements for the next twelve months. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in its future liquidity projections. We currently expect to rely on the sources of funding described in this prospectus, and any future financings, if available on reasonable terms or at all.

In addition, the current exercise price is $11.50 per share for the Public and Private Warrants. However, we may lower the exercise price of the Public Warrants and the Private Warrants in accordance with Section 9.8 of the Warrant Agreement to induce the holders to exercise such warrants. The Company may effect such reduction in exercise price without the consent of such warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants for cash. In addition, in the event the Company issues Class A Common Stock or common stock equivalents that trigger the full ratchet anti-dilution provision in the Assumed Warrants, then the exercise price of the Assumed Warrants may be reduced and any subsequent exercises would decrease the amount of proceeds the Company receives for each share of Class A Common Stock.

Prior Financings

Prior to the closing of the Business Combination, we have financed our business through a combination of equity and debt, consisting of proceeds from a subscription receivable and proceeds from convertible debenture offerings. The subscription receivable initially totaled $20,000, with last installment being received during the third quarter of 2021.

During the first quarter of 2021, we entered into separate Securities Purchase Agreements with the 2021 Bridge Investors, pursuant to which we issued convertible debentures for $11,812 in aggregate principal. After an original issue discount of 12.5% we received cash proceeds of $10,500 for this issuance. Additionally, we incurred an incremental $888 of fees and expenses related to the offering. The 2021 Bridge Debentures were issued in three tranches, on January 25, 2021, February 23, 2021, and March 4, 2021.

Additionally, during the first quarter of 2022, we entered into separate Securities Purchase Agreements with the 2022 Bridge Investors, pursuant to which we issued the 2022 Bridge Debentures for $24,750 in aggregate principal. After an original issue discount of 10.0% we received cash proceeds of $22,500 for this issuance. In the second quarter of 2022, we issued additional 2022 Bridge Debentures pursuant to which we raised an additional $5,500 in cash proceeds or $6,050 in aggregate principal amount under the same terms as the issuance of the 2022 Bridge Debentures in the first quarter of 2022, resulting in total cash proceeds of $28,000 from the issuance of the 2022 Bridge Debentures.

Immediately prior to the Closing, the 2021 Bridge Debentures and 2022 Bridge Debentures were converted into 6,759,642 and 7,810,509, respectively, shares of FOXO Class A Common Stock and were subsequently exchanged for shares of the Company’s Class A Common Stock at the Closing of the Business Combination.

During the third quarter of 2022, we entered into separate Securities Purchase Agreements pursuant to which we issued our Senior PIK Notes in the aggregate principal of $3,458. We received net proceeds of $2,918, after deducting fees and expenses of $540.

Going Concern

Our primary uses of cash are to fund our operations as we continue to grow our business. We expect to continue to incur operating losses in the near term to support the growth of our business. Capital expenditures have historically not been material to our consolidated operations, and we do not anticipate making material capital expenditures in 2022 or beyond. We expect that our liquidity requirements will continue to consist of working capital and general corporate expenses associated with the growth of our business. Based on our current planned operations, we expect to address our liquidity needs through the pursuit of additional funding through a combination of equity or debt financings to enable us to fund our operations for at least 12 months from the date hereof. We also completed the sale of FOXO Life Insurance in early February resulting in the Company gaining access to approximately $4,651, after certain transaction expenses, that was previously held as statutory capital and surplus. We are working on accessing an additional $100 of statutory capital and surplus. We expect this and revenue from our MGA relationships to contribute in funding our operations until approximately early June 2023.  In the event we are unable to secure financing by that time, we may be forced to sell the company, suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our Company. As such, until additional equity or debt capital is secured and the Company begins generating sufficient revenue, there is substantial doubt about the Company’s ability to continue as a going concern.

We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We may raise additional capital through equity offerings, debt financings or other capital sources. If we do raise additional capital through public or private equity offerings, or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely impact our existing stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take certain actions.

Liquidity Update

In connection with the evaluation of the Business Combination, our management prepared and provided to our Board of Directors and Delwinds’s financial advisor unaudited prospective financial information, which included projected revenues for fiscal year 2022 of $2,000. The prospective financial information was prepared using a number of assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond FOXO’s control. Based on the $93 of revenue recognized during the nine months ended September 30, 2022, we will have substantially less revenue than previously anticipated. The significant reduction in revenue is due to several factors including but not limited to (i) the Business Combination taking longer than expected to consummate, which was not considered when the forecast was originally prepared, (ii) the updates to the business strategy to focus on the MGA model as opposed to starting to sell policies through FOXO Life Insurance Company requiring us to adjust our operations and resulting in zero revenue from the sale of policies through FOXO Life Insurance Company, (iii) the royalties earned from our mouse methylation biomarker royalties being lower than forecast as a result of lower sales than expected and as a result of a reduced royalty rate in exchange for releasing us from a purchase commitment and (iv) the Company’s continued focus on capital raising initiatives.

Cash Flows

The following table summarizes our cash flow data for the nine months ended September 30, 2022 and 2021 (dollars in thousands):

	Cash Provided by / (Used in)
Nine Months Ended September 30	2022	2021
Operating Activities	$(19,232)	$(11,746)
Investing Activities	$(1,730)	$(195)
Financing Activities	$24,560	$14,250

Operating Activities

Net cash used for operating activities in the nine months ended September 30, 2022 was $19,232 compared to $11,746 in the nine months ended September 30, 2021. Operating cash flow decreased $7,486, or 64%, from the nine months ended September 30, 2021 to the nine months ended September 30, 2022. The decrease was the result of an increased net loss, primarily driven by non-cash items, as well as increased working capital.

Investing Activities

Net cash used for investing activities in the nine months ended September 30, 2022 was $1,730 compared to $195 in the nine months ended September 30, 2021. This investing cash flow decrease of $1,535 was due to incremental costs incurred to develop internal use software and increased capital expenditures, partially offset by a decrease in investments made.

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2022 was $24,560 compared to $14,250 in the nine months ended September 30, 2021. This financing cash flow increase was the result of higher debt proceeds of $28,000 from the 2022 Bridge Debentures and $2,918 net proceeds from the Senior PIK Notes compared to $10,500 from the 2021 Bridge Debentures. This was partially offset by reduced proceeds received on our Subscription Receivable during the nine months ended September 30, 2021, warrant repurchases and the series of transactions associated with the Business Combination.

The following table summarizes our cash flow data for the years ended December 31, 2021 and 2020 (dollars in thousands):

	Cash Provided by/ (Used in)
Years ended December 31	2021	2020
Operating activities	$(15,055)	$(7,038)
Investing activities	(355)	(420)
Financing activities	$14,143	$14,142

Operating Activities

Net cash used for operating activities in the year ended December 31, 2021 was $15,055 compared to $7,038 in the year ended December 31, 2020. Operating cash flow decreased $8,017, or 114%, from the year ended December 31, 2020 to the year ended December 31, 2021. This decrease was the result of an increased net loss during the comparison period, which was partially offset by favorable changes in working capital, including investments in cloud computing arrangements.

Investing Activities

Net cash used for investing activities in the year ended December 31, 2021 was $355 compared to $420 in the year ended December 31, 2020. The investing cash flow increase of $65 was primarily the result of a decrease in investments made, largely offset by the acquisition of MICOA and increased capital expenditures.

Financing Activities

Net cash provided by financing activities in the year ended December 31, 2021 was $14,143 compared to $14,142 in the year ended December 31, 2020. Proceeds from our convertible debt offering in 2021 were offset by lower proceeds on our Subscription Receivable from the Member.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

Our contractual obligations as of September 30, 2022 include:

	Amounts Due by Period
(Dollars in thousands)	Less than 1 Year (d)	1 - 3 years	3 - 5 years	More than 5 years	Total (d)
License agreements (a)	$25	80	80	-	$185
Research agreements (b)	53	-	-	-	53
Senior PIK Notes (c)	-	3,458	-	-	3,458
Total	$78	3,538	80	-	$3,696

(a)	License agreements remain in place until the licensor’s patents expire or are abandoned. Amounts do not include development milestones that have not been reached as of September 30, 2022.

(b)	Amounts relate to completing CHOP in the upcoming year. See Note 13 of the unaudited consolidated financial statements.

(c)	Represents the principal balance at inception. The Senior PIK Notes are subject to prepayment penalties and interest may be paid through the issuance of additional Senior PIK Notes. The ultimate amount required to settle the Senior PIK Note will vary depending on when it is settled. See Note 5 of the unaudited consolidated financial statements.

(d)	Does not include $425 of potential milestone payments related to the VECTOR study. The milestone payments are within the control of the Company and as of September 30, 2022 the milestones have not been met. See Note 13 of the unaudited consolidated financial statements.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations is based upon our unaudited consolidated financial statements and consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these unaudited consolidated financial statements and consolidated financial statements requires the selection of the appropriate accounting principles to be applied and the judgments and assumptions on which to base accounting estimates, which affect the reported amounts of assets and liabilities as of the date of the balance sheets, the reported amounts of revenue and expenses during the reporting periods, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time such estimates are made. Actual results and outcomes may differ materially from our estimates, judgments, and assumptions. We periodically review our estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates are reflected in the consolidated financial statements prospectively from the date of the change in estimate.

We define our critical accounting policies and estimates as those that require us to make subjective judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations as well as the specific manner in which we apply those principles. We believe the critical accounting policies used in the preparation of our financial statements which require significant estimates and judgments are as follows:

Equity-Based Compensation

Historically, prior to the Business Combination, we offered equity-based compensation to employees and nonemployees in the form of stock options and restricted stock. We measure and recognize all equity-based payments to employees, service providers and board members at fair value. The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statements of operations based on the estimated fair value of those awards on the grant date or reporting date, if required to be remeasured, and amortized on a straight-line basis over the requisite service period. We recognize forfeitures as incurred. We utilize a Black-Scholes valuation model to estimate the fair value of stock options and this model requires the input of assumptions, including the exercise price, volatility, expected term, discount rate, and the fair value of the underlying membership or stock on the date of grant. These inputs are provided at the grant date for an equity classified award and each measurement date for a liability classified award. Equity-based compensation awards are considered granted (i) when there is a mutual understanding of key terms, (ii) we are contingently obligated to issue the options, and (iii) the option holder begins to benefit or be adversely impacted by changes in our stock price. This primarily occurs at the time the stock option agreements are executed.

Our option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying units or stock, the expected term of the equity-based award, the expected volatility of the price of our common units or stock, risk-free interest rates, and the expected dividend yield of our common units or stock. The assumptions used in our option pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.

These assumptions were estimated as follows:

●	Fair Value of Our Common Stock: As FOXO Technologies Operating Company’s common stock was not publicly traded, we estimated the fair value of our common stock, as discussed in the section “Common Stock Valuations” below.

●	Risk-Free Interest Rate: We based the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield to maturity available on a U.S. Treasury constant maturity security with a term commensurate with the expected term of the stock options.

●	Expected Term: We estimated the expected term using the simplified method due to the lack of historical exercise activity for our common stock. The simplified method calculates the expected term as the mid-point between the vesting term and the contractual term of the award.

●	Volatility: As FOXO Technologies Operating Company was a privately held company with no trading history prior, we estimated the stock price volatility factor by referencing historical volatilities of comparable peer companies. To determine a set of comparable peer companies, we considered similar public companies and selected those that are most similar to us in size, stage of life cycle, and financial leverage. We intend to continue to apply this process using the same or similar public companies until sufficient historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer comparable to our business, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

●	Dividend yield: We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

Common Stock Valuations

As FOXO Technologies Operating Company’s common stock was not publicly traded, the fair value of our equity, which is the basis upon which all of our equity-based compensation awards was measured and recognized, was determined by our board of directors, with input from management and third-party valuation specialists. The third-party valuation specialists apply valuation techniques and methods that conform to generally accepted valuation practices and standards established by the American Society of Appraisers in accordance with Uniform Standards of Professional Appraisal Practice. The valuation methodologies and techniques utilized are also consistent with guidance issued by the American Institute of Certified Public Accountants in its Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, 2013. The specialists used a variety of both objective and subjective factors, including:

●	the nature of our business and its history since inception;

●	the prices, rights, preferences, and privileges of our preferred units relative to those of our common units;

●	our stage of development;

●	our operating and financial performance and forecast;

●	the present value of estimated future cash flows;

●	the likelihood of achieving a liquidity event for the shares of common units underlying the options to purchase common stock, such as an initial public offering or sale of our company, given prevailing market conditions and the nature and history of our business;

●	any adjustment necessary to recognize a lack of marketability for our common stock;

●	the market performance of comparable publicly traded companies; and

●	conditions in the U.S. and global capital markets.

A valuation was performed by an independent third-party valuation specialist in November 2019, concurrent with the formation of FOXO Technologies Operating Company as a limited liability company. In this valuation, the Cost Approach was used to determine enterprise value based on the fair market value of our assets. This approach was utilized given our lack of earnings history and the start-up nature of our business and operations, both of which brought into question our ability to continue as a going concern. At the time of this valuation, the estimated enterprise value was primarily based on the subscription receivable.

Another valuation was performed by an independent third-party valuation specialist in November 2020 following the Corporate Conversion of FOXO Technologies Operating Company and in anticipation of issuing stock options. The valuation was performed using the same methodology, but also considered a liquidation preference for preferred stock calculated using a Black-Scholes valuation model. At the time of this valuation, the majority of the subscription receivable had already been collected, causing a reduction in the estimated enterprise value. The liquidation preference for preferred stock and a discount for lack of marketability also had an adverse impact on valuation, which was determined to be $0.21 per share of common stock.

We have historically refreshed enterprise valuations to determine the fair value of our equity-based compensation at grant date for stock options.

We conduct performance reviews twice annually following the end of the second and fourth quarter. Our first stock option grant occurred following our biannual review after the fourth quarter of 2020, with the formal grant occurring when the stock option agreements were executed in April 2021. At that time, the fair value of our common stock was $0.09 per share. While the preferred stock is outstanding, holders have protection from share issuance at a price below the original issue price, as adjusted (“nine”). Accordingly, for stock options granted in April 2021, the exercise price per option was set at an amount slightly above the anticipated nine. Stock options granted in April 2021 comprise the majority of stock options outstanding as of September 30, 2022.

We completed our biannual review following the second quarter of 2021 as we entered into negotiations with Delwinds. At this time, stock options were issued with the same exercise price as the April 2021 grant. This was determined to be a good faith estimate as a result of the uncertainty of the transaction, prior values of common stock, and the historical investment of our preferred stockholder. As a result of a letter of intent (the “Letter of Intent”) to merge with Delwinds, we considered it prudent to have another valuation performed to record equity-based compensation expense in the consolidated financial statements reflective of the updated circumstances surrounding our company. This valuation report was received subsequent to the grant of the stock options but is reflected in the consolidated financial statements for this grant.

This valuation report reflected a change in methodology due to the letter of intent related to the Business Combination and development of our Company as a result of the in-process August order to acquire MICOA. This valuation report used a probability weighting of the Market Approach and Income Approach. The Market Approach reflected the offer from Delwinds based on the pre-money valuation of FOXO plus a Monte Carlo simulation to capture the value from earn-out shares based on exceeding specified per share price targets after closing. The Income Approach utilized a discounted cash flow analysis to provide an estimate of enterprise value based on the present value of anticipated future cash flows. As with prior valuations, a Black-Scholes valuation model was used to value each equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences and participation rights. The non-marketability discount in this valuation report was 20%.

Stock options were granted in January and February of 2022 after the completion of our biannual review following the fourth quarter of 2021 based on the valuation discussed above as the circumstances surrounding our common stock remained relatively stable during the timeframe from the valuation report to the option grant.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected operations, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Fair Value of Convertible Debentures

We elected the fair value option to account for the 2021 Bridge Debentures and 2022 Bridge Debentures. The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. We elected the fair value option to better depict the ultimate liability associated with the debentures, including all features and embedded derivatives. The debentures accounted for under the fair value option election represent debt host financial instruments containing certain embedded features that would otherwise be required to be bifurcated from the debt host and recognized as separate derivative liabilities subject to initial and subsequent periodic fair value measurement in accordance with U.S. GAAP. When the fair value option election is applied to financial liabilities, bifurcation of embedded derivatives is not required, and the financial liability in totality is recorded at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis as of each balance sheet date thereafter. Upon remeasurement, the portion of a change in estimated fair value attributable to a change in instrument-specific credit risk is recognized as a component of other comprehensive income (loss) and the remaining amount of a change in estimated fair value is to be recognized in the consolidated statements of operations.

During 2021, the fair value of the 2021 Bridge Debentures was determined using a Monte Carlo simulation, which is commonly used to value convertible debt instruments, and is intended to provide an estimated fair value that approximates the equity value that would be received upon conversion. The significant assumptions used in those models were as follows:

●	Likelihood of term extension: The Securities Purchase Agreements gave us the right to extend the maturity date for each issuance of convertible debentures for an additional three-month period and incur an extension amount rate of 110% of the outstanding balance. Increases in the likelihood of term extension as of a given reporting date increase the potential principal amount and thus the estimated fair value of the convertible debentures derived from the Monte Carlo simulation. Conversely, in the event that term extension is less likely as of a given reporting date, the principal is less likely to be increased, meaning the estimated fair value is likely to stay nearer to the issuance-date fair value.

●	Likelihood of conversion: The convertible debentures allowed for both: (i) voluntary conversion of aggregate principal and accrued and unpaid interest to shares of Class A Common Stock at the option of the holder at a price per share equal to nine and (ii) mandatory conversion of aggregate principal and accrued and unpaid interest upon FOXO consummating an offering of common stock, including a special purpose acquisition company transaction, for an aggregate price of at least $5,000 at a price per share equal to the lower of (a) 70% of the offering price per share or (b) nine. Given the terms of the convertible debt, and depending upon the fair value of our equity as of a given reporting date, voluntary and mandatory conversion features are often beneficial to holders and thus have the potential to materially increase the estimated fair value of the convertible debentures. For mandatory conversion, increases in the fair value of our equity as of a given reporting date make conversion at nine more likely, which is a favorable result to holders of the convertible debentures as compared to conversion at a price per share equal to 70% of a qualified offering price and thus increases the estimated fair value. Conversely, and while still beneficial to holders, conversion at a price per share equal to 70% of a qualified offering price increases the estimated fair value of the convertible debentures to a lesser degree than conversion at nine. Voluntary conversion is considered in the Monte Carlo simulation and affects the estimated fair value in scenarios in which a qualified offering event that would affect mandatory conversion does not take place.

Other notable, but not significant, assumptions utilized in the Monte Carlo simulations included, but were not limited to, implied borrowing and annualized volatility rates.

As a result of the execution of the Merger Agreement on February 24, 2022, the ultimate value to holders of the 2021 Bridge Debentures and 2022 Bridge Debentures upon voluntary or mandatory conversion became clearer, and thus management determined that a Monte Carlo simulation was no longer appropriate for purposes of estimating fair value. Thus, for the first and second quarters of 2022, the estimated fair value of the 2021 Bridge Debentures and 2022 Bridge Debentures was calculated using a probability-weighted expected return model. The significant assumptions used in the models were as follows:

●	Timing of conversion: The probability-weighted expected return model required management to estimate, based on known facts and circumstances at the time of valuation, the date on which conversion of the debentures will take place. That estimate drives the discount factor utilized in the model, which impacts the derived fair value. If the conversion date is set further in the future, a greater discount rate would be applied, driving down the fair value of the debt in a conversion scenario.

●	Likelihood of conversion: The 2021 Bridge Debentures contain voluntary and mandatory conversion provisions, which are discussed at length above. As the fair value of our equity increases, both conversion mechanisms represent an increasingly favorable result to holders and thus as the likelihood of conversion increases, so too does the estimated fair value of our liability related to the 2021 Bridge Debentures. The 2022 Bridge Debentures allow for both: (i) voluntary conversion of aggregate principal and unpaid interest thereon to shares of Class A Common Stock at any time after two hundred seventy days following the original issue dates, at a conversion price equal to $5.00 per share, except that if there has been no mandatory conversion within three hundred sixty days following the original issue date, the conversion price following such three hundred sixty-day period would be equal to $4.00 per share; and (ii) mandatory conversion of aggregate principal and unpaid interest thereon upon consummation of an offering of common stock, including a special purpose acquisition company transaction, for an aggregate price of at least $5,000, at a conversion price equal to 75% of the offering price per share. In the conversion scenario, the probability-weighted expected return model determines which conversion mechanism is most favorable to holders and assumes holders will choose the most favorable option in estimating fair value. Depending upon the fair value of our equity as of a given reporting date, these conversion features are often beneficial to holders and thus, increases in the likelihood of conversion increase the estimated fair value of our liability related to the 2022 Bridge Debentures.

Other notable, but not significant, assumptions used in the probability-weighted expected return model included, but were not limited to, implied borrowing rates.

Going Concern

On a quarterly basis, we assess going concern uncertainty for our consolidated financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date our consolidated financial statements are issued or are available to be issued (the “look-forward period”). Based on conditions that are known and reasonably knowable to us, we consider various scenarios, forecasts, projections, and estimates, and we make certain key assumptions, including the timing and nature of projected cash expenditures or programs, among other factors, and our ability to delay or curtail those expenditures or programs within the look-forward period, if necessary. Until additional equity or debt capital is secured and the Company begins generating sufficient revenue, there is substantial doubt about the Company’s ability to continue as a going concern.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides updated guidance related to the accounting for credit losses for financial instruments. The amended guidance applies a new credit loss model (current expected credit losses or “CECL”) for determining credit-related impairments for financial instruments measured at amortized cost (e.g., reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments. The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheets at the amount expected to be collected. ASU 2016-13 also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The amended guidance was effective for reporting periods beginning after December 15, 2022. The Company early adopted ASU 2016-13 effective January 1, 2021 and it did not have a material impact on the Company’s results of operations, financial position and liquidity as it primarily impacted the Company’s allowance associated with reinsurance recoverables, which is with one counterparty.

In August 2018, the FASB issued ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”). ASU 2018-12 requires periodic reassessment of actuarial and discount rate assumptions used in the valuation of policyholder liabilities and deferred acquisition costs arising from the issuance of long-duration insurance and reinsurance contracts, with the effects of the changes in cash flow assumptions reflected in earnings and the effects of changes in discount rate assumptions reflected in other comprehensive income. Under current accounting guidance, the actuarial and discount rate assumptions are set at the contract inception date and not subsequently changed, except in limited circumstances. Additionally, ASU 2018-12 requires new financial statement disclosures. Subsequent to the issuance of ASU 2018-12, the FASB issued ASU 2019-09, Financial Services-Insurance (Topic 944): Effective Date, and ASU 2020-11, Financial Services-Insurance (Topic 944): Effective Date and Early Adoption, both of which pushed back the effective date of ASU 2018-12. The amended guidance will be applicable for fiscal years beginning after December 15, 2024 and the Company is currently assessing the impact this amended guidance will have on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends existing guidance to improve consistent application. This amended guidance will be effective for public entities for interim and annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently assessing the impact this amended guidance will have on the consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. ASU 2020-06 also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This amended guidance is effective for public and private companies for fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted the amended guidance prospectively effective January 1, 2021. The impact is not material to the Company’s results of operations or financial position as the Company had no debt prior to the issuance of convertible debentures in 2021.

Quantitative and Qualitative Information about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation. We do not hold financial instruments for trading purposes.

Inflation Risk

Inflationary factors such as increases in costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our operating expenses.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in the Jobs Act and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The Company may take advantage of these exemptions until it is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company avails itself of the extended transition period and, therefore, while the Company is an emerging growth company, it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.

Smaller Reporting Company Status

The Company is also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Company’s shares of Class A Common Stock held by non-affiliates exceeds $250 million as of the prior September 30, or (ii) its annual revenue exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates exceeds $700 million as of the prior September 30.

BUSINESS

Our Business

To modernize the life insurance industry with longevity science, we are commercializing saliva-based  epigenetic biomarker technology through our services platform, called FOXO Labs, to offer life insurance carriers consumer engagement and underwriting technology services. Our consumer engagement platform incorporates health and wellness information related to longevity science into life insurance products to provide customers with additional value, drive sales and improve product performance. Our underwriting technology platform seeks to incorporate epigenetic biomarkers into accelerated underwriting protocols to address the customer underwriting journey – called the single biggest pain point in the industry according to the Life Insurance Marketing and Research Association or LIMRA — to drive sales and improve product accessibility. We expect our insurance services platform to earn service fee revenues from insurance carriers whose products use our consumer engagement and underwriting technology services.

To support health and wellness consumer engagement, we developed an insurance products platform, called FOXO Life, that seeks to incorporate our consumer engagement and underwriting technology to create new reasons to purchase life insurance with “Life Insurance Designed to Keep you Alive.”™ FOXO Life offers insurance products issued by third-party insurance carriers under a managing general agency (“MGA”) relationship (as described below). FOXO Life provides consumers with a personalized longevity report (which we refer to as our Longevity Report) based on proprietary epigenetic measurements of aging using an “epigenetic clock” (as described below). We believe the Longevity Report will help make longevity science core to the relationship between life insurance carriers, agents and consumers.

FOXO Life is earning commission revenues, marketing allowances, and service fees by selling longevity science driven insurance products to consumers directly and through independent insurance agents. Initially, we do not expect to use epigenetic underwriting technology in the life insurance products FOXO Life sells. FOXO Life is launching at a time when consumer interest in life insurance has increased due to the COVID-19 pandemic and when innovative applications of technology and molecular biotechnology are ripe to disrupt the industry.

We are developing our FOXO Life sales channel within independent agent distribution channels. We believe linking healthy longevity with life insurance provides agents with a new and meaningful way to engage consumers in life insurance coverage to protect their families’ financial futures. Our opportunity to rewire the life insurance industry with molecular biotechnology for the modern era arises from the maturation and convergence of two technologies: (i) advances in genomic technologies that have opened up new opportunities using epigenetics; and (ii) artificial intelligence (“AI”) that accelerate new discoveries using troves of biological data. The convergence of these two technologies are creating a new epoch in understanding biological systems that promise to usher in a new era of personalized health, wellness, and longevity. Our business model seeks to extend these technological developments to consumers by integrating them directly into life insurance products to support the natural alignment of interests that exists between the healthy longevity of consumers and their life insurance carriers.

FOXO Labs is commercializing proprietary, patent pending, epigenetic biomarker underwriting technology to assess in a saliva sample key health factors used in life insurance underwriting today. We believe our underwriting technology will be able to address the core industry pain point of medical underwriting. Medical underwriting is the dominant form of risk assessment for insurance applicants. The medical underwriting process is lengthy, inconvenient, and invasive with its blood and urine specimen collection requirements. Insurance carriers have grown reliant on medical underwriting protocols based on the belief it offers more accurate risk classifications. Our work with insurance agents indicates that the sales friction created by medical underwriting is significant and is a direct impediment to sales. We believe that our saliva-based epigenetic biomarkers, when paired with advances in accelerated underwriting, will ultimately offer insurance carriers the same, or better, risk classifications as medical underwriting. We believe that independent insurance agents will quickly favor selling insurance products that reduce the need for medical underwriting. We also believe that once our saliva-based underwriting is adopted by carriers, it will attract health-focused customers seeking a more modernized and convenient user experience which will further drive carriers to adopt our technology. We have observed that changes in life insurance industry underwriting happen infrequently, but when new innovations are introduced, adoption can be rapid and pervasive. Some recent examples of this are: when prescription data became available, when blood testing became a requirement, and when smoker / non-smoker tables were adopted. We believe our saliva-based underwriting technology can follow a similar adoption pathway to prior underwriting innovations and generate significant services fee revenues.

FOXO Life offers life insurance products underwritten and issued by third-party carriers through our MGA Model (as further described below). We currently have two MGA carrier relationships with Assurity and Haven Life, and began marketing our healthy longevity-based products to insurance agents in November 2022. We plan to expand FOXO Life through MGA relationships to include various types of term and permanent life insurance products. MGA relationships allow us to earn commission revenues, marketing allowances, and service fees from the sale of longevity science focused insurance products sold by independent insurance agents. Independent insurance agents were responsible for 49% of all life insurance premiums sold in the United States in 2020 according to LIMRA. We expect revenues generated from MGA product sales through independent agents to be a meaningful contributor to our business. We expect our MGA relationships will be one way to enable us to introduce our epigenetic underwriting technology into the market.

We have commenced operations with systems that we believe allow for significant scaling at a time when we observe (i) burgeoning consumer interest in health and longevity; (ii) increased interest in life insurance due the COVID-19 pandemic; and (iii) a significant opportunity to disrupt a large and old life insurance industry with innovative applications of fast-moving, modern technology. We believe our products and services can help reverse a general decline in household ownership of life insurance in the United States by providing a simplified pathway to purchase life insurance with longevity-focused products that re-establish their relevance with consumers and restore life insurance as a tool for greater social good.

Background of Scientific Innovations

FOXO stands at the intersection of multiple, rapidly maturing technological developments – i.e., genomics, AI, and longevity science. The first human genome was sequenced in 2003 at a cost of approximately $3 billion. Sequencing the human genome consists of determining the sequence of nucleic acids comprising DNA. Today, a human genome can be sequenced at a cost of less than $1,000. Genetic and epigenetic data can also be obtained using microarray technology, which can be completed at a fraction of the cost of sequencing. A microarray is a glass slide with probes designed to detect unique sequences of genetic or epigenetic information from DNA samples. This technology allows massive amounts of epigenetic information to be efficiently collected at scale (over 860,000 epigenetic sites per sample). Today, a global ecosystem of scientific and commercial organizations offer a plethora of molecular testing solutions for diagnostic, therapeutic, ancestral, health, and wellness. Continued advances in these technologies and the creation of entry into new markets (e.g., life insurance) will likely continue to drive down costs and increase technical capabilities.

Advances in AI and computing have allowed FOXO to data-mine the troves of epigenetic and health data generated in their studies. FOXO constructs prediction and classification models for a variety of health indicators. In fact, the accessibility of AI tools has shifted the rate-limiting factor to being data acquisitions, both quantity and quality. To that end, FOXO has entered into research collaborations to generate epigenetic data on a variety of datasets with unique characteristics that can be – and previously had not been – leveraged with AI.

Lastly, the emergence and popularity of longevity science has shaped the way the public views “health.” Until recently, the aging process was viewed largely as inevitable and immutable. The strongest risk factor for mortality and most chronic diseases is the aging process. The perceived inevitability of the aging process can be demotivating for individuals to make strides in improving their health. However, recent scientific breakthroughs suggest that the natural aging process can be slowed – and some even claim that it can be reversed. This realization has brought a new found interest in the public realm on “fighting aging” and in the investor and biotech realms to develop drugs and supplements to attack certain aspects of the aging process. This momentum has accelerated the funding of aging and longevity research, and these developments may be incorporated into FOXO’s approach to capturing multiple aspects of health and aging through epigenetics.

Genetics and Epigenetics Distinguished

Genetics, or genetic information, provides the fundamental instructions for life. Genetic information is the sequence of nucleic acids that make up deoxyribonucleic acid (“DNA”). Epigenetics or epigenetic information encapsulates the molecular patterning that modulates the expression of our genes (i.e., segments of the DNA sequence that code for proteins). Epigenetic information includes molecular marks such as methylation (i.e., methyl groups that can attach to and detach from DNA) that can affect whether a particular gene is switched “on” or “off”.

Genetic and epigenetic analyses look at different components of biology. Genetic analysis refers to the sequence of nucleic acids -- adenines (A), cytosines (C), guanines (G), and thymines (T) – that make up the DNA. Epigenetic analysis refers to the presence or absence of molecular marks along the DNA that impact gene expression with changing the DNA sequence itself (i.e., order of nucleic acids). Scientists have long understood that there is a certain rare genetic sequence variant that may have strong effects leading to diseases which are often detected early in life, known as Mendelian diseases. Luckily, Mendelian diseases are relatively uncommon, and variations in one’s DNA that have been linked to most chronic diseases contribute only a small fraction of one’s risk of disease. It is widely established that lifestyle factors over time contribute much more to an individual’s risk of disease. Epigenetics is emerging as a tool that can objectively assess lifestyle and environmental influences on our bodies.

Identical twins provide an illustrative example to distinguish genetics from epigenetics. Identical twins have the same DNA sequence, but experience different health outcomes and mortality based upon their respective lifestyle choices and exposures over their life-time. FOXO is focused on discovering and commercializing epigenetic biomarkers that are predictive of mortality and the risk and lifestyle factors associated with it.

Epigenetic Biomarkers

Epigenetic biomarkers represent distinct patterns of methylation occurring on DNA that relate to factors such as aging, health status, and lifestyle behaviors (e.g., smoking, exercise, and diet). Our interest in epigenetic biomarkers stems from a body of scientific publications on “epigenetic clocks” as new tools to measure biological aging and to estimate risk of all-cause mortality.

Our research focuses on saliva-based epigenetic biomarkers that estimate the presence of specific impairments used in life underwriting today. Our epigenetic biomarkers seek to approximate the traditional measurements used to identify impairments in medical underwriting. Traditional measurements represent health and wellness measurements widely used to detect the presence of disease. We believe saliva-based epigenetic biomarkers offer an opportunity to replicate or improve upon clinical measurements used in underwriting risk classification. Our belief that epigenetic biomarker technology supports such innovation stems from a rich and growing body of epigenetic studies that report correlations between DNA methylation marks and health impairment statuses (e.g., tobacco, alcohol use, obesity, diabetes) and the results of our proprietary research study completed in 2019, referred to as the “Pilot Study.”

Our Pilot Study sought to relate a wide range of health measurements with patterns of DNA methylation derived from blood and saliva. The Pilot Study also sought to correlate underwriting risk classifications with patterns of DNA methylation derived from blood and saliva. The Pilot Study incorporated a simulated life insurance underwriting protocol in which adult participants provided biological samples, self-reported data, and health records. The Pilot Study included collecting DNA methylation levels in both blood and saliva from at 860,000 methylation sites from each study participant. Separately, we retained laboratories at the University of Minnesota to complete clinical health measurements on over fifty conventional biomarkers in urine, whole blood, and serum. The study also collected biometric measurements, medical records, life insurance application questionnaire data, and prescription records of participants. The Pilot Study retained an independent team of trained life insurance underwriters to complete a traditional medical underwriting risk classification on each participant. After all this data was collected and organized, we applied machine learning approaches to relate patterns of DNA methylation to the health measurements, underwriting risk classifications, medical conditions, and other factors of health.

The diagram above illustrates how we collect health data and epigenetic data and employ machine learning to identify epigenetic biomarkers. We believe the results of the Pilot Study confirmed our hypothesis that epigenetic biomarkers are available in saliva for health and wellness measurements used in life insurance underwriting. To our knowledge, the Pilot Study is the first of its kind study and has informed our on-going research efforts to commercialize saliva-based epigenetic biomarkers for life insurance underwriting, as further described below.

Life Insurance Market

We believe longevity science offers a compelling opportunity for the life insurance industry. According to the American Council of Life Insurers 2021 Fact Book, U.S. carriers sold over 10.1 million policies in 2020, representing $1.8 trillion in life insurance coverage. Our business strategy calls for the integration of modern molecular biotechnology into the life insurance market to increase sales by simplifying the underwriting journey and improving the consumer value proposition.

Household ownership of life insurance has declined dramatically over the past 30 years, decreasing from 77% to 52% from 1989 to 2020, according to “What Explains the Decline in Life Insurance Ownership?” in Economic Perspectives (2017), and LIMRA’s Insurance Barometer Study (2021). Industry experts describe the declining sales and ownership of life insurance as a “protection gap” that is estimated to exceed $25 trillion in the United States according to Swiss Reinsurance Company Ltd. While there are many reasons for the decline in household ownership of life insurance, we believe most of those reasons stem from a failure by the industry to adapt their products to meet the changing needs of modern consumers.

At the same time, the COVID-19 pandemic triggered a renewed consumer interest in life insurance, with the industry experiencing the highest sales growth in 2021 since 1983, according to LIMRA. Propelled by 26% fourth quarter premium growth in 2021, total life insurance new annualized premiums grew 20% in 2021, representing the highest annual growth since 1983, according to LIMRA’s Fourth Quarter 2021 U.S. Retail Life Insurance Sales Survey. LIMRA’s research shows that the pandemic raised consumer awareness and demand for life insurance protection and that 30% of Americans now say they are more likely to purchase coverage due to the COVID-19 pandemic. According to LIMRA’s 2021 Insurance Barometer Study, 22% of Americans owning life insurance believe they need more insurance, while 59% without life insurance say they need coverage. That means, according to the study, that approximately 102 million people in the United States say they either need life insurance coverage or want more of it. Thus, despite the record-low household ownership of life insurance, the COVID-19 pandemic has increased sales and consumers’ interest in purchasing life insurance. We believe this interest in life insurance relates to concerns in health and wellness related to the COVID-19 pandemic, which supports our effort to make healthy longevity fundamental to life insurance. Accordingly, we believe longevity science can reverse the overall declining interest in life insurance because it increases the relevance of the product to modern consumers.

This approach is supported by market analysts who observe that life insurance can once again play a vital role in customers’ lives and succeed in the decades ahead by adopting technology to personalize the consumer experience and transition from a provider of mortality risk to a customer-centric model focused on health and product flexibility with value-added services and nonmonetary benefits, according to “The Future of Life Insurance: Reimagining the Industry for the Decade Ahead” in McKinsey & Company (September 29, 2020).

Finally, the challenges and opportunities in life insurance are global in scale. According to the Swiss Re Institute, markets outside the United States represent another 60% of the total worldwide sales of life insurance premiums. Different global markets sell different types of life insurance products with different underwriting protocols and needs. Global markets also differ significantly in their ability to obtain cost effective underwriting information. However, we believe that all humans share a common belief and goal of seeking healthy longevity. We expect many carriers operating in many jurisdictions within global life insurance markets will be desirous of the longevity science-based products and underwriting technology services we offer in the United States.

Life Insurance Underwriting

According to LIMRA, medical underwriting is the single biggest pain point in the life insurance industry. Medical underwriting protocols have grown to become complex, time consuming, and invasive. Life insurance underwriting is a deliberate process designed to gather information to ascertain how much premium to charge an applicant for their insurance and is based upon the applicant’s relative mortality risk. And while the life insurance underwriting process is a deliberate process, the resulting underwriting risk classes are not exact, but are designed to be actuarially directional in nature.

The underwriting protocols applied to an insurance applicant are driven by the size and type of the insurance policy and the chronological age of the applicant. The graphic below is an illustrative underwriting protocol grid that has chronological age on one axis, and the policy size on the other, and outlines a variety of protocols that range from fluidless accelerated underwriting to invasive medical underwriting, that can include exams by insurance carrier physicians.

As illustrated in the graphic above, underwriting protocols are mainly divided into accelerated and medical underwriting protocols. Medical underwriting includes paramedical exams with blood and urine specimen collection requirements. The requirement to provide a blood specimen to purchase life insurance began in the 1980s with the HIV/AIDs pandemic and subsequently transitioned to being used to evaluate clinical health measures for lipids, glucose, liver, and renal function as proxies for cardiovascular and metabolic disease risk. Paramedical exams usually include the collection of urine specimens to test for the presence of cotinine, indicating tobacco use by the insurance applicant. Medical underwriting often includes the collection of medical records, or attending physician statements (“APS”), to further confirm or identify health impairment risks of the applicant. LIMRA describes medical underwriting as a key barrier to a simpler, smoother sales process.

We believe the medical underwriting pain point falls mostly on life insurance agents, who sold 87% of all premiums in the United States in 2020, according to the Insurance Information Institute. Independent agents sold 49% of all premiums in the United States, according to the same research. According to information provided to FOXO by a large life insurance distributor, independent agents experience sales breakage rates of 30% or more during the medical underwriting process that takes on average six to eight weeks to complete and involves the invasive collection of blood and urine specimens. Our research with insurance agents indicates that medical underwriting is a significant impediment to sales, hindering agents from selling and consumers from buying life insurance.

To alleviate the pain point of medical underwriting, carriers have been increasingly turning towards the use of fluidless accelerated underwriting protocols, according to the Society of Actuaries. Originally designed for simple term life insurance products with benefits of $250,000 or less, accelerated underwriting is now used to underwrite policies with benefits up to $1 million or more, and is being applied to permanent life insurance products. Accelerated underwriting uses predictive models, analytics and third-party datasets, such as motor vehicle records, credit scores, and prescription records to evaluate relative individual mortality risk. Today, most major life insurance carriers currently offer some form of accelerated underwriting, according to American Academy of Actuaries, Simplified Issue and Accelerated Underwriting and the 2019 Automated and Accelerated Underwriting Life Insurance Company Practices. Supporting this growth are the major life reinsurers who offer accelerated underwriting engines to primary life insurance carriers. Market pressures are likely to continue to drive the growth and use of accelerated underwriting on larger more complex product types without the benefit of the underwriting insights traditionally provided by medical underwriting, according to Fitch Solutions United States Insurance Report Q4 2021 and Society of Actuaries, Emerging Underwriting Methodologies (2018).

At the same time, the use of accelerated underwriting has recently come under scrutiny from regulators who have voiced concerns that the data, algorithms, and models using third-party data sources, such as credit scores, may unfairly discriminate or lack a sufficient actuarial basis. Our research with insurance agents reveals that many agents choose not to use accelerated underwriting protocols because too often their insurance applicants do not qualify for accelerated programs, and are instead returned to the lengthy, inconvenient, and uncertain timelines of medical underwriting. Finally, challenges remain that while accelerated underwriting results may be correlative to mortality, they may not be causally related to mortality and raise concerns of unknown risks. Nonetheless, LIMRA and the Society of Actuaries predict that accelerated underwriting growth is likely to continue in the years to come.

Thus, while carriers continue to make significant investments in accelerated underwriting, a central challenge remains: third-party data sets have only recently become widely available, and there has been little ability to track actual mortality experience. Moreover, third-party data sets do not speak to the specific health and wellness impairments that influence mortality risk. Accordingly, despite the speed advantage of accelerated underwriting, the information generated by medical underwriting for accurate risk classification continues to make it the dominant and preferred protocol by carriers.

We believe our underwriting technology can provide agents and consumers with a simplified underwriting journey, while providing insurance carriers with underwriting information that supports accurate risk classification. Our underwriting technology seeks to combine the use of accelerated underwriting with saliva-based epigenetic biomarkers to deliver a convenient, powerful, and accurate risk underwriting protocol. When we surveyed agents in 2019, they reported the prospect of using saliva to replace medical underwriting’s invasive blood and urine specimen collection as “too good to be true.” Our research suggests that insurance carriers that adopt saliva-based underwriting protocol in place of a blood and urine-based underwriting protocol stand to capture a significant share of the medically underwritten life insurance business sold by agents. This thesis has been a driving force behind the development of our saliva-based epigenetic biomarker underwriting technology.

Our Business

We entered into the Business Combination to initiate our business of combining longevity science with the life insurance industry. Longevity science, or the extension of human life, is being driven by the technology responsible for creating the “Century of Biology” with precision diagnostic and therapeutic technologies that have the potential to help humans live longer, healthier lives.

We are commercializing proprietary saliva-based epigenetic biomarker technology to simplify the consumer underwriting journey to drive sales and improve product accessibility. The customer underwriting journey that includes medical underwriting is called the single biggest pain point in the industry by LIMRA. We are also commercializing a consumer engagement platform to make healthy longevity fundamental to the customers’ life insurance purchasing experience. We believe our longevity science-based products and services address long-standing, core problems within a life insurance industry that are ripe for modernization.

We believe the customer underwriting journey pain point is most acutely felt by the life insurance agents, who were responsible for selling 87% of all life insurance premiums in the United States in 2020, according to the Insurance Information Institute. Independent insurance agents are responsible for selling 49% of all premiums in the United States according to the same research. According to data provided by a leading insurance distributor, independent agents lose over 30% of their sales during the medical underwriting process that takes on average six to eight weeks and involves the invasive collection of blood and urine specimens. To combat this pain point, life insurance carriers have adopted accelerated underwriting protocols that use third-party data to underwrite life insurance applicants. Accelerated underwriting was originally designed for small term life insurance products sold to young consumers. We believe that our saliva-based epigenetic biomarker technology, when added to accelerated underwriting data, can create a seamless, non-invasive, accurate underwriting solution for consumers, agents, and insurance carriers.

We also believe that longevity science also has the power to create a new value proposition for consumers purchasing life insurance. Burgeoning consumer interest in healthy longevity stands to be converted into a new tool for life insurance carriers and agents to attract consumers to their products. We have commercialized a consumer engagement platform that is designed to leverage the natural alignment of interests that exists between carriers, agents, and customers with respect to healthy longevity. Our initial consumer engagement offering is commercialized through our Longevity Report that includes insights into biological aging and epigenetic measurements of health to directionally orient consumers toward wellness.

Our business is organized to generate revenues from the following sources:

●	Insurance Products Platform: FOXO Life — expected product revenues include commissions, marketing allowances, and service fees earned from the sale of third-party life insurance carrier products sold under MGA relationships.

●	Insurance Services Platform: FOXO Labs — expected service fee revenues include fees earned from the sale of life insurance products by third-party domestic and international insurance carriers using our epigenetic biomarker underwriting technology and consumer engagement platform.

Insurance Products Platform: FOXO Life

FOXO Life is our insurance products platform that will introduce and market life insurance products that bundle longevity science with life insurance. FOXO Life operates as a managing general agency (or MGA) for other insurance companies. We currently have an established MGA relationship with two carriers, and we expect to add additional carriers to our platform. FOXO Life serves an important role in our strategic business plan to integrate our saliva-based underwriting technology into accelerated underwriting protocols.

We expect FOXO Life will generate significant commission revenues from the sale of insurance products issued by third-party carriers through MGA relationships. FOXO Life provides us with the opportunity to work directly with independent agent distribution channels, where we believe our products and services will have the greatest positive impact.

MGA Insurance Products

We began selling insurance products through MGA relationships with third-party carriers in the first quarter of 2023. With our MGA relationships, we earn commission revenues, marketing allowances and service fee revenues from selling life insurance products supported by our science, technology, and brand marketing. Initially, we do not expect to use epigenetic underwriting technology in the life insurance products we sell through MGA relationships. However, we expect the research and development studies underway will support the introduction and commercialization of our saliva-based underwriting technology in 2023.

Marketing Insurance Products

We market insurance products on our FOXO Life platform with longevity science as “Life Insurance Designed to Keep you Alive.”™ We believe life insurance can and should do more to support the healthy longevity of its customers. FOXO Life’s insurance products platform enables us to build our consumer engagement services offering and work with agents to market life insurance using health and wellness information through our FOXO Longevity Report™. The Longevity Report is based on proprietary epigenetic biomarkers that seek to directionally orient consumers toward wellness.

While we intend to offer insurance products digitally direct-to-consumers, our focus is on recruiting independent agents. To support our goal of distributing FOXO Life insurance products through independent insurance agents, we expect to build a national wholesaling team focused on recruiting agents interested in selling longevity science-based life insurance products. We expect that the agents most interested in working with FOXO Life insurance products will be those agents searching for differentiated products that bring compelling value to consumers in their markets. We expect our early adopter agents will be interested in health, fitness, and technology — the same as the consumers we expect will best identify with our insurance products.

Product-Market Fit Research

We have conducted extensive market research to inform the product-market fit of combining longevity science with life insurance. In 2018, we initiated market research to begin working with creative marketing assets to engage agents and consumers. Our market research included renting a retail storefront in the downtown Minneapolis skyway where we constructed and operated a consumer “learning laboratory.” We used this learning laboratory to recruit participants for our Pilot Study, host events, post social media, podcast, and hold learning seminars. This market research allowed us to develop our consumer value proposition, which includes a full range of benefits to support healthy longevity. The learning laboratory taught us that our value proposition appealed most to consumers who were tech-savvy, forward-thinking, open-minded, and in the market for life insurance. In addition, we found that consumers were much more interested in life insurance when we included their longevity as part of the product purchasing experience. Key learnings from our marketing research included:

●	75% of visitors reported they would buy life insurance that included molecular health and wellness insights;

●	47% reported they would purchase our life insurance offering even if it were more expensive;

●	44% of visitors reported that they had purchased life insurance;

●	38% of visitors reported that they purchased life insurance when they first got married;

●	younger consumers, aged 40 and younger, were the most engaged demographic participating in events, social media, site traffic, and consumer surveys; and

●	older consumers, aged 45 and older, had the most questions about their data and privacy.

In 2019, we engaged the insurance industry-leading consultancy to conduct additional market research to further confirm our product-market fit hypothesis with agents and consumers. In 2020, the overwhelming conclusion from the market research study was that the proposition of bundling molecular health and wellness with life insurance and a saliva-based underwriting protocol was “incredibly strong.” The research firm reported that they had never seen such strong indicators of interest and attitudes in favor of our proposed offerings in similar research.

The market research itself consisted of surveying 500 consumers and 125 agents with a 20-minute online survey designed to gather feedback on our value propositions. The objectives of the consumer survey were to measure and rank interest in, and general propensity to pay for (or otherwise perceive distinct or differentiated value in), a life insurance product offering that provides direct consumer benefits around individualized health and wellness information and aging. Key results from the research include:

●	agents surveyed highlighted the pain point of medical underwriting — and believed that the carrier who supports and embraces saliva-based underwriting technology stands to “win all the business;”

●	68% of consumers surveyed indicated they were either excited, motivated, or interested in their individualized health and wellness information;

●	there was a high level of perceived value in receiving health and wellness information, particularly with agents;

●	the impact of bundling the health and wellness value proposition had the immediate effect of moving almost 10% of consumers from non-purchasers of life insurance to purchasers; and

●	58% of consumers who indicated they had an interest in purchasing life insurance in the next two years preferred the FOXO Life concept over life insurance that did not include health and wellness information.

Overall, we believe our market research further confirms our product market-fit hypothesis that longevity science bundled with life insurance will have an immediate and strong appeal to consumers and agents alike. In addition, our market research indicates that a saliva-based underwriting protocol that replaces the need for blood and urine specimen collection will be a highly desired offering. The results from our market research have informed our go-to-market and business development strategy.

Insurance Services Platform: FOXO Labs

FOXO Labs is our insurance services platform that offers carriers the opportunity to support their products with longevity science to engage with their consumers and simplify their underwriting. FOXO Labs harnesses modern molecular biotechnology to offer services to insurance carriers seeking to improve sales, consumer value, risk classification and product performance. We expect FOXO Labs will work with both domestic and international carriers and generate significant service fee revenues from the sale of life insurance products that use our epigenetic biomarker underwriting technology and consumer engagement platform.

Consumer Engagement Platform

We believe life insurance products can and should do more to support the healthy longevity of customers. To enable carriers to better support the healthy longevity of its customers, we are building an engagement platform to support health and longevity of life insurance customers. Our initial engagement platform consists of the Longevity Report that is based on proprietary epigenetic biomarkers that will directionally orient consumers toward healthy longevity. We believe our longevity-science based consumer engagement platform can address declining interest in life insurance and provide a pathway for renewed product relevance for modern consumers. We also believe that our engagement platform will create new ways for insurance agents to market and sell life insurance.

Our initial consumer engagement platform is represented by our FOXO Longevity Report. The Longevity Report focuses engagement on biological aging using an “epigenetic clock” to provide unique insights into individual rates of aging. Our initial Longevity Report also includes additional proprietary epigenetic measurements of wellness around metabolic, cardiovascular, inflammation, and indulgence scores based on clinical measurements. The Longevity Report is immersive, engaging, accessible through a secure online portal, and designed to deliver and support an expanded promise of “Life Insurance Designed to Keep You Alive.”™

Underwriting Technology Platform

We believe saliva-based epigenetic biomarkers can modernize traditional medical underwriting. To simplify the underwriting process and make life insurance easier to purchase, we are commercializing epigenetic biomarker technology that seeks to identify key impairments used in life insurance underwriting today. Our underwriting technology platform aims to add saliva-based epigenetic biomarkers to accelerated underwriting protocols to provide carriers with underwriting protective values that equate to traditional medical underwriting methods. We believe that once commercialized, life insurance products associated with our underwriting protocol will quickly become the dominant products of choice among insurance agents.

Medical underwriting, as it is being utilized today, is expensive, time consuming and invasive. LIMRA describes medical underwriting as the single biggest pain point in the industry. In the United States, domestic carriers budget embedded costs of $500 to $2,000 per policy for medical underwriting, according to industry experts. This cost includes sales breakage rates reported to be 30%, paramedical specimen collection, clinical laboratory assays, and the collection of medical records. Not included in this cost are (i) the human touches needed to manage a lengthy customer underwriting journey; (ii) the carriers’ loss of future premiums due to sales breakage; and (iii) the agents’ loss of income and opportunity cost due to sales breakage. Our research with insurance agents indicates that medical underwriting is a significant impediment to sales, detracting agents from selling and consumers from buying life insurance.

In response, carriers are adopting accelerated underwriting technology to support an underwriting protocol that is fast and accurate. However, despite a move towards accelerated underwriting, a central challenge remains that third-party data sets have only recently become widely available, and there has been little ability to track actual mortality experience from data sets. Moreover, third-party data sets, such as motor vehicle records or credit scores, rely on data that is only correlative rather than causal to mortality, and do not speak to the specific health and wellness impairments that give rise to mortality risks. Thus, despite the speed advantage of accelerated underwriting, medical underwriting continues to be the dominant protocol used by carriers for accurate risk classification.

We believe we will be able to offer saliva-based epigenetic biomarkers to insurance carriers to identify the same risks at costs that compare favorably to medical underwriting. Our underwriting technology solution proposes to add saliva-based biomarkers to accelerated underwriting protocols to simplify the consumer underwriting journey to recapture the significant costs of medical underwriting. Our saliva-based underwriting technology seeks to combine the benefits of accelerated underwriting (i.e., speed and convenience) with the accuracy and protective value (i.e., mortality experience) of medical underwriting. We believe that saliva-based epigenetic biomarkers used in conjunction with accelerated underwriting can offer consumers and agents a seamless underwriting journey and also provide carriers with accurate underwriting risk classification, increased sales, reduced breakage, and increased agent incomes.

Commercialization of Saliva-Based Epigenetic Biomarkers

As described above, we completed a research Pilot Study in 2019 to discover that epigenetic biomarkers were available in blood and saliva that were representative of many of the conventional health measures used in medical underwriting today. We believe the Pilot Study represents unique research in the fields of epigenetics and machine learning to develop individually predictive epigenetic biomarkers for numerous measures of health and wellness. We also believe that the Pilot Study results provide proof-of-concept that saliva-based epigenetic biomarkers are available to assess key risk factors used in life insurance underwriting today.

Commercializing epigenetic biomarkers for use in life insurance underwriting is based upon whether they are actuarially justifiable as opposed to meeting the stringent requirements and FDA approvals required for use in clinical diagnosis. Our research and development plans are designed to bolster the actuarial justification of using epigenetic biomarkers for underwriting risk classification by demonstrating we can reach the same risk classification as medical underwriting protocols. In other words, our commercialization efforts are focused on combining saliva-based epigenetic biomarkers with accelerated underwriting protocols to reach the same medical underwriting risk classification. We believe that to the extent we demonstrate the consistency of obtaining the same underwriting risk classification result or better, we will be well positioned to commercialize our technology.

We expect that over time, our underwriting technology will continue to produce more accurate, robust, and more powerful saliva-based epigenetic biomarkers. We expect to achieve these advances in our biomarker technology by by strategic acquisition of additional data to further develop and validate the performance of our biomarkers. Such data may include greater numbers of individuals (i.e., quantity) as well as more accurate and precise measurements (i.e., quality) on the diseases or conditions of highest priority in life insurance underwriting. Additional data may be needed to improve key processes that provide science- and data-driven business solutions.

As biological tests are rarely perfect, we justify the actuarial use of our epigenetic biomarkers through a variety of objective performance metrics. These performance metrics measure the effectiveness of using an epigenetic biomarker to determine whether an individual has a particular health condition. One common metric for biomarker performance is accuracy, which refers to the proportion of correct classifications made by the biomarker test. Thus, accuracy can be calculated by dividing the number of correct classifications by the total number of classifications made. Accuracy can be represented as a percentage ranging from 0% to 100%, with higher values indicating better performing models. In a subset of our training set in the Pilot Study, multiple saliva-based epigenetic biomarkers that corresponded to key life insurance underwriting risk factors had high accuracy levels (see table below). Highest among them was our saliva-based epigenetic smoking test with 99% accuracy. We aim to rigorously validate the performance of these epigenetic biomarkers in independent datasets.

We are still early in the development of our epigenetic biomarker technology and currently have various research initiatives underway to further develop, improve and validate epigenetic biomarkers with performance characteristics acceptable for commercial use. (See Research and Development of Epigenetic Biomarkers). We believe the material and necessary step to commercialize our technology is to demonstrate the ability to reach the same underwriting risk classification conclusions of medical underwriting by using accelerated underwriting data combined with saliva-based epigenetic biomarkers. We believe this can be accomplished through a combination of research and development that we have planned and organized. These research and development efforts, that we currently estimate will cost a total of $10 million, are in various stages of design and completion which, if completed and we achieve the performance results we expect, we would be in a position to begin using epigenetic biomarkers in a commercial underwriting context in 2023.

Research and Development of Epigenetic Biomarkers

Our research and development efforts are designed to support the commercial use of epigenetic biomarkers for underwriting, as well as further discover, refine, and validate our technology. Our research and development is informed by consultations and discussions with industry experts and is designed to support our hypothesis that we can reach the same underwriting risk classification as traditional medical underwriting by combining saliva-based epigenetic biomarkers with accelerated underwriting data. We refer to our key research and development initiatives as the Physicians’ Health Study, the Validation Study, and the Parallel Run Study.

●	Physicians’ Health Study (or PHS). The PHS study involves a collaboration of FOXO with the Harvard T.H. Chan School of Public Health and Brigham and Women’s Hospital (the “Hospital”) to conduct the epigenetic profiling of participants in a longitudinal health study of male physicians across the United States. PHS has independently contributed to more than 400 publications covering a wide range of topics including type 2 diabetes, body index and mortality, predictive biomarkers of cardiovascular disease, and more. We conducted epigenetic profiling in approximately 11,000 blood specimens collected from participants fifteen years ago and are organizing our research accordingly. We plan to begin analyzing the data from the PHS study in early 2023. The PHS study represents approximately $3.4 million of our research and development cost estimate, including payments already made to the Hospital and for epigenetic profiling of the samples.

●	Validation Studies. The Validation Studies involve self-designed research aided by independent research firms, such as Westat, to build upon the results of the Pilot Study. Because of the limited availability of biobanks in North America with large numbers of saliva samples, we expect to collect enough saliva specimens and data to build a biobank to validate many of the biomarkers we discovered in the Pilot Study. The first Validation Study underway, called VECTOR, is expected to include in-person paramedical physical exams of up to 4,000 individuals and the collection of saliva and blood specimens, medical records, prescription records, and laboratory results. We expect the Validation Studies will enable us to also confirm the performance of new biomarkers we discovered in our other studies. Conducting proprietary research using saliva is a key priority, since the ability to gather samples through a noninvasive process is core to our underwriting technology solution. Ownership of the study samples and data represents a large and growing asset to FOXO and provides us with flexibility regarding future research and partnerships. The VECTOR Validation Study represent approximately $5 million of our cost estimate. To further support our VECTOR Validation Study, we entered into a research agreement with The Brigham and Women’s Hospital, Inc. to conduct a cross-sectional study of epigenetic signatures, risk factors and outcomes. The Company is committed to payments up to approximately $850,000 related to the agreement, half of which was paid upon contract execution during the second quarter of 2022. Remaining payments are due as follows (subject to proration based on actual work performed if the agreement is terminated): (i) 20% upon the enrollment of the first patient, (ii) 20% upon the enrollment of the final patient and (iii) 10% upon lab receipt of shipments for all initially planned assays. Such amounts are included in the total cost estimate for the Validation Studies. The VECTOR Validation Study has received IRB approval.

●	Parallel Run Studies. The Parallel Run Studies involve working with life insurance and reinsurance carriers to compare traditional medical underwriting results of insurance applicants with epigenetic biomarker underwriting analysis on the same individuals. In a Parallel Run Study, the life insurance applicant undergoes medical underwriting and provides an additional saliva specimen for epigenetic biomarker analysis. The results of the medical underwriting and epigenetic analysis is used to create a dataset in which multiple analyses can be conducted. Parallel Run Studies seek to demonstrate how epigenetic biomarkers replicate conventional medical underwriting results, including health impairment identification and underwriting risk classifications. We expect the datasets created from Parallel Run Studies will enable us to demonstrate a clear pathway for improving epigenetic biomarker results from the learnings we obtain from Validation Studies, PHS and other proprietary research projects. We currently have one Parallel Run Study in partnership with a life insurance carrier and a reinsurer. We expect to receive data on up to 2,500 insurance applicants as part of the Parallel Run Study. We currently estimate that a Parallel Run Study will cost us approximately $0.6 million.

We intend to support our research and development expenditures with up to approximately $10 million from capital raises to get our technology to the point where we believe it will be ready for commercial use; however, the amount of research and development we will conduct will depend upon our capital, and the results we obtain from such research, which depending on the nature of such results, may increase or decrease the amount and type of studies we believe are necessary to get to commercialization. We believe we will be able to raise capital to fund our research and development activities; however, to the extent we are unable to satisfy such budgeted amount, then management will determine the appropriate modifications and priorities necessary to continue to ready our epigenetic biomarker technology for commercial use. The adoption of epigenetic biomarkers for life insurance underwriting will be driven by numerous factors, the most important of which is underwriting protective value carriers receive from using epigenetic biomarkers.

Protective Value

Insurance carriers determine what underwriting protocols to apply by analyzing the protective value of available underwriting information. The protective value of underwriting information compares the cost of obtaining underwriting information against the value the information provides against future claims. A protective value analysis is critical to establishing the premium charges associated with underwriting risk classifications in life insurance products. To illustrate the protective value analysis, a carrier could require a full-body CT scan on every life insurance applicant which would provide excellent underwriting information, but the cost of obtaining this underwriting information would not be offset by enough savings in future mortality claims. Similarly, if a fingerprint scan that cost pennies could provide insights into all forms of health and mortality risk, we could expect that every insurance applicant would be subject to such a fingerprint scan. Equally important is the availability and convenience in obtaining the underwriting information; requiring individuals to undergo a full-body CT scan is impractical, whereas a fingerprint scan would be easily obtainable.

Our protective value analysis focuses on the expected difference in future mortality claims between using accelerated underwriting and medical underwriting protocols. In general, carriers expect to experience increased mortality claims with accelerated underwriting as compared to medical underwriting. However, obtaining medical underwriting information has greater financial and operational costs over accelerated underwriting. Our core business hypothesis is saliva-based epigenetic biomarkers, when added to accelerated underwriting protocols, can provide the same protective value as medical underwiring.

We have focused our protective value analysis on providing insurance carriers with additional underwriting information from saliva-based epigenetic biomarkers at a cost of $333 (i.e., our modeled cost for carriers using our saliva-based underwriting technology). Our analysis suggests that for the types of insurance products to which our underwriting technology best applies, the additional cost of $333 for obtaining epigenetic biomarker information would be offset by a reduction in future mortality claims. If we are able to demonstrate through our key research and development initiatives that we are able to consistently reach the same underwriting risk classification as medical underwriting by combining saliva-based epigenetic biomarkers with accelerated underwriting protocols, we will be in a position for commercial use.

We believe that once our underwriting technology is in commercial use, it will have a sentinel effect on consumers which will lead to even better mortality risks being associated with the products that are supported by our technology. Moreover, we believe that independent agents will quickly move towards those products which use our saliva-based technology, as opposed to products with traditional blood and urine specimen requirements. This, we believe, will in turn create competitive pressures on life insurance carriers who choose not to use our technology as independent agents and consumers choose products with simpler, non-invasive underwriting.

We expect to begin selling proprietary life insurance products through our MGA arrangements in Q1-2023. The sale of these products support our goal of commercializing saliva-based epigenetic biomarkers into accelerated life insurance underwriting protocols. Initially, we do not expect to use epigenetic underwriting technology in the life insurance products we sell. However, we expect the research and development studies underway will support the introduction and commercialization of our saliva-based underwriting technology in 2023 that expands the reach of accelerated underwriting beyond its current limitations.

Technology Operations

We are modernizing the life insurance industry through a new digital technology stack to execute our business and support our ambitious growth plans. To support our business, we are developing a technology stack that provides us with scalable operational infrastructure that offers a high degree of flexibility and adaptability in its operational software architecture. To that end, we have built a digital life insurance product services platform that will operationalize FOXO Life and our MGA sales operations. The goal of our technology operations is to be able to service life insurance carriers worldwide, at scale. In addition, we are building operational technology that supports researchers and epigenetic analyses.

We are developing an operational software platform with advanced architecture that we expect to enable us to meet our business requirements efficiently and effectively. Our operational software goal is to build a basic, modern, core operating infrastructure that enables us to service our sales, marketing, and operations across our entire platform. FOXO Life’s operating system is substantially complete with the majority of the attentive costs associated with the build incurred and is built to support our saliva-based underwriting technology and consumer engagement platform, complete with saliva kit distribution and specimen tracking systems, Longevity Report production, consumer dashboard interface, and mobile application access. We expect that our operating platform will support our ability to efficiently grow at scale as we market and sell life insurance products and technology services.

Together, we believe our operating systems make up a technology innovation stack that makes FOXO capable of scaling to support the demand it expects to receive from the products and services it expects to sell worldwide. Whether running 1,000 saliva-tests or 10,000,000, we believe the design of our operating platform and underlying systems will allow them to be highly scalable — and as a result we expect to be able to address accelerating demand in large and growing markets. In addition, as demand and volume of its saliva-based underwriting technology services scale, we expect to be able to realize significant cost savings across our platforms on the raw material inputs involved in providing our services. Our ability to develop this technology innovation stack is supported by what we believe are best-in-class no-code software and cloud computing platforms.

We have also built a number of technologies that support researchers and epigenetic science and analysis. Extending our technology to researchers in longevity science is a key initiative of our business. Described below are examples of how we are supporting longevity science with the development of our MethylSuite, which is a high throughput bioinformatic software package that supports calculating, reporting and interpreting epigenetic data derived from microarray technology; and the Infinium Mouse Methylation Array, a new microarray designed to advance epigenetic research in model organisms.

Bioinformatics Software — MethylSuite. In 2019, we released a bioinformatic software package as an open-source Python library available on GitHub called “MethylSuite.” We developed MethylSuite to fully automate and integrate DNA methylation pre-processing and quality control into the wet-lab workflow, which is currnetly a largely manual bioinformatic workflow. Written in Python, MethylSuite automates laborious steps in epigenetic data pre-processing and quality control. The current workflow supports the conversion of raw data from Illumina methylation arrays to normalized Beta values or M-values; normal-exponential out-of-band (“NOOB”), normalization of probe intensities; quality control filtering of less reliable probes; and sample failure detection and filtering based on advanced outlier detection algorithms. In summary, we believe MethylSuite software is easy-to-use bioinformatic software that aids both the operations of our business and researchers in scientific discovery in epigenetics that in turn supports our business objectives.

Infinium Mouse Methylation Array.   In 2019, we worked with leading researchers at the Van Andel Institute and Illumina to commercialize a first-of-its-kind microarray: Infinium Mouse DNA Methylation BeadChip (“Infinium Mouse Methylation Array”). We believe the Infinium Mouse Methylation Array represents a significant upgrade for researchers to access and test epigenetic changes in model organisms on a robust microarray platform. The Infinium Mouse Methylation Array was developed by the Laird Laboratory to better understand the role of epigenetics in cancer. We assisted in commercializing the Infinium Mouse Methylation Array with the Van Andel Institute and Illumina by placing the first commercial order, helping define and refine the technical capabilities of the array, and participated in the technical validation and characterization of the array’s capabilities. We believe the Infinium Mouse Methylation Array represents a key research tool needed to continue expanding epigenetic research efforts in model organisms for developing therapeutic medicines. We believe that accelerating epigenetic research in model organisms can, in turn, accelerate new epigenetic discoveries in humans, which we hope to capitalize on as it relates to our mission. The Infinium Mouse Methylation Array began being offered for sale globally by Illumina in the fourth quarter of 2020. FOXO receives a royalty on all Infinium Mouse Methylation Array sales by Illumina.

Our complex operations are made possible by modern software and what we believe is visionary technical leadership, and we expect our operations to support our ability to service the needs of the global life insurance industry as their businesses confront the modern era of molecular biotechnology. Moreover, we believe that by creating our operating platform with modern modular software configurations, we will have additional commercial opportunities to service other vertical markets in need of the similar solutions we provide.

Intellectual Property

Our approach to intellectual property is guided by the following strategic guidelines: build proprietary intellectual property that adds value, credibility, and competitive advantage; file patents if possible; and protect our intellectual property as trade-secrets where meaningful patent protection cannot be achieved.

Proprietary Intellectual Property

We currently maintain and will continue to create significant trade-secret intellectual property regarding epigenetic biomarker technology related to our saliva-based underwriting technology. We work with experienced patent lawyers to file patent applications for our inventions where it furthers the protection of our intellectual property. The Pilot Study serves as the basis of the main body of our current proprietary intellectual property assets (trade-secrets and patent claims). Our patent applications are based on the use of machine learning for epigenetic biomarker identification, the application of epigenetics for underwriting risk classification, and synthetic DNA methylation probe identification. The following patent applications were filed in the United States only with a non-publication request to prolong confidentiality and allow for an option to abandon one or more in favor of trade secret protection:

●	Patent Application USAN 16/579,777: “A Machine Learning Model Trained to Classify Risk Using DNA Epigenetic Data” (filed September 23, 2019).

●	Patent Application USAN 16/579,818: “A Machine Learning Model Trained to Determine Biochemical State and/or Medical Condition Using DNA Epigenetic Data” (filed September 23, 2019).

●	Patent Application USAN 16/591,296: “Synthetic Probe” (filed October 2, 2019).

A further patent application will be published in due course: Patent Application USAN 17/482,405: “Machine Learned Quality Control for Epigenetic Data” (filed September 22, 2021).

Licensed Intellectual Property

We have licensed “epigenetic clock” patent applications from UCLA for use in the life insurance industry. These licenses require us to achieve certain milestones and pay royalties for the commercial use of the technologies. We intend to continue to pursue licensed technology where we believe such technology adds value to our products or services. Our licensed technology includes:

●	Patent Application USAN 16/323,490 entitled “DNA Methylation Based Predictor of Mortality” (aka “DNAm Age”, “EEAA”, “Horvath Clock”) (filed February 5, 2019).

●	Patent Application USAN 17/282,318 entitled “DNA Methylation Biomarker of Aging for Human Ex Vivo and In Vivo Studies” (aka “GrimAge”) (filed April 1, 2021).

●	Patent Application USAN 16/963,065 entitled “Phenotypic Age and DNA Methylation Based Biomarkers for Life Expectancy and Morbidity” (aka “PhenoAge”) (filed July 17, 2020).

Competition

We will encounter significant competition in the life insurance and molecular health and wellness testing business. Many of these competitors have greater financial and other resources than we do and may have significantly greater access to capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as FOXO. They also have greater market share. In addition, we compete against other companies seeking to commercialize epigenetic biomarker underwriting technology, both within the insurance industry, as well as in other applications in other markets. In the event that the life insurance companies make a significant effort to compete against our business, we would experience significant challenges to our business model.

Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application and customer service. Some of the competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets for a longer period of time than us. Increased competition may result in increased costs of issuing policies, or it may affect the availability and quality of policies that are available for our issuance. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

Government Regulation

The life insurance and direct-to-consumer testing business is highly regulated at both the federal and state levels. We are subject to federal and state regulation and supervision in the life insurance business. As described below, there are significant regulations in many states that require us to obtain specific licenses or approvals to be able to sell life insurance in those states. We continually research and monitor the regulatory environment and regulatory changes that may apply to our business and intend to apply for the appropriate licenses in the required states, if such licenses are necessary, both federally and at the state level. We plan to provide our products and services under a distributed testing mode with separated “dry” and “wet” labs, with FOXO Labs analyzing epigenetic biomarkers based on data from outsources testing performed by its partner “wet” lab. Risks related to regulation are detailed in the section entitled “Risk Factors — Risks Related to Our Life Insurance Operations.”

Insurance Regulation — Insurance Products

The operations of FOXO Life activities, including working with licensed insurance agents, are subject to a complex, state-by-state regulatory framework that includes company and producer licensing requirements, life insurance product regulation, financial regulation, and/or market conduct regulation. Many of these regulations are based upon the NAIC Model Rules, a set of laws, regulations and guidelines promulgated by the National Association of Insurance Commissioners as proposed statements of insurance law to be adopted by the 50 states. The inclusion of our planned Longevity Report with the sale life insurance is consistent with other life insurance consumer health and engagement models that are well established in the marketplace. FOXO Life does not expect significant regulatory hurdles for bundling or marketing molecular health and wellness with life insurance.

Insurance Regulation — Epigenetic Biomarkers

Underwriting life insurance is subject to state insurance regulation. We believe the use of epigenetic biomarkers in life insurance underwriting is permissible due to the fact that we are seeking to identify the same underwriting impairments already used by other insurance carriers in medical underwriting today. Moreover, the use of epigenetic testing or information in life insurance underwriting is not prohibited at either the federal or state level. Florida and Louisiana are the only states that have explicitly sought to prohibit the use of genetic information, which is distinguishable from epigenetic information, for use in life insurance underwriting.

Any adverse change in current laws or regulations, or their interpretation, federally or in one or more states in which we operate or plan to operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such states, or cause us to not start or modify our operations in a manner that adversely affects our ultimate profitability. Any such action could have a corresponding material adverse impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could have a material adverse impact on our business.

Human Testing Services — Consumer Engagement and Underwriting

Conducting human testing is subject to state and federal regulation. Clinical Laboratory Improvement Amendments, or CLIA, is the federal law (administered by the Centers for Medicare & Medicaid Services, or “CMS”) that, in partnership with the states, regulates clinical laboratories that perform testing on human specimens. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”) gives the United States Food and Drug Administration, or FDA, the authority to regulate manufacturers of medical devices. We do not believe that our “dry lab” data analysis services require certification under CLIA, or that FDA jurisdiction or enforcement would be exercised over insurance underwriting or our use of data analysis for general health and wellness and non-diagnostic or medical treatment purposes (see section titled “Risk Factors — Risks Related to Our Epigenetic Testing Services”).

Any adverse change in present laws or regulations, or their interpretation, federally or in one or more states in which we operate or plan to operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to not start or modify its operations in a way that adversely affects our ultimate profitability. Further, the failure of our wet-laboratory partners to hold a CLIA certification appropriate to the type of testing they provide could result in adverse regulatory action (see section titled “Risk Factors — Risks Related to Our Epigenetic Testing Services”). Any such action could have a corresponding material adverse impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could have a material adverse impact on our business.

Facilities

Our principal executive offices are located at 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401. Our phone number is 888-925-1803 and we maintain a website at www.foxotechnologies.com. We also maintain a website at www.foxolife.com.

Employees

As of February 9, 2023, we have five executive officers and approximately 23 other employees and consultants supporting our business. We have sought to bring together a diverse and multidisciplinary group of professionals who share in our passion for modernizing the life insurance industry with longevity science.

Legal Proceedings

On November 18, 2022, Smithline Family Trust II (“Smithline”) filed a complaint against the Company and Jon Sabes, the Company’s former Chief Executive Officer and a current member of the Company’s board of directors, in the Supreme Court of the State of New York, County of New York, Index 0654430/2022. The complaint asserts claims for breach of contract, unjust enrichment and fraud, alleging that (i) the Company breached its obligations to Smithline pursuant to that certain Securities Purchase Agreement, dated January 25, 2021, between FOXO Technologies Operating Company (formerly known as FOXO Technologies Inc. (“FOXO”)) and Smithline, an accompanying 12.5% Original Issue Discount Convertible Debenture, due February 23, 2022, and Warrant to purchase shares of FOXO common stock until February 23, 2024 (collectively, including any amendment or other document entered into in connection therewith, the “Financing Documents”), (ii) the Company and Sabes were unjustly enriched as a result of their alleged actions and omissions in connection with the Financing Documents, and (iii) the Company and Sabes made materially false statements or omitted material information in connection with the Financing Documents. The complaint claims damages in excess of a minimum of $6,206,768 on each of the three causes of action, plus attorneys’ fees and costs.

On December 23, 2022, FOXO removed this action from the Supreme Court of the State of New York, County of New York to the United States District Court for the Southern District of New York, Case 1:22-cv-10858-VEC.  The action was assigned to Judge Valerie E. Caproni, and the Initial Pretrial Conference will be held on February 24, 2023.

This action is at an early stage in the litigation process and the Company is unable to determine the outcome. The Company intends to contest this case vigorously.

Corporate Information

Legacy FOXO was formed as a limited liability company on November 11, 2019 to become a separate and independently managed and controlled entity from GWG Holdings, Inc. Legacy FOXO was previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC converted into a C-Corporation to become FOXO Technologies Inc.

Effective September 15, 2022 we consummated our previously announced Business Combination pursuant to the Merger Agreement, whereby DWIN Merger Sub Inc. merged with and into Legacy FOXO, with Legacy FOXO surviving as a wholly-owned subsidiary of Delwinds. Upon consummation of our Business Combination, our name changed from Delwinds Insurance Acquisition Corp. to FOXO Technologies Inc.

As a result of and upon the Closing, among other things, (1) all outstanding shares of Legacy FOXO Class A Common Stock (after giving effect to the required conversion of all outstanding shares of Legacy FOXO preferred stock into shares of Legacy FOXO Class A Common Stock immediately prior to, and contingent upon, the Closing) and Legacy FOXO Class B Common Stock were converted into 24,718,705 shares of the Company’s Class A Common Stock, (3) all FOXO options and FOXO warrants outstanding immediately prior to the effective time of the Merger were assumed and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into options and warrants, respectively, of the Company, exercisable for shares of Class A Common Stock and (4) other than Assumed Options and Assumed Warrants, all other convertible securities and other rights to purchase capital stock of FOXO were retired and terminated, if they were not converted, exchanged or exercised for FOXO common stock immediately prior to the effective time of the Merger.

We maintain two wholly-owned operating subsidiaries, FOXO Labs Inc., formerly named Life Epigenetics Inc., and FOXO Life, LLC, formerly named youSurance General Agency, LLC.

FOXO Labs Inc. (“FOXO Labs”) is the operating entity for our insurance services platform designed to provide saliva-based underwriting technology and molecular health and wellness engagement services to insurance carrier customers. FOXO Labs maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC, to conduct its research.

FOXO Life, LLC is the operating entity for our insurance products platform designed to market and sell life insurance that is bundled with longevity science. FOXO Life is licensed as a general insurance agency and previously maintained a wholly-owned subsidiary, FOXO Life Insurance Company.

MANAGEMENT

Executive Officers and Directors

The business and affairs of the Company is managed by or under the direction of the Board.

The following table sets forth the name, age and position of each of the current directors and executive officers of the Company:

Name	Age	Position
Executive Officers
Tyler Danielson	37	Interim Chief Executive Officer and Chief Technology Officer
Robert Potashnick	42	Chief Financial Officer
Brian Chen, PhD	44	Chief Science Officer
Michael Will	42	General Counsel
Taylor Fay	38	Chief Operating Officer
Non-Employee Directors
Andrew J. Poole(1)(2)(3)	41	Director
Bret Barnes(1)(2)(3)	41	Chairman and Director
Murdoc Khaleghi	42	Director

(1)	Member of nominating and corporate governance committee.

(2)	Member of compensation committee.

(3)	Member of audit committee.

Information regarding the executive officers and directors of the Company is set forth below:

Executive Officers

Tyler Danielson — Interim Chief Executive Officer and Chief Technology Officer

Mr. Danielson has served as the Interim Chief Executive Officer since November 2022 and the Chief Technology Officer of FOXO since 2020. From 2019 to 2020, Mr. Danielson served as Platform Product Owner of Cargill, a Global Food Distributor. Before that, from 2015 to 2019, Mr. Danielson served as User Interface Software Architect at brightpeak financial, a division of Thrivent Financial. Mr. Danielson holds a Master’s Degree in Computer Science from the University of Minnesota.

Robert Potashnick — Chief Financial Officer

Mr. Potashnick has served as the Chief Financial Officer of FOXO since the beginning of 2021. From 2017 to 2020, Mr. Potashnick served in capital planning and business development finance roles at UnitedHealth Group (NYSE American: UNH). Before that, from 2010 to 2017, Mr. Potashnick worked as a certified public accountant at PricewaterhouseCoopers LLP. Other prior work experiences include working in mergers and acquisitions at Blaige & Company and as a trader at Great Point Trading. Mr. Potashnick holds a Bachelor of Arts degree in Economics from Northwestern University, a Master’s Degree in Accountancy from the University of Illinois, and a MBA (Finance/Strategy) from DePaul University.

Brian Chen, PhD — Chief Science Officer

Mr. Chen has served as the Chief Science Officer of FOXO since 2019. Prior to that time, from 2017 to 2019, Mr. Chen served as Vice President of Research and Analytics at Actua Life & Annuity, Ltd., an insurtech startup that later became FOXO Labs, Inc. Mr. Chen holds a Ph.D. degree from University of California, Los Angeles and a Master’s Degree in Public Health from the University of California, Berkeley.

Michael Will — General Counsel

Mr. Will has served as the General Counsel of FOXO since 2019. From 2016 to 2019, Mr. Will served as Legal and Compliance Officer, and then Senior Counsel, of brightpeak financial, a division of Thrivent Financial. Mr. Will also supported Thrivent’s life insurance manufacturing and distribution teams on products including universal life, variable universal life, and whole life plus. Prior to brightpeak/Thrivent, Mr. Will spent ten years in private practice representing property & casualty insurance carriers on a variety of first and third-party coverage matters. Mr. Will holds a Bachelor of Arts degree from Gustavus Adolphus College, and a Juris Doctor degree from the University of St. Thomas School of Law. Mr. Will is licensed to practice law before the state and federal courts of the State of Minnesota.

Taylor Fay – Chief Operating Officer

Mr. Fay has served as the Chief Operating Officer since February 2023. From June 2018 until January 2022, Mr. Fay served as the Company’s Senior Product Manager and Director of Products. Prior to joining the Company, Mr. Fay served as Product Manager at Explore Information Services from September 2016 to June 2018, where he managed a portfolio of insurance underwriting data products. In addition, Mr. Fay served as Product Owner at Hubio/Identifix from June 2013 to July 2016. Mr. Fay holds a Bachelor’s Degree in Geography and a Master’s Degree in Business Administration from the University of Minnesota.

Non-Employee Directors

Andrew J. Poole — Director

Mr. Poole has served as a director of FOXO since September 2022. He previously served as Chief Executive Officer and Chairman of Delwinds from its inception until the Closing of the Business Combination and has over 18 years of diversified investment experience. Mr. Poole was the Chief Investment Officer of Tiberius, a blank check company which went public in March 2018 with $174.225 million held in trust and which consummated its initial business combination with International General Insurance Holdings Ltd. (Nasdaq: IGIC), or “IGI,” an international specialty insurance and reinsurance group registered in Bermuda, in March 2020 under very challenging market conditions. Upon the closing of Tiberius’ business combination, Mr. Poole joined the board of IGI. Concurrently, since October 2015 he has been and remains an investment consultant at The Gray Insurance Company. Mr. Poole’s most recent role prior to joining Tiberius and The Gray Insurance Company was as Partner and Portfolio Manager at Scoria Capital Partners, LP, a long/short equity hedge fund, where he managed a portion of the firm’s capital including insurance sector investments from 2013 to 2015. Prior to Scoria, Mr. Poole held various positions at Diamondback Capital Management from 2005 to 2012 (including Portfolio Manager from 2011 onwards) and SAC Capital from 2004 to 2005, both of which are multi-strategy multi-manager cross capital structure long/short hedge funds. Earlier, Mr. Poole started his career at Swiss Re (SIX: SREN) working in facultative property placements in 2003 and was on the board of Family Security, a personal lines insurance company, from 2013 to 2015 prior to the sale of the company to United Insurance Holdings Corporation (Nasdaq: UIHC). Mr. Poole is a graduate of The George Washington University. We believe Mr. Poole is qualified to serve on the board due to his background in investment management of insurance investments, his extensive public company insurance valuation expertise and deep knowledge of, and connections in, the insurance industry.

Murdoc Khaleghi, M.D. — Director

Dr. Khaleghi is a physician with 20 years of experience, and also a researcher and author. He has served as a member of the FOXO Board since July of 2021. Since January 2012, Dr. Khaleghi has served as the Chief Medical Officer of WellnessFX. He has also served as the Chief Medical Officer of both Healium and Neurotrack since 2020. Dr. Khaleghi also serves as Chief Medical Officer, or on the board of directors of a number of private medical device and technology companies. From 2015 to 2017, he was the Chief Medical Officer of EverlyWell, where he was the first employee hired. Dr. Khaleghi attended the University of California San Diego and holds a degree in Bioengineering as well as a Doctor of Medicine. Dr. Khaleghi also has an MBA from the University of California, Berkeley, an MBA from Columbia Business School and a Master Computer Science degree from University of Pennsylvania. Dr. Khaleghi holds a medical license from the Colorado Medical Board and the Medical Board of California. We believe that Dr. Khaleghi’s financial and industry experience qualify him to serve on our board of directors.

Bret Barnes — Director

Mr. Barnes has served as a member of the FOXO Board since November 2021 and became Chairman in November 2022. Since April 2007, Mr. Barnes has served as a Senior Bioinformatics Scientist for Illumina, Inc. (NASDAQ: ILMN). Mr. Barnes has developed a number of patents and products, including methods to examine methylation of genomic DNA and methods for diagnosing respiratory pathogens and predicting COVID-19 related outcomes. Mr. Barnes has been the core bioinformatics lead on all Infinium Methylation products, including all original and new novel design capabilities. In addition to his array development efforts, Mr. Barnes has been instrumental in developing structural variant detection algorithms via DNA sequencing at Illumina, Inc. Prior to that position, Mr. Barnes served as a Bioinformatics Software Engineer from 2005 to 2007 at Science Applications International Corporation (NYSE American: SAIC). Mr. Barnes holds a Bachelor of Science degree in Bioinformatics from the University of California, Santa Cruz. Mr. Barnes was among the first graduates at University of California, Santa Cruz to receive a degree in bioinformatics. We believe that Mr. Barnes’ industry experience qualifies him to serve on our board of directors.

Board Composition

Each director will hold office until his or her term expires at the next annual meeting of stockholders in the year following the year of such director’s election or until his or her death, resignation, removal or the earlier termination of his or her term of office.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of the Company’s common stock being listed on the NYSE American following the consummation of the Business Combination, it is required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the Board undertook a review of the independence of the individuals named above and have determined that each of Dr. Khaleghi, Mr. Barnes and Mr. Poole qualifies as “independent” as defined under the applicable NYSE American rules, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE American relating to director independence requirements. In addition, the Company is subject to the rules of the SEC and NYSE American relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board of Directors

Each director will hold office until his or her term expires at the next annual meeting of stockholders in the year following the year of such director’s election or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Board Committees

The Board directs the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Company has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of the Company’s committee charters are posted on its website, www.foxotechnologies.com, as required by applicable SEC and the NYSE American rules. The information on or available through any of such website is not deemed incorporated in this registration statement and does not form part of this registration statement.

Audit Committee

The Company’s audit committee consists of Bret Barnes and Andrew Poole. The Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American. Each member of the Company’s audit committee meets the requirements for financial literacy under the applicable NYSE American rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board has determined that Mr. Poole qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE American rules. In making this determination, the Board has considered Mr. Poole’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the Company’s audit committee.

The audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

●	discussing with the Company’s independent registered public accounting firm their independence from management;

●	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

●	pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

●	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The composition and function of the audit committee complies with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE American listing rules. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

The Company’s compensation committee consists of Bret Barnes and Andrew Poole. Bret Barnes and Andrew Poole are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that Bret Barnes and Andrew Poole are “independent” as defined under the applicable NYSE American listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the performance of the Company’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Company’s Chief Executive Officer;

●	reviewing and setting or making recommendations to the Board regarding the compensation of the Company’s other executive officers;

●	making recommendations to the Board regarding the compensation of the Company’s directors;

●	reviewing and approving or making recommendations to the Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

●	appointing and overseeing any compensation consultants.

The composition and function of its compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the NYSE American listing rules. The Company will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Bret Barnes and Andrew Poole. The Board has determined that each of Bret Barnes and Andrew Poole is “independent” as defined under the applicable listing standards of the NYSE American and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

●	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

●	recommending to the Board the nominees for election to the Board at annual meetings of the Company’s stockholders;

●	overseeing an evaluation of the Board and its committees; and;

●	developing and recommending to the Board a set of corporate governance guidelines.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE American listing rules. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. For example, the Company audit committee will be responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting, and auditing matters; the Company’s compensation committee will oversee the management of risks associated with our compensation policies and programs.

Board Oversight of Cybersecurity Risks

The Company will face a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this registration statement. The Board will play an active role in monitoring cybersecurity risks and will be committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company’s operations. In addition to regular reports from each of the Board’s committees, the Board will receive regular reports from management, including its chief technology officer and chief security officer, on material cybersecurity risks and the degree of the Company’s exposure to those risks. While the Board will oversee its cybersecurity risk management, management will be responsible for day-to-day risk management processes. Management will work with third party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing the Company’s cybersecurity risks and that the Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

The Charter contains provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has and will enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers for the Company following the completion of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct

The Board adopted Corporate Governance Guidelines that addresses items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics is posted on the Corporate Governance portion of the Company’s website at www.foxotechnologies.com. Information contained on or accessible through the Company’s website is not a part of this registration statement, and the inclusion of the Company’s website address in this registration statement is an inactive textual reference only. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this registration statement to “FOXO,” “we,” “us,” or “our” refers to FOXO and its consolidated subsidiaries after the consummation of the Business Combination and to the Company and its subsidiaries after the Business Combination.

FOXO is an “emerging growth company,” as defined in the JOBS Act, and thus the following disclosures are intended to comply with the scaled disclosure requirements applicable to emerging growth companies and “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Exchange Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer, whom we refer to as our “named executive officers.”

This section discusses the material components of the executive compensation program offered to our named executive officers. Our named executive officers for the years ended December 31, 2022 and 2021 were as follows:

●	Tyler Danielson, our Chief Technology Officer and Interim Chief Executive Officer;

●	Brian Chen, PhD, our Chief Science Officer;

●	Robert Potashnick, our Chief Financial Officer;

●	Jon Sabes, our former Chief Executive Officer and Chairman; and

●	Steven Sabes, our former Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that FOXO adopts could vary materially from our historical practices and currently planned programs summarized in this discussion.

We will continue to update, in accordance with the rules and regulations of the SEC, information in this section regarding the compensation of our named executive officers.

Executive Compensation Overview

Compensation Philosophy

FOXO has designed its compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who share our philosophy and desire to achieve our enterprise goals. We believe our compensation program should promote the success of FOXO and align executive incentives with the long-term interest of its stockholders. Our current compensation programs reflect its startup origins in that they consist primarily of base salaries and short-term incentive compensation, as well as the grant of options to purchase stock. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require.

Compensation Elements

The compensation for our named executive officers consists of the following:

Compensation Element	Purpose
Base Salary	To provide stable and competitive income.

Equity-Based Compensation	To encourage executives to maximize long-term stockholder value (provided in the form of stock option awards).

Short-Term Incentive Compensation	To motivate and reward short-term behaviors, actions and results that drive long-term value creation.

To accomplish both its short-term and long-term objectives, the compensation program emphasizes pay-for-performance, with two variable components. Base salary is intended to provide a fixed component of compensation commensurate with the executive’s skill set, experience, role and responsibilities, and is compared against those in similar positions at similar companies. Variable components include short-term incentive compensation and long-term equity-based incentives, which are used to align each component of incentive compensation with our short and long-term business objectives. Discretionary biannual incentive bonuses, paid in the form of stock option awards, are worth, at maximum, 10% of each named executive officer’s annual base salary per review cycle, for an annual total value of up to 20% of each named executive officer’s base salary.

Summary Compensation Table

The following table sets forth information regarding the total compensation awarded to and earned by our named executive officers for services   rendered in all capacities for the years ended December 31, 2022 and 2021.

				Option	Stock
		Salary	Bonus	Awards	Awards	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2) (3)	($)
Tyler Danielson	2022	205,000	—	22	5,935,600	6,140,622
Interim Chief Executive Officer	2021	195,000	500	40,845	682	237,027
Brian Chen, PhD	2022	236,000	—	22	5,935,600	6,171,622
Chief Science Officer	2021	236,000	500	49,903	—	286,403
Robert Potashnick	2022	205,000	—	22	3,983,100	4,188,122
Chief Financial Officer	2021	180,000	500	39,148	—	219,648
Jon Sabes	2022	480,000	—	22	27,389,670	27,869,692
Former Chief Executive Officer	2021	480,000	500	1,184	—	481,684
Steve Sabes	2022	200,000	—	22	3,983,100	4,183,122
Former Chief Operating Officer	2021	200,000	500	43,031	—	243,531

(1)	2021 amounts reflect the payment of a holiday bonus earned and paid in the year ended December 31, 2021.

(2)

Amounts reflect the aggregate grant date fair value of stock option  awards and restricted stock granted under FOXO’s 2020 Equity Incentive Plan (the “2020 Plan”) to our named executive officers during the year ended December 31, 2021 and 2022, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 11 of the audited consolidated financial statements included elsewhere in this registration statement for a discussion of the relevant assumptions used in calculating this amount for the year ended December 31, 2021. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

(3)	2022 amounts reflect the aggregate fair value of restricted stock as part of FOXO’s Management Contingent Share Plan to our named executive officers during the year ended December 31, 2022, computed in accordance with FASB ASC 718, Compensation – Stock Compensation. See Note 8 of the unaudited interim consolidated financial statements included elsewhere in this registration statement for a discussion of the relevant assumptions used in calculating this amount. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

Narrative Disclosure to the Summary Compensation Table

Equity-Based Compensation

Legacy FOXO previously utilized its 2020 Equity Incentive Plan, or the 2020 Plan, to enable it and its affiliates to attract and retain qualified employees (including officers), consultants and directors to contribute to its long range success, provide incentives that aligned their interests with those of Legacy FOXO stockholders, and promote the success of its business. The Legacy FOXO board of directors adopted, and the Legacy FOXO stockholders approved, the 2020 Plan in 2020. The 2020 Plan governs and previously facilitated the grant of incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards and other equity-based awards.

Prior to the closing of the Business Combination, our named executive officers received equity-based compensation in the form of stock option awards under the 2020 Plan, as described below. Under the 2020 Plan, stock option awards generally vest monthly over a three-year period and have a term of five years. Prior to the adoption of the 2020 Plan and the Corporate Conversion, equity-based compensation was provided in the form of profits interests agreements, as described previously.

Following the approval of the 2022 Plan, the 2020 Plan was terminated and no further awards will be granted under the 2020 Plan.

The following describes certain material terms of the 2020 Plan.

Grants, Generally. The 2020 Plan provided both for the direct award or sale of shares and for the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). ISOs may have been granted only to Legacy FOXO employees. All other awards may have been granted to employees, consultants and directors of Legacy FOXO.

The maximum number of shares of Legacy FOXO common stock that may have been issued over the term of the 2020 Plan was 7,000,000 shares on a pre-Business Combination basis, or approximately 4,065,861 on a post Business Combination basis. As of December 31, 2022, stock options to purchase 2,765,099 shares of FOXO Class A Common Stock on a post-Business Combination basis with a weighted-average exercise price of $7.02 per share were outstanding under the 2020 Plan. Additionally, 30,000 shares on a pre-Business Combination basis or 17,425 on a post-Business Combination basis of restricted stock were granted pursuant to the 2020 Plan to an employee who is not a named executive officer. There were no outstanding awards under the 2020 Plan other than these options and restricted stock.

Administration. The Legacy FOXO board, or a committee delegated by the Legacy FOXO board, administered the 2020 Plan. Our board of directors has assumed such role following the Business Combination. During the term and subject to the terms of the 2020 Plan, the administrator had the power to, among other things, construe and interpret the 2020 Plan and apply its provisions, determined when awards were to be granted under the 2020 Plan and the applicable grant date, prescribed the terms and conditions of each award, including, without limitation, the exercise price and medium of payment and vesting provisions, and specified the provisions of the award agreement relating to such grant, made decisions with respect to outstanding awards that may have become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments, and exercised discretion to make any and all other determinations which it determined to be necessary or advisable for the administration of the 2020 Plan.

Options. Each of the named executive officers was granted a mix of ISOs and NSOs. See the “Outstanding Equity Awards” table below for further information about our named executive officers’ outstanding options as of December 31, 2021.

Under the terms of the 2020 Plan, no stock option is exercisable after the expiration of five years from the grant date.

The exercise price per share of options granted under the 2020 Plan must be at least 100% of the fair market value per share of Legacy FOXO common stock on the grant date, subject to certain exceptions. Subject to the provisions of the 2020 Plan, the administrator determined the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Adjustments upon Changes in Stock. In the event of changes in the outstanding Legacy FOXO common stock (now, our shares of Class A Common Stock) or in the capital structure of Legacy FOXO by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the 2020 Plan and any award agreements, the exercise price of options, the maximum number of shares of Legacy FOXO common stock subject to all awards set forth above would be equitably adjusted or substituted, as to the number, price or kind of a share of Legacy FOXO common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award.

Effect of Change in Control. Unless otherwise provided in an award agreement, (a) in the event of a participant’s termination of continuous service without cause or for good reason (as defined in the 2020 Plan) during the 12-month period following a change in control, all outstanding options will become fully vested and immediately exercisable.

Short-Term Incentive Compensation

As outlined in our compensation policy, our named executive officers are eligible to earn discretionary biannual incentive bonuses. These discretionary incentive bonuses are worth, at maximum, 10% of each named executive officer’s annual base salary per review cycle, for an annual total value of up to 20% of each named executive officer’s base salary. Review cycles occur biannually, following the second and fourth quarter of each year, and discretionary incentive bonuses are paid at the conclusion of these review cycles. Discretionary biannual incentive bonuses awarded to named executive officers are paid in the form of stock option awards. As such, these amounts, as applicable to each year presented, are included in the “option awards” column of the summary compensation table above.

Agreements with Named Executive Officers

Agreement with Tyler Danielson

We entered into an offer letter with Tyler Danielson on September 3, 2020, pursuant to which Mr. Danielson agreed to serve as our Chief Technology Officer and receive an annual base salary of $195,000. Mr. Danielson’s employment will continue until such time either the Company or Mr. Danielson terminates employment. Mr. Danielson was granted 17,425 shares of restricted stock on a post-business combination basis as replacement for a signing bonus that was initially intended to be in the form of a Sprinter Van.

Mr. Danielson is also eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the Company’s achievement of certain milestones, with a payment expected to equate to up to 20% of annual base salary. Incentive compensation will be at the discretion of the Company.

Mr. Danielson is also eligible for standard benefit plans made available to management-level employees.

The Company has yet to enter into a new employment agreement with Mr. Danielson to reflect his role as our Interim Chief Executive Officer.

Agreement with Robert Potashnick

We entered into an employment agreement with Robert Potashnick on December 29, 2020, pursuant to which Mr. Potashnick agreed to serve as our Chief Financial Officer and receive an annual base salary of $180,000. Mr. Potashnick’s employment will continue until such time either the Company or Mr. Potashnick terminates the employment agreement.

Mr. Potashnick is eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the Company’s achievement of certain milestones, with a payment expected to equate to up to 20% of annual base salary. No later than thirty days of the commencement date of the employment agreement, the Company compensated Mr.  Potashnick with (i) a cash compensation signing bonus of $30,000; and (ii) an initial grant of 78,413 incentive stock options on a post Business Combination basis. Additionally, in the absence of an executive incentive compensation plan by the Compensation Committee of the board of directors, Mr. Potashnick is eligible for an additional annual bonus of up to 20% of his salary.

The employment agreement provides that Mr. Potashnick is also eligible for standard benefit plans made available to management-level employees.

The Company has the right immediately to terminate Mr. Potashnick’s employment for cause (as defined in his employment agreement) during the employment period upon notice to Mr. Potashnick.

In the event of a termination of Mr. Potashnick’s employment, the Company shall pay Mr. Potashnick: (i) any unpaid base salary on the Company’s regular payday, prorated to the effective date of termination; and (ii) the dollar value of all accrued and unused vacation benefits based upon Mr. Potashnick’s base salary. The Company shall also reimburse Mr. Potashnick in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Mr. Potashnick’s on behalf of the Company on or before the date on which his employment terminates, and reported and properly documented on expense reports.

The Company has the right to terminate Mr. Potashnick’s employment without cause during the employment period upon notice to Mr. Potashnick. In the event of a termination without cause (as defined in his employment agreement), the Company will pay Mr. Potashnick severance compensation in an amount equal to an amount of one half of Mr. Potashnick’s base salary in effect on the date on which Mr. Potashnick’s employment is terminated, payable in a lump sum within thirty (30) days after the date of the termination. If Mr. Potashnick is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), he will be allowed to do so. The Company will also pay Mr. Potashnick a bonus under the Company’s equity incentive plan prorated based upon the number of days for which Mr. Potashnick was employed during the period for which such payments are made (e.g., quarter), and any options or other equity incentives which have been granted to Mr. Potashnick shall fully vest on the date of termination.

The CFO employment agreement includes provisions governing Company confidential information, assignment of employee inventions, non-solicitation of employees for 12 months following employment termination, non-competition for one year following any employment termination for cause or without good reason (as defined in the employment agreement), and indemnification rights.

Agreement with Brian Chen

Our predecessor, GWG Holdings, Inc. entered into an employment agreement with Mr. Brian Chen, its Chief Science Officer, as of August 20, 2017, for a five-year initial term that automatically renews for additional one-year terms thereafter. For the years ended December 31, 2022 and 2021, the annual base salary for Mr. Brian Chen was $236,000. By letter agreement, dated October 17, 2019, the CSO employment agreement was amended and provided that Mr. Brian Chen will be eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the company’s achievement of certain milestones, with a payment expected to equate to up to 20% of annual base salary. The CSO employment agreement provides that Mr. Brian Chen is eligible for standard benefit plans made available to management-level employees. If the CSO’s employment ends on account of death or disability, the Company will pay his estate continued salary for one month and continue welfare benefits including paying all premiums for coverage of the CSO’s dependent family members.

The CSO employment agreement includes provisions governing Company confidential information, assignment of employee inventions, non-solicitation of employees for 12 months following employment termination, non-competition for one year following any employment termination for cause or without good reason (as defined in the CSO employment agreement), and indemnification rights.

Agreement with Taylor Fay, our Chief Operating Officer

Our predecessor, GWG Holdings, Inc., previously entered into an employment agreement with Mr. Fay, effective as of June 18, 2018. On October 17, 2019, by letter agreement, Mr. Fay’s employment agreement was amended to increase his salary to $130,500 per annum, and also to provide that Mr. Fay would be eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the company’s achievement of certain milestones, with a payment expected to equate to up to 20% of his annual base salary. Mr. Fay’s employment agreement also provides that he is eligible for standard benefit plans made available to management-level employees. If Mr. Fay’s employment ends on account of death or disability, the Company will pay his estate continued salary for one month and continue welfare benefits, including paying all premiums for coverage of his dependent family members. Mr. Fay’s compensation was again amended on November 18, 2020, to increase his salary to $160,000, effective as of August 9, 2020. Thereafter, Mr. Fay was promoted to Vice President of Product Operations and his salary was increased to $177,000 per annum, effective as of March 11, 2022.

Agreement with Jon Sabes, our former Chief Executive Officer

Our predecessor, FOXO BioScience LLC, entered into an employment agreement with Mr. Jon Sabes, its Chief Executive Officer (“CEO”), as of April 22, 2020, for a five-year term that automatically renews for additional five-year periods unless terminated prior to such renewal by the Company’s board or Mr. Sabes. Pursuant to the terms of the employment agreement, the annual base salary for Mr. Jon Sabes is $480,000. The CEO employment agreement provides that Mr. Sabes will receive an annual cash bonus of up to 50% of his base salary, with such amount determined by the Company’s compensation committee. The CEO employment agreement also made a 10% profits interest grant, although this grant was later terminated when the Company converted to a C corporation and the profits interest grant replaced by stock options. Mr. Sabes is entitled to participate in (i) all human resource benefit programs made available to management-level employees of the Company and its subsidiaries, and (ii) all employee benefit plans and programs made available by the Company. The CEO agreement provides reimbursement for private travel including the family members of Mr. Sabes for both business and personal use, and social club memberships.

In the event Mr. Sabes’ employment is terminated as a result of his death or incapacity, the Company will pay to the estate of Mr. Sabes an amount equal to his then current base salary through the balance of the agreement, including any earned but unpaid annual compensation and the Company will continue the welfare benefit programs provided under the agreement, including paying all premiums for coverage for Mr. Sabes’ dependent family members. In the event Mr. Sabes’ employment is terminated by the board without a renewal term or without Cause (as defined in the CEO employment agreement), then all equity awards immediately vest as specified in the related agreements and Mr. Sabes will receive a severance payment equal to 36 months of his base salary. In the event Mr. Sabes’ employment is terminated by the Company with Cause (as defined in the CEO employment agreement) or Mr. Sabes resigns, then he will not be entitled to any severance or continued benefits.

Under the CEO employment agreement, Mr. Sabes agreed to customary confidentiality provisions and to refrain from soliciting employees of the Company and its affiliates for a period of 12 months following any termination of employment and to a non-competition restriction during the term of the agreement.

Jon Sabes was terminated as the Company’s CEO on November 14 2022. The Company is continuing to review its obligations, if any, to Jon Sabes pursuant to the CEO employment agreement.

Agreement with Steven Sabes, our former Chief Operating Officer

Our predecessor, GWG Holdings, Inc. entered into an employment agreement with Mr. Steven Sabes, its Chief Operating Officer, as of August 20, 2017, for a five-year initial term that automatically renews for additional one-year terms thereafter. For the years ended December 31, 2022 and 2021, the annual base salary for Mr. Steven Sabes was $200,000. By letter agreement, dated October 17, 2019, the COO employment agreement was amended and provided that Mr. Steven Sabes will be eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the Company’s achievement of certain milestones, with a payment expected to equate to up to 20% of annual base salary. The COO employment agreement provides that Mr. Steven Sabes is eligible for standard benefit plans made available to management-level employees. If the COO’s employment ends on account of death or disability, the Company will pay his estate continued salary for one month and continue welfare benefits including paying all premiums for coverage of the COO’s dependent family members.

The COO employment agreement includes provisions governing Company confidential information, assignment of employee inventions, non-solicitation of employees for 12 months following employment termination, non-competition for one year following any employment termination for cause or without good reason (as defined in the COO employment agreement), and indemnification rights.

Steven Sabes was terminated as the Company’s Chief Operating Officer on November 14, 2022.

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2022, on a post-Business Combination basis. The table reflects both vested and unvested stock option awards, bifurcated by grant date.

			Option Awards
Name	Grant Date	Restricted Stock (1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Tyler Danielson	9/15/2022	760,000
	1/27/2022		(2)	2	-	15.75	1/27/2027
	8/9/2021		(3)	1,664	2,065	6.51	8/9/2026
	5/11/2021	17,425
	4/2/2021		(4)	37,755	14,520	6.51	4/2/2026
Brian Chen, PhD	9/15/2022	760,000
	1/27/2022		(2)	2	-	15.75	1/27/2027
	8/9/2021		(3)	2,000	2,480	6.51	8/9/2026
	4/13/2021		(5)	670,026	2,238
Robert Potashnick	9/15/2022	510,000
	1/27/2022		(2)	2	-	15.75	1/27/2027
	8/9/2021		(3)	1,591	1,980	6.51	8/9/2026
	4/2/2021		(6)	52,277	26,136	6.51	4/2/2026
Jon Sabes (9)	9/15/2022	1,169,000
	1/27/2022		(2)	2	-	15.75	1/27/2027
	4/2/2021		(7)	832,805	26,764	6.51	4/2/2026
Steven Sabes	1/27/2022		(8)	2	N/A	15.75	1/12/2023
	Various		(8)	390,085	N/A	6.51	1/12/2023

(1)	Restricted stock was issued in 2022 as part of the Company’s Management Contingent Share Plan and is subject to time, performance, and service conditions. The shares held by Jon Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan are pending a review of the Company’s obligations to vest these shares in connection with Jon. Sabes’ termination. The amount shown reflects shares associated with a performance obligation that was met at the time of Jon. Sabes’ termination. The restricted stock issued to Tyler Danielson is fully vested.

(2)	Stock granted on January 27, 2022 began vesting at grant date and are fully vested as of December 31, 2022

(3)	The option award vests monthly over a three-year period from the grant date.

(4)	On April 2, 2021, Mr. Tyler Danielson was granted a total of 52,275 stock option awards. The 14,520 stock option awards granted to Mr. Danielson that are unvested as of December 31, 2022 will vest in equal monthly installments through December 31, 2023.

(5)	On April 13, 2021, Mr. Brian Chen was granted a total of 672,264 stock option awards, a portion of which reflect compensation awards for services rendered prior to the adoption of the 2020 Plan. Of the 2,238 stock option awards granted to Mr. Chen that are unvested as of December 31, 2022, (i) 834 will vest in equal monthly installments from January 1, 2023 to June 30, 2023 and (iii) 1,404 will vest in equal monthly installments from January 1, 2023 to December 31, 2023.

(6)

On April 2, 2021, Mr. Robert Potashnick was granted a total of 78,413 stock option awards. The 26,136 stock option awards granted to Mr. Potashnick that are unvested as of December 31, 2022 will vest in equal monthly installments through December 31, 2023.

(7)	On April 2, 2021, Mr. Jon Sabes was granted a total of 859,569 stock option awards, a portion of which reflect compensation awards issued as replacement for prior profits interests cancelled in 2020 and for services rendered prior to the adoption of the 2020 Plan. Of the 26,764 stock option awards granted to Mr. Jon Sabes that are unvested as of December 31, 2022, (i) 22,426 will vest in January 2023; (ii) 1,446 will vest in equal monthly installments from January 1, 2023 to June 30, 2023; and (iii) 2,892 will vest in equal monthly installments from January 1, 2023 to December 31, 2023.

(8)	Mr. Steve Sabes has three months from his termination of continuous service to exercise his options in accordance with our 2020 Plan.

(9)

The shares held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan are pending a review of the Company’s obligations to vest these shares in connection with Mr. Sabes termination. The amount shown reflects shares associated with a performance obligation that was met at the time of his termination. The Company is additionally reviewing its obligations to Mr. Sabes related to the immediate vesting of options. The amount shown reflects options vested based on his continuous service as a director.

Executive Compensation Arrangements – Post-Closing Arrangements

Post-Closing Employment Agreements

We are in the processing of negotiating, approving and implementing new employment arrangements with each of our executive officers, which will govern the terms of their continuing employment with us. Although the terms of these agreements are still being finalized, we expect that the agreements will have a fixed term of years, with annual renewals thereafter, subject to termination in accordance with each agreement’s terms and conditions. We expect that each executive will be entitled to an annual salary, to be reviewed each year, an annual target bonus opportunity (calculated as a percentage of salary) paid in cash, and an equity incentive grant. We anticipate the agreements will contain severance provisions whereby, if the executive is terminated other than for cause or resigns for good reason, then the executive will be paid a lump sum payment calculated based on his or her salary and bonus. If the executive is terminated for cause, we anticipate the agreements will provide that the executive would receive no amounts other than amounts accrued at the date of termination and any vested benefits under Company benefit plans. We expect that all unvested equity awards would become fully vested in connection with a change of control.

Simultaneously with the execution and delivery of the Merger Agreement, certain Legacy FOXO executive officers entered into Non-Competition Agreements in favor of Legacy FOXO and Delwinds and their respective present and future successors and direct and indirect subsidiaries. Under the Non-Competition Agreements, the Legacy FOXO executive officers signatory thereto agreed not to compete with Delwinds, Legacy FOXO and their respective affiliates during the two-year period following the Closing and, during such two-year restricted period, to not solicit employees or customers of such entities. The Non-Competition Agreements also contain customary confidentiality and non-disparagement provisions.

2022 Equity Incentive Plan

Following the consummation of the Business Combination, the Company adopted the 2022 Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including officers), independent contractors and directors of the Company and its affiliates, which is essential to the Company’s long term success.

Summary of the 2022 Equity Incentive Plan

Eligibility

Employees (including officers), non-employee directors and consultants who render services to the Company or an affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2022 Plan. Incentive stock options may only be granted to employees of the Company or a parent or subsidiary thereof. As of the date of this registration statement, we have approximately 50 employees, including four executive officers, four non-employee directors, and 32 consultants would be eligible to participate in the 2022 Plan.

Administration

The compensation committee of our board of directors, or such other committee as may be designated by the Company board of directors, or in the absence of any such committee, the full board of directors (the “Compensation Committee” or “Administrator”), administers the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee has complete authority and discretion to determine the terms of awards under the Incentive Plan.

Types of Awards

The 2022 Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other equity-based awards, or collectively, awards.

Share Reserve

3,286,235 shares of Class A Common Stock may be issued under the 2022 Plan. All of the shares available under the 2022 Plan may be issued upon the exercise of ISOs.

Awards granted under the 2022 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction do not reduce the shares available for grant under the 2022 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

If options, SARs, restricted stock, RSUs or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the 2022 Plan. Notwithstanding anything to the contrary contained herein: shares subject to an award under the 2022 Plan shall not again be made available for issuance or delivery under the 2022 Plan if such shares are (a) shares tendered in payment of an option, (b) shares delivered or withheld by the company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the award. Shares issued under the 2022 Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2022 Plan.

Annual Limitation on Awards to Non-Employee Directors

The grant date fair value of 2022 Plan awards granted to each non-employee director during any calendar year may not exceed $500,000 (on a per-director basis).

Stock Options

The 2022 Plan authorizes the grant of ISOs and NQSOs (each an “Option”). Options granted under the Incentive Plan entitle the grantee, upon exercise, to purchase a specified number of shares of Class A Common Stock from us at a specified exercise price per share. The administrator of the Incentive Plan determines the period during which an Option may be exercised, as well as any Option vesting schedule, except that no Option may be exercised more than 10 years after the date of grant and will generally expire sooner if the option holder’s service terminates. The exercise price for shares of Class A Common Stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant unless pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Internal Revenue Code.

An Option’s exercise price may be paid in cash or by certified check at the time the Option is exercised, or, at the discretion of the administrator, (1) a stock-for-stock exchange whereby the exercise price is paid by exchange of other common stock with a fair market value equal to the Option exercise price; (2) a “cashless” exchange established with a broker; (3) by reducing the number of shares of common stock otherwise deliverable upon exercise with the fair market value equal to the aggregate Option exercise price; (4) any combination of the previous methods; or (5) in any other form of legal consideration that may be acceptable by the administrator.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined on the date of grant, of shares for which ISOs granted under the 2022 Plan first become exercisable by a participant during any calendar year shall not exceed $100,000, and any amount in excess of $100,000 shall be treated as NQSOs. If an ISO is granted to any employee who owns more than 10% of the total combined voting securities of the Company, the exercise price of such ISO shall be at least 110% of the fair market value of the Class A Common Stock on the date of grant, and such ISO shall not be exercisable more than five years after the date of grant.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company Class A Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of Company Class A Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. The Administrator determines the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, determines the terms and conditions of such awards. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate. The Compensation Committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Recipients of restricted stock awards generally have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Unless the administrator determines otherwise, during the restricted period, all dividends or other distributions paid upon any restricted stock awards will be retained by the Company for the account of the recipient. Such dividends or other distributions will revert to the Company if for any reason the restricted stock award upon which such dividends or other distributions were paid reverts to the company. Upon the expiration of the restricted period, all such dividends or other distributions made on such restricted share and retained by the Company will be paid to the recipient, with or without interest as determined by the administrator.

Restricted Stock Units

Restricted stock units may be granted under the 2022 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of company common stock. Subject to the provisions of the 2022 Plan, the Administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The Administrator may also grant restricted stock units with a deferral feature, whereby settlement is deferred beyond the vesting date or lapse of the restricted period until the occurrence of a future payment date or event set forth in an award agreement (“Deferred Stock Units”). A holder of restricted stock units will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or other securities or property equal in value to one share or a combination thereof, as specified by the Administrator.

Other Equity-Based Awards

The 2022 Plan also authorizes the grant of other types of equity-based awards based in whole or in part by reference to the Company’s Class A Common Stock. The Administrator will determine the terms and conditions of any such awards.

Change in Control

Unless otherwise provided in an award agreement, under the 2022 Plan, if a participant is terminated without cause or for good reason during the 12-month period following a change in control (as defined in the 2022 Plan), all of such participant’s outstanding awards shall vest and be immediately exercisable as of the date of termination. With respect to awards subject to performance goals, in the event of a change in control, all incomplete performance periods in respect of such awards in effect on the date the change in control occurs shall end on the date of such change and the Administrator shall (i) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable participant partial or full awards with respect to performance goals for each such performance period based upon the Administrator’s determination of the degree of attainment of performance goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the administrator. In addition, in the event of a change in control, the Administrator may in its discretion cash out any or all outstanding awards immediately before the change in control.

Changes to Capital Structure

In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2022 Plan, the limit on the number of shares that may be issued under the 2022 Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Duration, Amendment and Termination

The Administrator of the 2022 Plan may suspend or terminate the 2022 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2022 Plan will terminate on the tenth anniversary of its effective date. The Administrator may also amend the 2022 Plan at any time, except that no amendment shall be effective unless approved by our stockholders, to the extent stockholder approval is necessary to satisfy any applicable laws. No change may be made that increases the total number of shares of Class A Common Stock reserved for issuance pursuant to awards or reduces the minimum exercise price for options or exchange of options for other awards, unless such change is authorized by our stockholders. No modification may be made to an outstanding award under the 2022 Plan if such modification effects a “repricing” of the award unless such a repricing is approved by our stockholders. A termination or amendment of the 2022 Plan will not, without the consent of the participant, materially impair the rights under a previously granted award.

Restrictions on Transfer

ISOs may not be transferred or exercised by another person except by will or by the laws of descent and distribution. NQSOs may, in the sole discretion of the administrator, be transferable to certain permitted transferees as provided in the individual award agreements.

International Participation

The Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the 2022 Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the 2022 Plan share reserve.

Incentive Stock Options

A participant will not recognize income on the grant, vesting, or exercise of an ISO. However, the difference between the exercise price and the fair market value of the Class A Common Stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an ISO within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an ISO in the same manner as on the exercise of a NQSO, as described below.

Non-Qualified Stock Options and SARs

A participant generally is not required to recognize income on the grant or vesting of a NQSO or SAR. Instead, ordinary income generally is required to be recognized on the date the NQSO or SAR is exercised. In general, the amount of ordinary income required to be recognized is (a) in the case of a NQSO, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price and (b) in the case of a SAR, the amount of cash and/or the fair market value of any shares received upon exercise. If the participant is an employee or former employee, the participant will be required to satisfy the tax withholding requirements applicable to such income.

A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards

In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU.

Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the 2022 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an ISO (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Section 409A

The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Deductibility by Company

The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2022 Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the 2022 Plan. Although the administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Administrator considers to be the most effective in attracting, motivating and retaining key employees.

Management Contingent Share Plan

In connection with the Business Combination, we adopted an earnout incentive plan (the “Management Contingent Share Plan”) to secure and retain the services of certain key employees and service providers and incentivize such key employees and service providers to exert maximum efforts for the success of FOXO and its affiliates. The Management Contingent Share Plan makes available a total of 9,200,000 shares eligible to be issued pursuant to restricted share awards, all of which are eligible to be issued. These restricted share awards will vest and be subject to forfeiture according to time and performance-based criteria established as part of the Business Combination. Certain of these restricted share awards will be granted to our named executive officers and will represent compensation to such individuals in 2022.

Summary of the Management Contingent Share Plan

Eligibility

Employees (including officers), non-employee directors and consultants who render services to the Company or an affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the Management Contingent Share Plan.

Administration

The Management Contingent Share Plan is administered by the Compensation Committee, or such other committee of the board of directors, composed of independent directors, as is designated by the board of directors to administer the Management Contingent Share Plan (the “Committee”).

Subject to the terms of the Management Contingent Share Plan, the Committee will have complete authority to construe and interpret the plan and awards granted under it. The Committee shall be solely responsible for monitoring and determining whether or not any performance-based condition (described below) is achieved and any such determination shall be final and conclusive. The Committee may utilize whatever rules and processes it believes are appropriate in this determinative process. All determinations, interpretations, and constructions made by the Committee in good faith and consistent with the terms of the plan shall not be subject to review by any person and shall be final, binding, and conclusive on all persons.

Share Reserve

The number of shares of Class A Common Stock that may be issued under the Management Contingent Share Plan is 9,200,000 shares, subject to equitable adjustment for share splits, share dividends, combinations and recapitalizations, including to account for any equity securities into which such shares are exchanged or converted. All 9,200,000 shares of Class A Common Stock were issued to members of Company management designated by management.

Types of Awards

The Management Contingent Share Plan provides for the grant of restricted share awards of Class A Common Stock. All of the shares of Class A Common Stock issued to employees at the Closing were issued pursuant to a “Restricted Share Award,” the terms of which apply to all shares issued to such recipient. For the purposes of the Management Contingent Share Plan, shares of restricted Class A Common Stock issued in accordance with such plan will be considered “vested” when they are no longer subject to forfeiture in accordance with the terms of such plan. Each restricted share award issued under the Management Contingent Share Plan is subject to both a time-based vesting component and a performance-based vesting component.

Time-Based Vesting

Each restricted share award shall be subject to three service-based vesting conditions:

(a)	Sixty percent (60%) of a participant’s restricted share award will become vested on the third anniversary of the Closing if the participant is still employed by the Company on such date (and has been continuously employed by the Company from the date of grant through such vesting date).

(b)	An additional twenty percent (20%) of a participant’s restricted share award will become vested on the fourth anniversary of the Closing if the participant is still employed by the Company on such date (and has been continuously employed by the Company from the date of grant through such vesting date).

(c)	The final twenty percent (20%) of a participant’s restricted share award will become vested on the fifth anniversary of the Closing if the participant is still employed by the Company on such date (and has been continuously employed by the Company from the date of grant through such vesting date).

Performance-Based Vesting

In addition, to time-based vesting, one-third of each restricted share award may only become vested upon satisfaction of each of the following three performance-based conditions:

(a)	The operational launch of digital online insurance products by FOXO Life Insurance Company (or its functional equivalent under a managing general agency relationship with a life insurance company), with at least 100 policies sold, within one year following the Closing;

(b)	The signing of a commercial research collaboration agreement with an insurance company or reinsurance company for saliva-based epigenetic biomarkers in life insurance underwriting within two years following the Closing; and

(c)	The implementation of saliva-based epigenetic biomarkers in life insurance underwriting by the Company, with at least 250 policies sold using such underwriting, within two years following the Closing.

Service Based-Conditions

The Management Contingent Share Plan provides that in the event of the death, disability, or termination without cause of the CEO at the time of the Closing, service-based conditions will not apply.

Forfeiture of Restricted Share Awards

If a performance-based condition is not achieved within the specified timeframe then the one-third portion of each restricted share award that is associated to that performance-based condition will be permanently forfeited. The Committee shall be solely responsible for monitoring and determining whether or not any performance-based condition is achieved and any such determination shall be final and conclusive.

Any restricted stock awards that fail to vest due to a time-based vesting condition not being satisfied will be forfeited by the participant and the shares associated with that award will be permanently forfeited and cancelled.

Change in Control

In the event of a change in control (as defined in the plan), all time-based vesting conditions and any performance-based vesting conditions whose time frame for achievement has not expired will be waived. Any restricted share awards that were forfeited due to failure to meet a performance-based vesting condition prior to the change in control will remain permanently forfeited.

Duration, Amendment and Termination

Unless sooner terminated, the Management Contingent Share Plan will terminate on the first to occur of (a) the date that 100% of the restricted share awards have become vested or (b) the first business day following the fifth (5th) anniversary of the Closing. The board of directors may suspend or terminate the plan with the written consent of all remaining participants in the Management Contingent Share Plan (at the time of the proposed suspension or termination of the Management Contingent Share Plan). The board of directors at any time, and from time to time, may amend, supplement, modify or restate the plan or any award provided that any such amendment applicable to a previously outstanding award shall not have an adverse effect on a participant or diminish the value of any previously outstanding award under the plan without participant’s prior written consent.

Restrictions on Transfer

Except for transfers without consideration to persons or entities related to a participant (family members, family trusts, etc.) restricted share awards may not be transferred to another person except in the sole discretion of the Committee.

Director Compensation

Non-Employee Director Compensation Table

No directors received compensation for their service on Delwinds’ board of directors in 2021.

The following table presents the total compensation earned and paid to non-employee member directors of the Legacy FOXO board during the year ended December 31, 2022. Mr. Jon Sabes, our former Chief Executive Officer, did not receive any compensation for his service as a member of the Legacy FOXO board during any period presented. Mr. Sabes’ compensation for service as an employee is presented above under the heading “Summary Compensation Table” above. In addition to the compensation outlined below, we reimbursed non-employee members of the Legacy FOXO board for reasonable travel expenses, and out-of-pocket costs incurred in attending meetings of the Legacy FOXO board or events attended on behalf of Legacy FOXO.

Name	Year	Fees Earned and Paid in Cash ($)(4)	Option Awards ($) (5)	Stock Awards ($) (6)	Total ($)(7)
Bret Barnes(1)	2022	45,000	308,580	390,500	744,080
Murdoc Khaleghi(2)	2022	45,000	-	390,500	435,500
Andrew Poole	2022	-	-	-	-
Laurence Zipkin(3)	2022	45,000	-	-	45,000
Lyle Berman(3)	2022	45,000	-	-	45,000

(1)	Bret Barnes was appointed to the Legacy FOXO board in November of 2021 and given the timing of his appointment to the Legacy FOXO board, and ongoing valuation work, Mr. Barnes was not granted any equity-based compensation awards during the year ended December 31, 2021. The restricted stock grant to Mr. Barnes was part of the Company’s Management Contingent Share Plan. During the year ended December 31, 2022, Mr. Barnes was also granted options valued at $133,200 for serving on the Company’s Scientific Advisory Board.

(2)	The restricted stock grant to Dr. Khaleghi was part of the Company’s Management Contingent Share Plan. Dr. Khaleghi also received $99,000 in cash and $624,800 worth of shares from the Management Contingent Share Plan during the year ended December 31, 2022 as fees for his services under his Contractor Agreement with Legacy FOXO (see “Certain Relationships and Related Party Transactions — Legacy FOXO — Contractor Agreement”). Dr. Khaleghi was supposed to be issued options as part of his Contractor Agreement but agreed to accept shares under the Management Contingent Share Plan instead. Dr. Khaleghi was also granted options valued at $133,200 for serving on the Company’s Scientific Advisory Board.

(3)	Lyle Berman and Laurence Zipkin were appointed and no longer serve on the FOXO board.

(4)	Amounts represent cash compensation earned and paid during the year ended December 31, 2022 for services rendered by each member of the Legacy FOXO board. Cash compensation amounts are paid in the final month of each calendar quarter for services rendered during that respective quarter.

(5)

Amounts reflect the aggregate grant date fair value of stock option awards granted under the 2020 Plan to non-employee members of Legacy FOXO board during the year ended December 31, 2022, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 11 of the audited consolidated financial statements included elsewhere in this registration statement for a discussion of the relevant assumptions used in calculating this amount. During the year ended December 31, 2022, Mr. Bret Barnes was granted 69,500 stock option awards as compensation for joining the Board and for services rendered.

(6)	Amounts reflect the aggregate grant date fair value of restricted stock granted under FOXO’s Managmeent Contingent Share Plan computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 8 of the interim unaudited consolidated financial statements included elsewhere in this registration statement for a discussion of the relevant assumptions used in calculating this amount for the three and nine months ended September 30, 2022. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

(7)	The Compensation Committee has not yet determined compensation for the FOXO Board. Accordingly, all compensation relates to the Legacy FOXO board.

Post-Combination Director Compensation

Our board of directors plans to implement an annual compensation program for its non-employee directors. The material terms of this program are not yet known and will depend on the judgment of our board of directors based on advice and counsel of its advisors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Delwinds

On February 23, 2022, Delwinds issued a promissory note in the principal amount of up to $2,000,000 to the Sponsor (the “Sponsor February Promissory Note”). The Sponsor February Promissory Note was issued in connection with advances the Sponsor has made to Delwinds for working capital expenses. As of the date of this registration statement, $500,000 was still outstanding under the Sponsor February Promissory Note.

On February 24, 2022, in connection with the Transaction, concurrent with the execution of the Merger Agreement, Andrew J. Poole, Delwinds’ Chairman and Chief Executive Officer, and The Gray Insurance Company, which is an affiliate of certain of Delwinds’ officers and directors (the “Backstop Investors”) entered into Backstop Subscription Agreements (the “Backstop Subscription Agreements”) pursuant to which the Backstop Investors agreed, subject to the terms and conditions of the Backstop Subscription Agreements, to purchase certain newly-issued shares of Class A Common Stock, contingent upon the occurrence of certain events, including the amount of Class A Common Stock redeemed upon consummation of the Business Combination and other contingencies. Concurrent and in connection with Delwinds entering into a Forward Purchase Agreement with Meteora Capital Partners or its affiliates, Delwinds and the Backstop Investors entered into revised Backstop Subscription Agreements (the “Revised Backstop Subscription Agreements”), the terms of which were also approved and agreed by Legacy FOXO. As a result of the terms of the Revised Backstop Subscription Agreements, the Backstop Investors did not subscribe for Delwinds shares concurrent with the consummation of the Business Combination pursuant to such agreements, in connection with Delwinds entering into the Forward Purchase Agreement with Meteora.

Delwinds has entered into a registration and stockholder rights agreement with respect to the private placement units, the units issuable upon conversion of working capital loans (if any) and the shares of Delwinds Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder shares.

On September 14, 2022, the Sponsor forfeited 600,000 shares of Delwinds Class B Common Stock and assigned all of its remaining securities of the Company to its members for no additional consideration pursuant to securities assignment and joinder agreements (the “Distribution”), pursuant to which the members became parties to the Existing Letter Agreement, as amended by the Insider Letter Amendment, the Registration Rights Agreement, dated as of December 10, 2020, and Warrant Agreement, dated as of December 10, 2020, as applicable.

Administrative Support Agreement

Delwinds agreed, commencing on the effective date of the IPO through the earlier of the Delwinds’ consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. At December 31, 2021 and 2020, a total of $5,000 was recorded as due to Sponsor on the balance sheet related to this agreement. For the years ending December 31, 2021 and 2020, under this agreement we paid a total of $120,000 and $0, respectively.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Legacy FOXO

Other than compensation arrangements, the following is a summary of the transactions and series of similar transactions since January 1, 2020, or any currently proposed transactions, to which Legacy FOXO was a participant or will be a participant, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this registration statement.

Sales and Purchases of Securities

Convertible Debenture Sales

During the three months ended March 31, 2021, Legacy FOXO entered into separate Securities Purchase Agreements and other 2021 Bridge Agreements, with the 2021 Bridge Investors, pursuant to which Legacy FOXO issued $11,812,500 in aggregate principal amount of the 2021 Bridge Debentures. Legacy FOXO received net proceeds of $9,612,007 from the sale of the 2021 Bridge Debentures after the original issue discount of 12.5% and deducting fees and expenses of $887,993. The 2021 Bridge Debentures were issued in three tranches, on January 25, 2021, February 23, 2021, and March 4, 2021. The 2021 Bridge Debentures mature twelve months from the initial issuance dates, bear interest at a rate of 12% per annum, and require interest only payments on a quarterly basis. We retained the right to extend the maturity date for each issuance for an additional three-month period and incur an extension amount rate of 110% of the outstanding balance of the 2021 Bridge Debenture. The 2021 Bridge Debentures allow for both: (i) voluntary conversion of aggregate principal and accrued and unpaid interest to shares of Class A Common Stock at the option of the holder at a price per share equal to OIP and (ii) mandatory conversion of aggregate principal and accrued and unpaid interest upon our consummation of offering of common stock, including a special purpose acquisition company transaction, for an aggregate price of at least $5,000,000 at a price per share equal to the lower of (a) 70% of the offering price per share or (b) OIP. On January 25, 2021, Legacy FOXO also issued convertible debentures to its serving Chief Executive Officer and Chief Operating Officer, and to the Consultant (as defined below) that provided consulting services to Legacy FOXO, on the same terms as the 2021 Bridge Debentures issued to the 2021 Bridge Investors.

Effective February 22, 2022, pursuant to the 2021 Bridge Amendment, Legacy FOXO and the requisite 2021 Bridge Investors amended the terms of certain 2021 Bridge Agreements to, among other things: (i) expand the definition of “Qualified Offering” to include certain transactions with a special purpose acquisition company, (ii) permit Legacy FOXO to undertake the issuance of the 2022 Bridge Debentures, (iii) allow Legacy FOXO to further extend the maturity dates of the 2021 Bridge Debentures by 5 months under certain circumstances and (iv) implement additional premiums payable on the outstanding principal amount of the 2021 Bridge Debentures under certain circumstances.

Contractor Agreement

In October 2021, Legacy FOXO entered into a Contractor Agreement with Dr. Murdoc Khaleghi, one of its directors, under which Dr. Khaleghi serves as our Chief Medical Officer. The Agreement is for an initial 12 month term and renews on a month-to-month basis thereafter subject to termination by either party on 10 days’ notice. We pay Dr. Khaleghi $9,000 per month and reimbursement of out-of-pocket expenses.

Indemnification Agreements

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Charter provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered and will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require our Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Consulting Agreement

In April 2022, Legacy FOXO executed a consulting agreement with Bespoke Growth Partners, Inc., a company controlled by Mark Peikin (the “Consultant”), which was subsequently amended on June 1, 2022. The Consultant was considered to be a related party of the Company as a holder of more than 5% of Legacy FOXO Class A Common Stock prior to the Business Combination. The agreement has a term of twelve months, over which the Consultant is to provide services that include, but are not limited to, advisory services relating to the implementation and completion of an event that will result in Legacy FOXO being publicly listed and subject to Exchange Act. Following the execution of the agreement, as compensation for such services to be rendered as well as related expenses over the term of the contract, the Consultant was paid a cash fee of $1,425. The consulting agreement also calls for the payment of an equity fee as compensation for such services. Legacy FOXO issued 1,500,000 shares of Class A Common Stock to the Consultant. These shares are intended to convert into no less than 800,000 shares of Class A Common Stock of the Company after the consummation of the Business Combination. To the extent that adjustments to the Conversion Ratio reduce the Consultant’s converted shares to an amount less than 800,000, the Consultant is to be issued make-up shares to ensure they are the holder of 800,000 shares of Class A Common Stock of the Company following the close of the Merger. The shares ultimately converted into 871,256 shares of Class A Common Stock of the Company.

Policies for Approval of Related Person Transactions

Our board of directors reviews and approves transactions with related persons (as defined below). Prior to this transaction, prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to the board of directors, and the transaction was not considered approved by the board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Our current policy with respect to approval of related person transactions is not in writing.

The Company adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

●	any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee of the board of directors of the Company has the responsibility to review related party transactions.

Employment Arrangements

We intend to enter into new employment agreements with our Interim Chief Executive Officer and Chief Technology Officer, Chief Financial Officer and Chief Science Officer. The Company is still in the process of negotiating, approving, and implementing such employment arrangements, which will govern the terms of their continuing employment with the Company.

Simultaneously with the execution and delivery of the Merger Agreement, certain Legacy FOXO executive officers entered into Non-Competition Agreements in favor of Legacy FOXO and Delwinds and their respective present and future successors and direct and indirect subsidiaries. Under the Non-Competition Agreements, the Legacy FOXO executive officers signatory thereto agree not to compete with Delwinds, Legacy FOXO and their respective affiliates during the two-year period following the Closing and, during such two-year restricted period and not to solicit employees or customers of such entities. The Non-Competition Agreement also contains customary confidentiality and non-disparagement provisions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table lists, as of January 31, 2023, the number of shares of Class A Common Stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our directors (iii) each of our executive officers and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from the date of this prospectus. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o FOXO Technologies Limited, 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (14)	% of Class
Directors and Executive Officers:
Andrew Poole (1)	1,169,162	4.2%
Murdoc Khalegi (2)	158,725	*
Bret Barnes (3)	71,999	*
Brian Chen (4)	1,433,168	5.1%
Tyler Danielson (5)	820,788	3.0%
Robby Potashnick (6)	570,701	2.1%
Michael Will (7)	550,128	2.0%
Taylor Fay (8)	180,141	*
All directors and executive officers as a group (8 individuals)	4,774,671	16.8%

Five Percent Holders:
GWG Holdings, Inc. (9)	4,646,698	16.9%
Jon Sabes (10)	3,740,098	13.1%
Cinctive Global Master Fund Ltd. (11)	1,970,226	7.2%
Vincent J. Dowling, Jr. (12)	1,831,608	6.6%
Bespoke Growth Partners, Inc. (13)	1,702,543	6.1%
Gray Insurance Company (14)	1,516,254	5.5%

*	less than 1%.

(1)	Includes (i) 730,142 shares of Class A Common Stock held by Mr. Poole; (ii) 42,500 shares of Class A Common Stock underlying Private Warrants held by Mr. Poole; and (iii) 396,520 shares of Class A Common Stock held in irrevocable trusts for the benefit of Mr. Poole’s children, of which Mr. Poole exercises voting control.

(2)	Includes (i) 130,000 shares of Class A Common Stock held by Dr. Khaleghi that are subject to forfeiture pursuant to the Management Contingent Share Plan and (ii) 28,725 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Dr. Khaleghi.

(3)	Includes (i) 50,000 shares of Class A Common Stock held by Mr. Barnes that are subject to forfeiture pursuant to the Management Contingent Share Plan and (ii) 21,999 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Barnes.

(4)	Includes (i) 760,000 shares of Class A Common Stock held by Mr. Chen that are subject to forfeiture pursuant to the Management Contingent Share Plan and (ii) 673,168 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Chen.

(5)	Includes (i) 17,425 shares of Class A Common Stock held by Mr. Danielson, (ii) 760,000 shares of Class A Common Stock held by Mr. Danielson that are subject to forfeiture pursuant to the Management Contingent Share Plan and (iii) 43,363 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Danielson.

(6)	Includes 510,000 shares of Class A Common Stock held by Mr. Potashnick that are subject to forfeiture pursuant to the Management Contingent Share Plan and 60,701 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Potashnick.

(7)

Includes (i) 510,000 shares of Class A Common Stock held by Mr. Will that are subject to forfeiture pursuant to the Management Contingent Share Plan and (ii) 40,128 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Will.

(8)	Includes (i) 150,000 shares of Class A Common Stock held by Mr. Fay that are subject to forfeiture pursuant to the Management Contingent Share Plan and (ii) 30,141 shares of Class A Common Stock underlying vested options and options expected to vest by April 1, 2023 held by Mr. Fay.

(9)	The business address for GWG Holdings, Inc. is 325 North St. Paul Street, Suite 2650, Dallas, TX 75201.

(10)	Includes (i) 181,511 shares of Class A Common Stock underlying Assumed Warrants and 372,680 shares of Class A Common Stock held by JK-JBM Family Investment LLC of which Mr. Sabes exercises voting control; (ii) 1,169,000 shares of Class A Common Stock held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan,; (iii) 855,233 shares of Class A Common Stock underlying vested options and options expected to vest by March 1, 2023 held by Mr. Sabes; and (iv) 1,161,674 shares of Class A Common Stock held by FOXO Management, LLC of which Mr. Sabes exercises voting control. The shares held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan are pending a review of the Company’s obligations to vest these shares in connection with Mr. Sabes termination. The amount shown reflects shares associated with a performance obligation that was met at the time of his termination. The Company is additionally reviewing its obligations to Mr. Sabes related to the immediate vesting of options. The amount shown reflects options vested based on his service as a Director through his resignation date. Mr. Sabes resigned from the Board on January 29, 2023 and has three months following his continuous service to exercise his options.

(11)	Cinctive Capital Management LP serves as the investment advisor to Cinctive Global Master Fund Ltd. Lawrence Sapanski and Richard Schimel, Co-CIOs of Cinctive Capital Management LP, can be deemed to share voting control and investment power over shares beneficially owned by Cinctive Global Master Fund Ltd. The business address for Cinctive GlobalMaster Fund Ltd. is Maples Corporate Services Limited, Ugland House, South Church Street. Grand Cayman, Cayman Islands, KY1-1104.

(12)	Includes (i) 1,105,881 shares of Class A Common Stock held by Coat Tail Partners, LLC; (ii) 97,333 shares of Class A Common Stock underlying Private Warrants held by Coat Tail Partners, LLC; and (iii) 628,394 shares of Class A Common Stock held by Baboon Partners, LLC. Mr. Dowling has the sole voting and dispositive control over the shares held by Coat Tail Partners, LLC and Baboon Partners, LLC.

(13)	Mark Peikin is the beneficial owner of Bespoke Growth Partners, Inc. and has the power to vote and dispose of the securities held by Bespoke Growth Partners, Inc. The business address for Bespoke Growth Partners, Inc. is 201 NE 6th Street, Boca Raton, FL 33432.

(14)	Includes (i) 1,491,319 shares of Class A Common Stock and (ii) 24,935 shares of Class A Common Stock underlying Private Warrants held by the Gray Insurance Company. The business address for the Gray Insurance Company is P.O. Box 6202, Metairie, LA 70009.

(15)	These amounts are based upon information available to the Company as of the date of this filing.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and resale by the Selling Securityholders of (i) up to 5,380,000 shares of Class A Common Stock, consisting of (a) 5,063,750 shares of Class A Common Stock held by the members of the Sponsor that received shares for no additional consideration, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities, and (b) 316,250 shares of Class A Common Stock issuable upon exercise of the Private Warrants and (ii) up to 316,250 Private Warrants. We are registering the shares of Class A Common Stock and the Private Warrants in order to permit the Selling Securityholders to offer these securities for resale from time to time.

Certain of the Selling Securityholders, including the Sponsor and its members, agreed to certain contractual lock-up restrictions with respect to the Founder Shares. Specifically, the Founder Shares are not transferable or salable, subject to exceptions, until the earlier of (A) six months after the completion of the Business Combination or (B) subsequent to the Business Combination, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination. All of the securities sold in this offering will become eligible for sale upon expiration of the applicable lock-up period or release by competent parties, except for any securities held by our affiliates as defined in Rule 144 under the Securities Act.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Private Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of November 30, 2022 concerning the securities that may be offered from time to time by each Selling Securityholder with this prospectus. See “Plan of Distribution.” For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The percentage ownership of voting securities in the following table is based on 27,529,069 shares of Class A Common Stock outstanding as of November 30, 2022. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Securityholder has voting and investment power.

All expenses incurred with respect to the registration of the securities will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Securityholders in connection with the sale of such securities.

Name of Selling Shareholders	Number of Shares of Class A Common Stock Owned Prior to Offering (1)	% of Shares of Class A Common Stock Owned Prior to Offering (2)	Number of Private Warrants Owned Prior to Offering	Maximum Number of shares of Class A Common Stock to be Sold Pursuant to this Prospectus (1)	Maximum Number of Private Warrants to be Sold Pursuant to this Prospectus	Maximum Number of shares of Class A Common Stock underlying Private Warrants to be Sold Pursuant to this Prospectus (1)	Number of shares of Class A Common Stock Owned After the Offering	Number of Private Warrants Owned After the Offering
Andrew James Poole (3)(4)	1,169,162	4.2%	42,500	1,126,662	42,500	42,500	-	-
Michael T. Gray (5)	123,491	*	7,500	115,991	7,500	7,500	-	-
Ryan Rugg (6)	20,000	*	-	20,000	-	-	-	-
Vincent J. Dowling, Jr. (7)	1,831,608	6.7%	97,333	1,105,881	97,333	97,333	628,394	-
Bryce Quin (8)	238,995	*	-	238,995	-	-	-	-
Dominic James Addesso (9)	118,491	*	7,500	110,991	7,500	7,500	-	-
E. Benjamin Nelson (10)	20,000	*	-	20,000	-	-	-	-
Paul Britton Newhouse (11)	123,491	*	7,500	115,991	7,500	7,500	-	-
Clifford Allen Bradley, Jr. (12)	118,491	*	7,500	110,991	7,500	7,500	-	-
The Gray Insurance Company (13)(14)	301,084	1.1%	24,935	276,149	24,935	24,935	-	-
David Delaney, Jr. (15)	118,491	*	7,500	110,991	7,500	7,500	-	-
Robert M. Hughes (16)	12,862	*	1,065	11,797	1,065	1,065	-	-
FM Capital Sponsor, LLC (17)(18)	391,636	1.4%	-	391,636	-	-	-	-
Vellar Special Opportunities Fund LLC – Series 9 (19)(20)	1,043,201	3.8%	105,417	937,784	105,417	105,417	-	-
Stephen Way (21)	90,561	*	7,500	83,061	7,500	7,500	-	-
Cohen & Company, LLC (22)	286,830	1.0%	-	286,830	-	-	-	-
Total	6,008,394	21.8%	316,250	5,063,750	316,250	316,250	628,394	-

*	Beneficial ownership of less than 1%

(1)	Assumes that the Selling Securityholders sells all of the Class A Common Stock and all of the Class A Common Stock underlying the Private Warrants. These amounts are based upon information available to the Company as of the date of this filing.

(2)	Applicable percentage ownership is based on 27,529,069 of our shares of Class A Common Stock outstanding as of November 30, 2022 pending the Company’s review of its obligations to the former CEO with respect to compensation and severance.

(3)

Includes (i) 730,142 shares of Class A Common Stock held by Mr. Poole; (ii) 42,500 shares of Class A Common Stock underlying Private Warrants held by Mr. Poole; and (iii) 396,520 shares of Class A Common Stock held in irrevocable trusts for the benefit of Mr. Poole’s children, of which Mr. Poole exercises voting control.

(4)	The address of Andrew James Poole is 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401.

(5)	The address of Michael T. Gray is 3601 N. I-10 Service Road West, Metairie, LA 70002.

(6)	The address of Ryan Rugg is 946 John Anderson Drive, Ormond Beach, FL 32176.

(7)

Includes: (i) 1,105,881 Class A Common Stock held by Coat Tail Partners, LLC (“Coat Tail Partners”); (ii) 97,333 shares of Class A Common Stock underlying Private Warrants held by Coat Tail; and (iii) 628,394 shares of Class A Common Stock held by Baboon Partners, LLC (“Baboon Partners”). Vincent J. Dowling, Jr. has the sole voting and dispositive control over the shares held by Coat Tail Partners and Baboon Partners.

(8)	The address of Vincent J. Dowling, Jr. is P.O. Box 644490, Vero Beach, FL 32964.

(9)	The address of Dominic James Addesso is 1730 4th Street South, Naples, FL 34102.

(10)	The address of E. Benjamin Nelson is 9738 Fieldcrest Drive, Omaha, NE 68114.

(11)	The address of Paul Britton Newhouse is 24600 S. Tamiami Trail 212, Bonita Springs, FL 34134.

(12)	The address of Clifford Allen Bradley, Jr. is 1835 Highway 27, DeRidder, LA 70634.

(13)	Eric Verlander Gray has the sole voting and dispositive control over the shares held by The Gray Insurance Company.

(14)	The address of The Gray Insurance Company is P.O. Box 6202, Metairie, LA 70009.

(15)	The address of David Delaney, Jr. is 823 Ponte Vedra Boulevard, Ponte Vedra Beach, FL 32082.

(16)	The address of Robert M. Hughes is 4613 Taft Park, Metairie, LA 70002.

(17)	Betsy Z. Cohen has the sole voting and dispositive control over the shares held by FM Capital Sponsor, LLC.

(18)	The address of FM Capital Sponsor, LLC is 2929 Arch Street, Suite 1703, Philadelphia, PA, 19104.

(19)

Cohen & Company Financial Management, LLC (“Cohen Financial LLC”) has voting and/or investment control over the securities held by Vellar Special Opportunities Fund LLC - Series 9. Daniel Cohen has the sole voting and dispositive control over the shares held by Cohen Financial LLC.

(20)	The address of Cohen Financial LLC is 3 Columbus Circle, 24th Floor, New York, NY 10019.

(21)	The address of Stephen Way is P.O. Box 751987, Houston, TX 77275.

(22)	Lester Brafman has the sole voting and dispositive control over the shares held by Cohen & Company, LLC. The address of Cohen & Company, LLC is 3 Columbus Circle, 24th Floor, New York, NY 10019.

DESCRIPTION OF SECURITIES OF THE COMPANY

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Charter and Company Bylaws in their entirety for a complete description of the rights and preferences of Delwinds’ securities following the Business Combination.

General

Our Charter’s authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock and 10,000,000 shares of undesignated preferred stock.

As of September 30, 2022 the Company also has 33,027,830 shares of Class A Common Stock outstanding.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders.

The Company has not provided for cumulative voting for the election of directors in the Charter. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of the Class A Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of the Company directors.

Dividend Rights

Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of the Class A Common Stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine. Stock dividends with respect to each class of our common stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

The Class A Common Stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company stockholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock were issued or registered in the Business Combination.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing provided that we have an effective registration statement under the Securities Act covering our Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such our Class A Common Stock is available (or we permit holders to exercise their respective warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. . The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, the members of the Sponsor would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In the event the Company determines to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Company Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, and (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing of the Business Combination, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on per share consideration minus the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Delwinds. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than Sponsor or its permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Exercise Price Reduction for Public and Private Warrants

Notwithstanding the foregoing, the Company may lower the exercise price at any time prior to the expiration date of the Public Warrants and the Private Warrants for a period of not less than twenty (20) business days, provided, that the Company provide at least twenty (20) days prior written notice of such reduction to registered holders of such warrants and, provided further that any such reduction shall be identical among all of the Public Warrants and Private Warrants.

The Company does not have any current plans or intentions to lower the exercise price of the Public Warrants in accordance with Section 9.8 of the Warrant Agreement, however, there may be circumstances that lead the Company to lower the exercise price. For example, in the event the exercise price of the Public Warrants and the Private Warrants is higher than the market price of the Class A Common Stock, then the Company may determine to lower the exercise price below the market price at the time to induce the holders of such warrants to exercise such warrants for cash.

Assumed Warrants

At the effective time of the Business Combination, each Legacy FOXO warrant that was outstanding and unexercised immediately prior to the Business Combination was assumed by us and converted into Assumed Warrants.

Each Assumed Warrant entitles the registered holder to purchase one share of Common Stock at a price of $6.21 per share. The Assumed Warrants will expire on or before three years after their issuance date at 5:00 p.m., New York City time, or earlier upon liquidation.

A holder of an Assumed Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Assumed Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Assumed Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

The Assumed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date to the Company. Within the earlier of (i) two (2) business days and (ii) the number of trading days comprising the Standard Settlement Period (as defined in Section 2(d)(i) of the Warrant Agreement) following the date of exercise, the holder shall deliver to us the aggregate exercise price for the shares specified in the exercise form, by wire transfer or cashier’s check drawn on a United States bank. The holder is not required to physically surrender the Assume Warrant to us until the holder has purchased all of the shares available and the warrant has been exercised in full, in which case, the holder shall surrender the warrant to us for cancellation within three (3) business days of the date on which the final notice of exercise is delivered to us.

If at any time after the six (6) month anniversary of the Qualified Offering, there is no effective registration statement registering the resale of the warrant shares, then (i) the Assumed Warrant may also be exercised, in whole or in part, by means of a “cashless exercise” and (ii) for each thirty (30) days following the six (6) month anniversary of the consummation of a Qualified Offering or portion of any thirty (30) day period thereafter in which no effective registration statement is available, the amount of warrant shares shall be automatically increased by five percent (5%) over the warrant shares available on such dates.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If and whenever, at any time while the Assumed Warrant is outstanding, we issue or sell, announce any offer, sale, or other disposition of, or are deemed to have issued, sold or granted (or makes an announcement regarding the same), any shares of Class A Common Stock and/or common stock equivalents for a consideration per share (the “New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance, (1) the exercise price then in effect shall be reduced to an amount equal to the New Issuance Price and (2) the number of warrant shares issuable under the Assumed Warrant shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

In the case of certain fundamental transactions affecting the Company, a holder of Assumed Warrants, upon exercise of such Assumed Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of Class A Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Assumed Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Assumed Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Assumed Warrants.

No fractional shares will be issued upon exercise of the Assumed Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our Public Warrants and Private Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

The Company is the warrant agent for the Assumed Warrants.

Anti-Takeover Provisions

The Charter and the Company Bylaws following this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of increased protection of the Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Certain Anti-Takeover Provisions of the Charter and the Company Bylaws

Certain provisions of the Charter prevents the Company from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of the Company’s assets with a market value of 10% or more of its aggregate market value of all of its assets or of all of its outstanding stock. However, the above provisions do not apply if:

●	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by the Board and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, the Charter makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions of the Charter also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Charter and Restated Bylaw Provisions

The Charter and the Company Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of the Company management team or changes in the Board or the Company governance or policy, including the following:

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock enables the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Exclusive forum for certain lawsuits

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in the Company’s name, actions against any current or former directors, officers, employees or stockholders of the Company for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against the Company’s directors and officers, although the Company stockholders will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special meeting of stockholders

The Company Bylaws provide that special meetings of our stockholders may be called only by the chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.

Advance notice requirements for stockholder proposals and director nominations

The Company Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein. The Company Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders.

Action by written consent

Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

Board of Directors

The Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III; however, such classification will terminate for each class upon the initial expiration of their respective term and will then have one year terms expiring at the next annual meeting of stockholders or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The Charter and the Company Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors. Any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the affirmative vote of a majority of the Company’s directors then in office.

Listing of Securities

Our Class A Common Stock and our Public Warrants are each listed on the NYSE American under the symbol “FOXO”, and “FOXO WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Delwinds Class A Common Stock (or after the Closing, Class A Common Stock) then outstanding; or

●	the average weekly reported trading volume of the Delwinds Class A Common Stock (or after the Closing, Class A Common Stock) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, the Company is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2022 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,062,500 shares of our Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock issuable upon exercise of the Warrants pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants for cash.

We are registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, (a) up to 5,380,000 shares of Class A Common Stock, which consists of (i) 4,431,250 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares at an effective purchase price of approximately $0.0056 per share (such that the members of the Sponsor may experience potential profit of up to approximately $1.02 per share, or approximately $4,539,188 in the aggregate), (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per warrant (such that the members of the Sponsor may experience a potential loss of up to $5,673,525 in the aggregate for the shares of Class A Common Stock and related warrants). We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders may offer and sell, from time to time, all or any portion of their respective shares of Class A Common Stock or Warrants covered by this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock and Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our shares of Class A Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

RESTRICTIONS TO SELL

The members of the Sponsor beneficially own in the aggregate 4,431,250 shares or 16.1% of our Class A Common Stock, all of such shares are subject to a lock-up restriction pursuant to the that certain letter agreement related to the IPO, as amended (the “Insider Letter Agreement”), which lock-up will expire on the earlier of (A) six (6) months after the date of the Closing, and (B) the date after the Closing on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. Jon Sabes, our previous Chief Executive Officer and Chairman and former member of the Board, beneficially owns 3,741,062 shares, or 13.1% of our Class A Common Stock, all of such shares are subject to a lock-up restriction pursuant to that certain lock-up agreement Mr. Sabes entered into in connection with the execution of the Merger Agreement, which lock-up will expire on the earlier of (A) six (6) months after the date of the Closing, and (B) the date after the Closing on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock.

LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Mitchell Silberberg & Knupp, LLP, New York, New York (“MSK”). Prior to the closing of the Business Combination, Mark Peikin was associated with MSK as special counsel. Based on information available to the Company, Mr. Peikin beneficially owns more than 5% of the Company’s outstanding common stock through Bespoke Growth Partners, Inc. MSK does not have any interest in such securities and, as a result, does not have any voting or investment control of such securities.

EXPERTS

The consolidated financial statements of FOXO Technologies Inc., now known as FOXO Technologies Operating Company, as of December 31, 2020 and for the year ended December 31, 2020, have been included herein in reliance upon the report of UHY LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring negative cash flows and losses from operations, and a net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of FOXO Technologies Inc., now known as FOXO Technologies Operating Company, as of December 31, 2021 and for the year ended December 31, 2021, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring negative cash flows and losses from operations, and a net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company’s Class A Common Stock, Public Warrants and Private Warrants is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our shares of Class A Common Stock and Private Warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its securities, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

FOXO files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on FOXO at the SEC website containing reports, proxy statements and other information at www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We also maintain an Internet website at http://www.foxotechnologies.com. Through our website, we make available, free of charge, the following documents of FOXO as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special stockholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO THE FINANCIAL STATEMENTS

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
Assets	(unaudited)
Current assets
Cash and cash equivalents	$10,454	$6,856
Supplies	2,057	295
Prepaid expenses	511	444
Prepaid offering costs	1,638	-
Prepaid consulting fees	4,758	-
Other current assets	20	23
Total current assets	19,438	7,618

Property and equipment, net	136	187
Intangible assets	2,071	191
Investments	100	100
Reinsurance recoverables	18,754	19,463
Cloud computing arrangements	4,709	2,745
Total assets	$45,208	$30,304

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,706	$3,456
Related party payable	500	-
Shares payable	384	-
Parallel run advance	256	-
Accrued and other liabilities	504	402
Related party convertible debentures	-	9,967
Convertible debentures	-	22,236
Total current liabilities	4,350	36,061
Warrant liability	1,038	-
Forward purchase derivative	1,284	-
Long term debt	2,918	-
Policy reserves	18,754	19,463
Total liabilities	28,344	55,524
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit)
Forward purchase agreement receivable	(3,989)	-
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued or outstanding as of September 30, 2022	-	-
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 33,027,830 issued and outstanding as of September 30, 2022	3	-
Undesignated preferred stock, $.00001 par value; 90,000,000 shares authorized, none issued and outstanding as of December 31, 2021)	-	-
Non-redeemable preferred stock series A, $.00001 par value; 10,000,000 shares authorized, 8,000,000 shares issued and outstanding as of December 31, 2021	-	21,854
Common stock class A, $.00001 par value; 800,000,000 shares authorized; 30,208 shares issued and outstanding as of December 31, 2021)	-	-
Common stock class B, $.00001 par value, 100,000,000 shares authorized; 2,000,000 shares issued and outstanding as of December 31, 2021)	-	-
Additional paid-in capital	120,009	4,902
Accumulated deficit	(99,159)	(51,976)
Total stockholders’ equity (deficit)	16,864	(25,220)
Total Liabilities and Stockholders’ Equity (Deficit)	$45,208	$30,304

See accompanying Notes to Unaudited Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Total revenue	$14	$31	$93	$93
Operating expenses:
Research and development	558	1,665	2,160	4,321
Selling, general and administrative	6,631	2,721	15,601	7,640
Total operating expenses	7,189	4,386	17,761	11,961
Loss from operations	(7,175)	(4,355)	(17,668)	(11,868)
Non-cash change in fair value of convertible debentures	(3,697)	(22,571)	(28,180)	(24,890)
Change in fair value of warrant liability	1,349	-	1,349	-
Change in fair value of forward purchase derivative	(1,284)	-	(1,284)	-
Other expense	(46)	(2)	(150)	(31)
Interest expense	(424)	(313)	(1,250)	(825)
Total other expense	(4,102)	(22,886)	(29,515)	(25,746)
Loss before income taxes	(11,277)	(27,241)	(47,183)	(37,614)
Provision for income taxes	-	-	-	-
Net loss	$(11,277)	$(27,241)	$(47,183)	$(37,614)

Net loss per Class A common stock, basic and diluted	$(1.84)	$(4.68)	$(7.90)	$(6.47)

See accompanying Notes to Unaudited Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

			FOXO Technologies Operating Company						FOXO Technologies Inc.
	Stockholder Subscription	Forward Purchase Agreement	Series A Preferred Stock		Common Stock (Class A)		Common Stock (Class B)		Common Stock (Class A)		Additional	Accumulated
	Receivable	Receivable	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in-Capital	Deficit	Total
Three Months Ended September 30, 2021
Balance, June 30, 2021	$(1,250)	$-	8,000,000	$21,854	30,000	$-	2,000,000	$-	-	$-	$4,447	$(23,861)	$1,190
Net loss	-	-	-	-	-	-	-	-	-	-	-	(27,241)	(27,241)
Lease contributions	-	-	-	-	-	-	-	-	-	-	137	-	137
Equity-based compensation	-	-	-	-	-	-	-	-	-	-	45	-	45
Subscriptions received	1,250	-	-	-	-	-	-	-	-	-	-	-	1,250
Issuance of shares for restricted stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance, September 30, 2021	$-	$-	8,000,000	$21,854	30,000	$-	2,000,000	$-	-	$-	$4,629	$(51,102)	$(24,619)

Nine Months Ended September 30, 2021											-
Balance, December 31, 2020	$(3,750)	$-	8,000,000	$21,854	-	$-	2,000,000	$-	-	$-	4,104	$(13,488)	$8,720
Net loss	-	-	-	-	-	-	-	-	-	-	-	(37,614)	(37,614)
Lease contributions	-	-	-	-	-	-	-	-	-	-	410	-	410
Equity-based compensation	-	-	-	-	-	-	-	-	-	-	102	-	102
Subscriptions received	3,750	-	-	-	-	-	-	-	-	-	-	-	3,750
Warrants issued	-	-	-	-	-	-	-	-	-	-	13	-	13
Issuance of shares for restricted stock	-	-	-	-	30,000	-	-	-	-	-	-	-	-
Balance, September 30, 2021	$-	$-	8,000,000	$21,854	30,000	$-	2,000,000	$-	-	$-	$4,629	$(51,102)	$(24,619)

Three Months Ended September 30, 2022
Balance, June 30, 2022	$-	$-	8,000,000	$21,854	1,545,154	$-	2,000,000	$-	-	$-	$12,026	$(87,882)	$(54,002)
Activity prior to the business combination:
Net loss	-	-	-	-	-	-	-	-	-	-	-	(9,531)	(9,531)
Equity-based compensation	-	-	-	-	-	-	-	-	-	-	210	-	210
Effects of the business combination:
Conversion of Series A Preferred Stock	-	-	(8,000,000)	(21,854)	8,000,000	-	-	-	-	-	21,854	-	-
Conversion of Bridge Loans	-	-	-	-	15,172,729	-	-	-	-	-	88,975	-	88,975
Conversion of Class B Common Stock	-	-	-	-	2,000,000	-	(2,000,000)	-	-	-	-	-	-
Conversion of existing Class A Common Stock	-	-	-	-	(26,717,883)	-	-	-	15,518,705	1	-	-	1
Reverse recapitalization	-	-	-	-	-	-	-	-	8,143,649	1	19,677	-	19,678
Activity after the business combination:	-	-	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,746)	(1,746)
Equity-based compensation	-	-	-	-	-	-	-	-	9,175,000	1	329	-	330
Cantor Commitement Fee	-	-	-	-	-	-	-	-	190,476	-	1,600	-	1,600
Forward purchase agreement escrow	-	(29,135)	-	-	-	-	-	-	-	-	-	-	(29,135)
Forward purchase agreement proceeds	-	484	-	-	-	-	-	-	-	-	-	-	484
Forward purchase agreement reset price impact	-	24,662	-	-	-	-	-	-	-	-	(24,662)	-	-
Balance, September 30, 2022	$-	$(3,989)	-	$-	-	$-	-	$-	33,027,830	$3	$120,009	$(99,159)	$16,864

Nine Months Ended September 30, 2022
Balance, December 31, 2021	$-	$-	8,000,000	$21,854	30,208	$-	2,000,000	$-	-	$-	$4,902	$(51,976)	$(25,220)
Activity prior to the business combination:
Net loss	-	-	-	-	-	-	-	-	-	-	-	(45,437)	(45,437)
Lease contributions	-	-	-	-	-	-	-	-	-	-	-	-	225
Equity-based compensation	-	-	-	-	-	-	-	-	-	-	716	-	716
Warrant repurchase	-	-	-	-	-	-	-	-	-	-	(507)	-	(507)
Issuance of shares for exercised stock options	-	-	-	-	14,946	-	-	-	-	-	-	-	-
Issuance of shares for consulting agreement	-	-	-	-	1,500,000	-	-	-	-	-	6,900	-	6,900
Effects of the business combination:
Conversion of Series A Preferred Stock	-	-	(8,000,000)	(21,854)	8,000,000	-	-	-	-	-	21,854	-	-
Conversion of Bridge Loans	-	-	-	-	15,172,729	-	-	-	-	-	88,975	-	88,975
Conversion of Class B Common Stock	-	-	-	-	2,000,000	-	(2,000,000)	-	-	-	-	-	-
Conversion of existing Class A Common Stock	-	-	-	-	(26,717,883)	-	-	-	15,518,705	1	-	-	1
Reverse recapitalization	-	-	-	-	-	-	-	-	8,143,649	1	19,677	-	19,678
Activity after the business combination:
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,746)	(1,746)
Equity-based compensation	-	-	-	-	-	-	-	-	9,175,000	1	329		330
Cantor Commitement Fee	-	-	-	-	-	-	-	-	190,476	-	1,600	-	1,600
Forward purchase agreement escrow	-	(29,135)	-	-	-	-	-	-	-	-	-	-	(29,135)
Forward purchase agreement proceeds	-	484	-	-	-	-	-	-	-	-	-	-	484
Forward purchase agreement reset price impact	-	24,662	-	-	-	-	-	-	-	-	(24,662)	-	-
Balance, September 30, 2022	$-	$(3,989)	-	$-	-	$-	-	$-	33,027,830	$3	$120,009	$(99,159)	$16,864

See accompanying Notes to Unaudited Consolidated Financial Statements

 FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(47,183)	$(37,614)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	159	71
Equity-based compensation	1,002	8
Amortization of consulting fees	2,954	-
Change in fair value of convertible debentures	28,180	24,890
Change in fair value of warrants	(1,349)	-
Change in fair value of forward purchase agreement derivative	1,284	-
Conversion of accrued interest	593	-
Contributions in the form of rent payments	225	410
Amortization of right-of-use assets	20	-
Accretion of operating lease liabilities	(20)	-
Recognition of prepaid offering costs upon election of fair value option	107	-
Accretion of interest earned on investment in convertible promissory note	-	(26)
Other	-	13
Changes in operating assets and liabilities:
Supplies	(1,762)	(296)
Prepaid expenses, consulting fees, and other current assets	(1,002)	55
Cloud computing arrangements	(1,941)	(1,701)
Reinsurance recoverables	709	88
Accounts payable	(489)	2,247
Accrued and other liabilities	761	197
Policy reserves	(709)	(88)
Net cash used in operating activities	(18,461)	(11,746)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(108)	(73)
Asset acquisition, net of cash acquired	-	(63)
Development of internal use software	(1,622)	(9)
Acquisition of convertible promissory note	-	(50)
Net cash used in investing activities	(1,730)	(195)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of related party convertible debentures	-	3,250
Proceeds from issuance of convertible debentures	28,000	7,250
Warrant repurchase	(507)	-
Senior PIK Notes proceeds	3,458	-
Reverse recapitalization proceeds	23,226	-
Forward purchase agreement escrow	(29,135)	-
Forward purchase agreement proceeds	484	-
Deferred offering costs	(577)	-
Related party promissory note	(1,160)	-
Proceeds received from stockholder subscription receivable	-	3,750
Net cash provided by financing activities	23,789	14,250
Net increase in cash and cash equivalents	3,598	2,309
Cash and cash equivalents at beginning of period	6,856	8,123
Cash and cash equivalents at end of period	$10,454	$10,432

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of phantom equity to stock options	$-	$54
Conversion of debt	$88,382	$-
Conversion of preferred stock	$21,854	$-
Cantor Commitment Fee	$1,600	$-
Capitalized equity-based compensation - internal use software and cloud computing arrangements	$44	$-
Accrued internal use software	$239	$-

See accompanying Notes to Unaudited Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 1 DESCRIPTION OF BUSINESS

FOXO Technologies Inc. (“FOXO” or the “Company”), f/k/a Delwinds Insurance Acquisition Corp. (“Delwinds”), a Delaware corporation, was originally formed in April 2020 as a publicly traded special purpose company for the purpose of effecting a merger, capital stock exchange, asset acquisition, reorganization, or similar business combination involving one or more businesses. FOXO is a leader in commercializing epigenetic biomarker technology to support groundbreaking scientific research and disruptive next-generation business initiatives. The Company applies automated machine learning and artificial intelligence technologies to discover epigenetic biomarkers of human health, wellness and aging. The Company has been building a life insurance business to support the commercial applications of its epigenetic biomarker underwriting technology and consumer engagement platform service business. On August 20, 2021, the Company completed its acquisition of Memorial Insurance Company of America (“MICOA”) and renamed it FOXO Life Insurance Company.

The Company manages and reports results of operations for two reportable business segments: FOXO Life, the Company’s life insurance business operations, and FOXO Labs, the Company’s epigenetic biomarker technology business operations.

The Business Combination

On February 24, 2022, Delwinds entered into a definitive Agreement and Plan of Merger, dated as of February 24, 2022, as amended on April 26, 2022, July 6, 2022 and August 12, 2022 (the “Merger Agreement”), with FOXO Technologies Inc., now known as FOXO Technologies Operating Company (“FOXO Technologies Operating Company”), DWIN Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Delwinds (“Merger Sub”), and DIAC Sponsor LLC (the “Sponsor”), in its capacity as the representative of the stockholders of Delwinds from and after the closing (the “Closing”) of the transactions contemplated by the FOXO Transaction Agreement (collectively, the “Transaction” or the “Business Combination”). Simultaneously with the execution of the Merger Agreement, Delwinds entered into a Common Stock Purchase Agreement (the “ELOC Agreement”) with CF Principal Investments LLC (the “Cantor Investor”), pursuant to which, assuming satisfaction of certain conditions and subject to limitations set forth in the ELOC Agreement, the Company would have the right, from time to time to sell the Cantor Investor up to $40,000 in shares of the Company’s Class A common stock (the “Class A Common Stock”) until the first day of the next month following the 36-month anniversary of when the Securities and Exchange Commission (“SEC”) has declared effective a registration statement covering the resale of such shares of Class A Common Stock or until the date on which the facility has been fully utilized, if earlier.

The Business Combination was approved by Delwinds’ stockholders on September 14, 2022 and closed on September 15, 2022 (the “Closing Date”) whereby Merger Sub merged into FOXO Technologies Operating Company, with FOXO Technologies Operating Company surviving the merger as a wholly owned subsidiary of the Company (the “Combined Company”), and with FOXO Technologies Operating Company security holders becoming security holders of the Combined Company. Immediately upon the Closing, the name of Delwinds was changed to FOXO Technologies Inc.

Following the Closing, FOXO is a holding company whose wholly-owned subsidiary, FOXO Technologies Operating Company, conducts all of the core business operations. FOXO Technologies Operating Company maintains its two wholly-owned subsidiaries, FOXO Labs Inc. and FOXO Life, LLC. FOXO Labs maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC, while FOXO Life Insurance Company is a wholly-owned subsidiary of FOXO Life, LLC. References to “FOXO” and the “Company” in these unaudited consolidated financial statements refer to FOXO Technologies Operating Company and its wholly-owned subsidiaries prior to the Closing and FOXO Technologies Inc. following the Closing.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

In accordance with the terms of the Merger Agreement, at Closing, the Company (i) acquired 100% of the issued and outstanding FOXO Technologies Operating Company Class A common stock (the “FOXO Class A Common Stock”) in exchange for equity consideration in the form of the Company’s Class A Common Stock, (ii) acquired 100% of the issued and outstanding shares of FOXO Technologies Operating Company Class B common stock (the “FOXO Class B Common Stock”) in exchange for equity consideration in the form of the Company’s Class A Common Stock.

Immediately prior to the Closing, the following transactions occurred:

●	8,000,000 shares of FOXO Technologies Operating Company Series A preferred stock (the “FOXO Preferred Stock”) were exchanged for 8,000,000 shares of FOXO Class A Common Stock.

●	The 2021 Bridge Debentures (as defined in Note 5) in the principal amount, together with accrued and unpaid interest, of $24,402 were converted into 6,759,642 shares of FOXO Class A Common Stock.

●	The holders of the 2022 Bridge Debentures (as defined in Note 5) in the principal amount, together with accrued and unpaid interest, of $34,496 were converted into 7,810,509 shares of FOXO Class A Common Stock.

As a result of and upon the Closing, among other things, (1) all outstanding shares of FOXO Class A Common Stock (after giving effect to the conversion of the FOXO Preferred Stock, the 2021 Bridge Debentures, and 2022 Bridge Debentures into share of FOXO Class A Common Stock) and FOXO Class B Common Stock were converted into 15,518,705 shares of the Company’s Class A Common Stock, (2) all FOXO options and FOXO warrants outstanding immediately before the Closing (“Assumed Options” and “Assumed Warrants”, as applicable) were assumed and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into options and warrants, respectively, of the Company, exercisable for share of the Company’s Class A Common Stock and (3) other than the Assumed Options and Assumed Warrants, all other convertible securities and other rights to purchase capital stock of FOXO Technologies Operating Company were retired and terminated, if they were not converted, exchanged or exercised for FOXO Technologies Operating Company stock immediately prior the Closing.

Note 2 LIQUIDITY AND MANAGEMENT’S PLAN

The Company’s history of losses requires management to critically assess its ability to continue operating as a going concern. For the three and nine months ended September 30, 2022, the Company incurred a net loss of $11,277 and $47,183, respectively. As of September 30, 2022, the Company had an accumulated deficit of $99,159. Cash used in operating activities for the nine months ended September 30, 2022 was $18,461. As of September 30, 2022, the Company had $5,453 of available cash and cash equivalents, excluding amounts required to be held as statutory capital and surplus by FOXO Life Insurance Company.

The Company’s ability to continue as a going concern is dependent on generating revenue, raising additional equity or debt capital, reducing losses and improving future cash flows. The Company will continue ongoing capital raise initiatives and has demonstrated previous success in raising capital to support its operations. For instance, in the first and second quarters of 2022, the Company issued convertible debentures for $28,000 that has subsequently converted to equity. However, the Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. As such, until additional equity or debt capital is secured and the Company begins generating sufficient revenue, there is substantial doubt about the Company’s ability to continue as a going concern for the one-year period following the issuance of these unaudited consolidated financial statements.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the unaudited consolidated financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. The unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021 and the notes thereto. The consolidated balance sheet data as of December 31, 2021 was derived from the audited consolidated financial statements as of that date but does not include all disclosures required by U.S. GAAP. In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal or recurring nature, which are necessary for a fair presentation of financial position, operating results and cash flows for the periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.

Pursuant to the Business Combination, the acquisition of FOXO Technologies Operating Company by Delwinds was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method, Delwinds was treated as the “acquired” company for financial reporting purposes. For accounting purposes the Reverse Recapitalization was treated as the equivalent of FOXO Technologies Operating Company issuing equity securities for the net assets of Delwinds, accompanied by a recapitalization. The net assets of Delwinds are stated at historical cost, with no goodwill or other intangible asset being recorded. The condensed assets, liabilities and results of operations prior the Reverse Recapitalization are those of FOXO Technologies Operating Company.

The unaudited consolidated financial statements include the accounts of FOXO and its wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

EMERGING GROWTH COMPANY

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 and as modified by the Jumpstart Our Business Startups Act of 2012, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.

USE OF ESTIMATES

The preparation of the unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized. All revisions to accounting estimates are recognized in the period in which the estimates are revised. A description of each critical estimate is incorporated within the discussion of the related accounting policies which follow.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

CASH AND CASH EQUIVALENTS

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. At times, cash account balances may exceed insured limits. The Company has not experienced any losses related to such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

PROPERTY AND EQUIPMENT, NET

Property and equipment is recorded at cost. The cost of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When property and equipment is sold or retired, the related cost and accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is included in the consolidated statements of operations as incurred. When property and equipment is abandoned before the end of its previously estimated useful life the depreciable life is revised to the shorter remaining useful life. Property and equipment is presented net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three years for computers and office equipment and seven years for furniture and fixtures. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including property and equipment and right-of-use assets, to determine potential impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the asset group with the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. Management determined that there was no impairment of long-lived assets as of September 30, 2022 and December 31, 2021.

CAPITALIZED IMPLEMENTATION COSTS

The Company capitalizes certain development costs associated with internal use software and cloud computing arrangements incurred during the application development stage. The Company expenses costs associated with preliminary project phase activities, training, maintenance, and any post-implementation costs as incurred. Capitalized costs related to projects to develop internal use software are included within intangible assets on the consolidated balance sheets, while capitalized costs related to cloud computing arrangements are included within cloud computing arrangements on the consolidated balance sheets. Capitalized costs will be amortized on a straight-line basis once application development is complete based on the estimated life of the asset or the expected term of the contract, as applicable. Application development was ongoing as of September 30, 2022 for all such projects and thus no amortization has been recorded to date.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 – defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets.

Level 2 – defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active.

Level 3 – defined as unobservable inputs in which little or no market data exits, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure the fair value might be categorized within different levels of the fair value hierarchy. In these instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

DERIVATIVE INSTRUMENTS

The Company does not use derivative instruments to hedge exposure to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants and forward share purchase obligations, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815-15, “Derivatives and Hedging – Embedded Derivatives.” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

DEBT

The Company issued convertible debentures to related and nonrelated parties, which included original issue discounts, conversion features and detachable warrants, as further discussed in Note 5 to these consolidated financial statements. The detachable warrants represent freestanding, separable equity-linked financial instruments recorded at fair value. The fair value of the detachable warrants is calculated using a Black-Scholes valuation model. The Company elected the fair value option for the convertible debt, which requires recognition at fair value upon issuance and on each balance sheet date thereafter. Changes in the estimated fair value are recognized as non-cash change in fair value of convertible debentures in the consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the issuance of the convertible debt were expensed and not deferred.

REVENUE RECOGNITION

The Company’s revenues consist of royalties based on the Company’s epigenetic biomarker research, agents’ commissions earned on the sale, servicing and placement of life insurance policies, and epigenetic testing services sold primarily to research organizations. Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To recognize revenues, the Company applies the following five step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenues when a performance obligation is satisfied. The Company accounts for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The Company applies judgment in determining the customer’s ability and intention to pay based on a variety of factors including the customer’s historical payment experience. As of September 30, 2022 and December 31, 2021, the Company had no contract assets or liabilities related to revenue arrangements or transactions.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

FOXO Labs — Epigenetic biomarker royalties

The Company has granted a license to Illumina, Inc. (“Illumina”) for the exclusive right to manufacture and sell infinium mouse methylation arrays using the Company’s research on epigenetic biomarkers in exchange for a royalty on global sales. Illumina provides reporting to the Company so that revenue can be properly recognized as the license is used. Revenue is recorded net as the Company is not considered the principal in the transaction. Epigenetic biomarker royalties are recorded with the FOXO Labs reportable segment. During the third quarter of 2022, the royalty was reduced from 5% to 1.25% in exchange for eliminating a purchase commitment for mouse methylation arrays as further discussed in Note 13.

FOXO LIFE — Life insurance commissions

FOXO Life, LLC, currently an insurance agency, receives insurance commission revenue from the distribution and sale of life insurance policies based on a percentage of the premiums paid by its customers. These commission revenues are substantially recognized at a point in time on the effective date of the associated policies when control of the policy transfers to the client, as well as deferring certain revenues to reflect delivery of services over the contract period and are reported within the FOXO Life reportable segment. Commissions are fixed at the contract effective date and generally are based on a percentage of premiums for insurance coverage. Commission rates vary depending on a variety of factors, including the type of risk being placed, the particular underwriting enterprise’s demand, expected loss experience of the particular risk of coverage, and historical benchmarks surrounding the level of effort necessary for the Company to place and service the insurance contract.

The Company recognizes approximately 80% of commissions earned from the initial life insurance placement on the effective date of the underlying insurance contract. The amount of revenue recognized is based on costs to provide services up and through that effective date, including an appropriate estimate of profit margin on a portfolio basis (a practical expedient as defined in ASC 606, Revenue from Contracts with Customers). Based on the proportion of additional services provided in each period after the effective date of the insurance contract, including an appropriate estimate of profit margin, the Company recognizes approximately 15% of commission and fee revenues in the first three months, and the remaining 5% thereafter. These periods may be different than the underlying premium payment patterns of the insurance contracts, but the vast majority of services are fully provided within one year of the insurance contract effective date.

FOXO Labs — Epigenetic biomarker services

FOXO Labs receives epigenetic biomarker services revenue from the performance of lab services. The Company’s performance obligation is satisfied when the Company completes the epigenetic biomarker data analysis. At the completion of the biomarker testing, results are reviewed and released to the customer. The Company subsequently bills the organization for the epigenetic biomarker data based on the transaction price, which reflects the amount the Company has rights to under present contracts. Revenue is recognized and reported within the FOXO Labs reportable segment over the life of the contract as work is performed, as FOXO Labs has an enforceable right to payment as the performance is being completed. The Company elected the practical expedient to expense contract costs as incurred related to services provided because the contract term is less than one year.

EQUITY-BASED COMPENSATION

The Company measures all equity-based payments, including options and restricted stock to employees, service providers and nonemployee directors, using a fair-value based method. The cost of services received from employees and nonemployee directors in exchange for awards of equity instruments is recognized in the consolidated statements of operations based on the estimated fair value of those awards on the grant date or reporting date, if required to be remeasured, and amortized on a straight-line basis over the requisite service period. The Black-Scholes valuation model requires the input of assumptions, including the exercise price, volatility, expected term, discount rate, and the fair value of the underlying stock on the date of grant. These inputs are provided at the grant date for an equity classified award and each measurement date for a liability classified award. See Note 8 for additional disclosures regarding the equity-based compensation program.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. Research and development expenses consist primarily of personnel costs and related benefits, as well as costs for outside consultants and professional services.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

INCOME TAXES

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is required to analyze its filing positions open to review and believes all significant positions have a “more-likely-than-not” likelihood of being upheld based on their technical merit and accordingly the Company has not identified any unrecognized tax benefits.

NET LOSS PER SHARE

Net loss per share of common stock is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company follows the provisions of ASC Topic 260, Earnings Per Share for determining whether outstanding shares that are contingently returnable are included for purposes of calculating net loss per share and determining whether instruments granted in equity-based compensation arrangements are participating securities for purposes of calculating net loss per share. See Note 10, Net Loss Per Share.

ASSET ACQUISITIONS

The Company follows the guidance in ASC 805, Business Combinations for determining the appropriate accounting treatment for asset acquisitions. When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the company accounts for the acquisition as an asset acquisition and goodwill is not recognized. The cost of the acquisition includes the fair value of consideration transferred and direct transaction costs attributable to the acquisition. Any excess cost over the fair value of the net assets acquired is allocated to the assets acquired based on their relative fair value; however, no excess acquisition cost is allocated to non-qualifying assets including financial assets or indefinite-lived intangible assets subject to fair value impairment testing.

REINSURANCE

The Company is subject to a 100% coinsurance agreement with the seller of MICOA, Security National Life Insurance Company. The amounts reported in the consolidated balance sheets as reinsurance recoverables include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverables. Management believes reinsurance recoverables are appropriately established. Reinsurance premiums are reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. The Company regularly evaluates the financial condition of the reinsurer and establishes allowances for uncollectible reinsurance recoverables as appropriate.

Revenues on traditional life insurance products subject to this reinsurance agreement consist of direct premiums reported as earned when due. Premium income includes premiums on reinsured policies and is reduced by premiums ceded. Expenses under the reinsurance agreement are also reduced by the amount ceded.

POLICY RESERVES

The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period. Liabilities for future policy benefits of traditional life insurance have been computed by using a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables. Annuity liabilities are primarily associated with deferred annuity contracts. The deferred annuity contracts credit interest based on a fixed rate. Liabilities for deferred annuities are included without reduction for potential surrender charges. The liability is equal to accumulated deposits, plus interest credited, less policyholder withdrawals. Reserving assumptions for interest rates, mortality and expense are “locked in” upon the acquisition date for traditional life insurance contracts; significant changes in experience or assumptions may require the Company to provide for extended future losses by establishing premium deficiency reserves. Premium deficiency reserves are determined based on best estimate assumptions that exist at the time the premium deficiency reserve is established and do not include a provision for adverse deviation.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removed certain exceptions to the general principles in ASC 740 and clarified and amended existing guidance to improve consistent application. This amended guidance was effective for public entities for interim and annual periods beginning after December 15, 2021. The Company adopted ASU 2019-12 effective January 1, 2022 and it did not have a material impact on the Company’s consolidated financial statements.

Other pronouncements issued by the FASB with future effective dates are either not applicable or are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 4 INTANGIBLE ASSETS AND CLOUD COMPUTING ARRANGEMENTS

The components of intangible assets as of September 30, 2022 and December 31, 2021 were as follows:

	September 30, 2022	December 31, 2021
Insurance license	$63	$63
Longevity pipeline	512	75
Underwriting API	839	53
Longevity API	657	-
Intangible assets	$2,071	$191

The acquisition of MICOA was accounted for as an asset acquisition and an indefinite-lived insurance license intangible asset was recognized for $63. As this intangible asset has been deemed to have an indefinite life, the asset is not subject to amortization, but is assessed for impairment annually, unless conditions arise that necessitate more frequent evaluation.

During the year ended December 31, 2021, the Company began developing internal use software related to the development of a longevity methylation pipeline for epigenetic data and underwriting application programming interface (“API”). During the nine months ended September 30, 2022, the Company began developing a longevity API to show the results derived from the longevity pipeline. The Company has capitalized costs incurred during the application development stage and has determined that once completed, these intangible assets will have a finite life. Application development on these projects is ongoing as of September 30, 2022. Amortization will be recorded on a straight-line basis when the assets are ready for their intended use.

The components of cloud computing arrangements as of September 30, 2022 and December 31, 2021 were as follows:

	September 30, 2022	December 31, 2021
Digital insurance platform	$2,966	$1,980
Health study tool	1,743	765
Cloud computing arrangements	$4,709	$2,745

The Company entered into a cloud computing arrangement to develop a digital insurance platform and health study tool. Costs related to the application development phase are included in cloud computing arrangements. As of September 30, 2022, the application development phase remains ongoing for the digital insurance platform and health study tool. Amortization will be recorded on a straight-line basis over the expected term of the contract when the assets are ready for their intended use.

The Company’s internal use software and cloud computing arrangements, including the longevity pipeline, underwriting API, longevity API, digital insurance platform and health study tool, include amounts capitalized for interest and equity-based compensation.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 5 DEBT

15% Senior PIK Notes

On September 20, 2022, the Company entered into separate Securities Purchase Agreements with accredited investors pursuant to which the Company issued its 15% Senior PIK Notes (the “Senior PIK Notes”) in the aggregate principal amount of $3,458. The Company received net proceeds of $2,918, after deducting fees and expenses of $540.

The Senior PIK Notes bear interest at 15% per annum, paid in arrears quarterly by payment in kind through the issuance of additional Senior PIK Notes. The Senior PIK Notes mature on April 1, 2024 (the “Maturity Date”). Commencing on November 1, 2023, the Company is required to pay the holders of the Senior PIK Notes and on each one month anniversary thereof an equal amount until the outstanding principal balance has been paid in full on the Maturity Date. In addition, the Company has agreed that any proceeds from the sale of shares of Class A Common Stock under the ELOC Agreement will be used only for the amortization of the Senior PIK Notes until paid in full. If the Senior PIK Notes are prepaid in the first year, the Company is required to pay the holders in addition to the original principal amount the interest that would have been payable through the first year.

The Company has agreed to no additional equity or debt financing, without the consent of a majority of the holders of the Senior PIK Notes, other than to be utilized for amortization of the Senior PIK Notes. The Company shall not incur other indebtedness, except for certain exempt indebtedness, until such time the Senior PIK Notes are repaid in full, however the Senior PIK Notes are unsecured.

2021 Bridge Debentures

During the first quarter of 2021, the Company entered into separate Securities Purchase Agreements with accredited investors (the “2021 Bridge Investors”), pursuant to which the Company issued its 12.5% Original Issue Discount (“OID”) Convertible Debentures for $11,812 in aggregate principal (“2021 Bridge Debentures”). The Company received net proceeds of $9,612 from the sale of the 2021 Bridge Debentures, after an OID of 12.5% and deducting fees and expenses of $888. The 2021 Bridge Debentures were executed in three tranches, with $7,883 in aggregate principal issued on January 25, 2021, $3,367 in aggregate principal issued on February 23, 2021, and $562 in aggregate principal issued on March 4, 2021. Convertible debentures for $3,656 in aggregate principal that were issued on January 25, 2021 to the Company’s Chief Executive Officer, Chief Operating Officer, and to an individual who provides consulting services to the Company were presented as related party debt.

Each issuance of 2021 Bridge Debentures included detachable warrants for the right to purchase up to a total of 1,905,853 shares, after giving effect to the conversion of FOXO Class A Common Stock to the Company’s Class A Common Stock. Additional detachable warrants were issued to the underwriter of the issuance of the 2021 Bridge Debentures. The Company concluded the detachable warrants represent freestanding equity-linked financial instruments to be recorded at their fair value on each respective issuance date. The fair value of the detachable warrants was determined using a Black-Scholes valuation model. The additional underwriter warrants were subsequently assigned and surrendered to the Company in exchange for cash payments of approximately $507 during the second quarter of 2022.

The 2021 Bridge Debentures accrued interest at a rate of 12% per annum and require interest only payments on a quarterly basis. The 2021 Bridge Debentures initially had a term of twelve months, but the Company retained the right to extend the maturity date for each issuance for an additional three-month period, a right which was exercised for each issuance during the first quarter 2022. In the first quarter of 2022, the Company entered into an amendment with the 2021 Bridge Investors (the “2021 Bridge Amendment”). The 2021 Bridge Amendment was executed to provide the Company additional time to finalize the Business Combination. The 2021 Bridge Amendment amended the terms of the 2021 Bridge Debentures to, among other things: (i) permit the Company to undertake another offering of convertible debentures, (ii) allow the Company to extend the maturity dates of the 2021 Bridge Debentures an additional five months following the end of the initial three-month extension period, discussed above, and (iii) implement additional amounts owed on the outstanding balance of the 2021 Bridge Debentures under certain circumstances, the first of which related to the signing of the Merger Agreement and resulted in an increase in the outstanding balance of approximately 135%, which was followed by an additional increase of approximately 145% of the outstanding balance when the 2021 Bridge Debentures remained outstanding at the end of the initial three-month extension period.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

2022 Bridge Debentures

During the first and second quarters of 2022, the Company entered into separate Securities Purchase Agreements with accredited investors (the “2022 Bridge Investors”), pursuant to which the Company issued its 10% OID Convertible Debentures for $30,800 in aggregate principal (“2022 Bridge Debentures”). The Company received net proceeds of $28,000 from the sale of the 2022 Bridge Debentures, after an OID of 10%. The 2022 Bridge Debentures were issued in three tranches, with $16,500 in aggregate principal issued on March 1, 2022, $8,250 in aggregate principal issued on March 3, 2022 and the remaining $6,050 in aggregate principal issued on April 27, 2022.

The 2022 Bridge Debentures had a term of twelve months from the initial issuance dates and accrued interest at a rate of 12% per annum, of which 12 months was guaranteed. The Company retained the right to extend the maturity date for each issuance for an additional three-month period and incur an extension amount rate of 130% of the outstanding balance. The Company also had the option to prepay the 2022 Bridge Debentures at an amount equal to 120% of the sum of the outstanding principal and unpaid interest thereon if done within 365 days of the original issue date and 130% if during the extension period.

In connection with the sale of the 2022 Bridge Debentures, FOXO entered into a letter agreement between FOXO and an in institutional investor (the “Bridge Investor Side Letter”) pursuant to which FOXO agreed to issue such investor in connection with the Closing, such number of shares of FOXO Class A Common Stock, to be issued immediately prior to the Closing, that would be exchangeable into 350,000 shares of Class A Common Stock. Pursuant to the terms of the Bridge Investor Side Letter, the institutional investor was issued 602,578 shares of FOXO Class A Common Stock which were then exchanged for 350,000 shares of Class A Common Stock.

During the nine months ended September 30, 2022, the Company recognized contractual interest expense of $1,627 on the 2021 Bridge Debentures, comprised of $508 for related party holders and $1,119 for nonrelated party holders. During the three months ended September 30, 2022, the Company recognized contractual interest expense of $593 on the 2021 Bridge Debentures, comprised of $181 for related party holders and $412 for nonrelated party holders. The contractual interest expense on the 2022 Bridge Debentures was included in the fair value of the debt since the amount was known at the time of each issuance. The contractual interest on the 2022 Bridge Debentures as well as for the three months ended September 30, 2022 on the 2021 Bridge Debentures converted to shares of FOXO Class A Common Stock and subsequently exchanged for the Company’s Class A Common Stock as part of the Business Combination.

Note 6 RELATED PARTY TRANSACTIONS

Office Space

The Company subleased its office space from the holder of the FOXO Preferred Stock through May of 2022. The holder of the FOXO Preferred Stock paid all lease costs, including common area maintenance and other property management fees, on the Company’s behalf. These payments were treated as additional capital contributions.

Bridge Debentures

Prior to the conversion of the Bridge Debentures to shares of FOXO Technologies Operating Company Class A and subsequent exchange for Class A Common Stock of the Company at Closing of the Business Combination, there were related party borrowings which are described in more detail in Note 5.

Promissory Note

On June 6, 2022, the Company executed a promissory note, pursuant to which it loaned Delwinds an aggregate principal amount of $1,160, which represented $0.035 per share of Delwinds Class A common stock that was not redeemed in connection with the extension of the SPAC’s termination date from June 15, 2022 to September 15, 2022. The Company loaned Delwinds $387 per month in June 2022, July 2022, and August 2022 prior to Closing of the Business Combination. The outstanding balance on the promissory note eliminated upon consolidation with the Closing of the Business Combination.

Sponsor Loan

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor loaned Delwinds funds for working capital. As of September 30, 2022, $500 was remaining due to the sponsor and is shown as a related party payable in the consolidated balance sheet.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Consulting Agreement

In April 2022, the Company executed a consulting agreement with an individual (the “Consultant”) considered to be a related party of the Company as a result of his investment in the 2021 Bridge Debentures. The agreement has a term of twelve months, over which the Consultant is to provide services that include, but are not limited to, advisory services relating to the implementation and completion of the Business Combination. Following the execution of the agreement, as compensation for such services to be rendered as well as related expenses over the term of the contract, the Consultant was paid a cash fee of $1,425. The consulting agreement also calls for the payment of an equity fee as compensation for such services. The Company issued 1,500,000 shares of FOXO Class A Common Stock to the Consultant during the second quarter of 2022 to satisfy the equity fee. The Company has determined that all compensation costs related to the consulting agreement, including both cash fees and the equity fee, represent remuneration for services to be rendered evenly over the contract term. Thus, all such costs were initially recorded at fair value as prepaid consulting fees in the consolidated balance sheet and are being recognized as selling, general and administrative expenses in the consolidated statement of operations on a straight-line basis over the term of the contract. For the three and nine months ended September 30, 2022, $2,081 and $3,568 in expenses, respectively, were recognized related to the consulting agreement.

Note 7 STOCKHOLDERS’ EQUITY

The unaudited consolidated statements of stockholders’ equity (deficit) reflects the Reserve Recapitalization. In connection with the Business Combination, the Company adopted the second amended and restated certificate of incorporation (the “Amended and Restated Company Charter”) to, among other things, increased the total number of authorized shares of all capital stock, par value $0.0001 per share, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of preferred stock.

Also in connection with the Business Combination, 632,500 shares of Class B Common Stock were converted, on a one-to-one basis, into shares of Class A Common Stock, and as of September 30, 2022, there were no shares of Class B Common Stock issued or outstanding.

ELOC Agreement

Under the ELOC Agreement, the Company has the right to sell to the Cantor Investor up to $40,000 in shares of Class A Common Stock for a period until the first day of the month next following the 36-month anniversary of when the SEC has declared effective a registration statement covering the resale of such share of Class A Common Stock or until the date on which the facility has been fully utilized, if earlier. The purchase price of the shares of Class A Common Stock will be 97% of the volume weighted average price per share (“VWAP”) of the Class A Common Stock during the applicable purchase date on which the Company has timely delivered written notice to the Cantor Investor directing it to purchase shares of Class A Common Stock under the ELOC Agreement.

The ELOC Agreement provides for a commitment fee (the “Cantor Commitment Fee”) payable to the Cantor Investor at Closing for its irrevocable commitment to purchase shares of Class A Common Stock upon the terms and conditions of the ELOC Agreement. The Cantor Commitment fee was paid by the issuance of 190,476 shares of Class A Common Stock and is recorded as prepaid offering costs in the consolidated balance sheet.

The Company has the right to terminate the ELOC Agreement at any time, at no cost or penalty, upon 10 trading days’ prior written notice. Additionally, the Cantor Investor has the right to terminate the ELOC Agreement on the seventh trading day following the Closing if the total market capitalization of the Company is less than $100 million as of such date.

Preferred Stock

The Amended and Restated Company Charter authorizes the Company to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022, there were no shares of preferred stock issued or outstanding.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Warrants

Public Warrants and Private Placement Warrants

The Company issued 10,062,500 common stock warrants in connection with Delwinds’ initial public offering (the “IPO”) (the “Public Warrants”). Simultaneously with the closing of the IPO, Delwinds consummated the private placement of 316,250 common stock warrants (the “Private Placement Warrants”).

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Public Warrants become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company is not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and has no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable will file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants. If the registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

●	if, and only if, the reported last sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Assumed Warrants

At Closing, the Company assumed common stock warrants to purchase FOXO Class A Common Stock and exchanged such common stock warrants for common stock warrants to purchase 1,905,853 shares of the Company’s Class A Common Stock. Each Assumed Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $6.21 per share, subject to adjustment. The Assumed Warrants are exercisable over a three-year period from the date of issuance.

Shares Payable

The Company entered into a termination agreement with a vendor associated with the Business Combination. The Company agreed to provide 300,000 shares in connection with the agreement which have not been issued as of September 30, 2022. The obligation to issue shares is recorded in the consolidated balance sheet as shares payable.

Note 8 EQUITY-BASED COMPENSATION

Management Contingent Share Plan

On September 14, 2022, the stockholders of the Company approved the FOXO Technologies Inc. Management Contingent Share Plan (the “Management Contingent Share Plan”). The purposes of the Management Contingent Share Plan are to (a) secure and retain the services of certain key employees and service providers and (b) incentivize such key employees and service providers to exert maximum efforts for the success of the Company and its affiliates. The number of shares of Class A Common Stock that may be issued under the Management Contingent Share Plan is 9,200,000 shares, subject to equitable adjustment for shares splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted.

The Management Contingent Share Plan provides for the grant of restricted share awards of Class A Common Stock. All of the shares of Class A Common Stock issued to a FOXO employee at the Closing were issued pursuant to a “Restricted Share Award,” the terms of which shall apply to all shares issued to such recipient. For the purposes of the Management Contingent Share Plan, shares of restricted Class A Common Stock issued in accordance with such plan will be considered “vested” when they are no longer subject to forfeiture in accordance with the terms of such plan. Each restricted share award issued under the Management Contingent Share Plan will be subject to both a time-based vesting component and a performance-based vesting component.

Time-Based Vesting

Each restricted share award shall be subject to three service-based vesting conditions:

a)	Sixty percent (60%) of a participant’s restricted share award will become vested on the third anniversary of the Closing if the participant is still employed by the company on such date (and has been continuously employed by the company from the date of grant through such vesting date).

b)	An additional twenty percent (20%) of a participant’s restricted share award will become vested on the fourth anniversary of the Closing if the participant is still employed by the company on such date (and has been continuously employed by the company from the date of grant through such vesting date).

c)	The final twenty percent (20%) of a participant’s restricted share award will become vested on the fifth anniversary of the Closing if the participant is still employed by the company on such date (and has been continuously employed by the company from the date of grant through such vesting date).

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Performance-Based Vesting

In addition, to time-based vesting, one-third of each restricted share award may only become vested upon satisfaction of each of the following three performance-based conditions:

1.	The operational launch of digital online insurance products by FOXO LIFE Insurance Company (or its functional equivalent under a managing general agency relationship with a life insurance company), with at least 100 policies sold, within one year following the Closing;

2.	The signing of a commercial research collaboration agreement with an insurance company or reinsurance company for saliva-based epigenetic biomarkers in life insurance underwriting within two years following the Closing; and

3.	The implementation of saliva-based epigenetic biomarkers in life insurance underwriting by the Company, with at least 250 policies sold using such underwriting, within two years following the Closing.

On July 6, 2022, the Company executed a Memorandum of Understanding and Pilot Research Agreement (the “Agreement”) with both a life insurance carrier and a reinsurer. The purpose of the Agreement is to conduct a parallel run study, using a minimum of 2,500 participants, comparing traditional medical underwriting results to those obtained through use of the Company’s saliva-based epigenetic biomarker technology. The Agreement is intended to assess the value of the Company’s technology for a saliva-based next-generation underwriting protocol and will help determine whether the parties will later enter into a commercial agreement. The Agreement commenced in the third quarter of 2022 and will continue until the sooner of project completion, project termination, or the Company and the life insurance carrier entering into a commercial agreement for the scaled rollout of FOXO’s technology in the life insurance carrier’s underwriting processes. Accordingly, the Company has met the commercial research collaboration agreement performance condition and has begun recognizing expense upon completion of the Business Combination. For both the three and nine months ended September 30, 2022 the Company has recognized $289 of expense related to the vesting of the Management Contingent Share Plan based on the fair value at grant date of $7.81 per share.

Service Based-Conditions

The Management Contingent Share Plan provides that in the event of the death, disability, or termination without cause of the CEO, service-based conditions will not apply.

Forfeiture of Restricted Share Awards

If a performance-based condition is not achieved within the specified timeframe, then the one-third portion of each restricted share award that is associated to that performance-based condition will be permanently forfeited. The Committee shall be solely responsible for monitoring and determining whether or not any performance-based condition is achieved, and any such determination shall be final and conclusive.

Any restricted stock awards that fail to vest due to a time-based vesting condition not being satisfied will be forfeited by the participant and the shares associated with that award will be permanently forfeited and cancelled.

Upon closing of the Business Combination 9,200,000 shares were issued and 9,175,000 remained outstanding as of September 30, 2022 under the Management Contingent Share Plan.

2022 Equity Incentive Plan

On September 14, 2022, the stockholders of the Company approved the FOXO Technologies Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the grant of equity-based awards to employees, directors and consultants. The number of shares of Class A Common Stock that may be issued under the 2022 Plan is 3,286,235.

As of September 30, 2022, no awards were granted under the 2022 Plan.

2020 Stock Incentive Plan

FOXO Technologies Operating Company adopted the 2020 Stock Incentive Plan (the “2020 Plan”) to attract, retain, incentivize and reward qualified employees, nonemployee directors and consultants. Immediately prior to Closing, vested and unvested stock options were outstanding to purchase 5,105,648 shares of FOXO Class A Common Stock. At Closing, the Combined Company assumed the stock options granted pursuant to the 2020 Plan to purchase FOXO Class A Common Stock and exchanged such stock options to purchase 2,965,500 shares of the Company’s Class A Common Stock at a weighted-average exercise price of approximately $7.13 per share. All remaining terms of the Assumed Options were unchanged.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 9 FORWARD PURCHASE AGREEMENT

The Company entered into a Forward Share Purchase Agreement with Meteora Capital Partners and its affiliates (collectively, “Meteora”) for a forward purchase transaction. Prior to the Closing, Meteora agreed not to redeem 2,873,728 shares of Class A Common Stock (the “Meteora Shares”) in connection with the Business Combination. Meteora has the right to sell the Meteora Shares in the open market and on the fifteen (15) month anniversary of the Closing of the Business Combination (the” Put Date”) may obligate the Company to purchase the shares from Meteora should any not have been sold in the open market.

In connection with the Forward Share Purchase Agreement, the Company and Meteora entered into an escrow agreement (the “Escrow Agreement”) where $29,135, based on the Meteora Shares and the corresponding redemption price from the Business Combination, was deposited into escrow by the Company (the “Prepayment Amount”). There are a few scenarios in which the Forward Purchase Agreement can be settled either before or on the Put Date:

i.	At any time prior to the Put Date, Meteora may sell the Meteora Shares to any third party following the Business Combination but before the Put Date in the open market. If Meteora sells any shares prior to the Put Date, an amount equal to the product of the number of Meteora Shares sold multiplied by 92.5% of a reset price (the “Reset Price”) will be released from the Escrow Account and paid to the Company (the “Open Market Sale Payment”), and an amount equal to the product of (a) the portion of the Meteora Shares that Meteora sells in the open market and (b) the difference between the (i) the per share escrow amount and (ii) the Open Market Sale Payment, will be released from the Escrow Account to Meteora. The Reset Price shall initially be $10.00 and, thereafter, shall be subject to weekly adjustments during the term of the Forward Purchase Agreement based on the then current Reset Price and volume weighted average trading prices (“VWAP”) of the Company’s Class A Common Stock for the immediately preceding week.

ii.	On the Put Date, if any of the Meteora Shares subject to the Forward Purchase Agreement remain unsold, Meteora is entitled to a) the product of the unsold Meteora Shares multiplied by the Redemption Price which will be released from the Escrow Account, and b) the Company will be required to transfer to Meteora maturity consideration equal to the product of $0.05 per Meteora Share sold to the Company and the number of days between the closing of the Business Combination and the Put Date divided by 30 days.

iii.	The Put Date may be accelerated and occur prior to the fifteen month anniversary of the Closing of the Business Combination upon the occurrence of certain events and circumstances set forth in the Forward Share Purchase Agreement, including a) if the VWAP of the Company’s Class A Common Stock falls below $2.50 per share during any 20 of 30 consecutive trading days, b) if the Forward Purchase Agreement is early terminated, or c) if the Company’s Class A Common Stock is delisted from a national exchange. If the Put Date is accelerated, the Company would follow the maturity consideration described above.

In accordance with ASC 815, Derivatives and Hedging, the Company has determined that Meteora’s ability to require the Company to repurchase shares in certain situations is an embedded derivative that is required to be bifurcated and accounted for as a derivative. The derivative, referred to as the “Forward Purchase Derivative” is recorded as a liability on the Company’s unaudited consolidated balance sheet. The Company has prepared fair value measurements for the Forward Purchase Derivative as of the Closing and September 30, 2022, which is described in Note 11. The Company remeasures the fair value of the Forward Purchase Derivative each reporting period and the change in fair value is recorded in current earnings.

The Prepayment Amount is considered a loan to Meteora and is reported as a reduction of equity and shareholder receivable, consistent with the guidance on loans to shareholders in ASC 505, Equity. Based on the 2,753,728 remaining shares subject to the agreement, the Reset Price, and the applicable percentage the forward purchase agreement receivable has a remaining balance of $3,989.

Note 10 NET LOSS PER SHARE

The Business Combination was accounted for as a reverse recapitalization by which FOXO Technologies Operating Company issued equity for the net assets of Delwinds accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.

The Company excluded the effect of the 9,175,000 Management Contingent Shares outstanding as of September 30, 2022 from the computation of basic net loss per share in three and nine months ended September 30, 2022, as the conditions to trigger the vesting of the Management Contingent Shares had not been satisfied as of September 30, 2022.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

The Company excluded the effect of the Public Warrants, the Private Placement Warrants, the Assumed Options, and Assumed Warrants from the computation of diluted net loss per share in the three and nine months ended September 30, 2022 as their inclusion would have been anti-dilutive because the Company was in a loss position for such periods. The Assumed Options, the Assumed Warrants, and the 2021 Bridge Debentures were excluded from the three and nine months ended September 30, 2021 as their inclusion would have been anti-dilutive. For the three and nine months ended September 30, 2022, the 2021 Bridge Debentures and 2022 Bridge Debentures were included in basic and diluted net loss per share from the date of closing as the Bridge Debentures were converted into FOXO Class A Common Stock and subsequently exchanged for the Company’s Class A Common Stock upon completion of the Business Combination.

The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of shares outstanding during the respective periods:

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Net loss available to common shares	$(11,277)	$(27,241)	$(47,183)	$(37,614)
Basic and diluted weighted average number of Class A Common Stock	6,122	5,826	5,975	5,817
Basic and diluted net loss available to Class A Common Stock	$(1.84)	$(4.68)	$(7.90)	$(6.47)

The following Class A common stock equivalents have been excluded from the computation of diluted net loss per common share as the effect would be antidilutive and reduce the net loss per common stock (shares in thousands):

	As of September 30,
	2022	2021
Series A preferred stock	-	4,646,698
2021 Bridge Debentures	-	6,759,642
2022 Bridge Debentures	-	7,810,509
Public and private warrants	10,378,750	-
Assumed warrants	1,905,853	1,905,853
Assumed options	2,965,500	2,965,500
Total antidilutive shares	15,250,103	24,088,202

Note 11 FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of September 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measurements Using Inputs Considered as:
September 30, 2022	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$1,038	$1,006	$32	$-
Forward purchase derivative	1,284	-	-	1,284
Total liabilities	$2,322	$1,006	$32	$1,284

	Fair Value Measurements Using Inputs Considered as:
December 31, 2021	Fair Value	Level 1	Level 2	Level 3
Liabilities:
2021 Bridge Debentures	$32,203	$-	$-	$32,203
Total liabilities	$32,203	$-	$-	$32,203

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Warrant Liability

The Public Warrants and Private Placement Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value on the date of the Closing and on a recurring basis, with any changes in the fair value presented as change in fair value of warrant liability in the Company’s statement of operations.

Measurement at Closing and Subsequent Measurement

The Company established the fair value for the Public and Private Placement Warrants on the date of the Closing, and subsequent fair value as of September 30, 2022. The measurement of the Public Warrants as of Closing and as September 30, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under ticker FOXO-WT. As the transfer of the Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

Forward Purchase Derivative

The Company established the fair value of the forward purchase derivative on the date of the Closing, and subsequent fair value as of September 30, 2022 with amounts included in net income as a change in fair value of forward purchase derivative . The estimated fair value of the Forward Purchase was calculated using a Monte Carlo simulation and used significant unobservable inputs. Future estimates of trading prices were based on volatility assumptions that impact the estimated Reset Price and Meteora’s corresponding sales in the open market. The forward purchase derivative is classified as Level 3 due to the use unobservable inputs. For additional information on the Forward Purchase Derivative see Note 9.

Bridge Debentures

The Company elected the fair value option to account for both the 2021 Bridge Debentures and 2022 Bridge Debentures (collectively, the “Bridge Debentures”). The Bridge Debentures are measured at fair value on a recurring basis given the Company’s election of the fair value option for measuring such liabilities. The fair value of the Bridge Debentures is determined based on significant unobservable inputs including the likelihood of voluntary or mandatory conversion, and the estimated date at which conversion will take place, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. The recorded fair value of the Bridge Debentures and the non-cash change in fair value recorded in the consolidated statements of operations could change materially if differing inputs and assumptions were to be utilized. However, the valuations used assumptions and estimates the Company believes would be made by a market participant in making the same valuations as of the issuance date and each subsequent reporting period.

The Company elected the fair value option to better depict the ultimate liability associated with the Bridge Debentures, including all features and embedded derivatives in the Securities Purchase Agreements. The Bridge Debentures accounted for under the fair value option election represented debt host financial instruments containing certain embedded features that would otherwise be required to be bifurcated from the debt host and recognized as separate derivative liabilities subject to initial and subsequent periodic fair value measurement in accordance with U.S. GAAP. When the fair value option election is applied to financial liabilities, bifurcation of embedded derivatives is not required, and the financial liability in totality is recorded at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis as of each balance sheet date thereafter. Upon remeasurement, the portion of a change in estimated fair value attributable to a change in instrument-specific credit risk is recognized as a component of other comprehensive income (loss) and the remaining amount of a change in estimated fair value is to be recognized in the consolidated statements of operations. As a result of electing the fair value option, direct costs and fees related to the issuance of the Bridge Debentures were expensed and not deferred.

For all reporting periods during the year ended December 31, 2021, the estimated fair value of the 2021 Bridge Debentures was calculated using a Monte Carlo simulation, which incorporated significant unobservable inputs such as the likelihood of term extension and voluntary or mandatory conversion. Additionally, the December 31, 2021 used an implied borrowing rate of 52.0% as an input to the fair value measurement. None of the change in fair value for the was deemed to be attributable to instrument-specific credit risk and thus the full amount of such change was recognized in the consolidated statements of operations.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

During 2022, prior to conversion, the estimated fair value of the Bridge Debentures was calculated using a probability-weighted expected return model. This change in valuation methodology was driven by the execution of the Merger Agreement on February 24, 2022, which made the ultimate value to holders of the Bridge Debentures upon voluntary or mandatory conversion clearer. Prior to conversion, the Bridge Debentures were recorded at their ultimate fair value based on purchase consideration attributed to the outstanding principal and using a probability-weighted expected return model. At conversion, the Company was able to determine the fair value of both the 2021 Bridge Debentures and 2022 Bridge Debentures based on the completion of the Business Combination. Immediately prior to the Closing of the Business Combination, the 2021 Bridge Debentures and 2022 Bridge Debentures were converted to 6,759,642 and 7,810,509 shares of FOXO Technologies Operating Company Class A common stock, respectively and fair value measurements were no longer performed as the debt was no longer outstanding. For further details on this conversion, stockholders’ equity of the Combined Company, and the Business Combination, refer to Notes 1, 3, 5, and 7. None of the change in estimated fair value of the Bridge Debentures from December 31, 2021 to conversion was deemed to be attributable to instrument-specific credit risk and thus the full amount of such change was recognized in the consolidated statements of operations.

The following tables provide a summary of changes in Level 3 liabilities measured at fair value on a recurring basis:

	2022 Bridge Debentures	2021 Bridge Debentures	Total
Balance, June 30, 2021	$-	$12,819	$12,819
Losses included in net loss	-	22,571	22,571
Balance, September 30, 2021	$-	$35,390	$35,390

	2022 Bridge Debentures	2021 Bridge Debentures	Forward Purchase Derivative	Total
Balance, June 30, 2022	$46,733	$37,953	$-	$84,686
Losses included in net loss	2,810	887	1,284	4,981
Balance at Conversion	49,543	38,840	-	88,383
Transfer out	(49,543)	(38,840)	-	(88,383)
Balance, September 30, 2022	$-	$-	$1,284	$1,284

	2022 Bridge Debentures	2021 Bridge Debentures	Total
Balance, December 31, 2020	$-	$-	$-
Debt Issuance	-	10,500	10,500
Losses included in net loss	-	24,890	24,890
Balance, September 30, 2021	$-	$35,390	$35,390

	2022 Bridge Debentures	2021 Bridge Debentures	Forward Purchase Derivative	Total
Balance, December 31, 2021	$-	$32,203	$-	$32,203
Debt Issuance	28,000	-	-	28,000
Losses included in net loss	21,543	6,637	1,284	29,464
Balance at Conversion	49,543	38,840	-	88,383
Transfer out	(49,543)	(38,840)	-	(88,383)
Balance, September 30, 2022	$-	$-	$1,284	$1,284

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 12 BUSINESS SEGMENT

The Company manages and classifies its business into two reportable business segments:

●	FOXO Labs is commercializing proprietary epigenetic biomarker technology to be used for underwriting risk classification in the global life insurance industry. The Company’s innovative biomarker technology enables the adoption of new saliva-based health and wellness biomarker solutions for underwriting and risk assessment. The Company’s research demonstrates that epigenetic biomarkers, collected from saliva, provide measures of individual health and wellness for the factors used in life insurance underwriting traditionally obtained through blood and urine specimens.

●	FOXO Life is redefining the relationship between consumers and insurer by combining life insurance with a dynamic molecular health and wellness platform. FOXO Life seeks to transform the value proposition of the life insurance carrier from a provider of mortality risk protection products to a partner supporting its customers’ healthy longevity. FOXO Life’s multi-omic health and wellness platform will provide life insurance consumers with valuable information and insights about their individual health and wellness to support longevity.

FOXO Labs generates revenue by collecting epigenetic services royalties. FOXO Life generates revenue from the sale of life insurance products. Asset information is not used by the Chief Operating Decision Maker (“CODM”) or included in the information provided to the CODM to make decisions and allocate resources.

The primary income measure used for assessing segment performance and making operating decisions is earnings before interest, income taxes, depreciation, amortization, and equity-based compensation (“Segment Earnings”). The segment measure of profitability also excludes corporate and other costs, including management, IT, overhead costs and certain other non-cash charges or benefits, such as any non-cash changes in fair value.

Summarized below is information about the Company’s operations for the three and nine months ended September 30, 2022 and September 30, 2021 by business segment:

	Three Months Ended September 30,				Nine Months Ended September 30,
	Revenue		Earnings		Revenue		Earnings
	2022	2021	2022	2021	2022	2021	2022	2021
FOXO Labs	$7	$23	$(499)	$(1,632)	$71	$67	$(1,952)	$(4,268)
FOXO Life	7	8	(1,157)	(831)	22	26	(3,070)	(1,667)
	14	31	(1,656)	(2,463)	93	93	(5,022)	(5,935)
Corporate and other (a)	-	-	(9,197)	(24,465)	-	-	(40,911)	(30,854)
Interest expense	-	-	(424)	(313)	-	-	(1,250)	(825)
Total	$14	$31	$(11,277)	$(27,241)	$93	$93	$(47,183)	$(37,614)

(a)	Corporate and other includes equity-based compensation, including the consulting agreement, expense of $2,266 and $42 as well as depreciation expense of $74 and $25 for the three months ended September 30, 2022 and 2021, respectively. Corporate and other includes equity-based compensation, including the consulting agreement, expense of $3,956 and $8 as well as depreciation expense of $159 and $71 for the nine months ended September 30, 2022 and 2021, respectively. The three months ended September 30, 2022 and 2021 included $3,632 and $22,571 for the changes in fair value of convertible debentures, warrant liability, and forward purchase derivative. The nine months ended September 30, 2022 and 2021 also included $28,115 and $24,890 for the changes in fair value of convertible debentures, warrant liability, and forward purchase derivative. See Notes 5, 6, 7, 9 and 11 for additional information.

Note 13 COMMITMENTS, CONTINGENCIES, AND SPONSORED RESEARCH

The Company is a party to various vendor and license agreements and sponsored research arrangements in the normal course of business that create commitments and contractual obligations.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Vendor Agreements

The Company entered into an agreement to purchase supplies from an unrelated party in December 2019. The agreement required a purchase of 10,000 units over the 3-year term of the contract. The Company had $788 remaining on its purchase obligation and in July of 2022, the Company amended the vendor agreement under which it was previously committed to purchasing 10,000 units of supplies over a three-year term. That amendment resulted in the elimination of the $788 commitment remaining under the agreement in exchange for a reduced royalty rate to be received by the Company on future sales of infinium mouse methylation arrays.

License Agreements

In April 2017, the Company entered into a license agreement with The Regents of University of California (the “Regents”) to develop and commercialize the DNA Methylation Based Predictor of Mortality. The agreement remains in effect through the life of the Regents’ patents related to this license agreement. The Company is required to pay license maintenance fees on each anniversary date of agreement execution. The Company is liable to the Regents for an earned royalty of net sales of licensed products or licensed methods.

In February 2021, the Company entered into another license agreement with the Regents for GrimAge and PhenoAge technology. The agreement remains in effect through the life of the Regents’ patents related to this license agreement. In consideration of the license and rights granted under the license agreement, the Company made a one-time cash payment and will make maintenance payments on each anniversary of the Agreement. The Company will pay the Regents for each assay internally used and a royalty on external net sales. Additionally, the contract includes development milestones and fees related to achieving commercial sales and a comparative longitudinal study of health outcomes.

Harvard University’s Brigham and Women’s Hospital

During the second quarter of 2022, the Company entered into an agreement and license option with The Brigham and Women’s Hospital, Inc. (the “Hospital”) to conduct epigenetic profiling of associations between epigenetic aging and numerous behavioral, lifestyle, dietary and clinical risk factors, as well as major morbidity and mortality outcomes. The Company refers to this study as VECTOR. Specific aims of this research include: (i) to examine epigenetic association with lifestyle and dietary factors, including smoking history, physical activity, body mass index, alcohol intake, dietary patterns, dietary supplement use, and aspirin used; (ii) to examine epigenetic association with major morbidity including cardiovascular disease, cancer, type 2 diabetes, hypertension, liver disease, renal disease, and respiratory disease, (iii) to conduct an National Death Index Plus search to update and extend mortality follow up on Harvard University’s Physicians’ Health Study (“PHS’), and (iv) utilizing the newly expanded PHS mortality follow-up data, to examine epigenetic association with lifespan, longevity, and mortality. In addition, the epigenetic resources contained in the PHS studies have the potential to contribute and extend to large meta-analyses and validation studies of epigenetic association and understanding of these factors and their impact on human aging acceleration.

The Company is responsible for payments up to $849 related to the agreement, half of which was paid upon contract execution during the second quarter of 2022. Remaining payments are due as follows: (i) 20% upon the enrollment of the first patient, (ii) 20% upon the enrollment of the final patient and (iii) 10% upon lab receipt of shipments for all initially planned assays. Costs associated with the clinical trial agreement are being recorded as research and development expenses in the consolidated statements of operations.

U.S. Department of Health and Human Services

In June 2020, the Company entered into a cooperative research and development agreement (“CRADA) with the U.S. Department of Health and Human Services (“HHS”) and agencies of U.S. Public Health Services within the HHS, as well as the National Institute on Deafness and other Communication Disorders (“NIDCD”), to enhance understanding of epigenetic gene regulation in Recurrent Respiratory Papillomatosis (“RRP”).

Under the CRADA agreement, the Company is granted an exclusive option to elect an exclusive or nonexclusive commercialization license, with terms of the license that reflect the nature of the invention, the relative contributions of the respective parties, a plan for the development and marketing, and the costs of subsequent research and development needed to bring the invention to market. The Company is responsible for payment of all fees related to CRADA patents.

As part of the CRADA agreement, the Company agreed to provide funding totaling $200 under the two-year term of the agreement. The Company recognized $29 and $25 in sponsored research expenses related to this agreement during the three months ended September 30, 2022 and 2021, respectively, and $75 and $29 in sponsored research expenses related to this agreement during the nine months ended September 30, 2022 and 2021, respectively. These amounts are recorded within research and development expenses in the consolidated statements of operations.

Foxo technologies inc. and subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

The Children’s Hospital of Philadelphia

In February 2021, the Company entered into a sponsored research agreement with The Children’s Hospital of Philadelphia (“CHOP”) to develop new methods and software implementations for the processing and analysis of Illumina Infinium DNA methylation technology, including the Infinium EPIC+ Human Array and the infinium mouse methylation array. The intent of the research agreement is to create open-source software that will be able to import data from any Infinium DNA methylation array and conduct state-of-the-art processing and quality control of the data in an automated fashion.

In consideration for sponsoring the research, the Company shall have a first and exclusive option to negotiate for a revenue-bearing exclusive license to any patent rights or other intellectual property rights for CHOP intellectual property or CHOP’s interests in any joint intellectual property. Additionally, the Company agrees to reimburse CHOP for fees relating to maintaining the patents.

As part of the CHOP Agreement, the Company will provide funding totaling $311 over a two-year period, commencing February 1, 2021. The Company recognized $40 and $38 in sponsored research expenses during the three months ended September 30, 2022 and 2021, respectively, and $119 and $101 in sponsored research expenses during the nine months ended September 30, 2022 and 2021, respectively. These amounts are recorded within research and development expenses in the consolidated statements of operations.

Parallel Run Study

During the third quarter of 2022, the Company executed a Memorandum of Understanding and Pilot Research Agreement (the “Agreement”) with both a life insurance carrier and a reinsurer. The purpose of the Agreement is to conduct a parallel run study, using a minimum of 2,500 participants, comparing traditional medical underwriting results to those obtained through use of the Company’s saliva-based epigenetic biomarker technology. The Agreement is intended to assess the value of the Company’s technology for a saliva-based next-generation underwriting protocol and will help determine whether the parties will later enter into a commercial agreement. The Agreement commenced in the third quarter of 2022 and will continue until the sooner of project completion, project termination, or the Company and the life insurance carrier entering into a commercial agreement for the scaled rollout of FOXO’s technology in the life insurance carrier’s underwriting processes. The Company has determined that costs associated with the agreement will be recorded as research and development expenses in the consolidated statements of operations in accordance with accounting standards codification guidance. The agreement stipulates that the life insurance carrier and reinsurer will share in costs equally with the Company up to $200 each. Cost sharing reimbursements received from the life insurance carrier and reinsurer have been recorded within parallel run advance in the consolidated balance sheet as of September 30, 2022 and are being recognized as contra expenses in the consolidated statement of operations as the Company incurs costs related to the agreement.

Litigation

The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or liquidity. The Company is not aware of any material legal or regulatory matters threatened or pending against the Company.

Note 14 SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to November 14, 2022, the date that the unaudited consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited financial statements.

ELOC Agreement

On November 8, 2022, the ELOC Agreement between the Cantor Investor and the Company was terminated and the corresponding prepaid offering costs were expensed.

Forward Purchase Agreement

On November 10, 2022, the Company and Meteora Special Opportunity Fund Fund I, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Capital Partners, LP (collectively, “Meteora”) amended that certain Forward Share Purchase Agreement, dated as of September 13, 2022 (the “Forward Purchase Agreement”), by and between the Company and Meteora (the “Amendment”). Pursuant to the Amendment, Section 1(b) of the Forward Purchase Agreement was replaced to state that on the Put Date (as defined in the Forward Purchase Agreement), Meteora would be entitled to retain 500,000 shares of the Company’s Class A Common Stock. To the extent Meteora owns less than 500,000 shares of Class A Common Stock, the Company agreed to transfer to Meteora the difference between such amount and the amount of shares then owned in the form of fully-registered, freely tradable shares.

On November 11, 2022, the Company and Meteora mutually terminated the Forward Share Purchase Agreement, as amended by the Amendment. Upon termination, the Put Date (as defined in the Forward Purchase Agreement) was accelerated, entitling Meteora to retain 500,000 shares of Class A common stock. The termination of the Forward Share Purchase Agreement resulted in the settlement of the forward purchase derivatives, elimination of the forward purchase collateral, and repurchase of the remaining shares subject to the Forward Purchase Agreement that Meteora had not already sold in the open market and were not part of the maturity consideration. Also, upon the termination of the Forward Purchase Agreement, the related escrow agreement was terminated.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

FOXO Technologies Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of FOXO Technologies Inc. and subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity and members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

West Des Moines, Iowa

April 8, 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
FOXO Technologies Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of FOXO Technologies Inc. and subsidiaries (the Company) as of December 31, 2021, the related consolidated statements of operations, stockholders’ equity (deficit) and members’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring negative cash flows and losses from operations, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Minneapolis, Minnesota
April 8, 2022

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$6,856	$8,123
Supplies	295	—
Prepaid expenses	444	459
Other current assets	23	12
Total current assets	7,618	8,594

Property and equipment, net	187	167
Intangible assets	191	—
Investments	100	419
Reinsurance recoverables	19,463	—
Other assets	2,745	244
Total assets	$30,304	$9,424

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,456	$366
Accrued and other liabilities	402	248
Related party convertible debentures	9,967	—
Convertible debentures	22,236	—
Total current liabilities	36,061	614
Deferred compensation liability	—	90
Policy reserves	19,463	—
Total liabilities	55,524	704
Commitments and contingencies (Note 16)
Stockholders’ equity
Undesignated preferred stock ($.00001 par value: authorized – 90,000,000 shares; none issued and outstanding)	—	—
Non-redeemable preferred stock series A ($.00001 par value: authorized – 10,000,000 shares; issued and outstanding – 8,000,000 shares; liquidation preference of $28,927 and $24,474 as of December 31, 2021 and 2020, respectively)	21,854	21,854
Common stock class A ($.00001 par value: authorized – 800,000,000 shares; issued and outstanding – 30,208 and 0 shares as of December 31, 2021 and 2020, respectively)	—	—
Common stock class B ($.00001 par value: authorized – 100,000,000 shares; issued and outstanding – 2,000,000 shares)	—	—
Additional paid-in capital	4,902	4,104
Stockholder subscription receivable	—	(3,750)
Accumulated deficit	(51,976)	(13,488)
Total stockholders’ equity (deficit)	(25,220)	8,720
Total Liabilities and Stockholders’ Equity	$30,304	$9,424

See accompanying Notes to Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2021	2020
Total revenue	$120	$63
Operating expenses:
Research and development	4,879	1,898
Selling, general and administrative	10,272	6,895
Total operating expenses	15,151	8,793
Loss from operations	(15,031)	(8,730)
Non-cash change in fair value of convertible debentures	(21,703)	—
Other income (expense)	(236)	16
Interest income (expense)	(1,118)	61
Investment impairment	(400)	—
Total other income (expense)	(23,457)	77
Loss before income taxes	(38,488)	(8,653)
Provision for income taxes	—	—
Net loss	$(38,488)	$(8,653)

Net loss per Class A and Class B common stock, basic and diluted	$(19.06)	$(4.33)

See accompanying Notes to Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND MEMBERS’ EQUITY
(DOLLARS IN THOUSANDS)

	FOXO BioScience, LLC Membership Interests		Members’ Subscription/ Stockholder	Series A Preferred Stock		Common Stock (Class A)		Common Stock (Class B)		Additional Paid-in-	Accumulated
	Units	Amount	Receivable	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	925	$19,560	$(17,917)	—	$—	—	$—	—	$—	$—	$—	$1,643
Net loss from January 1, 2020 to November 13, 2020	—	(7,659)	—	—	—	—	—	—	—	—	—	(7,659)
Lease contributions	—	494	—	—	—	—	—	—	—	—	—	494
Subscriptions received	—	—	14,167	—	—	—	—	—	—	—	—	14,167
Equity-based compensation	—	1,024	—	—	—	—	—	—	—	—	—	1,024
Corporate Conversion	(925)	(13,419)	—	8,000,000	21,854	—	—	2,000,000	—	4,059	(12,494)	—
Lease contributions	—	—	—	—	—	—	—	—	—	45	—	45
Net loss from November 14, 2020 to December 31, 2020	—	—	—	—	—	—	—	—	—	—	(994)	(994)
Balance, December 31, 2020	—	$—	$(3,750)	8,000,000	$21,854	—	$—	2,000,000	$—	$4,104	$(13,488)	$8,720

Balance, December 31, 2020	—	$—	$(3,750)	8,000,000	$21,854	—	$—	2,000,000	$—	$4,104	$(13,488)	$8,720
Net loss	—	—	—	—	—	—	—	—	—	—	(38,488)	(38,488)
Lease contributions	—	—	—	—	—	—	—	—	—	547	—	547
Subscriptions received	—	—	3,750	—	—	—	—	—	—	—	—	3,750
Equity-based compensation	—	—	—	—	—	30,000	—	—	—	238	—	238
Issuance of shares for exercised stock options	—	—	—	—	—	208	—	—	—	—	—	—
Warrants Issued	—	—	—	—	—	—	—	—	—	13	—	13
Balance, December 31, 2021	—	$—	$—	8,000,000	$21,854	30,208	$—	2,000,000	$—	$4,902	$(51,976)	$(25,220)

See accompanying Notes to Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,488)	$(8,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	98	1,074
Equity-based compensation	131	920
Change in fair value of convertible debentures	21,703	—
Contributions in the form of rent payments	547	539
Amortization of right-of-use asset	—	191
Accretion of operating lease liability	—	(172)
Accretion of interest earned on investment in convertible promissory note	(32)	(19)
Gain on termination of lease	—	(21)
Investment impairment	400	—
Other	14	—
Changes in operating assets and liabilities:
Supplies	(295)	—
Prepaid expenses and other current assets	111	(256)
Other assets	(2,488)	(244)
Reinsurance recoverables	305	—
Accounts payable	3,090	(37)
Accrued and other liabilities	154	(360)
Policy reserves	(305)	—
Net cash used in operating activities	(15,055)	(7,038)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(118)	(20)
Asset acquisition, net of cash acquired	(63)	—
Development of internal use software	(124)	—
Acquisition of convertible promissory note	(50)	(300)
Acquisition of equity securities	—	(100)
Net cash used in investing activities	(355)	(420)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of related party convertible debentures	3,250	—
Proceeds from issuance of convertible debentures	7,250	—
Offering costs related to issuance of convertible debentures	(107)	(25)
Proceeds received from subscription receivable	3,750	14,167
Net cash provided by financing activities	14,143	14,142
Net increase (decrease) in cash and cash equivalents	(1,267)	6,684
Cash and cash equivalents at beginning of period	8,123	1,439
Cash and cash equivalents at end of period	$6,856	$8,123

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of phantom share rights to stock options	$54	$—
Issuance of warrants	$1	$—
Capitalized equity-based compensation – internal use software and other assets	$(71)	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest, net of amounts capitalized	$1,131	$—

See accompanying Notes to Consolidated Financial Statements

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 1 DESCRIPTION OF BUSINESS

FOXO Technologies Inc. (“FOXO”) and its wholly-owned subsidiaries (collectively, the “Company”) is a leader in commercializing epigenetic biomarker technology to support groundbreaking scientific research and disruptive next-generation business initiatives. The Company applies automated machine learning and artificial intelligence technologies to discover epigenetic biomarkers of human health, wellness and aging. The Company has been building a life insurance business to support the commercial applications of its epigenetic biomarker underwriting technology and consumer engagement platform service business. On August 20, 2021, the Company completed its acquisition of Memorial Insurance Company of America (“MICOA”) and renamed it FOXO Life Insurance Company.

FOXO was formed as a limited liability company on November 11, 2019, following its separation (the “Separation”) from GWG Holdings, Inc. (the “Member”). FOXO was previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC completed a conversion to a C Corporation (“Corporate Conversion”) and became FOXO. FOXO maintains two wholly-owned subsidiaries, FOXO Labs Inc. (“FOXO Labs”), formerly Life Epigenetics Inc., and FOXO Life, LLC, formerly youSurance General Agency, LLC. FOXO Labs also maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC. FOXO Life Insurance Company is a wholly-owned subsidiary of FOXO Life, LLC.

The Company manages and reports results of operations for two reportable business segments: FOXO Life, the Company’s life insurance business operations, and FOXO Labs, the Company’s epigenetic biomarker technology business operations.

Note 2 LIQUIDITY AND MANAGEMENT’S PLAN

The Company’s history of losses requires management to critically assess its ability to continue operating as a going concern. For the year ended December 31, 2021, the Company incurred a net loss of $38,488. As of December 31, 2021, the Company’s accumulated deficit was $51,976. Cash used in operating activities for the year ended December 31, 2021 was $15,055. As of December 31, 2021, the Company had $1,856 of available cash and cash equivalents, excluding amounts held as statutory capital and surplus by FOXO Life Insurance Company.

The Company’s ability to continue as a going concern is dependent on generating revenue from the sale of its technology services, raising additional equity or debt capital, converting debt to equity, reducing losses and improving future cash flows. The Company will continue ongoing capital raise initiatives and has demonstrated previous success in raising capital to support its operations. For instance, the Company has entered into a non-binding letter of intent that could raise as much as $301,300, as disclosed below. However, the Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. As such, until additional equity or debt capital is secured, there is substantial doubt about the Company’s ability to continue as a going concern for the one-year period following the issuance of these consolidated financial statements.

Letter of Intent

On August 6, 2021, the Company entered into a non-binding letter of intent (the “LOI”) with Delwinds Insurance Acquisition Corp., a Delaware special purpose acquisition company (the “SPAC”). Terms of the LOI include the SPAC acquiring 100% of the outstanding equity and equity equivalents of the Company. The transaction consideration would be paid by the SPAC through the issuance of shares of common stock of the SPAC to the holders of the Company’s outstanding equity and equity equivalents. Cash on the balance sheet of the surviving company at closing would include $201,300 of cash currently held in trust by the SPAC (subject to redemption by the public stockholders of the SPAC) and private placement equity proceeds of as much as $100,000. See Note 18 for additional information on the proposed transaction.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

EMERGING GROWTH COMPANY

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”) and as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of FOXO and its wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

CORPORATE CONVERSION

On November 13, 2020, the Company converted from a Delaware limited liability company to a Delaware corporation and was renamed FOXO Technologies Inc. In conjunction with this Corporate Conversion, (i) the membership interests of the Member converted into 8,000,000 shares of Series A preferred stock, par value $0.00001, convertible into shares of Class A common stock, par value $0.00001, at a per unit conversion price equal to the Original Issue Price (“OIP”) as described in Note 9 and defined in the Company’s certificate of incorporation; and (ii) the Manager’s Interests as defined in Note 8 converted into 2,000,000 shares of Class B common stock, par value $0.00001.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized. All revisions to accounting estimates are recognized in the period in which the estimates are revised. A description of each critical estimate is incorporated within the discussion of the related accounting policies which follow.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

CASH AND CASH EQUIVALENTS

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. At times, cash account balances may exceed insured limits. The Company has not experienced any losses related to such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

PROPERTY AND EQUIPMENT, NET

Property and equipment is recorded at cost. The cost of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When property and equipment is sold or retired, the related cost and accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is included in the consolidated statements of operations as incurred. Property and equipment is presented net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three years for computers and office equipment and seven years for furniture and fixtures. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including property and equipment and right-of-use assets, to determine potential impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the asset group with the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. Management determined that there was no impairment of long-lived assets as of December 31, 2021 and 2020.

INVESTMENTS

The Company’s investments do not have readily determinable fair values and consist of convertible promissory notes and membership interest units in privately held companies. These investments are measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes. The Company regularly evaluates these investments to determine if there are indicators that the investment is impaired. For the year ended December 31, 2021, the Company recorded an impairment charge of $400 related to one of its investments as a result of the investee’s lack of success in raising additional capital along with its financial condition. As of December 31, 2021 and 2020, the carrying value of the investments was $100 and $419, respectively.

CAPITALIZED IMPLEMENTATION COSTS

The Company capitalizes certain development costs associated with internal use software and cloud computing arrangements incurred during the application development stage. The Company expenses costs associated with preliminary project phase activities, training, maintenance, and any post-implementation costs as incurred. Capitalized costs related to projects to develop internal use software are included within intangible assets on the consolidated balance sheets, while capitalized costs related to cloud computing arrangements are included within other assets on the consolidated balance sheets. Capitalized costs will be amortized on a straight-line basis once application development is complete based on the estimated life of the asset or the expected term of the contract, as applicable. Application development was ongoing as of December 31, 2021 for all such projects and thus no amortization has been recorded to date.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

DEBT

The Company issued convertible debentures to related and nonrelated parties, which included original issue discounts, conversion features and detachable warrants, as further discussed in Note 6 to these consolidated financial statements. The detachable warrants represent freestanding, separable equity-linked financial instruments recorded at fair value. The fair value of the detachable warrants is calculated using a Black-Scholes valuation model. The Company elected the fair value option for the convertible debt, which requires recognition at fair value upon issuance and on each balance sheet date thereafter. Changes in the estimated fair value are recognized as non-cash change in fair value of convertible debentures in the consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the issuance of the convertible debt were expensed and not deferred.

SUBSCRIPTION RECEIVABLE

The Company received an investment subscription as part of the Separation to fund operations of the Company. The scheduled subscription receivable continued unchanged with the Corporate Conversion. The Company recognizes the balance of contributions, which have not yet been received at the respective balance sheet date, as a subscription receivable. This receivable is recorded as a contra account within stockholders’ equity. For additional details surrounding subscription receivable balances as of the periods presented and contributions received as part of the investment subscription, refer to Note 8 of these consolidated financial statements.

REVENUE RECOGNITION

The Company’s revenues consist of royalties based on the Company’s epigenetic biomarker research, agents’ commissions earned on the sale, servicing and placement of life insurance policies, and epigenetic testing services sold primarily to research organizations. Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To recognize revenues, the Company applies the following five step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenues when a performance obligation is satisfied. The Company accounts for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The Company applies judgment in determining the customer’s ability and intention to pay based on a variety of factors including the customer’s historical payment experience. As of December 31, 2021 and 2020, the Company had no contract assets or liabilities related to revenue arrangements or transactions.

The following sets forth the revenue by source generated from services provided by the Company:

	2021	2020
Epigenetic biomarker royalties	$85	$13
Life insurance commissions	35	40
Epigenetic biomarker services	—	10
Total revenue	$120	$63

FOXO Labs — Epigenetic biomarker royalties

The Company has granted a license to Illumina, Inc. (“Ilumina”) for the exclusive right to manufacture and sell infinium mouse methylation arrays using the Company’s research on epigenetic biomarkers in exchange for a 5% royalty on global sales. Illumina provides reporting to the Company so that revenue can be properly recognized as the license is used. Revenue is recorded net as the Company is not considered the principal in the transaction. Epigenetic biomarker royalties are recorded with the FOXO Labs reportable segment.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

FOXO LIFE — Life insurance commissions

FOXO Life, LLC, currently an insurance agency, receives insurance commission revenue from the distribution and sale of life insurance policies based on a percentage of the premiums paid by its customers. These commission revenues are substantially recognized at a point in time on the effective date of the associated policies when control of the policy transfers to the client, as well as deferring certain revenues to reflect delivery of services over the contract period and are reported within the FOXO Life reportable segment. Commissions are fixed at the contract effective date and generally are based on a percentage of premiums for insurance coverage. Commission rates vary depending on a variety of factors, including the type of risk being placed, the particular underwriting enterprise’s demand, expected loss experience of the particular risk of coverage, and historical benchmarks surrounding the level of effort necessary for the Company to place and service the insurance contract.

The Company recognizes approximately 80% of commissions earned from the initial life insurance placement on the effective date of the underlying insurance contract. The amount of revenue recognized is based on costs to provide services up and through that effective date, including an appropriate estimate of profit margin on a portfolio basis (a practical expedient as defined in ASC 606, Revenue from Contracts with Customers). Based on the proportion of additional services provided in each period after the effective date of the insurance contract, including an appropriate estimate of profit margin, the Company recognizes approximately 15% of commission and fee revenues in the first three months, and the remaining 5% thereafter. These periods may be different than the underlying premium payment patterns of the insurance contracts, but the vast majority of services are fully provided within one year of the insurance contract effective date.

FOXO Labs — Epigenetic biomarker services

FOXO Labs receives epigenetic biomarker services revenue from the performance of lab services. The Company’s performance obligation is satisfied when the Company completes the epigenetic biomarker data analysis. At the completion of the biomarker testing, results are reviewed and released to the customer. The Company subsequently bills the organization for the epigenetic biomarker data based on the transaction price, which reflects the amount the Company has rights to under present contracts. Revenue is recognized and reported within the FOXO Labs reportable segment over the life of the contract as work is performed, as FOXO Labs has an enforceable right to payment as the performance is being completed. The Company elected the practical expedient to expense contract costs as incurred related to services provided because the contract term is less than one year.

EQUITY-BASED COMPENSATION

The Company measures all equity-based payments, including options, phantom share rights and profits interests to employees, service providers and nonemployee directors, using a fair-value based method. The cost of services received from employees and nonemployee directors in exchange for awards of equity instruments is recognized in the consolidated statements of operations based on the estimated fair value of those awards on the grant date or reporting date, if required to be remeasured, and amortized on a straight-line basis over the requisite service period. The Black-Scholes valuation model requires the input of assumptions, including the exercise price, volatility, expected term, discount rate, and the fair value of the underlying stock on the date of grant. These inputs are provided at the grant date for an equity classified award and each measurement date for a liability classified award. See Note 11 for additional disclosures regarding the equity-based compensation program.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. Research and development expenses consist primarily of personnel costs and related benefits, as well as costs for outside consultants and professional services.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

INCOME TAXES

Before the Corporate Conversion, in accordance with the generally accepted method of presenting limited liability company financial statements, the consolidated financial statements did not include the assets and liabilities of FOXO and FOXO Life, LLC’s members, including their obligation for income taxes on their distributive shares of the excess of revenue over expenses of each respective entity, nor a provision for income tax expense on the income of the limited liability companies. FOXO Labs is taxed as a C corporation and income taxes are accounted for under the asset and liability method. Effective upon the Corporate Conversion, the Company includes the assets and liabilities of all its subsidiaries within the tax provision.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is required to analyze its filing positions open to review and believes all significant positions have a “more-likely-than-not” likelihood of being upheld based on their technical merit and accordingly the Company has not identified any unrecognized tax benefits.

NET LOSS PER SHARE

Basic net loss per share of common stock is calculated using the two-class method under which earnings are allocated to both Class A and Class B common stock. Basic and diluted net loss per Class A and Class B common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The rights and privileges of each unitholder were essentially unchanged as a result of the Corporate Conversion. As a result, the Corporate Conversion has been shown retrospectively to show the share count on a comparable basis for the periods presented.

LEASES

The Company leased its office facilities under a sublease with the Member, and meets the requirements to account for this lease as an operating lease. For facility leases that contain rent escalations or rent concession provisions, the Company records its lease expense on a straight-line basis over the term of the lease.

Upon adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASC 842”), as described below under Recently Adopted Accounting Pronouncements, on January 1, 2019, the Company determined if an arrangement is a lease, or contains a lease, at inception.

ASC 842 provided for a package of three optional transition practical expedients which the Company chose to elect. In summary, these include: (i) whether expired or existing contracts contain a lease under the new definition of a lease; (ii) lease classification for expired or existing leases; and (iii) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842.

ROU assets and lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The ROU asset also includes any lease payments made to the lessor at or before the commencement date, minus lease incentives received, and initial direct costs incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For lease agreements entered into or reassessed after the adoption of ASC 842, the Company separates lease and non-lease components.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASSET ACQUISITIONS

The Company follows the guidance in ASC 805, Business Combinations for determining the appropriate accounting treatment for asset acquisitions. When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the company accounts for the acquisition as an asset acquisition and goodwill is not recognized. The cost of the acquisition includes the fair value of consideration transferred and direct transaction costs attributable to the acquisition. Any excess cost over the fair value of the net assets acquired is allocated to the assets acquired based on their relative fair value; however, no excess acquisition cost is allocated to non-qualifying assets including financial assets or indefinite-lived intangible assets subject to fair value impairment testing.

REINSURANCE

The Company is subject to a 100% coinsurance agreement with the seller of MICOA, Security National Life Insurance Company, which is discussed further in Note 13. The amounts reported in the consolidated balance sheets as reinsurance recoverables include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverables. Management believes reinsurance recoverables are appropriately established. Reinsurance premiums are reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. The Company regularly evaluates the financial condition of the reinsurer and establishes allowances for uncollectible reinsurance recoverables as appropriate.

Revenues on traditional life insurance products subject to this reinsurance agreement consist of direct premiums reported as earned when due. Premium income includes premiums on reinsured policies and is reduced by premiums ceded. Expenses under the reinsurance agreement are also reduced by the amount ceded.

POLICY RESERVES

The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period. Liabilities for future policy benefits of traditional life insurance have been computed by using a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables. Annuity liabilities are primarily associated with deferred annuity contracts. The deferred annuity contracts credit interest based on a fixed rate. Liabilities for deferred annuities are included without reduction for potential surrender charges. The liability is equal to accumulated deposits, plus interest credited, less policyholder withdrawals. Reserving assumptions for interest rates, mortality and expense are “locked in” upon the acquisition date for traditional life insurance contracts; significant changes in experience or assumptions may require the Company to provide for extended future losses by establishing premium deficiency reserves. Premium deficiency reserves are determined based on best estimate assumptions that exist at the time the premium deficiency reserve is established and do not include a provision for adverse deviation.

MEASUREMENT OF CREDIT LOSSES ON FINANCIAL INSTRUMENTS

The Company estimated a possible allowance for credit losses for reinsurance recoverables. Management performed a quantitative analysis using a rating-based method to estimate expected credit losses for reinsurance recoverables. Under this model, the current expected credit losses allowance considers the credit quality of the reinsurance counterparty and is generally determined based on the probability of default and loss given default assumptions, after considering any applicable collateral arrangements. Any additions to or releases to a potential allowance would be reported net within reinsurance recoverables in the consolidated balance sheets. See Note 13 for additional information on the reinsurance agreement.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides updated guidance related to the accounting for credit losses for financial instruments. The amended guidance applies a new credit loss model (current expected credit losses or “CECL”) for determining credit-related impairments for financial instruments measured at amortized cost (e.g., reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments. The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheets at the amount expected to be collected. ASU 2016-13 also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The amended guidance was effective for reporting periods beginning after December 15, 2022. The Company early adopted ASU 2016-13 effective January 1, 2021 and it did not have a material impact on the Company’s results of operations, financial position and liquidity as it primarily impacted the Company’s allowance associated with reinsurance recoverables, which is with one counterparty.

In August 2018, the FASB issued ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”). ASU 2018-12 requires periodic reassessment of actuarial and discount rate assumptions used in the valuation of policyholder liabilities and deferred acquisition costs arising from the issuance of long-duration insurance and reinsurance contracts, with the effects of the changes in cash flow assumptions reflected in earnings and the effects of changes in discount rate assumptions reflected in other comprehensive income. Under current accounting guidance, the actuarial and discount rate assumptions are set at the contract inception date and not subsequently changed, except in limited circumstances. Additionally, ASU 2018-12 requires new financial statement disclosures. Subsequent to the issuance of ASU 2018-12, the FASB issued ASU 2019-09, Financial Services-Insurance (Topic 944): Effective Date, and ASU 2020-11, Financial Services-Insurance (Topic 944): Effective Date and Early Adoption, both of which pushed back the effective date of ASU 2018-12. The amended guidance will be applicable for fiscal years beginning after December 15, 2024 and the Company is currently assessing the impact this amended guidance will have on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends existing guidance to improve consistent application. This amended guidance will be effective for public entities for interim and annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently assessing the impact this amended guidance will have on the consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. ASU 2020-06 also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This amended guidance is effective for public and private companies for fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted the amended guidance prospectively effective January 1, 2021. The impact is not material to the Company’s results of operations or financial position as the Company had no debt prior to the issuance of convertible debentures in 2021.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 4 PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	2021	2020
Leasehold improvements	$1,522	$1,522
Office equipment	622	504
Furniture and fixtures	257	257
Property and equipment, gross	2,401	2,283
Accumulated depreciation	(2,214)	(2,116)
Property and equipment, net	$187	$167

Depreciation expense was $98 and $1,074 for the years ended December 31, 2021 and 2020, respectively. In 2020, the Company revised an estimate of the useful life of its leasehold improvements as a result of changes to the term of its lease resulting in an incremental $805 of depreciation expense as well as a $(0.40) impact on net loss per Class B common stock, basic and diluted for the year ended December 31, 2020. See Note 7 for additional information.

Note 5 INTANGIBLE ASSETS AND OTHER ASSETS

	2021	2020
Insurance license	$63	$—
Longevity report	75	—
Underwriting API	53	—
Intangible assets	$191	$—

The acquisition of MICOA was accounted for as an asset acquisition and an indefinite-lived insurance license intangible asset was recognized for $63. As this intangible asset has been deemed to have an indefinite life, the asset is not subject to amortization, but is assessed for impairment annually, unless conditions arise that necessitate more frequent evaluation. See Note 13 for additional information.

During the year ended December 31, 2021, the Company began developing internal use software related to the development of a longevity report and underwriting application programming interface (“API”). The Company has capitalized costs incurred during the application development stage. Once completed, the Company has determined that these intangible assets will have a finite life. Application development on these projects is ongoing as of December 31, 2021. Amortization will be recorded on a straight-line basis when application development is complete.

	2021	2020
Digital insurance platform	$1,980	$244
Health study tool	765	—
Other assets	$2,745	$244

The Company entered into a cloud computing arrangement to develop a digital insurance platform and health study tool. Costs related to the application development phase are included in other assets. As of December 31, 2021, the application development phase remains ongoing for the digital insurance platform and health study tool and amortization will be recorded on a straight-line basis over the expected term of the contract when application development is complete.

The Company’s internal use software and cloud computing arrangements, including the longevity report, underwriting API, digital insurance platform and health study tool, include amounts capitalized for interest and equity-based compensation of $119 and $17, respectively for the year ended December 31, 2021.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 6 CONVERTIBLE DEBENTURES AND FAIR VALUE MEASUREMENTS

Convertible Debentures

During the first quarter of 2021, the Company entered into separate Securities Purchase Agreements with accredited investors (the “2021 Bridge Investors”), pursuant to which the Company issued its 12.5% Original Issue Discount Convertible Debentures for $11,812 in aggregate principal (“2021 Convertible Debentures”). The Company received net proceeds of $9,612 from the sale of the 2021 Convertible Debentures, after an original issue discount (“OID”) of 12.5% and deducting fees and expenses of $888. The 2021 Convertible Debentures were executed in three tranches, with $7,883 in aggregate principal issued on January 25, 2021, $3,367 in aggregate principal issued on February 23, 2021, and $562 in aggregate principal issued on March 4, 2021. Convertible debentures for $3,656 in aggregate principal that were issued on January 25, 2021 to the Company’s Chief Executive Officer, Chief Operating Officer, and to an individual who provides legal counsel to the Company have been presented as related party debt.

The 2021 Convertible Debentures mature twelve months from the initial issuance dates, bear interest at a rate of 12% per annum and require interest only payments on a quarterly basis. The Company has the right to extend the maturity date for each issuance for an additional three-month period and incur an extension amount rate of 110% of the outstanding balance. The Company also has the option to prepay the 2021 Convertible Debentures at an amount equal to 120% of the outstanding balance if done within 365 days of issuance or 130% of the outstanding balance if prepayment occurs during the extension period. The 2021 Convertible Debentures allow for both: (i) voluntary conversion of aggregate principal and accrued and unpaid interest to shares of Class A common stock at the option of the holder at a price per share equal to OIP and (ii) mandatory conversion of aggregate principal and accrued and unpaid interest to shares of Class A common stock upon FOXO consummating an offering of common stock, including a special purpose acquisition company transaction, for an aggregate price of at least $5,000 at a price per share equal to the lower of (a) 70% of the offering price per share or (b) OIP.

The Company elected the fair value option to account for the 2021 Convertible Debentures. The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. The Company elected the fair value option to better depict the ultimate liability associated with the 2021 Convertible Debentures, including all features and embedded derivatives in the Securities Purchase Agreements. The 2021 Convertible Debentures accounted for under the fair value option election represent debt host financial instruments containing certain embedded features that would otherwise be required to be bifurcated from the debt host and recognized as separate derivative liabilities subject to initial and subsequent periodic fair value measurement in accordance with U.S. GAAP. When the fair value option election is applied to financial liabilities, bifurcation of embedded derivatives is not required, and the financial liability in totality is recorded at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis as of each balance sheet date thereafter. Upon remeasurement, the portion of a change in estimated fair value attributable to a change in instrument-specific credit risk is recognized as a component of other comprehensive income (loss) and the remaining amount of a change in estimated fair value is to be recognized in the consolidated statements of operations.

The Company recorded the 2021 Convertible Debentures at an issuance-date fair value of $10,500. As of December 31, 2021, the estimated fair value of the 2021 Convertible Debentures was $32,203. None of the change in estimated fair value of the 2021 Convertible Debentures from issuance to December 31, 2021, or $21,703, was deemed to be attributable to instrument-specific credit risk and thus the full amount of such change was recognized in the consolidated statements of operations. As a result of electing the fair value option, direct costs and fees related to the 2021 Convertible Debentures were expensed and not deferred. The fair value of the 2021 Convertible Debentures was estimated using a Monte Carlo simulation, which incorporates significant unobservable inputs such as the likelihood of term extension and voluntary or mandatory conversion. As of December 31, 2021, given the LOI signed with the SPAC on August 6, 2021, the likelihood of voluntary or mandatory conversion at or above OIP was very high, which caused a notable increase in the estimated fair value given the favorability of such a conversion to holders of the 2021 Convertible Debentures. Additional inputs used in the fair value measurement of the 2021 Convertible Debentures include:

Input	December 31, 2021
Implied borrowing rate	52.0%
Annualized volatility	68.6%

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 6 CONVERTIBLE DEBENTURES AND FAIR VALUE MEASUREMENTS (cont.)

During the year ended December 31, 2021, the Company recognized contractual interest expense of $1,284 on the 2021 Convertible Debentures, comprised of $410 for related party holders and $874 for nonrelated party holders.

Each issuance included detachable warrants for the right to purchase up to a total of 3,281,250 shares of the Company’s Class A common stock. An additional 253,476 detachable warrants were issued to the underwriter of the issuance of the 2021 Convertible Debentures. The warrants are exercisable over a three-year period from issuance and can be exercised at a price per share equal to (i) the offering price per share in an offering consistent with the terms in the 2021 Convertible Debentures or (ii) OIP. The warrants are also subject to price protection should equity be issued at a price lower than the price at which the warrants can be exercised.

The Company concluded the detachable warrants represent freestanding equity-linked financial instruments to be recorded at their fair value on each respective issuance date. The fair value of the detachable warrants was determined using a Black-Scholes valuation model with the following assumptions:

Expected term (in years)	3 years
Expected volatility	87.2% – 89.0%
Risk-free interest rate	0.17% – 0.32%
Expected dividend yield	0%

Fair Value Measurements

The Company categorizes its assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Estimates of fair value for financial assets and liabilities are based on the framework established in the accounting guidance for fair value measurements. The framework defines fair value, provides guidance for measuring fair value, and requires certain disclosures. The framework discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The framework utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs reflecting management’s assumptions about the inputs used in pricing the asset or liability.

The 2021 Convertible Debentures are measured at fair value on a recurring basis given the Company’s election of the fair value option for measuring such liabilities. The fair value of the 2021 Convertible Debentures is determined based on significant unobservable inputs including the likelihood of term extension and voluntary or mandatory conversion, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. The recorded fair value of the 2021 Convertible Debentures and the change in fair value recorded in the consolidated statements of operations could change materially if differing inputs and assumptions were to be utilized. However, the valuations used assumptions and estimates the Company believes would be made by a market participant in making the same valuations as of the issuance date and each subsequent reporting period.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 6 CONVERTIBLE DEBENTURES AND FAIR VALUE MEASUREMENTS (cont.)

The following table presents, by level within the fair value hierarchy, the Company’s financial liabilities that are measured at fair value on a recurring basis as of December 31, 2021, according to the valuation technique utilized to determine their fair values:

	Fair Value Measurements Using Inputs Considered as:
December 31, 2021	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Convertible debentures	$32,203	$—	$—	$32,203
Total liabilities	$32,203	$—	$—	$32,203

Note 7 LEASES

At Separation, the Company entered into an agreement (“Operating Agreement”) with the Member that allowed the Company to remain in its current office space in Minneapolis through June 30, 2020 on a rent-free basis, and then subsequently for credit to the Member’s capital account. The agreement also included an option to extend the agreement to October 2025. In June 2020, the Company exercised the option to remain through the extended term.

As part of the Corporate Conversion, the Company continued occupying the Minneapolis office but under a license from the Member at no cost or expense with the right to use and occupy the leased premises until expiration of the current lease term. This granting of the licensing right to use and occupy the leased premises at no cost effectively terminated the office space agreement and terminated the lease for accounting purposes. The Company is required to abide by all terms and conditions applicable to use and occupy the premises. Either party may, for any reason and upon thirty (30) days written notice, terminate this license after which the Company must vacate the premises no later than the termination date contained in the notice. The Company recorded the termination of the lease by removing the $1,215 right-of-use asset and $1,236 lease liability and recording a gain of $21 for the difference. Additionally, the Company revised the estimated life of its leasehold improvements to match the remaining term of the office space and termination provision. For the rent-free period prior to June 30, 2020 and after the Corporate Conversion, the Company considered these deemed capital contributions from the Member and credits to the Member’s capital account. These deemed capital contributions from the Member are not considered part of the Member’s liquidation preference obtained through the Series A preferred stock; however, the $224 of rent between June 30, 2020 and the Corporate Conversion was considered a capital contribution and part of the Member’s liquidation preference. See Note 9 for additional information.

The following are the lease costs recorded as a component of selling, general, and administrative expenses:

	2021	2020
Operating lease expense	$286	$298
Variable lease expense	263	263
Total lease expense	$549	$561

Note 8 RELATED PARTY TRANSACTIONS

To affect the Separation, the Member and FOXO entered into an Operating Agreement that provides for the respective rights, obligations and interests of the parties to each other and the terms and conditions on which FOXO will conduct its business. The Operating Agreement provides for:

●	Initial capital contributions,

●	Additional cash capital contributions,

●	Percentage interests of the Company, and

●	Agreement to allow the Company to remain in its current leased premises in Minneapolis, MN.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 8 RELATED PARTY TRANSACTIONS (cont.)

Pursuant to the Operating Agreement, the Member contributed to the Company: (i) the capital stock and membership interests of its wholly-owned subsidiaries and all related intellectual property, (ii) office equipment & other assets, and (iii) $1,250 in cash, which represented initial capital contributions to the Company (the “Initial Capital Contributions”). 925 membership units were issued to the Member in exchange for such Initial Capital Contributions and were issued at a price equal to $10,000 per unit. Additionally, an equity interest was granted at Separation in the form of a 20% profits interest after capital accounts are reduced to zero (“Manager’s Interests”). The Manager’s Interests were determined to be equity classified for accounting purposes.

Pursuant to the Operating Agreement, the Member made the following additional capital contributions to the Company: (i) $1,250 on January 2, 2020, (ii) $2,500 on each March 31, 2020, June 30, 2020, and September 30, 2020, and (iii) $417 per month for each of the twenty-four (24) months following the Separation. The Company initially recorded the total cash capital contributions of $20,000 as a subscription receivable within the member’s equity section of the consolidated balance sheets. After the Corporate Conversion, the subscription receivable was recorded within the stockholders’ equity section of the consolidated balance sheets and had a balance of $0 and $3,750 as of December 31, 2021 and 2020, respectively. Additionally, the membership units and Manager’s Interests were converted into Series A preferred stock and Class B common stock, respectively.

The Company subleases its office space from the Member, as discussed in Note 7. The Member pays all lease costs, including common area maintenance and other property management fees, on the Company’s behalf. These payments are treated as additional capital contributions.

During 2019, the Company was in arbitration with a former employee. The Operating Agreement specified that upon resolution of that arbitration, the Member would pay all such resolution costs and expenses, and half of the settlement shall be deemed an additional capital contribution to the Company. As part of the Corporate Conversion, the Company’s half of the settlement was included as part of OIP as discussed in Note 9.

There are related party borrowings which are described in more detail in Note 6.

Note 9 STOCKHOLDERS’ AND MEMBERS’ EQUITY

Prior to the Corporate Conversion, the Company was authorized to issue members units, of which 925 were issued and outstanding prior to the Corporate Conversion. All members have rights to give prior approval to certain major decisions. All member units were returned as a result of the Corporate Conversion.

In November 2020, the Company converted from a limited liability corporation to a C corporation (see Note 3). Upon completing the Corporate Conversion, the Company had authority to issue 1,000,000,000 shares consisting of 800,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock, 10,000,000 shares of Series A preferred stock, and 90,000,000 shares of undesignated preferred stock, all with a par value of $0.00001 per share.

The rights of the holders of Class A common stock and Class B common stock are identical except for voting rights and conversion. Each share of Class A common stock is entitled to one vote and is not convertible into any other shares of capital stock. Each share of Class B common stock is entitled to ten votes and is convertible into one share of Class A common stock.

The Company evaluated the Series A preferred stock for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate as the Series A preferred stock does not meet the definition of a liability instrument defined thereunder for convertible instruments. Specifically, the Series A preferred stock is not mandatorily redeemable and does not embody an obligation to buy back the shares outside of the Company’s control in a manner that could require the transfer of assets. Additionally, based on the guidance in ASC 480, the Company determined that the Series A preferred stock would be recorded as permanent rather than temporary equity as the holders of equally and more subordinated equity would be entitled to also receive the same form of consideration upon the occurrence of the event that gives rise to the redemption or events of redemption that are within the control of the Company.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 9 STOCKHOLDERS’ AND MEMBERS’ EQUITY (cont.)

The holders of Series A preferred stock have the following rights and preferences:

Dividend Rights

While the Series A preferred stock is outstanding, dividends are not permitted for other outstanding classes of stock. Additionally, other classes of stock may not be repurchased or redeemed by the Company.

Voting Rights

Holders are entitled to the number of votes equal to the number of shares of Class A common stock into which such shares of Series A preferred stock could be converted.

Original Issue Price

The OIP of the Series A preferred stock is equal to the sum of: (i) the Member’s Initial Capital Contributions of stock, office equipment and other assets with an assigned value of $8,000; (ii) payments made on the subscription receivable of $20,000; (iii) lease capital contributions (“Rent Credit”) of $224; and (iv) 50% of the expenses and arbitration settlement of a former employee (the “Settlement”) divided by 8,000,000 shares of Series A preferred stock. The Settlement has been resolved and the OIP was calculated to be $3.61 per share.

Liquidation Preference

Preferred stock is entitled to receive, in preference to any distributions to common stockholders, an amount per share of Series A preferred stock equal to the OIP.

If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company shall be insufficient to pay the holders of shares of the Series A preferred stock the amount required as noted above, then such assets (or consideration) of the Company shall be distributed ratably to holders of the shares of the Series A preferred stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. As of December 31, 2021, the Series A preferred stock has a liquidation preference of $28,927. This amount has been finalized with the resolution of OIP and completion of payments on the Subscription Receivable.

Conversion

Each share of Series A preferred stock automatically converts to Class A common stock (i) immediately prior to the completion of a business combination with a special purpose acquisition company or (ii) an initial public offering of at least $20,000 on a national stock exchange. A conversion at OIP results in the Series A preferred stock converting to Class A common stock at a rate of one-to-one while an offering price below OIP results in the Series A preferred stock converting to Class A common stock based on the ratio of OIP to the offering price.

Redemption

The Company is not obligated to redeem or repurchase any shares of Series A preferred stock.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 10 NET LOSS PER SHARE

Basic and diluted net loss per Class A and B common stock was calculated as follows for the year ended December 31, 2021 (shares in thousands):

	2021
	Class A	Class B
Allocation of undistributed earnings	$(368)	$(38,120)
Weighted average number of shares outstanding, basic and diluted	19	2,000
Basic and diluted net loss per share of Class A and Class B common stock	$(19.06)	$(19.06)

In 2020, the Company completed a Corporate Conversion. The rights and privileges of each unitholder were essentially unchanged as a result of the Corporate Conversion. The Corporate Conversion has been shown retrospectively to show the share count on a comparable basis for the periods presented. No Class A common stock was outstanding until the second quarter of 2021 and is therefore not included below (shares in thousands).

2020
Net loss	$(8,653)
Weighted average number of Class B common shares outstanding, basic and diluted	2,000
Basic and diluted net loss per share of Class B common stock	$(4.33)

The following Class A common stock equivalents have been excluded from the computation of diluted net loss per common share as the effect would be antidilutive and reduce the net loss per common stock (shares in thousands):

	2021	2020
Series A preferred stock	8,000	8,000
Convertible debentures	3,272	—
Total warrants	3,535	—
Total stock options	4,877	—
Total antidilutive shares	19,684	8,000

Note 11 EQUITY-BASED COMPENSATION

Phantom Share Rights and Profits Interests

The Company grants equity-based incentive awards to attract, retain, incentivize, and reward qualified employees, nonemployee directors and consultants, and to align their financial interests with those of the Company’s stockholders. Prior to the Corporate Conversion in November 2020, awards were provided under the Operating Agreement. These equity-based compensation awards were in the form of phantom share rights and profits interests agreements.

The phantom share rights agreements granted the right to receive payments upon redemption of the phantom share rights based on the holder’s pro-rata share of ownership of common shares and the business value growth of the Company. The holder’s phantom share rights vested monthly over the term of five years with the vesting date measured as of the start date of employment with the Company. In the event of termination within the first 18 months of the awards, 50% of the vested award would be clawed back and forfeited. At the conclusion of the term of the agreement, the Company had the option to settle these rights in cash or in stock. Stock may only be used to settle the phantom share rights if the stock is publicly listed. As such, these awards are considered to be liability classified. If settled in cash, the Company could do so by making equal quarterly payments over a 3-year period. The phantom share rights were granted before the Separation, but are considered liabilities of the Company. The outstanding phantom share rights were replaced with stock options in 2021.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 11 EQUITY-BASED COMPENSATION (cont.)

The 2020 profits interests agreements granted member units that were intended to constitute profits interests in the Company and provided for pro-rata gain in the business value growth of the Company through participation in distributions from the Company to its members. The units vested over a three-year period, did not have an expiration term and had an exercise price of zero. In the event of the grantee’s termination, the Company had an irrevocable option to repurchase the outstanding unvested profits interests. The Company determined the profits interests were equity classified for accounting purposes. As part of the Corporate Conversion, the profits interests were cancelled and intended to convert into option grants for Class A common stock. Because the option grants were not completed concurrently with the cancellation of the profits interests and all remaining unrecognized compensation cost was accelerated and recognized during the year ended December 31, 2020.

	Phantom Share Rights
	Rights	Weighted- Average Remaining Contract Term	Profits Interests Units
Outstanding as of December 31, 2019	50	3.4 years	—
Granted	—		165
Exercised	—		—
Forfeited	—		(165)
Outstanding as of December 31, 2020	50	2.4 years	—
Exercisable as of December 31, 2020	26	2.4 years	—

Outstanding as of December 31, 2020	50	2.4 years	—
Granted	—		—
Exercised	—		—
Forfeited	(50)		—
Outstanding at December 31, 2021	—	—	—

The fair value of the phantom share rights as of December 31, 2020 and the profits interests issued during the year ended December 31, 2020 were determined using a Black-Scholes valuation model with the following assumptions:

As of and for the year ended December 31, 2020
	Phantom Share Rights	Profits Interests Units
Expected term (years)	2.0 – 2.6 years	2.3 – 2.7 years
Expected volatility	90.3% – 95.5%	77.6% – 100.9%
Risk-free interest rate	.13% – .16%	.18% – .24%
Expected dividend yield	0%	0%

Expected Term: The expected term of the phantom share rights represents the time that they are expected to be outstanding based on the vesting term of 5 years as specified in the award agreement. For purposes of valuing these awards as of December 31, 2020, the Company reduced the term by the amount of time that had passed since grant. The expected term of the profits interests agreements are based on the vesting term of 3 years as specified in the award agreement as the expected time until a potential liquidity event was shorter than the vesting of the profits interests.

Expected Volatility: The Company used volatilities determined from the stock price of peer companies for a period commensurate with the expected term. The volatilities of the peer companies were weighted towards the peer companies with sufficient historical data. To determine the peer companies, the Company considered the industry and stage of development.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 11 EQUITY-BASED COMPENSATION (cont.)

Risk-Free Interest Rate: The risk-free rate assumption was calculated based on U.S. Treasury instruments with a term consistent with the expected terms of these awards at each measurement date.

Dividend Yield: The Company has not paid and does not anticipate paying any dividends in the near future. The Company estimated the dividend yield to be zero on these awards.

The Company accounts for forfeitures as they occur.

The grant date fair value of the profits interests was $1,024. As of December 31, 2021, there was no total unrecognized compensation expense related to the 2020 profits interests due to their cancellation. The phantom share rights are recorded at fair value as a deferred compensation liability in the consolidated balance sheets. As of December 31, 2020, the phantom share rights had a fair value of $90. As of December 31, 2021, there was no liability or total unrecognized compensation expense related to the 2020 phantom share rights due to their replacement with stock options.

Stock Options

After the Corporate Conversion, the Company formally adopted its 2020 Stock Incentive Plan (the “Plan”) to attract, retain, incentivize, and reward qualified employees, nonemployee directors and consultants, and to align their financial interests with those of the Company’s stockholders. The Plan authorized 7,000,000 shares of Class A common stock for issuance under the Plan. As of December 31, 2021, the Company had issued 4,876,628 stock options and 30,000 shares of restricted stock, both in the form of Class A common stock. All such grants under the Plan were completed during the year ended December 31, 2021. The stock options were issued (i) as a replacement for outstanding phantom share rights and previously cancelled profits interests, (ii) as a bonus for periods prior to the issuance of stock options, (iii) as part of the Company’s regular review cycle that occurs twice annually, and (iv) as other incentives. Stock options were primarily granted in April and August of 2021. Upon execution of the stock option agreements, the Company no longer had outstanding phantom share rights. The deferred compensation liability of $54 associated with the phantom share rights was reclassified to additional paid-in capital in the consolidated balance sheets as the options are equity classified in accordance with accounting standards codification guidance.

The stock options granted vest monthly over a three-year period, have a 5-year term, and an exercise price of $3.78. For the issuance of options related to prior periods, the vesting period is considered to have started when the Company and option holder had a mutual understanding that an award was to be issued; however, the grant date and fair value are based on (i) when there is a mutual understanding of key terms, (ii) the Company is contingently obligated to issue the options, and (iii) the option holder begins to benefit or be adversely impacted by changes in the Company’s stock price. Accordingly, the Company has determined the date the stock option agreements were executed to be the grant date for these options and the date on which to measure the awards at fair value. The attribution of expense for the stock options is recognized from the grant date over the remaining service period while considering the portion of stock compensation expense that is legally vested. The Company accounts for forfeitures as they occur. At the first vesting period, the Company recognized stock compensation expense so that stock compensation expense equaled the vested portion of stock options. The remaining expense is recognized over the service period.

The following table summarizes stock option activity under the Plan for the year ended December 31, 2021:

	Stock Option Awards	Weighted-Average Exercise Price	Average Remaining Life (Years)	Aggregate Intrinsic Value
Beginning of year	—	$—
Granted	4,876,628	$3.78
Exercised	(208)	$3.78
Forfeited	(7,019)	$3.78
End of year	4,869,401	$3.78	4.25	$26,149
Exercisable at end of year	3,192,905	$3.78	4.22	$17,146

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 11 EQUITY-BASED COMPENSATION (cont.)

The fair value of each stock option is estimated using a Black-Scholes valuation model while considering the respective rights of each type of stockholder. The table below illustrates the weighted-average valuation assumptions used for stock options granted during the year ended December 31, 2021:

Stock Options
Expected term (years)	2.3
Expected volatility	94.3%
Risk-free interest rate	0.24%
Expected dividend yield	0%
Per-share weighted average grant date fair value	$0.34

Expected Term: The expected term of the stock options was calculated using the simplified method as the Company does not have entity-specific information with which to develop an estimate and exercise data from comparable companies is not readily available. The stock options granted in April were estimated to have a term of 2.2 years while the stock options granted in August were estimated to have a term of 3.3 years.

Expected Volatility: The Company used an average of the volatilities determined from the stock price of peer companies for a period commensurate with the expected term.

Risk-Free Interest Rate: The risk-free rate assumption is calculated based on U.S. Treasury instruments with a term consistent with the expected terms of these awards at time of grant.

Dividend Yield: The Company has not paid and does not anticipate paying any dividends in the near future. The Company estimated the dividend yield to be zero on these awards.

The fair value for restricted stock awards is calculated based on the stock price at the date of grant. Compensation expense associated with unvested restricted stock is recognized on a straight-line basis over the vesting period. The restricted stock was issued during the year ended December 31, 2021 and vested immediately. The fair value and compensation expense related to these awards was not material to the Company’s consolidated financial statements.

Equity-based compensation expense was recorded in the following expense categories within the consolidated statements of operations consistent with the manner in which the respective employee or service provider’s related cash compensation was recorded:

	2021	2020
Research and development	$(19)	$(104)
Selling, general and administrative	150	1,024
Total equity-based compensation expense	$131	$920

The Company recognized a deferred compensation liability associated with the phantom equity and remeasured these units on a quarterly basis. The equity-based compensation expense recorded within research and development includes remeasurements related to the phantom equity, and unfavorable remeasurements resulted in a cumulative reduction in expense during the periods presented. As of December 31, 2021, there was $1,437 of total unrecognized compensation cost related to unvested stock options that is expected to be recognized over a weighted-average period of 2.7 years.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 12 INCOME TAXES

For the years ended December 31, 2021 and 2020, the Company did not record a provision for income taxes.

	2021	2020
Deferred provision – federal	$3,372	$498
Deferred provision – state	1,613	231
	4,985	729
Net change to valuation allowance	(4,985)	(729)
Total provision for income taxes	$—	$—

A reconciliation of income taxes at the statutory federal income tax rate to the effective income tax rate for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
Statutory U.S. tax rate	21.0%	21.0%
State taxes, net of federal benefit	7.0	7.0
Equity-based compensation	(0.1)	(3.3)
Tax effects of pass-through entities	—	(16.4)
Fair value adjustments on convertible debentures	(14.9)	—
Other	—	0.1
Valuation allowance	(13.0)	(8.4)
Effective tax rate	—%	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the net deferred tax asset were as follows:

	2021	2020
Deferred tax assets:
Accrued compensation	$38	$54
Net operating loss carryforwards	7,885	2,874
Property and equipment	130	125
Issuance fees on convertible debentures	25	—
Gross deferred tax assets	8,078	3,053
Valuation allowance	(8,027)	(3,043)
Total deferred tax assets	51	10
Deferred tax liabilities:
Prepaid expenses	(51)	(10)
Deferred tax liabilities	(51)	(10)
Net deferred tax asset	$—	$—

As of December 31, 2021 and 2020, the Company recorded a full valuation allowance to offset net deferred tax assets as the Company believes it is not more likely than not that the net deferred tax assets will be fully realizable. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the net deferred tax assets are fully offset by a valuation allowance as of December 31, 2021 and 2020.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 12 INCOME TAXES (cont.)

As of December 31, 2021, the Company had accumulated federal losses for tax purposes of $30,154, which can be offset against future taxable income. Of this federal net loss carryforward, $1,642 in losses will begin to expire in 2036 and $28,512 in losses can be carried forward indefinitely. As of December 31, 2021, the Company had net accumulated state losses for tax purposes of $21,664, which will begin to expire in 2033. Net operating losses are not limited by Internal Revenue Code Section 382 limits as a more than 50% ownership change has not occurred.

Note 13 FOXO LIFE INSURANCE COMPANY

Acquisition

The Company completed its acquisition of MICOA on August 20, 2021. The acquisition was accounted for as an asset acquisition as MICOA did not have inputs (employees) to create outputs. Purchase consideration for the acquisition of MICOA totaled $1,155, which included an indefinite-lived insurance license intangible asset recorded at a fair value of $63 and cash of $1,092. The Company fair valued reinsurance recoverables and policy reserves as part of the acquisition.

The existing statutory capital and surplus of $1,092 remains with MICOA post-acquisition. As part of the transaction, the former owners of MICOA continue to administer and 100% reinsure all policies outstanding as of the acquisition date. The Company has not issued any new insurance policies since the acquisition and all premiums, reinsurance recoverables, and policy reserves relate to the 100% reinsured business. For ceded reinsurance transactions, the Company remains liable in the event the reinsuring company is unable to meet its obligations under the reinsurance agreement. Further, the reinsurer is required to maintain accreditation from all applicable state insurance regulators so the Company may obtain full credit for the reinsurance agreement. If the reinsurer is unable to meet this obligation, they are required to compensate the Company so that the Company can take full credit for the reinsurance. As of December 31, 2021, the Company has determined there is a remote probability the reinsurer would fail to meet its obligations and any allowance would be immaterial. The policy reserves of $19,463 on the consolidated balance sheets represent the benefits and claims reserves ceded as part of the acquisition. Additionally, the consolidated statements of operations includes both $108 of earned and ceded premiums as well as $523 of claims incurred and ceded. MICOA has been renamed FOXO Life Insurance Company.

Statutory Capital and Surplus

The approval granted by the Arkansas Insurance Department to the Company to acquire MICOA requires the Company to maintain statutory capital and surplus of no less than $5,000 and a risk-based capital ratio of 301% or greater. As of December 31, 2021, FOXO Life Insurance Company had statutory capital and surplus of $5,000, which included $100 of cash maintained in a trust account at First Horizon Advisors, as required by the State of Arkansas, as well as $4,900 in additional statutory capital and surplus held in cash and cash equivalents. The statutory capital and surplus for FOXO Life Insurance Company exceeded the minimum risk-based capital requirements for the year ended December 31, 2021.

Statutory Net Loss

FOXO Life Insurance Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Arkansas Insurance Department. Statutory accounting practices primarily differ from U.S. GAAP in that policy acquisition costs are to be expensed as incurred, future policy benefit liabilities are to be established using different actuarial assumptions, and the accounting for investments in certain assets and deferred taxes are stated on a different basis. FOXO Life Insurance Company did not issue any policies after the acquisition. Additionally, MICOA did not issue any policies in 2021 before the acquisition and its policies were separately 100% reinsured by the seller, Security National Life Insurance Company. The operations of FOXO

Life Insurance Company are included in the Company’s consolidated financial statements from the acquisition date in accordance with U.S. GAAP. FOXO Life Insurance Company had a statutory net loss of $29 for the year ended December 31, 2021. As of December 31, 2021, the Company had an authorized control level of $65.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 13 FOXO LIFE INSURANCE COMPANY (cont.)

Insurance Liabilities

Included in the consolidated balance sheets policy reserves are liabilities for traditional life insurance reserves and annuities. Traditional life reserves primarily include term and whole life products which totaled $14,746 for the year ended December 31, 2021.

The following table provides information about deferred annuity contracts from the date of the acquisition through December 31, 2021:

2021
Acquired balance	$4,816
Deposits received	3
Interest credited	87
Withdrawals	(189)
Balance at end of period	$4,717

Note 14 BUSINESS SEGMENT

The Company operates as two reportable business segments based on the different product offerings:

●	FOXO Labs is commercializing proprietary epigenetic biomarker technology to be used for underwriting risk classification in the global life insurance industry. The Company’s innovative biomarker technology enables the adoption of new saliva-based health and wellness biomarker solutions for underwriting and risk assessment. The Company’s research demonstrates that epigenetic biomarkers, collected from saliva, provide measures of individual health and wellness for the factors used in life insurance underwriting traditionally obtained through blood and urine specimens.

●	FOXO Life is redefining the relationship between consumers and insurer by combining life insurance with a dynamic molecular health and wellness platform. FOXO Life seeks to transform the value proposition of the life insurance carrier from a provider of mortality risk protection products to a partner supporting its customers’ healthy longevity. FOXO Life’s multi-omic health and wellness platform will provide life insurance consumers with valuable information and insights about their individual health and wellness to support longevity.

FOXO Labs generates revenue through performing epigenetic biomarker services and collecting epigenetic services royalties. FOXO Life generates revenue from the sale of life insurance products. See Note 3 for additional information. Asset information is not used by the Chief Operating Decision Maker (“CODM”) or included in the information provided to the CODM to make decisions and allocate resources.

The primary income measure used for assessing segment performance and making operating decisions is earnings before interest, income taxes, depreciation, amortization, and equity-based compensation (“Segment Earnings”). The segment measure of profitability also excludes corporate and other costs, including management, IT, overhead costs and impairment charges.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 14 BUSINESS SEGMENT (cont.)

Summarized below is information about the Company’s operations for the years ended December 31, 2021 and 2020 by business segment:

	Revenue		Earnings
	2021	2020	2021	2020
FOXO Labs	$85	$23	$(4,790)	$(1,966)
FOXO Life	35	40	(2,381)	(1,415)
	120	63	(7,171)	(3,381)
Corporate and other(a)			(30,199)	(5,333)
Interest income (expense)			(1,118)	61
Total	$120	$63	$(38,488)	$(8,653)

(a)	Corporate and other includes equity-based compensation expense of $131 and $920 as well as depreciation expense of $98 and $1,074 for the years ended December 31, 2021 and 2020, respectively. The year ended December 31, 2021 also includes $21,703 for a non-cash change in fair value of convertible debentures and $400 for an investment impairment. See Notes 3, 4, 6, and 11 for additional information.

Note 15 OTHER FINANCIAL INFORMATION

Prepaid expenses consisted of the following:

	2021	2020
Software	$157	$75
Prepaid supplies	—	263
Other	287	121
Total prepaid expenses	$444	$459

Debt issuance costs related to the Company’s convertible debentures issued in 2021 as well as convertible debentures expected to be issued in 2022 are included within other prepaid expenses. Upon completion of any offering, debt issuance costs are no longer included in prepaid expenses. See Notes 6 and 18 for more information.

Accrued liabilities consisted of the following:

	2021	2020
Accrued wages and benefits	$329	$199
Other accrued expenses	73	49
Total accrued and other liabilities	$402	$248

Note 16 COMMITMENTS AND CONTINGENCIES

Vendor Agreements

The Company entered into an agreement to purchase supplies from an unrelated party in December 2019. The agreement required a purchase of 10,000 units over the 3-year term of the contract. As of December 31, 2021, the Company had $788 remaining on its purchase obligation.

Litigation

The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or liquidity. The Company is not aware of any material legal or regulatory matters threatened or pending against the Company.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 16 COMMITMENTS AND CONTINGENCIES (cont.)

License Agreements

In April 2017, the Company entered into a license agreement with The Regents of University of California (the “Regents”) to develop and commercialize the DNA Methylation Based Predictor of Mortality. The agreement remains in effect through the life of the Regents’ patents related to this license agreement. The Company is required to pay license maintenance fees on each anniversary date of agreement execution. The Company is liable to the Regents for an earned royalty of net sales of licensed products or licensed methods.

In February 2021, the Company entered into another license agreement with the Regents for GrimAge and PhenoAge technology. The agreement remains in effect through the life of the Regents’ patents related to this license agreement. In consideration of the license and rights granted under the license agreement, the Company made a one-time cash payment and will make maintenance payments on each anniversary of the Agreement. The Company will pay the Regents for each assay internally used and a royalty on external net sales. Additionally, the contract includes development milestones and fees related to achieving commercial sales and a comparative longitudinal study of health outcomes.

Note 17 SPONSORED RESEARCH AND LICENSE AGREEMENTS

Harvard University’s Brigham and Women’s Hospital

The Company entered into an agreement and license option with The Brigham and Women’s Hospital, Inc. (the “Hospital”) to conduct epigenetic profiling of associations between epigenetic aging and numerous behavioral, lifestyle, dietary and clinical risk factors, as well as major morbidity and mortality outcomes. Specific aims of this research include: (i) to examine epigenetic association with lifestyle and dietary factors, including smoking history, physical activity, body mass index, alcohol intake, dietary patterns, dietary supplement use, and aspirin used; (ii) to examine epigenetic association with major morbidity including cardiovascular disease, cancer, type 2 diabetes, hypertension, liver disease, renal disease, and respiratory disease, (iii) to conduct an National Death Index Plus search to update and extend mortality follow up on Harvard University’s Physicians’ Health Study (“PHS’), and (iv) utilizing the newly expanded PHS mortality follow-up data, to examine epigenetic association with lifespan, longevity, and mortality. In addition, the epigenetic resources contained in the PHS studies have the potential to contribute and extend to large meta-analyses and validation studies of epigenetic association and understanding of these factors and their impact on human aging acceleration.

The Company has an exclusive right to negotiate with the Hospital for a royalty-bearing license related to patentable commercial purposes derived from the research. The Company is also responsible for reimbursing the Hospital for all patent costs incurred.

The contract has a two-year term with total payments of $926 due to the Hospital with 50% due at commencement, 25% upon transfer of all clinical data, and the remaining 25% due upon receipt of human materials used in the study. The Company recognized $3,311 and $0 in sponsored research expenses related to this agreement during the years ended December 31, 2021 and 2020, respectively within research and development expenses in the consolidated statements of operations. The year ended December 31, 2021 included $926 of expenses according to the terms of the contract with the Hospital.

U.S. Department of Health and Human Services

In June 2020, the Company entered into a cooperative research and development agreement (“CRADA) with the U.S. Department of Health and Human Services (“HHS”) and agencies of U.S. Public Health Services within the HHS, as well as the National Institute on Deafness and other Communication Disorders (“NIDCD”), to enhance understanding of epigenetic gene regulation in Recurrent Respiratory Papillomatosis (“RRP”).

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 17 SPONSORED RESEARCH AND LICENSE AGREEMENTS (cont.)

Under the CRADA agreement, the Company is granted an exclusive option to elect an exclusive or nonexclusive commercialization license, with terms of the license that reflect the nature of the invention, the relative contributions of the respective parties, a plan for the development and marketing, and the costs of subsequent research and development needed to bring the invention to market. The Company is responsible for payment of all fees related to CRADA patents.

As part of the CRADA agreement, the Company agreed to provide funding totaling $200 under the two-year term of the agreement. The Company recognized $54 and $0 in sponsored research expenses related to this agreement during the years ended December 31, 2021 and 2020, respectively. These amounts are recorded within research and development expenses in the consolidated statements of operations. An additional $46 has been recorded within prepaid expenses.

The Children’s Hospital of Philadelphia

In February 2021, the Company entered into a sponsored research agreement with The Children’s Hospital of Philadelphia (“CHOP”) to develop new methods and software implementations for the processing and analysis of Illumina Infinium DNA methylation technology, including the Infinium EPIC+ Human Array and the infinium mouse methylation array. The intent of the research agreement is to create open-source software that will be able to import data from any Infinium DNA methylation array and conduct state-of-the-art processing and quality control of the data in an automated fashion.

In consideration for sponsoring the research, the Company shall have a first and exclusive option to negotiate for a revenue-bearing exclusive license to any patent rights or other intellectual property rights for CHOP intellectual property or CHOP’s interests in any joint intellectual property. Additionally, the Company agrees to reimburse CHOP for fees relating to maintaining the patents.

As part of the CHOP Agreement, the Company will provide funding totaling $311 over a two-year period, commencing February 1, 2021. The Company recognized $126 and $0 in sponsored research expenses during the years ended December 31, 2021 and 2020, respectively. These amounts are recorded within research and development expenses in the consolidated statements of operations.

Note 18 SUBSEQUENT EVENTS

Subsequent events have been evaluated for recognition or disclosure through the date the consolidated financial statements were issued.

Definitive Merger Agreement and Related Transactions

On February 24, 2022, the Company executed a definitive merger agreement (the “Merger Agreement”) with the SPAC. The terms of the Merger Agreement include the SPAC acquiring 100% of the outstanding equity and equity equivalents of the Company in exchange for $300,000 of consideration. The transaction consideration would be paid by the SPAC through the issuance of shares of common stock of the SPAC to the holders of the Company’s outstanding equity and equity equivalents. Cash on the balance sheet of the combined company at closing would include up to approximately $201,000 of cash currently held in trust by the SPAC (subject to redemption by the public stockholders of the SPAC). As part of the consideration, a new earnout incentive plan is to be adopted and approved, pursuant to which the SPAC will issue at closing ten million shares of the SPAC’s Class A Common Stock to certain members of the SPAC and the Company, which will be subject to transfer restrictions and forfeiture by the applicable participants should certain milestones not be met within the period of time after the closing established in the earnout incentive plan.

FOXO TECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 18 SUBSEQUENT EVENTS (cont.)

In connection with the execution of the Merger Agreement, the SPAC and Company entered into a Common Stock Purchase Agreement with CF Principal Investments LLC (“Cantor”). The Company was also a party to this Common Stock Purchase Agreement. Under this agreement, the combined company has the right, after the effective date of the Company’s merger with the SPAC from time to time, to sell to Cantor up to $40,000 in shares of Class A Common Stock of the combined company for a period of 36 months following the date when the Securities and Exchange Commission has declared effective a registration statement covering the resale of such shares of Class A Common Stock or until the date on which the facility has been fully utilized, if earlier. Cantor will also be provided a commitment fee of $1,600 worth of common stock on the closing date of the facility, which shall be payable following the effective date of the Company’s merger with the SPAC.

2021 Convertible Debentures — Amendment Agreement

In the first quarter of 2022, the Company entered into an amendment with the 2021 Bridge Investors (the “2021 Bridge Amendment”). The 2021 Bridge Amendment was executed to provide the Company additional time to finalize the business combination discussed above with the SPAC. The 2021 Bridge Amendment amended the terms of the 2021 Convertible Debentures and certain other related agreements to, among other things: (i) permit the Company to undertake another offering of convertible debentures, (ii) allow the Company to further extend the maturity dates of the 2021 Convertible Debentures by 5 months under certain circumstances and (iii) implement additional amounts owed on the outstanding balance of the 2021 Convertible Debentures under certain circumstances, the first of which related to the signing of the Merger Agreement and resulted in an increase of the outstanding balance by approximately 135%, which may be followed by an additional increase to approximately 145% of the outstanding balance if the 2021 Convertible Debentures remain outstanding at the end of the initial maturity date extension period.

2022 Convertible Debentures

In the first quarter of 2022, the Company entered into separate Securities Purchase Agreements with accredited investors (the “2022 Bridge Investors”), pursuant to which the Company issued its 10% Original Issue Discount Convertible Debentures for $24,750 in aggregate principal (the “2022 Convertible Debentures”). The 2022 Convertible Debentures bear interest at a rate of 12% per annum, of which 12 months is guaranteed and subject to voluntary or mandatory conversion. The 2022 Convertible Debentures allow for both: (i) voluntary conversion of aggregate principal and accrued and unpaid interest to shares of the Company’s common stock at the option of the holder at any time after two hundred seventy days following the original issue date, at a conversion price equal to $5.00 per share, except that if there has been no mandatory conversion within three hundred sixty days following the original issue date, the conversion price following such three hundred sixty-day period would be equal to $4.00 per share and (ii) mandatory conversion of aggregate principal and accrued and unpaid interest upon consummation of an offering of common stock, including a special purpose acquisition company transaction, for an aggregate price of at least $5,000, at a conversion price equal to 75% of the offering price per share. The aggregate cash subscription amount received by the Company from the investors for the issuance of the convertible debentures was $22,500 after a $2,250 original issue discount from the face value of the 2022 Convertible Debentures. The Company has the right to extend the maturity date for an additional three-month period past the original maturity date incurring an extension amount rate of 130% of the outstanding balance. The Company also has the option to prepay the debenture at an amount equal to 120% of the sum of the outstanding principal and accrued and unpaid interest if done within 365 days of the original issue date and 130% if during the extension period. For participation in the 2022 Convertible Debentures, the lead institutional accredited investor is to be issued either (i) if in connection with closing of the Company’s merger with the SPAC, such number of shares of the Company’s Class A common stock, to be issued to such investor immediately prior to such closing, that will be exchangeable for 350,000 shares of the combined company’s common stock, or (ii) if such investor’s 2022 Convertible Debenture is required to be earlier repaid in full or in connection with the consummation of a Qualified Offering (as defined in the 2022 Convertible Debentures) by the Company other than a transaction with a special purpose acquisition company, 350,000 shares of the Company’s Class A common stock, in each case, subject to adjustment for any prepayments.

Equity-Based Incentive Award Grants

In January and February of 2022, the Company granted 351,586 stock option awards under the Plan to employees, nonemployee directors, the Company’s newly formed Scientific Advisory Board, and consultants in accordance with employment contracts for services rendered or as bonus compensation related to the biannual review cycle completed for the six-month period ended December 31, 2021. The majority of these stock option awards will vest monthly over a three-year period, have a 5-year term, and an exercise price of $9.15.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$15,070.08
Legal fees and expenses	$50,000
Accounting fees and expenses	$15,000
Miscellaneous	$5,000
Total	$85,070.08

Item 14. Indemnification of Directors and Officers.

Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Company’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Delwinds’ bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, we have entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act.

Private Placement

On December 15, 2020, simultaneously with the consummation of the IPO, the Company completed the private placement of an aggregate of 632,500 private placement units to the Sponsor, at a purchase price of $10.00 per private placement unit, generating gross proceeds to us of $6,325,000. Each private placement units consisted of one Class A Common Stock and one-half of one redeemable warrant (also referred to herein as the Private Warrants). Each whole Private Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share.

2022 Bridge Debentures

During the first and second quarters of 2022, the Company entered into separate Securities Purchase Agreements with the “2022 Bridge Investors. The 2022 Bridge Debentures were issued in three tranches, with $16,500 in aggregate principal issued on March 1, 2022, $8,250 in aggregate principal issued on March 3, 2022 and the remaining $6,050 in aggregate principal issued on April 27, 2022.

For its purchase of 2022 Bridge Debentures, the lead institutional accredited investor was issued 350,000 shares of the Company’s Class A Common Stock.

Committed Equity Facility

On September 16, 2022, we issued 190,476 shares of Class A Common Stock of the Company to Cantor pursuant to the ELOC Agreement. This agreement was subsequently terminated on November 8, 2022.

Termination Agreement

On October 10, 2022, 300,000 shares of Class A Common Stock of the Company was issued to J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division In connection with the transactions contemplated by that certain Amendment and Termination Agreement, dated as of September 15, 2022.

Item 16. Exhibits and financial statement schedules.

Exhibit No.	Description	Included	Form	Referenced Exhibit	Filing Date

2.1+	Agreement and Plan of Merger, dated as of February 24, 2022, by and among Delwinds Insurance Acquisition Corp., FOXO Technologies Inc., DWIN Merger Sub Inc., and DIAC Sponsor LLC, in its capacity as Purchaser Representative thereunder.	By Reference	8-K	2.1	March 2, 2022

2.2	Amendment to Agreement and Plan of Merger, dated as of April 26, 2022, by and among Delwinds Insurance Acquisition Corp., FOXO Technologies Inc. and DIAC Sponsor LLC, in its capacity as Purchaser Representative.	By Reference	8-K	2.1	April 27, 2022

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of July 6, 2022, by and among Delwinds Insurance Acquisition Corp., FOXO Technologies Inc. and DIAC Sponsor LLC, in its capacity as Purchaser Representative.	By Reference	8-K	2.1	July 6, 2022

2.4	Amendment No. 3 to Agreement and Plan of Merger, dated as of August 12, 2022, by and among Delwinds Insurance Acquisition Corp., FOXO Technologies Inc. and DIAC Sponsor LLC, in its capacity as Purchaser Representative.	By Reference	8-K	2.1	August 12, 2022

2.5	Merger Agreement, dated January 10, 2023, by and between (i) FOXO Technologies Inc., (ii) FOXO Life Insurance Company (fka Memorial Insurance Company of America), (iii) FOXO Life, LLC and (iv) Security National Life Insurance Company.	By Reference	8-K	2.1	January 12, 2023

3.1	Certificate of Incorporation of FOXO Technologies Inc.	By Reference	8-K	3.1	September 21, 2022

3.2	Bylaws of FOXO Technologies Inc.	By Reference	8-K	3.2	September 21, 2022

4.1	Warrant Agreement, dated December 10, 2020, between Delwinds and Continental Stock Transfer & Trust Company, as Warrant Agent.	By Reference	8-K	4.1	December 16, 2020

4.2	Form of Assumed Warrant.	By Reference	8-K	4.2	September 21, 2022

4.3	Form of 15% Senior Promissory Note.	By Reference	8-K	4.3	September 21, 2022

5.1	Opinion of Mitchell Silberberg & Knupp LLP	By Reference	S-1	5.1	January 30, 2023

10.1	Investment Management Trust Agreement, dated December 10, 2020, by and between the Delwinds and Continental Stock Transfer & Trust Company, as trustee.	By Reference	8-K	10.2	December 16, 2020

10.2	Registration Rights Agreement, dated December 10, 2020, by and among Delwinds and certain security holders.	By Reference	8-K	10.3	December 16, 2020

10.3	Securities Subscription Agreement, dated May 28, 2020, by and between Delwinds and DIAC Sponsor LLC.	By Reference	S-1	10.5	September 11, 2020

10.4	Form of Backstop Subscription Agreements, dated February 24, 2022, by and between Delwinds and the Subscription investors thereto.	By Reference	8-K	10.6	March 2, 2022

10.5	FOXO Technologies Inc. 2022 Equity Incentive Plan.	By Reference	8-K	10.5	September 21, 2022

10.6	2022 Management Contingent Share Plan (including Notice of Grant)	By Reference	S-4/A	10.9	August 26, 2022

10.7	FOXO Technologies Inc. 2020 Equity Incentive Plan.	By Reference	8-K	10.7	September 21, 2022

10.8	Form of FOXO Technologies Inc. 2020 Equity Incentive Plan Award Agreements.	By Reference	8-K	10.8	September 21, 2022

10.9	Common Stock Purchase Agreement, dated as of February 24, 2022, by and between Delwinds and Cantor.	By Reference	8-K	10.4	March 2, 2022

10.10	Registration Rights Agreement, dated as of February 24, 2022, by and between Delwinds and Cantor.	By Reference	8-K	10.5	March 2, 2022

10.11	Form of Lock-Up Agreement, dated as of February 24, 2022, by and among Delwinds, the Purchaser Representative and the stockholders of FOXO party thereto.	By Reference	8-K	10.2	March 2, 2022

10.12	Form of Voting Agreement, dated as of February 24, 2022, by and among Delwinds, FOXO and the stockholders of FOXO party thereto.	By Reference	8-K	10.1	March 2, 2022

10.13	Form of Non-Competition Agreement, effective as of February 24, 2022, by and among Delwinds, FOXO and the stockholders of FOXO party thereto.	By Reference	8-K	10.3	March 2, 2022

10.14	Forward Share Purchase Agreement, dated September 13, 2022, by and between (i) Delwinds, (ii) Meteora Special Opportunity Fund I, LP, a Delaware limited partnership (“MSOF”), (iii) Meteora Select Trading Opportunities Master, LP, a Cayman Islands limited partnership (“MSTO”) and (iv) Meteora Capital Partners, LP, a Delaware limited partnership.	By Reference	8-K	10.14	September 21, 2022

10.15+	Form of Revised Backstop Subscription Agreement, dated September 13, 2022.	By Reference	8-K	10.15	September 21, 2022

10.16	Insider Letter Amendment.	By Reference	8-K	10.16	September 21, 2022

10.17*	Form of Indemnification Agreement.	By Reference	8-K	10.17	September 21, 2022

10.18+	Form of Senior Promissory Note Purchase Agreement.	By Reference	8-K	10.18	September 21, 2022

10.19	Placement Agency Agreement.	By Reference	8-K	10.19	September 21, 2022

10.20	Form of Lock-Up Release Agreement.	By Reference	8-K	10.20	September 21, 2022

10.21+	Form of Securities Purchase Agreement, dated as of January 25 2021, by and among FOXO Technologies Inc. (now known as FOXO Technologies Operating Company) and purchaser signatories thereto.	By Reference	10-Q	10.10	November 21, 2022

10.22*	Employment Agreement of Jon Sabes.	By Reference	10-Q	10.11	November 21, 2022

10.23*	Tyler Danielson’s Offer Letter.	By Reference	10-Q	10.12	November 21, 2022

10.24*	Employment Agreement of Robby Potashnick.	By Reference	10-Q	10.13	November 21, 2022

10.25*	Amended and Restated Employment Agreement of Brian Chen.	By Reference	S-1	10.25	December 23, 2022

10.26*	Michael Will’s Offer Letter.	By Reference	10-Q	10.15	November 21, 2022

10.27	Merger Agreement dated as of January 20, 2023, by and among Security National Life Insurance Company, FOXO Life, LLC, FOXO Life Insurance Company (fka Memorial Insurance Company of America), and FOXO Technologies, Inc.	By Reference	8-K	2.1	January 12, 2023

10.28	Employment Agreement of Taylor Fay.	Filed Herewith

10.29	Amendment to Employment Agreement of Taylor Fay.	Filed Herewith

14.1	Code of Conduct and Ethics.	By Reference	8-K	14.1	September 21, 2022

16.1	Letter from Grant Thornton LLP to the SEC dated September 21, 2022.	By Reference	8-K	16.1	September 21, 2022

21.1	List of Subsidiaries.	By Reference	8-K	21.1	September 21, 2022

23.1	Consent of KPMG LLP, independent registered public accounting firm of FOXO Technologies Inc. (now known as FOXO Technologies Operating Company).	Filed Herewith

23.2	Consent of UHY LLP, independent registered public accounting firm of FOXO Technologies Inc. (now known as FOXO Technologies Operating Company).	Filed Herewith

23.3	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).	By Reference	S.1	23.3	January 30, 2023

24.1	Power of Attorney (included on the signature page of the initial filing of this registration statement).	By Reference	S-1	24.1	December 23, 2022

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed Herewith

101.SCH	Inline XBRL Taxonomy Extension Schema.	Filed Herewith

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Filed Herewith

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Filed Herewith

101.LAB	Inline XBRL Taxonomy Label Linkbase Document.	Filed Herewith

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed Herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).	Filed Herewith

107	Filing Fee Table.	By Reference	S-1	107	December 23, 2022

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

*	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

1. The undersigned Registrant hereby undertakes:

a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Minneapolis, State of Minnesota, on February 10, 2023.

FOXO TECHNOLOGIES INC.

By:	/s/ Tyler Danielson
	Name:	Tyler Danielson
	Title:	Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Position	Date

/s/ Tyler Danielson	Interim Chief Executive Officer	February 10, 2023
Tyler Danielson	(Principal Executive Officer)

* Robert Potashnick	Chief Financial Officer	February 10, 2023
Robert Potashnick	(Principal Financial and Accounting Officer)

* Andrew J. Poole	Director	February 10, 2023
Andrew J. Poole

* Bret Barnes	Director	February 10, 2023
Bret Barnes

* Murdoc Khaleghi	Director	February 10, 2023
Murdoc Khaleghi

* By:	/s/ Tyler Danielson
Name:	Tyler Danielson
Title:	Attorney-in-fact